Exhibit 99.2


                                           EXHIBIT A TO THE DISCLOSURE STATEMENT


                         UNITED STATES BANKRUPTCY COURT
                             DISTRICT OF NEW JERSEY

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IN RE:                                    )     Chapter 11
                                          )
CONGOLEUM CORPORATION,                    )
CONGOLEUM SALES, INC., and                )     Case No. 03-51524 (KCF)
CONGOLEUM FISCAL, INC.,                   )
                  Debtors.                )     Jointly Administered
                                          )
------------------------------------------

        ELEVENTH MODIFIED JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11
          OF THE BANKRUPTCY CODE OF CONGOLEUM CORPORATION, ET AL., AND
         THE ASBESTOS CLAIMANTS' COMMITTEE, DATED AS OF OCTOBER 23, 2006


THIS PLAN PROVIDES, AMONG OTHER THINGS, FOR THE ISSUANCE OF INJUNCTIONS UNDER SECTIONS 105 AND 524(g) OF THE BANKRUPTCY CODE THAT RESULT IN THE CHANNELING OF ALL ASBESTOS-RELATED LIABILITIES OF CONGOLEUM CORPORATION AND THE PROTECTED PARTIES SET FORTH HEREIN INTO A TRUST AS MORE FULLY DESCRIBED HEREIN.

PILLSBURY WINTHROP SHAW PITTMAN LLP            OKIN, HOLLANDER & DELUCA, LLP
1540 Broadway                                  Parker Plaza
New York, NY 10036-4039                        400 Kelby Street
                                               Fort Lee, New Jersey 07024
Richard L. Epling
Robin L. Spear                                 Paul S. Hollander
Kerry A. Brennan                               James J. DeLuca

Attorneys for Congoleum Corporation, et al.

CAPLIN & DRYSDALE, CHTD.
One Thomas Circle, N.W.
Washington D.C. 20005

Peter Van N. Lockwood
Ronald Reinsel

Attorneys for the Asbestos Claimants' Committee


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                                           EXHIBIT A TO THE DISCLOSURE STATEMENT


                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

                                  INTRODUCTION

                                    ARTICLE I

          DEFINITIONS, RULES OF INTERPRETATION, AND COMPUTATION OF TIME

   1.1  SCOPE OF DEFINITIONS...................................................1
   1.2  DEFINITIONS............................................................1
   1.3  RULES OF INTERPRETATION:  APPLICATION OF DEFINITIONS, RULES OF
        CONSTRUCTION, AND COMPUTATION OF TIME.................................24
   1.4  EXHIBITS AND SCHEDULES................................................24

                ARTICLE II COMPROMISES AND SETTLEMENTS OF CLAIMS

   2.1  PROPOSED SETTLEMENT BETWEEN THE DEBTORS AND QUALIFIED PRE-PETITION
        SETTLEMENT CLAIMANTS..................................................24
   2.2  PROPOSED SETTLEMENT BETWEEN THE DEBTORS AND THE QUALIFIED PARTICIPATING
        CLAIMANTS.............................................................26

                                   ARTICLE III

                     CLASSIFICATION OF CLAIMS AND INTERESTS

   3.1  GENERALLY.............................................................27
   3.2  UNCLASSIFIED CLAIMS...................................................27
   3.3  CLASSES...............................................................27

                                   ARTICLE IV

                           TREATMENT OF ADMINISTRATIVE
                         CLAIMS AND PRIORITY TAX CLAIMS

   4.1  ADMINISTRATIVE CLAIMS.................................................29
   4.2  PRIORITY TAX CLAIMS...................................................29
   4.3  SUBSTANTIAL CONTRIBUTION CLAIMS.......................................29

                                    ARTICLE V

                  TREATMENT OF CLASSIFIED CLAIMS AND INTERESTS

   5.1  CLAIMS AND INTERESTS..................................................29
   5.2  RESERVATION OF RIGHTS REGARDING CLAIMS................................35


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                                           EXHIBIT A TO THE DISCLOSURE STATEMENT


                                   ARTICLE VI

                           IMPLEMENTATION OF THE PLAN

   6.1  THE PLAN TRUST AND THE GHR/KENESIS LITIGATION TRUST...................35
   6.2  INTERCOMPANY SETTLEMENT...............................................41
   6.3  CERTIFICATE OF INCORPORATION AND BYLAWS...............................41
   6.4  MANAGEMENT OF THE REORGANIZED DEBTORS.................................41
   6.5  AMENDED CREDIT AGREEMENT..............................................41
   6.6  TRANSFER TAXES........................................................42
   6.7  SECTION 346 INJUNCTION................................................42
   6.8  EFFECTUATING DOCUMENTS AND FURTHER TRANSACTIONS.......................42
   6.9  CORPORATE ACTION......................................................42
   6.10 TRANSFER LIMITATIONS UNDER SECTION 382(1)(5) OF THE IRC...............42
   6.11 ESCROWED $5 MILLION...................................................43
   6.12 CERTAIN MERGERS.......................................................43

                                   ARTICLE VII

            PROVISIONS GOVERNING DISTRIBUTIONS WITH RESPECT TO CLAIMS
                      OTHER THAN PLAN TRUST ASBESTOS CLAIMS

   7.1  PLAN DISTRIBUTIONS....................................................43
   7.2  DELIVERY OF DISTRIBUTIONS.............................................43
   7.3  WITHHOLDING OF TAXES..................................................44
   7.4  UNCLAIMED PROPERTY....................................................44

                                  ARTICLE VIII

                          RESOLUTION OF DISPUTED CLAIMS

   8.1  DISALLOWANCE OF IMPROPERLY FILED CLAIMS...............................44
   8.2  PROSECUTION OF OBJECTIONS TO CLAIMS...................................44
   8.3  NO DISTRIBUTIONS PENDING ALLOWANCE....................................45
   8.4  DISTRIBUTIONS AFTER ALLOWANCE.........................................45

                                   ARTICLE IX

                        TREATMENT OF EXECUTORY CONTRACTS,
                        UNEXPIRED LEASES AND SETTLEMENTS

   9.1  ASSUMPTION OF UNEXPIRED LEASES AND EXECUTORY CONTRACTS................45
   9.2  DAMAGES UPON REJECTION................................................46
   9.3  EXECUTORY AND OTHER SETTLEMENTS.......................................46
   9.4  INSURANCE AGREEMENTS..................................................46
   9.5  COMPENSATION AND BENEFITS PROGRAMS....................................47
   9.6  RETIREE BENEFITS......................................................47
   9.7  INDEMNIFICATION OF DIRECTORS, OFFICER AND EMPLOYEES...................47


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                                           EXHIBIT A TO THE DISCLOSURE STATEMENT


                                    ARTICLE X

                       ACCEPTANCE OR REJECTION OF THE PLAN

   10.1 CLASSES ENTITLED TO VOTE..............................................48
   10.2 ACCEPTANCE BY IMPAIRED CLASSES OF CLAIMS..............................48
   10.3 ACCEPTANCE BY IMPAIRED CLASS OF INTERESTS.............................48
   10.4 ACCEPTANCE PURSUANT TO SECTION 524(G) OF THE BANKRUPTCY CODE..........48
   10.5 PRESUMED ACCEPTANCE OF PLAN...........................................48
   10.6 RESERVATION OF RIGHTS.................................................48

                                   ARTICLE XI

                  CONDITIONS TO CONFIRMATION AND EFFECTIVENESS

   11.1 CONDITIONS TO CONFIRMATION............................................48
   11.2 CONDITIONS TO EFFECTIVENESS...........................................51
   11.3 WAIVER OF CONDITIONS..................................................52

                                   ARTICLE XII

                       INJUNCTIONS, RELEASES AND DISCHARGE

   12.1 DISCHARGE.............................................................53
   12.2 RELEASE OF REPRESENTATIVES OF THE DEBTORS.............................53
   12.3 EXCULPATION...........................................................54
   12.4 RELEASES BY HOLDERS OF CLAIMS.........................................54
   12.5 DISCHARGE INJUNCTION..................................................55
   12.6 ASBESTOS CHANNELING INJUNCTION........................................55
   12.7 RESERVATION OF RIGHTS.................................................56
   12.8 RIGHTS AGAINST NON-DEBTORS UNDER SECURITIES LAWS......................57
   12.9 RIGHTS AGAINST DEBTORS UNDER ENVIRONMENTAL LAWS.......................57
   12.10 DISALLOWED CLAIMS AND DISALLOWED INTERESTS...........................57
   12.11 ANTI-SUIT INJUNCTION.................................................57
   12.12 INSURANCE NEUTRALITY.................................................58

                                  ARTICLE XIII

                      MATTERS INCIDENT TO PLAN CONFIRMATION

   13.1 TERM OF CERTAIN INJUNCTIONS AND AUTOMATIC STAY........................59
   13.2 NO SUCCESSOR LIABILITY................................................59
   13.3 REVESTING.............................................................60
   13.4 VESTING AND ENFORCEMENT OF CAUSES OF ACTION...........................60
   13.5 PLAN TRUST BANKRUPTCY CAUSES OF ACTION................................60
   13.6 BANKRUPTCY CAUSES OF ACTION...........................................61


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                                           EXHIBIT A TO THE DISCLOSURE STATEMENT


                                   ARTICLE XIV

                                  MISCELLANEOUS

   14.1 JURISDICTION..........................................................61
   14.2 GENERAL RETENTION.....................................................61
   14.3 SPECIFIC PURPOSES.....................................................61
   14.4 PAYMENT OF STATUTORY FEES.............................................63
   14.5 THE ASBESTOS CLAIMANTS' COMMITTEE, THE FUTURES REPRESENTATIVE
        AND THE BONDHOLDERS' COMMITTEE........................................63
   14.6 REVOCATION OF PLAN....................................................64
   14.7 MODIFICATION OF PLAN..................................................64
   14.8 MODIFICATION OF PAYMENT TERMS.........................................64
   14.9 ENTIRE AGREEMENT......................................................64
   14.10 HEADINGS.............................................................65
   14.11 PROFESSIONAL FEE CLAIMS..............................................65
   14.12 RECORDABLE ORDER.....................................................65
   14.13 GOVERNING LAW........................................................65
   14.14 NO ADMISSION.........................................................65
   14.15 CONSENT TO JURISDICTION..............................................65
   14.16 SETOFFS..............................................................65
   14.17 SUCCESSORS AND ASSIGNS...............................................66
   14.18 NON-DEBTOR WAIVER OF RIGHTS..........................................66
   14.19 FURTHER AUTHORIZATIONS...............................................66
   14.20 NOTICES..............................................................66
   14.21 DUTY TO COOPERATE....................................................67


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                                           EXHIBIT A TO THE DISCLOSURE STATEMENT


                                  INTRODUCTION

      Congoleum Corporation, Congoleum Sales, Inc. and Congoleum Fiscal, Inc., the Debtors (as defined herein) in these Reorganization Cases (as defined herein) along with the Asbestos Claimants' Committee (as defined herein) hereby propose this joint plan of reorganization pursuant to the provisions of Chapter 11 of the United States Bankruptcy Code. Reference is made to the Disclosure Statement (as defined herein) distributed contemporaneously herewith for a discussion of the history, businesses, properties, results of operations, projections for future operations of the Debtors and risks associated with the Plan.

      All holders of Claims and Interests (each as defined herein) entitled to vote on the Plan are encouraged to read the Plan and Disclosure Statement in their entirety before voting to accept or reject the Plan. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code, Bankruptcy Rule 3019 (as defined herein), and Section 14.7 of the Plan, the Debtors and the Asbestos Claimants' Committee reserve the right to alter, amend, modify, revoke or withdraw the Plan prior to its substantial consummation.

                                   ARTICLE I

          DEFINITIONS, RULES OF INTERPRETATION, AND COMPUTATION OF TIME

      1.1 Scope of Definitions. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in Article I of the Plan. Any term used in the Plan that is not defined herein, but is defined in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules.

      1.2 Definitions.

      "ABI" means American Biltrite Inc., a Delaware corporation, and any successor or assign thereto whether presently existing or which may arise in the future.

      "ABI Asbestos Claim" means any Asbestos Claim that may be asserted by ABI now or in the future other than an ABI Asbestos Indemnity Claim.

      "ABI Asbestos Indemnity Claim" means any ABI Asbestos Personal Injury Indemnity Claim or ABI Asbestos Property Damage Indemnity Claim.

      "ABI Asbestos Personal Injury Indemnity Claim" means any asbestos personal injury indemnification Claim or Demand that may be asserted by ABI against Congoleum at any time under the Joint Venture Agreement.

      "ABI Asbestos Property Damage Indemnity Claim" means any asbestos related property damage indemnification Claim or Demand that may be asserted by ABI against Congoleum at any time under the Joint Venture Agreement.

      "ABI Claim" means any Claim or Demand at any time that may be asserted by ABI at any time against any Debtor, including without limitation ABI Asbestos Claims.


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                                           EXHIBIT A TO THE DISCLOSURE STATEMENT


      "ABI Contribution" means $250,000 in Cash to be delivered to the Plan Trust by and on behalf of ABI on the Effective Date pursuant to Section 6.2 of the Plan.

      "ABI Entities" means (i) ABI; (ii) ABI's respective present, direct and indirect, parents, subsidiaries and affiliates; (iii) the respective past and future, direct and indirect, parents, subsidiaries and affiliates of the Persons described in (i) and/or (ii) hereinabove only to the extent that such Persons have the power to give the releases set forth in any Asbestos Insurance Settlement Agreement on behalf of the Persons described in this (iii); (iv) the respective past, present and future, direct and indirect, associated corporations and/or entities of the Persons described in (i) through (iii) hereinabove, inclusive, but only in their capacity as such and only to the extent that any of the Persons described in (i) and/or (ii) hereinabove have the power to give the releases set forth in any Asbestos Insurance Settlement Agreement on behalf of the Persons described in this (iv); (v) the direct and indirect predecessors, successors and assigns of each of the foregoing Persons described in (i) through (iv) hereinabove, inclusive, except, in the case of predecessors, only to the extent that any of the Persons described in (i) through (iv) hereinabove, inclusive, have the power to give the releases set forth in any Asbestos Insurance Settlement Agreement on behalf of such predecessors; and (vi) the respective officers, directors, employees, shareholders, agents, principals, attorneys and representatives of the Persons described in (i) through (v) hereinabove, inclusive, but only when acting in their capacity as such and only to the extent any of the Persons described in
(i) through (v) hereinabove, inclusive, have the power to give the releases set forth in any Asbestos Insurance Settlement Agreement on behalf of the Persons described in this (vi). Any Person who meets the definition set forth hereinabove shall be individually referred to as an "ABI Entity." As used in this definition of "ABI Entities" only, the definition of "Persons" includes "Governmental Units."

      "ABI Parties" means any current or former officers, directors and employees of ABI, in their capacity as such.

      "Additional Bondholder Recovery" means the $5 million in Cash in the aggregate paid to the holders of the Senior Note Claims (as a Class) on the terms and subject to the conditions contained in the Plan, including without limitation Section 6.11.

      "Additional Indemnitees" has the meaning set forth in Section 2.1(c)(xiv) of the Plan Trust Agreement.

      "Administrative Claim" means any Claim for the payment of an Administrative Expense. The term "Administrative Claim" shall not include Asbestos Claims.

      "Administrative Expense" means (a) any cost or expense of administration of the Reorganization Cases under section 503(b) of the Bankruptcy Code including, but not limited to (1) any actual and necessary post-petition cost or expense of preserving the Estates or operating the Debtors' assets and businesses, (2) any payment to be made under the Plan to cure a default on an assumed executory contract or unexpired lease, (3) any post-petition cost, indebtedness or contractual obligation duly and validly incurred or assumed by the Debtors in the ordinary course of business, (4) the outstanding fees and expenses of the Indenture Trustee incurred in accordance with Section 6.6 of the Indenture relating to the Senior Notes, including the reasonable fees and expenses of counsel to the Indenture Trustee, and (5) compensation or reimbursement of expenses of professionals to the extent allowed by the Bankruptcy Court under section 327, 328, 330(a), 331, 503(b) or 1103 of the Bankruptcy Code, including, without limitation, the Futures Representative and its Representatives and (b) any fee or charge assessed against the Estates under 28 U.S.C. ss. 1930.


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                                           EXHIBIT A TO THE DISCLOSURE STATEMENT


      "Affiliate" shall have the meaning ascribed to such term in section 101(2) of the Bankruptcy Code.

      "AIG Contingencies and Conditions" means the conditions precedent and/or contingencies to consummation of that certain Asbestos Insurance Settlement Agreement with certain AIG companies approved by the Bankruptcy Court by order dated July 18, 2005 and any non-material amendments or modifications thereto or any other settlement with such AIG companies that is materially similar to such Asbestos Insurance Settlement Agreement.

      "Allocation Proceeding" has the meaning set forth in Section 5.1(f) of the Plan.

      "Allowed" means:

            (a) With respect to the Claims Handling Fee, the amount certified by the Collateral Trustee pursuant to Section 6.1(k);

            (b) With respect to an Administrative Claim:

                  (i) such amount that represents a Claim of a professional person employed under sections 327, 328, 524(g)(4)(B)(i) or 1103 of the Bankruptcy Code who is required to apply to the Bankruptcy Court for the allowance of compensation and reimbursement of expenses pursuant to section 330 of the Bankruptcy Code, to the extent such Claim is allowed by a Final Order of the Bankruptcy Court under sections 330 or 331 of the Bankruptcy Code;

                  (ii) such amount that represents the reasonable fees and expenses of the Indenture Trustee and its counsel that were otherwise incurred in accordance with the terms of the Indenture and are outstanding on the Effective Date, without application to the Bankruptcy Court; provided, however, that if there is a dispute regarding the reasonableness of such fees and expenses or whether such fees and expenses were incurred in accordance with the Indenture, the Bankruptcy Court shall resolve such dispute; and

                  (iii) other than with respect to a Claim described in clauses
(b)(i) and (b)(ii) of this definition, such amount that represents an actual or necessary expense of preserving the Estates or operating the business of any of the Debtors, any such Claim to the extent that it constitutes an Allowed Administrative Claim, or if such Claim is a Disputed Claim, any such Claim to the extent it is allowed in whole or in part by a Final Order of the Bankruptcy Court and only to the extent that such allowed portion is deemed, pursuant to a Final Order of the Bankruptcy Court, to constitute a cost or expense of administration under section 503 or 1114 of the Bankruptcy Code;

            (c) With respect to an Asbestos Property Damage Claim that is filed prior to the expiration of the Asbestos Property Damage Claim Bar Date, such amount as is liquidated and allowed by the Bankruptcy Court; and


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                                           EXHIBIT A TO THE DISCLOSURE STATEMENT


            (d) With respect to any Claim other than a Plan Trust Asbestos Claim, an Asbestos Property Damage Claim or an Administrative Claim, such Claim or any portion thereof (i) that has been allowed in whole or in part by a Final Order of the Bankruptcy Court; (ii) that has been expressly allowed in the Plan;
(iii) as to which, on or before the Effective Date, (A) no Proof of Claim has been filed with the Bankruptcy Court and (B) the Claim is listed in the Schedules (as they may be amended) and not listed as disputed, contingent, or unliquidated; or (iv) for which a Proof of Claim in a liquidated amount has been timely filed with the Bankruptcy Court pursuant to the Bankruptcy Code, any Final Order of the Bankruptcy Court, or other applicable bankruptcy law, and as to which either (A) no objection to its allowance has been filed within the periods of limitation fixed by the Plan, the Bankruptcy Code, or any order of the Bankruptcy Court, or (B) any objection to its allowance has been settled or withdrawn, or has been denied by a Final Order.

      "Allowed Amount" means the sum at which a Claim is Allowed.

      "Amended Credit Agreement" means the amended credit agreement which may be entered into on the Effective Date by Reorganized Congoleum, as borrower, and Wachovia, as lender, which shall provide for a revolving credit loan on terms and conditions mutually satisfactory and acceptable to Reorganized Congoleum and Wachovia; provided, however, that such Amended Credit Agreement shall be on terms similar to the Existing Credit Agreement (except that the Amended Credit Agreement may be modified to provide for a lien on or security interest in real estate and any other collateral securing the New Senior Notes).

      "Anti-Suit Injunction" means the injunction described in Section 12.11 of the Plan.

      "Asbestos Channeling Injunction" means the injunction described in Section
12.6 of the Plan.

      "Asbestos Claimant" means the holder of an Asbestos Personal Injury Claim.

      "Asbestos Claimants' Committee" means the official committee of the representatives of holders of present unsecured Asbestos Personal Injury Claims, solely in its capacity as such, which committee as of the date hereof consists of the following representatives of the holders of present unsecured Asbestos Personal Injury Claims: Perry Weitz, Esquire, Joseph Rice, Esquire, Steven Kazan, Esquire, Russell Budd, Esquire and Robert Taylor, II, Esquire.

      "Asbestos Claims" means, collectively, Plan Trust Asbestos Claims and ABI Asbestos Claims.

      "Asbestos Expenses" means all costs, taxes and expenses of or imposed on the Plan Trust Assets, the Collateral Trust or the Plan Trust attributable or allocable to Plan Trust Asbestos Claims, including, but not limited to: trustee compensation; employee compensation; compensation to and indemnification of the Futures Representative and the TAC and their respective Representatives; insurance premiums; legal, accounting and other professional fees and expenses; overhead; and disbursements, but excluding payments to holders of Plan Trust Asbestos Claims on account of such Plan Trust Asbestos Claims; provided, however, that Asbestos Expenses shall not include any costs or expenses incurred or indemnification for relief granted in connection with the Avoidance Actions.


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                                           EXHIBIT A TO THE DISCLOSURE STATEMENT


      "Asbestos In-Place Insurance Coverage" means any insurance coverage, not reduced to Cash settlement proceeds, available for the payment or reimbursement of liability, indemnity or defense costs arising from or related to Asbestos Claims or Demands or Plan Trust Expenses under any Asbestos Insurance Policy or any Asbestos Insurance Settlement Agreement.

      "Asbestos Insurance Action" means any claim, cause of action, or right of any Debtor against any Asbestos Insurance Company, including without limitation, the Coverage Litigation, arising from or related to: (a) any such Asbestos Insurance Company's failure to provide or pay under Asbestos In-Place Insurance Coverage, (b) the refusal of any Asbestos Insurance Company to compromise and settle any Asbestos Claim under or pursuant to any Asbestos Insurance Policy, or
(c) the interpretation or enforcement of the terms of any Asbestos Insurance Policy with respect to any Asbestos Claim.

      "Asbestos Insurance Action Recoveries" means (a) Cash derived from and paid pursuant to Asbestos Insurance Settlement Agreements, (b) the right to receive proceeds of Asbestos In-Place Insurance Coverage, and (c) the right to receive the proceeds or benefits of any Asbestos Insurance Action.

      "Asbestos Insurance Assignment" means the transfer, grant and assignment of the Asbestos Insurance Rights to the Plan Trust described in Article VI of the Plan, which will be effectuated pursuant to the Insurance Assignment Agreement.

      "Asbestos Insurance Company" means any insurance company, insurance broker, guaranty association, liquidator, rehabilitator or any other Entity with demonstrated or potential liability to any of the Debtors, the Reorganized Debtors, the Collateral Trust or the Plan Trust under or related to an Asbestos Insurance Policy.

      "Asbestos Insurance Policy" means any insurance policy issued to or for the benefit of any of the Debtors (except for any insurance policy issued to ABI, American Biltrite International Inc., or any of their predecessors) in effect at any time on or before the Effective Date that may afford any of the Debtors indemnity or insurance coverage, upon which any claim has been or may be made with respect to any Asbestos Claim.

      "Asbestos Insurance Rights" means any and all rights, titles, privileges, interests, claims, demands or entitlements to any proceeds, payments, initial or supplemental dividends, scheme payments, supplemental scheme payments, causes of action and choses in action related to Asbestos In-Place Insurance Coverage, whether now existing or hereafter arising, accrued or unaccrued, liquidated or unliquidated, matured or unmatured, disputed or undisputed, fixed or contingent, including but not limited to:

                  (i) any and all rights to pursue or receive payments with respect to Asbestos Claims under any Asbestos In-Place Insurance Coverage, whether for liability, defense or otherwise;

                  (ii) any and all rights to pursue or receive payments related to any Asbestos In-Place Insurance Coverage that was entered into by any domestic or foreign insolvent insurance company, whether in receivership, liquidation, rehabilitation, run-off, scheme of arrangement or any other form of proceeding;


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                                           EXHIBIT A TO THE DISCLOSURE STATEMENT


                  (iii) any and all rights to pursue or receive payments related to any Asbestos In-Place Insurance Coverage from any state insurance guaranty association in connection with any state insurance guaranty association statute; provided, however, that Asbestos Insurance Rights shall not include any rights or obligations under any insurance policy or settlement agreement to which the Debtors are a party insofar as such insurance policy or settlement agreement relates to Workers' Compensation Claims; and

                  (iv) any and all rights to pursue any Causes of Action against, or to receive payments related to any Asbestos In-Place Insurance Coverage from, any Asbestos Insurance Company.

      "Asbestos Insurance Settlement Agreement" means any settlement agreement between or among any of the Debtors and a Settling Asbestos Insurance Company relating to any Asbestos Claim or Asbestos Insurance Action.

      "Asbestos Insurer Coverage Defenses" means all defenses at law or in equity that an Asbestos Insurance Company may have under any Asbestos Insurance Policy or applicable law to provide Asbestos In-Place Insurance Coverage to or for Asbestos Personal Injury Claims or Plan Trust Expenses that have been channeled to or assumed by or incurred by the Plan Trust pursuant to the Plan; provided, however, that in the event that it is finally determined in the Bankruptcy Court that the Bankruptcy Code authorizes the Asbestos Insurance Assignment by preempting any terms of any Asbestos Insurance Policy or provisions of applicable non-bankruptcy law that otherwise might prohibit the Asbestos Insurance Assignment, "Asbestos Insurer Coverage Defenses" shall not include any defense that the Asbestos Insurance Assignment is prohibited by any Asbestos Insurance Policy or applicable non-bankruptcy law.

      "Asbestos Personal Injury Claim" means (a) any Congoleum Derivative Action; (b) any claim, demand or lawsuit (including, but not limited to, any Claim or Demand), whenever and wherever arising or asserted against any of the Debtors or their respective present or former officers, directors or employees in their capacities as such and (c) any debt, obligation or liability (whether or not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, bonded, secured or unsecured), whenever and wherever arising or asserted, of the Debtors or their respective present or former officers, directors or employees in their capacities as such (including, but not limited to, all thereof in the nature of or sounding in tort, contract, warranty, or any other theory of law, equity or admiralty); in either case (b) or (c) for, based on or arising by reason of, directly or indirectly, physical, emotional, bodily or other personal injury, sickness, disease, death or damages based on the foregoing (including, but not limited to, any claim or demand for compensatory damages, loss of consortium, proximate, consequential, general, special or punitive damages, reimbursement, indemnity, warranty, contribution or subrogation) whether or not diagnosable or manifested before the Confirmation of the Plan or the close of the Reorganization Cases, (x) caused or allegedly caused, in whole or part, directly or indirectly: (i) by exposure to asbestos or asbestos-containing products manufactured, supplied, distributed, handled, fabricated, stored, sold, installed, or removed by any Debtor and/or any of its Affiliates; (ii) by services, actions, or operations provided, completed or taken by any Debtor and/or any of its Affiliates in connection with asbestos or asbestos-containing products or (y) caused or allegedly caused by asbestos for which any Debtor or its predecessors, are otherwise liable under any applicable law including, but not limited to, Indirect Asbestos Claims and Asbestos Expenses, provided that Asbestos Personal Injury Claim shall not include Workers' Compensation Claims, ABI Asbestos Claims or Asbestos Property Damage Claims.


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                                           EXHIBIT A TO THE DISCLOSURE STATEMENT


      "Asbestos Personal Injury Claim Sub-Account" means that portion of the Plan Trust Assets to be made available for payment of Plan Trust Asbestos Claims (and related Plan Trust Expenses) other than Allowed Asbestos Property Damage Claims.

      "Asbestos Property Damage Claim" means any Claim or remedy or liability for damage to property (whether or not such Claim, remedy or liability is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not the facts of or legal bases therefor are known or unknown, under any theory of law, equity, admiralty or otherwise), for which the Debtors are alleged to be or may be responsible by judgment, order or settlement and that
(1) arises from or relates to any building or other real property in which asbestos was or is, or asbestos-containing products were or are, alleged to have been installed prior to the Petition Date; and (2) seeks monetary or other relief for injury to, destruction, loss of use, diminution in value, and/or asbestos-related repair or maintenance of such property or for the cost of inspection, encapsulation, decontamination, containment, removal, or other abatement of the asbestos or asbestos-containing products installed or allegedly installed in such property. Asbestos Property Damage Claim also includes any such Claims, remedies or liabilities as described immediately above that seek
(a) compensatory damages (such as proximate, consequential, general and special damages) and punitive damages; and/or (b) reimbursement, indemnification, subrogation and/or contribution, including, without limitation, any Asbestos Property Damage Contribution Claim. Notwithstanding the foregoing, Asbestos Property Damage Claim does not include any ABI Asbestos Claim or Asbestos Personal Injury Claim.

      "Asbestos Property Damage Claim Bar Date" means May 3, 2004, the date designated by the Bankruptcy Court as the last date for filing Proofs of Claim on account of an Asbestos Property Damage Claim against the Debtors.

      "Asbestos Property Damage Claim Sub-Account" means that portion of the Plan Trust Assets, consisting solely of the Asbestos Property Damage Insurance Rights, to be made available for payment of Allowed Asbestos Property Damage Claims.

      "Asbestos Property Damage Claimant" means the holder of an Asbestos Property Damage Claim.

      "Asbestos Property Damage Contribution Claim" means any Claim or remedy or liability for damage to property asserted against the Debtors (whether or not such Claim, remedy or liability is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not the facts of or legal bases therefor are known or unknown, under any theory of law, equity, admiralty or otherwise) that is: (1) held by any Entity or assignee or transferee thereof (other than a director or officer entitled to indemnification pursuant to Section 9.7 of the Plan) which has been, is, or may be a defendant in an action alleging damage to property that (i) arises from or relates to any building or other real property in which asbestos was or is, or asbestos-containing products were or are, alleged to have been installed prior to the Petition Date, and (ii) seeks monetary or other relief for injury to, destruction, loss of use, diminution in value, and/or asbestos-related repair or maintenance of such property or for the cost of inspection, encapsulation, decontamination, containment, removal, or other abatement of the asbestos or asbestos-containing products installed or allegedly installed in such property; and (2) on account of alleged liability by the Debtors for reimbursement, indemnification, subrogation, or contribution of any portion of any damages such Entity (or assignee or transferee thereof) has paid or may pay to the plaintiff in such action. Notwithstanding anything herein to the contrary, Asbestos Property Damage Contribution Claim does not include any ABI Asbestos Claims.

                                           EXHIBIT A TO THE DISCLOSURE STATEMENT


      "Asbestos Property Damage Insurance Rights" means all rights arising under all insurance policies, issued to or for the benefit of any of the Debtors (except for any insurance policy issued to ABI, American Biltrite International Inc., or any of their predecessors) that may afford any of the Debtors indemnity or insurance coverage solely for Asbestos Property Damage Claims, which policies are set forth on Exhibit "A." The foregoing includes, but is not limited to, rights under insurance policies, rights under settlement agreements made with respect to such insurance policies, rights against the estates of insolvent insurers that issued such policies or entered into such settlements, and rights against state insurance guaranty associations arising out of any such insurance policies issued by insolvent insurers.

      "Asbestos Settlement Documents" means the Security Agreement, Collateral Trust Agreement and Claimant Agreement, collectively.

      "Avoidance Actions" means, collectively, the Omnibus Avoidance Action and the Sealed Avoidance Action.

      "Bankruptcy Causes of Action" means all Causes of Action other than Plan Trust Bankruptcy Causes of Action arising under the Bankruptcy Code, including any avoidance or recovery actions under sections 544, 545, 547, 548, 549, 550, 551 and/or 553 of the Bankruptcy Code, or under any similar state statutes, which seek recovery of or with respect to any payment by, or transfer of any interest in property of, any of the Debtors made in respect of any claim, cause of action or other matter.

      "Bankruptcy Code" means title 11 of the United States Code, 11 U.S.C. ss.ss. 101, et seq., as in effect on the Petition Date, together with all amendments and modifications thereto that were subsequently made applicable to the Reorganization Cases.

      "Bankruptcy Court" means the United States Bankruptcy Court having jurisdiction over the Reorganization Cases or the District Court exercising bankruptcy jurisdiction.

      "Bankruptcy Professional" means any Person (a) employed pursuant to an order of the Bankruptcy Court in accordance with section 327 or 1103 of the Bankruptcy Code and to be compensated for services pursuant to sections 327, 328, 329, 330 and/or 331 of the Bankruptcy Code, or (b) who applies to the Bankruptcy Court for compensation and reimbursement of expenses pursuant to section 503(b) of the Bankruptcy Code.

      "Bankruptcy Rules" means the Federal Rules of Bankruptcy Procedure and the local rules of the Bankruptcy Court, as in effect on the Petition Date, together with all amendments and modifications thereto that were subsequently made applicable to the Reorganization Cases.

                                           EXHIBIT A TO THE DISCLOSURE STATEMENT


      "Bar Dates" means the date(s), if any, designated by the Bankruptcy Court as the last date(s) for filing Proofs of Claim against the Debtors.

      "Bondholders' Committee" means the official committee of the representatives of holders of Senior Notes appointed in these Reorganization Cases on January 27, 2006, solely in its capacity as such.

      "Business Day" means any day other than a Saturday, Sunday or a legal holiday (as such term is defined in Bankruptcy Rule 9006(a)) on which commercial banks are open for business in New York, New York.

      "Cash" means lawful currency of the United States of America and its equivalents.

      "Causes of Action" means, without limitation, any and all rights, remedies, claims, causes of action, liabilities, obligations, suits, debts, sums of money, damages, judgments, and demands whatsoever, whether known or unknown, in law, equity, or otherwise which may be brought by or on behalf of the Debtors and/or the Estates, arising under any provision of the Bankruptcy Code or other applicable law.

      "Claim" means a claim against the Debtors (or any of them), whether or not asserted, as defined in section 101(5) of the Bankruptcy Code, and further shall include, but is not limited to, Asbestos Claims.

      "Claimant Agreement" means that certain Settlement Agreement Between Congoleum and Various Asbestos Claimants, as amended by the first amendment thereto, entered into by Congoleum and certain Asbestos Claimants, through their counsel, prior to the Petition Date, as the same may be further amended from time to time in accordance with its terms. The Claimant Agreement and the first amendment thereto are attached to the Disclosure Statement as Exhibit "E."

      "Claimants' Counsel" or "Claimants' Representative" means Joseph F. Rice, Esquire and Perry Weitz, Esquire, collectively, in their capacity under the Claimant Agreement as the representatives of certain holders of Asbestos Personal Injury Claims.

      "Claims Handling Fee" shall have the meaning ascribed to such term in the Collateral Trust Agreement.

      "Claims Reviewer" shall have the meaning ascribed to such term in the Collateral Trust Agreement.

      "Class" means a category of Claims or Interests, as classified in Article III of the Plan pursuant to section 1122(a)(1) of the Bankruptcy Code.

      "Class 2 Settlement" means the settlement agreement with the Qualified Pre-Petition Settlement Claimants encompassing, inter alia, the compromise and settlement contained in Section 2.1 of the Plan and the treatment afforded to the Qualified Pre-Petition Settlement Claimants in Section 5.1(b) of the Plan.

                                           EXHIBIT A TO THE DISCLOSURE STATEMENT


      "Class 3 and 11 Settlement" means the settlement agreement with the Qualified Participating Claimants encompassing, inter alia, the compromise and settlement contained in Section 2.2 of the Plan and the treatment afforded to the Qualified Participating Claimants in Section 5.1(c) of the Plan.

      "Collateral Trust" means the Collateral Trust established pursuant to the Collateral Trust Agreement, the Security Agreement and the Claimant Agreement.

      "Collateral Trust Agreement" means that certain irrevocable trust agreement entered into by Congoleum and Arthur J. Pergament and Wilmington Trust Company, as amended by the first amendment thereto, and any further modifications or amendments thereto. The Collateral Trust Agreement and the first amendment thereto are attached to the Plan as Exhibit "B."

      "Collateral Trustee" means the Trustee as defined and named in the Collateral Trust Agreement.

      "Confirmation" means the approval of the Plan by the Bankruptcy Court pursuant to section 1129 and other applicable sections of the Bankruptcy Code.

      "Confirmation Date" means the date on which the Confirmation Order is entered on the docket of the Bankruptcy Court.

      "Confirmation Hearing" means the hearing(s) which will be held before the Bankruptcy Court and the District Court, as appropriate, in which the Debtors will seek Confirmation of the Plan.

      "Confirmation Order" means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 and other applicable sections of the Bankruptcy Code.

      "Congoleum" means Congoleum Corporation, a Delaware corporation.

      "Congoleum Derivative Action" means (a) any claim, demand or lawsuit whenever and wherever arising or asserted against any of ABI or the ABI Entities and (b) any debt, obligation or liability (whether or not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, bonded, secured or unsecured), whenever or wherever arising or asserted, against any of ABI or the ABI Entities; in either case (a) or (b) for, based on, derivative of, arising out of, or caused or allegedly caused, in whole or in part, directly or indirectly: (i) by exposure to asbestos or asbestos-containing products manufactured, supplied, distributed, handled, fabricated, stored, sold, installed, or removed by any Debtor; (ii) by services, actions, or operations provided, completed or taken by any Debtor in connection with asbestos or asbestos containing products or (iii) by asbestos for which any Debtor or its predecessors are otherwise liable under any applicable law, in either case (a) or (b) including, but not limited to, any claim, demand or lawsuit for or based on the corporate relationship between the Debtors and ABI, including, but not limited to, allegations of piercing the corporate veil, shareholder liability, interlocking directorships, or any similar allegations or otherwise.

                                           EXHIBIT A TO THE DISCLOSURE STATEMENT


      "Congoleum Interests" means, collectively, all equity interests in Congoleum outstanding immediately prior to the Effective Date including, without limitation, (a) shares of Class A common stock, par value $0.01 per share, and Class B Common Stock, par value $0.01 per share, of Congoleum and (b) any options, warrants, conversion rights, rights of first refusal, or other rights, contractual or otherwise, to acquire or receive any stock or other equity ownership interests in Congoleum.

      "Coverage Costs" means all reasonable costs, including reasonable attorneys' fees, actually incurred by the Debtors and/or their Representatives on their behalf, on or after January 1, 2003, to prosecute the Coverage Litigation and any other Asbestos Insurance Actions and to pursue the Asbestos Insurance Action Recoveries.

      "Coverage Litigation" means (i) that certain civil action pending in the Superior Court of New Jersey, docket number MID-L-8908-01, as such action exists after giving effect to the Order entered therein on October 30, 2003 that dismissed, without prejudice, certain claims including Environmental Claims, as referenced in such Order; and (ii) any other action which seeks to determine the extent of insurance coverage for defense of and liability for Asbestos Claims and related issues.

      "Debtor" means each of Congoleum, Congoleum Sales, Inc. and Congoleum Fiscal, Inc., as debtors-in-possession in the Reorganization Cases, and "Debtors" means all of them collectively, and when the context so requires, as post-Confirmation entities reorganized hereunder.

      "Demand" means a demand for payment against any of the Debtors within the meaning of section 524(g)(5) of the Bankruptcy Code, but excludes any demand in respect of an Asbestos Property Damage Claim or an ABI Asbestos Claim.

      "Direct Action" means any cause of action or right to bring a cause of action possessed by an Asbestos Claimant against an Asbestos Insurance Company on account of such Asbestos Claimant's Plan Trust Asbestos Claim, whether arising by contract or under the laws of any jurisdiction.

      "Disallowed" means a Claim or Interest, as the case may be, that is disallowed by the Plan, a Final Order of the Bankruptcy Court, or that is disallowed pursuant to the TDP.

      "Disbursing Agent" means the Reorganized Debtors or any Person selected by the Reorganized Debtors to hold and distribute the consideration to be distributed to the holders of Allowed Claims (other than Plan Trust Asbestos Claims and Senior Note Claims) under the Plan.

      "Discharge Injunction" means the injunction described in Section 12.5 of the Plan.

      "Disclosure Statement" means the Disclosure Statement with respect to the Plan, including all exhibits, appendices, schedules and annexes attached thereto, as submitted by the Debtors pursuant to section 1125 of the Bankruptcy Code, as such Disclosure Statement may be further amended, supplemented or modified from time to time.

                                           EXHIBIT A TO THE DISCLOSURE STATEMENT


      "Disputed Claim" means any Claim that has not been allowed by a Final Order as to which (a) a Proof of Claim has been filed with the Bankruptcy Court, and (b) an objection has been or may be timely filed or deemed filed under applicable law and any such objection has not been (i) withdrawn, (ii) overruled or denied by a Final Order or (iii) granted by a Final Order. For purposes of the Plan, a Claim that has not been Allowed by a Final Order shall be considered a Disputed Claim, whether or not an objection has been or may be timely filed, if (A) the amount of the Claim specified in the Proof of Claim exceeds the amount of any corresponding Claim listed in the Schedules, (B) the classification of the Claim specified in the Proof of Claim differs from the classification of any corresponding Claim listed in the Schedules, (C) any corresponding Claim has been listed in the Schedules as disputed, contingent or unliquidated, (D) no corresponding Claim has been listed in the Schedules or (E) such Claim is reflected as unliquidated or contingent in the Proof of Claim filed in respect thereof.

      "Distribution Date" means, when used with respect to an Allowed Claim (other than a Plan Trust Asbestos Claim or the Additional Bondholder Recovery), the date which is as soon as reasonably practicable after the latest of: (a) the Effective Date; (b) the first Business Day of the next calendar month following the date on which the Claim becomes an Allowed Claim; or (c) the first Business Day of the next calendar month upon which the Claim matures and becomes due and payable according to its own terms, unless the Claim becomes Allowed within fifteen (15) Business Days before the first Business Day of the next calendar quarter, in which case Distribution Date shall be the first Business Day of the next succeeding calendar quarter.

      "District Court" means the United States District Court for the judicial district having jurisdiction over the matter in question.

      "Effective Date" means the first Business Day after the Confirmation Date immediately following the first day upon which all of the conditions to occurrence of the Effective Date specified in Section 11.2 of the Plan have been satisfied or waived pursuant to Section 11.3 of the Plan.

      "Entity" means any Person, estate, trust, Governmental Unit or the United States Trustee.

      "Environmental Laws" means (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C.ss.ss.9601, et seq., (b) the Resource Conservation and Recovery Act, as amended by the Hazardous and Solid Waste Amendment of 1984, 42 U.S.C.ss.ss.6901, et seq., (c) the Clean Air Act, 42 U.S.C.ss.ss.7401, et seq., (d) the Clean Water Act of 1977, 33 U.S.C.ss.ss.1251, et seq., (e) the Toxic Substances Control Act, 15 U.S.C.ss.ss.2601, et seq., (f) all statutes or laws issued or promulgated by any Governmental Unit, as they may be amended from time to time, relating to environmental contamination or pollution, air pollution, water pollution, noise control and/or the handling, discharge, existence, release, disposal or recovery of on-site or off-site hazardous, toxic or dangerous wastes, substances, chemicals or materials, and
(g) the ordinances, rules, regulations, orders, notices of violation, requests, demands and requirements issued or promulgated by any Governmental Unit in connection with such statutes or laws.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                                           EXHIBIT A TO THE DISCLOSURE STATEMENT


      "Estate(s)" means, individually, the estate of each Debtor in the Reorganization Cases and, collectively, the estates of all Debtors in the Reorganization Cases, created pursuant to section 541 of the Bankruptcy Code.

      "Existing Credit Agreement" means the Loan and Security Agreement between Congoleum, as borrower, and Wachovia, as lender, dated as of December 10, 2001, as amended by Amendment No. 1 to Loan and Security Agreement, dated September 19, 2002, by and between Wachovia and Congoleum, and Amendment No. 2 to Loan and Security Agreement, dated as of February 27, 2003, by and between Wachovia and Congoleum, and as otherwise amended, restated, modified and/or supplemented as of the Petition Date and any related documents.

      "Existing Subsidiary Guaranty" means the Limited Guaranty, dated as of February 27, 2003, executed by Congoleum Fiscal, Inc. and Congoleum Sales, Inc., as amended, restated, modified or supplemented as of the Petition Date.

      "Final Order" means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction, the implementation, operation or effect of which has not been stayed and as to which order (or any revision, modification or amendment thereon) the time to appeal or seek review, rehearing or writ of certiorari has expired and as to which no appeal or petition for review, reconsideration, rehearing or certiorari has been taken and is pending.

      "Financing Order" shall have the meaning ascribed to such term in Section 5.1(d).

      "First Indicated Date" means the 90th Trading Day after the first anniversary of the Effective Date.

      "Forbearance" means agreement, conditioned upon the occurrence of the Effective Date, to refrain from exercising: (i) the right to enforce or exercise any status or right as a secured party, including any rights in the Collateral described in the Security Agreement; (ii) the right to enforce or exercise any assignment or collateral assignment of insurance or insurance proceeds; (iii) the right to any priority of payment arising from or related to (i) or (ii) hereinabove; and (iv) the right to enforce or exercise any right to payment, claim or cause of action granted or arising under the Claimant Agreement, any Pre-Petition Settlement Agreement, the Collateral Trust Agreement, the Security Agreement or any other agreement related thereto or contemplated thereby, including the Class 3 and 11 Settlement.

      "Futures Representative" means the Person appointed by the Bankruptcy Court to represent the rights and interests of the Unknown Asbestos Claimants, who shall be R. Scott Williams, Esquire, or such other individual appointed by the Bankruptcy Court, pursuant to section 524(g) of the Bankruptcy Code.

      "General Unsecured Claim" means an Unsecured Claim other than an Asbestos Claim, ABI Claim, Workers' Compensation Claim or a Senior Note Claim.

      "GHR/Kenesis Actions" means (a) any right, process, proceeding or action to recover funds or property on account of that certain Order of the Bankruptcy Court Granting Cross-Motion for Disgorgement of Fees Paid to Gilbert, Heintz & Randolph LLP, dated March 27, 2006, as Amended by Order, dated March 31, 2006; and (b) any other Causes of Action, including for malpractice, against Gilbert, Heintz & Randolph LLP or The Kenesis Group LLC.

                                           EXHIBIT A TO THE DISCLOSURE STATEMENT


      "GHR/Kenesis Litigation Trust" means the trust to be established pursuant to Section 6.1(o) of the Plan as of the Effective Date pursuant to the GHR/Kenesis Litigation Trust Agreement.

      "GHR/Kenesis Litigation Trust Agreement" means that certain GHR/Kenesis Litigation Trust Agreement, effective as of the Effective Date, substantially in the form annexed hereto as Exhibit "I," as it may be modified from time to time in accordance with the terms thereof.

      "GHR/Kenesis Litigation Trustee" means the Person appointed pursuant to
Section 6.1(o) of the Plan for the purpose of acting as Trustee of the GHR/Kenesis Litigation Trust in accordance with the terms and conditions contained in the Plan, the GHR/Kenesis Litigation Trust Agreement and the Confirmation Order.

      "Governmental Unit" means any domestic, foreign, provincial, federal, state, local or municipal (a) government, or (b) governmental agency, commission, department, bureau, ministry or other governmental entity.

      "Impaired" means when used with reference to a Claim or Interest, a Claim or Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

      "Indenture" means the Indenture by and between Congoleum Corporation, as Issuer, and First Union National Bank, as Trustee, dated as of August 3, 1998, as supplemented and amended from time to time, relating to the Senior Notes.

      "Indenture Trustee" means HSBC Bank USA, N.A., as successor to First Union National Bank, not individually but as indenture trustee under the Indenture, and its successors and assigns.

      "Indirect Asbestos Claim" means (i) any Claim based on a right of contribution, reimbursement, subrogation, or indemnity (as those terms are defined by the non-bankruptcy law of any relevant jurisdiction) arising out of or based on an Asbestos Personal Injury Claim, another Indirect Asbestos Claim or an Unknown Asbestos Claim, (ii) any other derivative or indirect Claim of any kind whatsoever, whether in the nature of or sounding in contract, tort, warranty or any other theory of law, equity or admiralty, by reason of an Asbestos Personal Injury Claim, another Indirect Asbestos Claim or an Unknown Asbestos Claim (including, without limitation, any Claim (A) for attorneys' fees arising or incurred in connection with any Asbestos Personal Injury Claim, another Indirect Direct Asbestos Claim, an Unknown Asbestos Claim or an Asbestos Insurance Action or (B) arising out of or based on the rejection of any executory contract related to or involving asbestos), and (iii) any Claim arising out of Asbestos Insurance Policies or settlement agreements related thereto, in each case other than ABI Asbestos Claims or Asbestos Property Damage Claims.

      "Injunctions" means the Discharge Injunction, the Asbestos Channeling Injunction, the Anti-Suit Injunction and any other injunctions entered by Order of the Bankruptcy Court or the District Court in the Reorganization Cases (including but not limited to any injunction contained in any Final Order approving any Asbestos Insurance Settlement Agreement).

                                           EXHIBIT A TO THE DISCLOSURE STATEMENT


      "Insurance Assignment Agreement" means the insurance assignment agreement referenced in Section 6.1(c) of the Plan and substantially in the form attached as Exhibit "C" to the Plan.

      "Intercompany Agreements" means the: (i) Personal Services Agreement dated as of March 11, 1993, by and between ABI and Congoleum and all amendments thereto; (ii) Business Relations Agreement, dated as of March 11, 1993, by and between ABI and Congoleum and all amendments thereto; (iii) Stockholders Agreement, dated as of March 11, 1993, by and among Hillside Industries Incorporated, ABI, Congoleum Holdings Incorporated and Congoleum and all amendments thereto; and (iv) Tax Sharing Agreement, dated as of November 1, 1996, by and between ABI and Congoleum.

      "Interest" means any equity interest in the Debtors existing immediately prior to the Effective Date, including without limitation, the Congoleum Interests and the Subsidiary Interests.

      "IRC" means the Internal Revenue Code of 1986, as amended.

      "Joint Venture Agreement" means that Joint Venture Agreement, dated as of December 16, 1992, by and among American Biltrite Inc., Resilient Holdings Incorporated, Congoleum, Hillside Industries Incorporated and Hillside Capital Incorporated, as amended by the Closing Agreement, dated as of March 11, 1993, by and among the same parties.

      "Lender Secured Claim" means any Claim of Wachovia arising under or relating to the Existing Credit Agreement, the Existing Subsidiary Guaranty and any related documents.

      "Lien" means, with respect to any asset or property, any properly perfected and unavoidable mortgage, lien, pledge, charge, security interest, encumbrance or other security device of any kind pertaining to or affecting such asset or property.

      "New Class A Common Stock" means the 3,800,000 shares of Congoleum Class A common stock, par value $.01 per share, to be issued by Reorganized Congoleum to the Plan Trust on the Effective Date if the holders of the Senior Note Claims vote to accept the Plan, and any additional shares of Congoleum Class A common stock, par value $0.1 per share, required to be issued in accordance with the anti-dilution provisions set forth on Exhibit "E" to the Plan if the holders of the Senior Note Claims vote to accept the Plan.

      "New Convertible Security" means the convertible promissory note to be issued by Reorganized Congoleum and contributed to the Plan Trust on the Effective Date in satisfaction of section 524(g) of the Bankruptcy Code if the holders of the Senior Note Claims vote to accept the Plan, in the form attached hereto as Exhibit J.

      "New Indenture" means the Indenture by and between Congoleum Corporation, as Issuer, and [Bank], as Trustee, dated as of the Effective Date relating to the New Senior Notes substantially in the form attached as Exhibit "H" to the Plan.

                                           EXHIBIT A TO THE DISCLOSURE STATEMENT


      "New Senior Notes" means the $100 million aggregate principal amount of 10% Senior Notes due August 2011 to be issued to the holders of the Senior Notes by Reorganized Congoleum on the Effective Date and guaranteed by any Restricted Subsidiaries (as that term is defined in the New Indenture) if the holders of the Senior Note Claims (as a Class) vote to accept the Plan. Interest on the New Senior Notes will be payable semi-annually at the rate of 10% per annum. The New Senior Notes will be secured by a lien on or security interest in all of the Reorganized Debtors' assets (subject to the limitations contained in the New Indenture and excluding the GHR/Kenesis Actions and any Causes of Action against any Bankruptcy Professionals), which security interest shall be subordinate in priority only to the security for the Amended Credit Agreement or any other working capital exit facility, provided that such Amended Credit Agreement or other working capital exit facility shall be on terms similar to the Existing Credit Agreement (except that the Amended Credit Agreement or other working capital exit facility may be modified to provide for a lien on or security interest in real estate and any other collateral securing the New Senior Notes). The liens and security interests securing the New Senior Notes shall not be pari passu with any other liens or security interests. The New Senior Notes shall be contractually senior in priority and right of payment to the Plan Trust Note and the New Convertible Security; provided, however, that in the absence of a default under the New Indenture, payments due under the Plan Trust Note and the New Convertible Security will be made in the ordinary course in accordance with their respective contractual terms. The New Senior Notes shall be in the form set forth in the New Indenture.

      "Non-Compensatory Damages" means any and all damages awarded by a court of competent jurisdiction that are penal in nature, including, without limitation, punitive, punitory, exemplary, vindictive, imaginary or presumptive damages.

      "Not Previously Determined Unsecured Asbestos Personal Injury Claim" means any Asbestos Personal Injury Claim other than a Secured Asbestos Claim or Previously Determined Unsecured Asbestos Personal Injury Claim, and includes, but is not limited to, any Unknown Asbestos Claim.

      "Omnibus Avoidance Action" means that certain Adversary Proceeding No. 05-06245 (KCF), which was filed in the Bankruptcy Court on behalf of the Debtors on December 3, 2005, as amended by the filing of a first amended complaint on December 30, 2005 and as it may be further amended.
      "Other Secured Claim" means a Secured Claim arising prior to the Petition Date against any of the Debtors other than a Lender Secured Claim or a Secured Asbestos Claim.

      "Participating Claimant" means a holder of an Asbestos Personal Injury Claim designated as a Participating Asbestos Claimant pursuant to the Claimant Agreement.

      "Pension Plans" means, collectively, that certain Congoleum Corporation Hourly Retirement Plan, that certain Congoleum Corporation Retirement Plan for Salaried Employees and that certain Congoleum Corporation Plant 2 Retirement Plan, in each case as the same may be amended from time to time.

      "Person" means any person, individual, partnership, corporation, limited liability company, joint venture company, association or other entity or being of whatever kind, whether or not operating or existing for profit, including, but not limited to, any "person" as such term is defined in section 101(41) of the Bankruptcy Code, but excluding any Governmental Unit.

                                           EXHIBIT A TO THE DISCLOSURE STATEMENT


      "Petition Date" means December 31, 2003, the date on which the Debtors filed their petitions for relief commencing the Reorganization Cases.

      "Plan" means this Plan of Reorganization under Chapter 11 of the Bankruptcy Code and all exhibits and schedules annexed hereto or referenced herein, and any amendments or modifications thereto made in accordance with the Bankruptcy Code.

      "Plan Documents" means the Plan, the Plan Trust Agreement, the TDP, the New Convertible Security, the Plan Trust Note, the New Senior Notes, the Amended Credit Agreement or any other working capital exit facility, the New Indenture, the Pledge Agreement, the GHR/Kenesis Litigation Trust Agreement and the Insurance Assignment Agreement, and all exhibits and schedules to any of the foregoing.

      "Plan Supplement" means the compilation of documents, including any exhibits to the Plan not included herewith, that the Debtors may file with the Bankruptcy Court on or before the date that is five (5) Business Days prior to the Confirmation Hearing.

      "Plan Trust" means the trust to be established pursuant to the Plan Trust Agreement and Section 6.1(a) of the Plan as of any date between the Confirmation Date and the Effective Date.

      "Plan Trust Agreement" means that certain Congoleum Plan Trust Agreement, effective as of any date between the Confirmation Date and the Effective Date, substantially in the form annexed hereto as Exhibit "D," as it may be modified from time to time in accordance with the terms thereof.

      "Plan Trust Asbestos Claims" means, collectively, Asbestos Personal Injury Claims, Unknown Asbestos Claims and Allowed Asbestos Property Damage Claims.

      "Plan Trust Assets" means the assets to be delivered to the Plan Trust pursuant to the Plan Documents and shall include, without limitation, the following assets and any income, profits, and proceeds derived therefrom: (a) the New Class A Common Stock (including any shares of New Class A Common Stock required to be issued by Reorganized Congoleum in accordance with Exhibit E to the Plan) (if the holders of the Senior Note Claims (as a Class) vote to accept the Plan); (b) the New Convertible Security (if the holders of the Senior Note Claims (as a Class) vote to accept the Plan); (c) the Plan Trust Common Stock (if the holders of the Senior Note Claims (as a Class) do not vote to accept the Plan); (d) the Asbestos Insurance Rights; (e) the proceeds of the Asbestos Insurance Settlement Agreements (subject to Section 6.11 of the Plan and except for those certain proceeds of the Asbestos Insurance Settlement Agreement with Liberty Mutual Insurance Company, which are dedicated pursuant to the Plan to
(i) reimburse the Debtors and/or Reorganized Congoleum for the Coverage Costs and (ii) to fund the $600,000 initial contribution to the GHR/Kenesis Actions Litigation Trust); (f) the proceeds of the Asbestos In-Place Insurance Coverage (subject to Section 6.11 of the Plan); (g) the proceeds of the Asbestos Insurance Actions (subject to Section 6.11 of the Plan); (h) all of the assets held by the Collateral Trust as of the Effective Date; (i) the proceeds of the Asbestos Insurance Action Recoveries (subject to Section 6.11 of the Plan); (j) the ABI Contribution; (k) Plan Trust Bankruptcy Causes of Action including,

                                           EXHIBIT A TO THE DISCLOSURE STATEMENT


without limitation, the Avoidance Actions, to the extent not already adjudicated prior to the Effective Date and to the extent not compromised or settled under the Plan; (l) other Causes of Action, other than Bankruptcy Causes of Action, related to Plan Trust Asbestos Claims and Plan Trust Assets to the extent not compromised or settled under the Plan, including, without limitation, the right to void any Asbestos Claim of a Qualified Pre-Petition Settlement Claimant or of a Qualified Participating Claimant whether because of failure to comply with the requirements of any applicable settlement agreement (including, without limitation, the Claimant Agreement) or because such Claim was not submitted in good faith or otherwise and including the right to pursue such Causes of Action, if any, in the name of any Debtor, if necessary; (m) the Plan Trust Note; (n) the rights granted to the Plan Trust pursuant to the Insurance Assignment Agreement; (o) the Pledge Agreement; and (p) the Asbestos Property Damage Insurance Rights.

      "Plan Trust Bankruptcy Causes of Action" means all Causes of Action arising under the Bankruptcy Code, including any avoidance or recovery actions under sections 544, 545, 547, 548, 549, 550, 551 and 553 of the Bankruptcy Code, or under any similar state statutes, which seek recovery of or with respect to any payment by, or transfer of any interest in property of, any of the Debtors (except for any payments made on account of indemnification or reimbursement rights under the Joint Venture Agreement), which payment or transfer was made in respect of any claim, cause of action or other matter which constitutes or relates to a Plan Trust Asbestos Claim, or which would have constituted or related to a Plan Trust Asbestos Claim had such payment or transfer not been made.

      "Plan Trust Bylaws" means the bylaws as approved by the Plan Trustees, the Trust Advisory Committee and the Futures Representative, effective as of the effective date of the Plan Trust, as may be modified from time to time with the consent and approval of the Plan Trustees, the Trust Advisory Committee and the Futures Representative.

      "Plan Trust Common Stock" means the pro rata share of the common stock of Reorganized Congoleum to be allocated, pursuant to the Confirmation Order, to the Plan Trust in the event that the Senior Note Claims (as a Class) do not vote to accept the Plan.

      "Plan Trust Disputed Claim" means any Asbestos Claim of a Participating Claimant or a Pre-Petition Settlement Claimant who is either (a) a party to either of the Avoidance Actions or (b) may be joined as a party to either of the Avoidance Actions.

      "Plan Trust Documents" means the Plan Trust Agreement, the Plan Trust Bylaws, the TDP and the other agreements, instruments and documents governing the establishment, administration and operation of the Plan Trust, as amended or modified from time to time in accordance with the Plan and such documents.

      "Plan Trust Expenses" means any of the Asbestos Expenses and any other liabilities, costs or expenses of, or imposed upon, assumed by, or in respect of the Trusts (except for payments to holders of Asbestos Claims on account of such Asbestos Claims).

      "Plan Trust Note" means the promissory note due December 31, 2011 in the form attached hereto as Exhibit K, which shall be issued by Reorganized Congoleum to the Plan Trust as of the Effective Date with a principal amount in an amount so as to provide Reorganized Congoleum with $18,000,000 of total

                                           EXHIBIT A TO THE DISCLOSURE STATEMENT


liquidity, as of December 31, 2006, when combined with cash on hand and available drawings under the Amended Credit Agreement or any other working capital exit facility entered into by the Reorganized Debtors, provided that such Amended Credit Agreement or other working capital facility is on terms similar to the Existing Credit Agreement (except that the Amended Credit Agreement or other working capital exit facility may be modified to provide for a lien on or security interest in real estate and any other collateral securing the New Senior Notes). If the Effective Date occurs after December 31, 2006, the total liquidity required by Reorganized Congoleum and thus, the principal amount of the Plan Trust Note, will be as mutually agreed by the Reorganized Debtors, the Asbestos Claimants' Committee, the Futures Representative and the Claimants' Representative, each acting in its sole discretion. The principal amount of Plan Trust Note, which is subject to review and approval by the Asbestos Claimants' Committee and Futures Representative, will not exceed $14,000,000; provided however, that the Asbestos Claimants' Committee and the Futures Representative may agree to increase such principal amount. Except for a lien on or security interest in distributions from the GHR/Kenesis Litigation Trust (after payment of fees and reimbursement of expenses of the GHR/Kenesis Litigation Trust) the Plan Trust Note shall not be secured by any other liens, security interests or collateral and the Plan Trust Note shall be contractually subordinate in priority and right of payment to the New Senior Notes; provided, however, that in the absence of a default under the New Indenture, payments due under the Plan Trust Note shall be made in the ordinary course in accordance with its terms.

      "Plan Trustees" means the Persons appointed pursuant to Article VI of the Plan and the Plan Trust Agreement for the purpose of acting as Trustee(s) of the Plan Trust in accordance with the terms and conditions contained in the Plan, the Plan Trust Agreement and the Confirmation Order.

      "Pledge Agreement" means that certain Pledge Agreement, effective as of the Effective Date, substantially in the form annexed hereto as Exhibit "L," as it may be amended from time to time in accordance with the terms thereof.

      "Postpetition Interest" means interest accruing on and after the Petition Date on a Claim.

      "Pre-Petition Asbestos Claimants' Committee" means the unofficial pre-petition committee of representatives of holders of present Asbestos Personal Injury Claims, solely in its capacity as such, which committee consisted of the following representatives of the holders of present Asbestos Personal Injury Claims: Perry Weitz, Esquire, Joseph Rice, Esquire, Steven Kazan, Esquire, Russell Budd, Esquire, Bryan Blevins, Esquire, John Cooney, Esquire and Matt Bergmann, Esquire.

      "Pre-Petition Settlement Agreement" means a settlement agreement, other than the Claimant Agreement, executed prior to the Petition Date to resolve an Asbestos Personal Injury Claim under which some or all of the consideration due has yet to be paid.

      "Pre-Petition Settlement Claimant" means a holder of an Asbestos Personal Injury Claim who is a party to a Pre-Petition Settlement Agreement.

                                           EXHIBIT A TO THE DISCLOSURE STATEMENT


      "Previously Determined Unsecured Asbestos Personal Injury Claim" means the unsecured portion of the liquidated claim of a Participating Claimant (as described in the Claimant Agreement).

      "Priority Claim" means any Claim (other than an Administrative Claim or a Priority Tax Claim) to the extent such Claim is entitled to a priority in payment under section 507(a) of the Bankruptcy Code.

      "Priority Tax Claim" means any Claim to the extent that such Claim is entitled to a priority in payment under section 507(a)(8) of the Bankruptcy Code.

      "Professional Fee Claim" means a Claim of a professional retained in the Reorganization Cases pursuant to sections 327, 328, 330, 331, 503(b) and 1103 of the Bankruptcy Code, or otherwise, including (i) such Claims of the Futures Representative and its professionals, for compensation or reimbursement of costs and expenses relating to services rendered on and after the Petition Date and prior to and including the Effective Date, and (ii) Claims under section 503(b)(3), (4) or (5) of the Bankruptcy Code.

      "Proof of Claim" means any proof of claim filed with the Bankruptcy Court or its duly appointed claims agent with respect to the Debtors pursuant to Bankruptcy Rule 3001 or 3002.

      "Pro Rata" means with reference to any distribution on account of any Claim or Interest in any Class, the proportion that the amount of such Claim or Interest bears to the aggregate amount of all Claims (including Disputed Claims but excluding Disallowed Claims) or Interests (including disputed Interests, but excluding Disallowed Interests) in such Class.

      "Protected Party" means any of the following parties:

            (a) the Released Parties;

            (b) any Entity that, pursuant to the Plan or after the Confirmation Date, becomes a direct or indirect transferee of, or successor to, the Plan Trust or the Reorganized Debtors;

            (c) ABI, the ABI Parties and Wachovia in its capacity as Lender under the Existing Credit Agreement to the fullest extent permitted by section 524(g)(4) of the Bankruptcy Code;

            (d) the Persons designated on Exhibit "F" (as such Exhibit may be amended on or before the Confirmation Date) as current distributors of the product lines currently manufactured, sold or otherwise produced by Congoleum; or

            (e) each Settling Asbestos Insurance Company.

      "Qualified Claimant" means any Pre-Petition Settlement Claimant or Participating Claimant entitled to receive payment from the Collateral Trust pursuant to the provisions of the Collateral Trust Agreement.

                                           EXHIBIT A TO THE DISCLOSURE STATEMENT


      "Qualified Participating Claimant" means any Participating Claimant who is a Qualified Claimant.

      "Qualified Pre-Petition Settlement Claimant" means any Pre-Petition Settlement Claimant who is a Qualified Claimant.

      "Reinstated" or "Reinstatement" means (a) leaving unaltered the legal, equitable, and contractual rights to which a Claim or Interest entitles the holder of such Claim or Interest so as to leave such Claim or Interest Unimpaired or (b) notwithstanding any contractual provision or applicable law that entitles the holder of such Claim or Interest to demand or receive accelerated payment of such Claim or Interest after the occurrence of a default,
(i) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code; (ii) reinstating the maturity of such Claim or Interest as such maturity existed before such default; and (iii) compensating the holder of such Claim or Interest for any damages incurred as a result of any legal, equitable or contractual rights to which such Claim or Interest entitles the holder of such Claim or Interest.

      "Released Non-Debtor Parties" means (a) the Futures Representative and his Representatives, (b) the Asbestos Claimants' Committee and its Representatives,
(c) the Bondholders' Committee and its Representatives, and (d) the Additional Indemnitees.

      "Released Parties" means each of the Debtors, the Reorganized Debtors, their respective Representatives and the Released Non-Debtor Parties.

      "Reorganization Cases" means the cases filed by the Debtors under Chapter 11 of the Bankruptcy Code.

      "Reorganized Congoleum" means reorganized Congoleum on and after the Effective Date.

      "Reorganized Debtors" means the reorganized Debtors (or any successor thereto) on and after the Effective Date.

      "Representatives" means, with respect to any Entity, the present and former directors, officers, members, employees, trustees, accountants (including independent certified public accountants), advisors, attorneys, consultants, experts or other agents of that Entity, or any other professionals of that Entity, in each case in their capacity as such; provided, however, that in no event shall "Representatives" mean Gilbert Heintz & Randolph LLP or Kenesis Group, LLP.

      "Reset Date" means, with respect to the New Convertible Security, either
(i) the First Indicated Date or (ii) the Second Indicated Date, as selected by the Plan Trust, provided that, if the Plan Trust does not select the First Indicated Date in the time period set forth in the New Convertible Security, then the Reset Date shall be the Second Indicated Date.

      "Schedules" means the schedules, statements and lists filed by the Debtors with the Bankruptcy Court pursuant to Bankruptcy Rule 1007, if such documents are filed, as they have been and may be amended or supplemented from time to time.

                                           EXHIBIT A TO THE DISCLOSURE STATEMENT


      "Sealed Avoidance Action" means that certain Adversary Proceeding No. 05-06461 (KCF), as it may be amended, which was filed under seal in the Bankruptcy Court on behalf of the Debtors on December 29, 2005, against (a) Arthur J. Pergament, in his capacity as Collateral Trustee; (b) Joseph F. Rice and the law firm of Motley Rice LLC; (c) Perry Weitz and the law firm of Weitz & Luxenberg, P.C.; and (d) all holders of Asbestos Personal Injury Claims in Classes 2, 3 and 11 that are Pre-Petition Settlement Claimants or Participating Claimants.

      "Second Indicated Date" means the 90th Trading Day after the second anniversary of the Effective Date.

      "Secured Asbestos Claim" means: (a) an Asbestos Personal Injury Claim held by a Qualified Claimant to the extent that such Asbestos Personal Injury Claim is secured according to the provisions of the Collateral Trust Agreement; and
(b) the Claims Handling Fee.

      "Secured Claim" means any Claim that is (a) secured in whole or part, as of the Petition Date, by a Lien which is valid, perfected and enforceable under applicable law and is not subject to avoidance under the Bankruptcy Code or applicable non-bankruptcy law, or (b) subject to setoff under section 553 of the Bankruptcy Code, but, with respect to both (a) and (b) above, only to the extent of the value, net of any senior lien, of the Estates' interest in the assets or property securing any such Claim or the amount subject to setoff, as the case may be.

      "Security Agreement" means that certain Superseding Security Agreement entered into by Congoleum and the Collateral Trustee, dated June 11, 2003, as the same may be amended from time to time.

      "Senior Note Claim" means any Claim of a holder of Senior Notes based upon the Senior Notes.

      "Senior Notes" means the 8.625% Senior Notes Due 2008 issued by Congoleum and outstanding as of the Petition Date.

      "Settling Asbestos Insurance Company" means any Asbestos Insurance Company that has, before the conclusion of the Confirmation Hearing before the United States Bankruptcy Court for the District of New Jersey, entered into an Asbestos Insurance Settlement Agreement that is sufficiently comprehensive in the determination of the Debtors to warrant treatment under section 524(g) of the Bankruptcy Code, which determination by the Debtors will be indicated by the inclusion of such Asbestos Insurance Company on a schedule of Settling Asbestos Insurance Companies filed by the Debtors with such United States Bankruptcy Court before the conclusion of the Confirmation Hearing before such United States Bankruptcy Court and approved by such United States Bankruptcy Court.

      "Subsidiary Debtors" means, collectively, Congoleum Sales, Inc. and Congoleum Fiscal, Inc.

      "Subsidiary Interests" means, collectively, the issued and outstanding shares of stock of the Subsidiary Debtors as of the Petition Date and any options, warrants or other contractual rights to acquire any shares of stock of the Subsidiary Debtors as of the Petition Date.

                                           EXHIBIT A TO THE DISCLOSURE STATEMENT


      "Substantial Contribution Claim" shall have the meaning ascribed thereto in Section 4.3 of the Plan.

      "TDP" means the trust distribution procedures for the Plan Trust, substantially in the form attached as Exhibit "G" to the Plan, as it may be modified from time to time in accordance with the terms of the TDP and the Plan Trust Agreement.

      "Trading Day" means a day on which the principal national securities exchange on which the shares of Reorganized Congoleum's common stock are listed or admitted to trading is open for the transaction of business or, if the shares of common stock are not listed or admitted to trading on any national securities exchange, a Business Day.

      "Trust Advisory Committee" or "TAC" means a Trust Advisory Committee to be formed to represent all holders of Asbestos Personal Injury Claims to advise the Plan Trustees and to approve and consent to certain actions as specified herein and in the Plan Trust Agreement, solely in its capacity as such.

      "Trusts" means the Plan Trust and the Collateral Trust, collectively.

      "United States Trustee" means the Office of the United States Trustee for Region 3.

      "Unimpaired" means, with reference to a Claim or Interest, unimpaired within the meaning of section 1124 of the Bankruptcy Code.

      "Unknown Asbestos Claim" means any Asbestos Personal Injury Claim that, after the Confirmation Date, may be asserted in the future, so long as such Asbestos Personal Injury Claim has not been previously asserted.

      "Unknown Asbestos Claimant" means any Person that, after the Confirmation Date, may in the future assert an Unknown Asbestos Claim.

      "Unsecured Asbestos Personal Injury Claim" means any Asbestos Personal Injury Claim other than a Secured Asbestos Claim. Unsecured Asbestos Personal Injury Claims consist of Not Previously Determined Unsecured Asbestos Personal Injury Claims and Previously Determined Unsecured Asbestos Personal Injury Claims.

      "Unsecured Claim" means any Claim against any Debtor arising prior to the Petition Date (regardless of whether such Claim is covered by insurance) to the extent that such Claim is neither secured nor entitled to priority under the Bankruptcy Code or by a Final Order of the Bankruptcy Court, including, but not limited to: (a) any Claim arising from the rejection of an executory contract or unexpired lease under section 365 of the Bankruptcy Code, and (b) any portion of a Claim to the extent the value of the holder's interest in the applicable Estate's interest in the property securing such Claim is less than the amount of the Claim, or to the extent that the amount of the Claim subject to setoff is less than the amount of the Claim, as determined pursuant to section 506(a) of the Bankruptcy Code.

      "Voting Agent" means Logan & Company, Inc.

      "Wachovia" shall have the meaning ascribed to such term in Section 5.1(d).

                                           EXHIBIT A TO THE DISCLOSURE STATEMENT


      "Workers' Compensation Claim" means any Claim (a) for benefits under a state-mandated workers' compensation system, that a past, present, or future employee of the Debtors and their predecessors is receiving, or may in the future have a right to receive, and/or (b) for reimbursement brought by any insurance company as a result of payments made to or for the benefit of such employees and fees and expenses incurred under any insurance policies covering such employee claims.

      1.3 Rules of Interpretation: Application of Definitions, Rules of Construction, and Computation of Time. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine and neuter. For purposes of the Plan: (a) any reference in the Plan to a contract, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the document shall be substantially in that form or substantially on those terms and conditions; (b) any reference in the Plan to an existing document or exhibit filed or to be filed means the document or exhibit as it may have been or may be amended, modified, or supplemented; (c) unless otherwise specified, all references in the Plan to Sections, Schedules, and Exhibits are references to sections, schedules, and exhibits of or to the Plan. Unless otherwise specified, the words "herein," "hereof," "hereto," "hereunder," and other words of similar meaning refer to the Plan as a whole and not to any particular section, subsection, or clause contained in the Plan. The rules of construction contained in section 102 of the Bankruptcy Code shall apply to the construction of the Plan. The headings in the Plan are for convenience of reference only and shall not expand, limit, or otherwise affect the provisions of the Plan. Unless otherwise indicated herein, all references to dollars are to United States dollars. Unless otherwise expressly provided herein, in computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

      1.4 Exhibits and Schedules. All exhibits and schedules are incorporated into and are a part of the Plan as if set forth in full herein.

                                   ARTICLE II

                      COMPROMISES AND SETTLEMENTS OF CLAIMS

      2.1 Proposed Settlement Between the Debtors and Qualified Pre-Petition Settlement Claimants. The Plan shall implement a compromise and settlement with respect to the Asbestos Claims of the Qualified Pre-Petition Settlement Claimants if the Class 2 Settlement is approved by the Bankruptcy Court. Pursuant to Bankruptcy Rule 9019 and section 1123(b)(3) of the Bankruptcy Code and consistent with section 1129 of the Bankruptcy Code, the Plan shall constitute a motion for approval of, and the Confirmation Order may authorize and constitute Bankruptcy Court approval of, the Class 2 Settlement.

            (a) On the Effective Date, pursuant to Bankruptcy Rule 9019 and section 1123(b)(3) of the Bankruptcy Code, in full and final satisfaction of the Secured Asbestos Claims of the Qualified Pre-Petition Settlement Claimants, and for good and valuable consideration including the Qualified Pre-Petition Settlement Claimants' agreement to the treatment specified in the Plan for the Secured Asbestos Claims of the Qualified Pre-Petition Settlement Claimants and the Claims and Interests asserted by other parties in interest, the Class 2 Settlement shall be effectuated in accordance with the following terms if the Class 2 Settlement is approved by the Bankruptcy Court:

                                           EXHIBIT A TO THE DISCLOSURE STATEMENT


                  (i) Each Secured Asbestos Claim of a Qualified Pre-Petition Settlement Claimant shall be deemed allowed by the Confirmation Order (except to the extent that such Claim has been expunged) as undisputed, uncontingent and liquidated in the reduced settlement amount of fifty percent (50%) of the amount agreed under the respective Pre-Petition Settlement Agreement, which reduced amount, without interest, shall be paid by the Plan Trust in accordance with the TDP as soon after the Effective Date as possible.

                  (ii) Each Qualified Pre-Petition Settlement Claimant shall release his, her or its rights, if any, to hold, exercise or enforce any lien, security interest or payment priority under the respective Pre-Petition Settlement Agreements and his, her or its rights, if any, to hold, exercise or enforce any lien, security interest or payment priority under the Collateral Trust Agreement and the Security Agreement in and to the Plan Trust Assets.

                  (iii) All Causes of Action pending against the Qualified Pre-Petition Settlement Claimants, including the Avoidance Actions, shall be dismissed with prejudice, as against the Qualified Pre-Petition Settlement Claimants except for Causes of Action against any Qualified Pre-Petition Settlement Claimant who asserts a right to hold, exercise or enforce any lien, security interest or payment priority under any Pre-Petition Settlement Agreement or any right to hold, exercise or enforce any lien, security interest or payment priority under the Collateral Trust Agreement and the Security Agreement in and to the Plan Trust Assets if it is determined that such Causes of Action have not been resolved by the Plan, the Class 2 Settlement, the Confirmation Order or otherwise (which excepted Causes of Action shall continue and shall be transferred to the Plan Trust).

                  (iv) Other than rights to the treatment provided in Article V of the Plan or as otherwise provided in the Plan or the Plan Documents, on and after the Effective Date, each Qualified Pre-Petition Settlement Asbestos Claimant shall be deemed to have unconditionally released the Reorganized Debtors, the Released Non-Debtor Parties, the Pre-Petition Asbestos Claimants' Committee, the Asbestos Claimants' Committee, the Collateral Trustee, the Claimants' Representative and their current and former Representatives from any and all Claims, obligations, rights, suits, damages, causes of action, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity, or otherwise, that such Entity would have been legally entitled to assert (whether individually or collectively), based in whole or in part upon any act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date by the Debtors or the Reorganized Debtors, the Reorganization Cases, or the negotiation, formulation, and preparation of the Plan, the Plan Documents or any related agreements, instruments or other documents. For the avoidance of doubt, in no event shall any such party be released in the case of the gross negligence or willful misconduct of such party.

            (b) In the event that the Class 2 Settlement is not approved by a Final Order of the Bankruptcy Court, agreement by the Qualified Pre-Petition Settlement Claimants and the Debtors to the Class 2 Settlement shall not be deemed an admission or used as evidence by any party, all Causes of Action pending against the Qualified Pre-Petition Settlement Claimants and all defenses thereto shall be fully reserved and transferred to the Plan Trust; and the Bankruptcy Court shall determine the validity and priority of each such Class 2 Secured Asbestos Claim after the Effective Date.

                                           EXHIBIT A TO THE DISCLOSURE STATEMENT


      2.2 Proposed Settlement Between the Debtors and the Qualified Participating Claimants. The Plan shall implement a compromise and settlement with respect to the Asbestos Claims of the Qualified Participating Claimants if the Class 3 and 11 Settlement is approved by the Bankruptcy Court. Pursuant to Bankruptcy Rule 9019 and section 1123(b)(3) of the Bankruptcy Code and consistent with section 1129 of the Bankruptcy Code, the Plan shall constitute a motion for approval of, and the Confirmation Order may authorize and constitute Bankruptcy Court approval of, the Class 3 and 11 Settlement.

            (a) On the Effective Date, pursuant to Bankruptcy Rule 9019 and section 1123(b)(3) of the Bankruptcy Code, in full and final satisfaction of the Asbestos Claims of the Qualified Participating Claimants, and for good and valuable consideration including the Qualified Participating Claimants' agreement to the treatment specified in the Plan for the Asbestos Claims of the Qualified Participating Claimants and the Claims and Interests asserted by other parties in interest, the Class 3 and 11 Settlement shall be effectuated in accordance with the following terms if the Class 3 and 11 Settlement is approved by the Bankruptcy Court:

                  (i) Each Asbestos Claim of a Qualified Participating Claimant shall be deemed allowed by the Confirmation Order (except to the extent that such Claim has been expunged) as undisputed, uncontingent and liquidated in the total and maximum amount of $250, which amount shall be paid by the Plan Trust pari passu with the "Other Asbestos Disease (Level 1 - Cash Discount Payment)" Asbestos Claims in accordance with the TDP as soon after the Effective Date as practicable; provided, however, that each Qualified Participating Claimant may elect to forbear from exercising its right to such $250 amount and any and all rights under the Claimant Agreement, the Collateral Trust Agreement and the Security Agreement, in which case such forbearing Qualified Participating Claimant shall receive the treatment afforded to Class 10 - Not Previously Determined Unsecured Asbestos Personal Injury Claims.

                  (ii) Each Qualified Participating Claimant shall release his, her or its rights, if any, to hold, exercise or enforce any lien, security interest or payment priority under the Claimant Agreement and his, her or its rights, if any, to hold, exercise or enforce any lien, security interest or payment priority under the Collateral Trust Agreement and the Security Agreement in and to the Plan Trust Assets.

                  (iii) All Causes of Action pending against the Qualified Participating Claimants, including the Avoidance Actions, shall be dismissed with prejudice, as against the Qualified Participating Claimants except for Causes of Action against any Qualified Participating Claimant who asserts a right to hold, exercise or enforce any lien, security interest or payment priority under the Claimant Agreement or any right to hold, exercise or enforce any lien, security interest or payment priority under the Collateral Trust Agreement and the Security Agreement in and to the Plan Trust Assets if it is determined that such Causes of Action have not been resolved by the Plan, the Class 3 and 11 Settlement, the Confirmation Order or otherwise (which excepted Causes of Action shall continue and shall be transferred to the Plan Trust).

                  (iv) Other than rights to the treatment provided in Article V of the Plan or as otherwise provided in the Plan or the Plan Documents, on and after the Effective Date, each Qualified Participating Claimant shall be deemed to have unconditionally released the Reorganized Debtors, the Released Non-Debtor Parties, the Pre-Petition Asbestos Claimants' Committee, the Asbestos Claimants' Committee, the Collateral Trustee, the Claimants' Representative and their current and former Representatives from any and all Claims, obligations, rights, suits, damages, causes of action, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity, or otherwise, that such Entity would have been legally entitled to assert (whether individually or collectively), based in whole or in part upon any act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date by the Debtors or the Reorganized Debtors, the Reorganization Cases, or the negotiation, formulation, and preparation of the Plan, the Plan Documents or any related agreements, instruments or other documents. For the avoidance of doubt, in no event shall any such party be released in the case of the gross negligence or willful misconduct of such party.

                                           EXHIBIT A TO THE DISCLOSURE STATEMENT


            (b) In the event that the Class 3 and 11 Settlement is not approved by a Final Order of the Bankruptcy Court, agreement by the Qualified Participating Claimants and the Debtors to the Class 3 and 11 Settlement shall not be deemed an admission or used as evidence by any party, all Causes of Action pending against the Qualified Participating Claimants and all defenses thereto shall be fully reserved and transferred to the Plan Trust; and the Bankruptcy Court shall determine the validity and priority of each such Class 3 Secured Asbestos Claim and Class 11 Previously Determined Unsecured Asbestos Personal Injury Claim after the Effective Date.

                                  ARTICLE III

                     CLASSIFICATION OF CLAIMS AND INTERESTS

      3.1 Generally. Pursuant to section 1122 of the Bankruptcy Code, set forth below is a designation of Classes of Claims and Interests. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of the Class and is classified in a different Class to the extent the Claim or Interest qualifies within the description of that different Class. Solely for voting purposes, Claims against each Estate are classified as Claims against the Estates as a whole.

      3.2 Unclassified Claims. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, including Substantial Contribution Claims, and Priority Tax Claims are not classified and are excluded from the Classes set forth in Section 3.3 of the Plan. The treatment accorded Administrative Claims, Substantial Contribution Claims and Priority Tax Claims is set forth in Article IV of the Plan.

      3.3 Classes. In accordance with section 1122 of the Bankruptcy Code, the following constitute the Classes of Claims against and Interests in the Debtors:

            (a) Class 1 - Priority Claims. Class 1 consists of all Priority Claims. Class 1 is Unimpaired.

            (b) Class 2 - Secured Asbestos Claims of Qualified Pre-Petition Settlement Claimants. Class 2 consists of all Secured Asbestos Claims of Qualified Pre-Petition Settlement Claimants to the extent secured under the terms of the Collateral Trust Agreement. Class 2 is Impaired.

                                           EXHIBIT A TO THE DISCLOSURE STATEMENT


            (c) Class 3 - Secured Asbestos Claims of Qualified Participating Claimants. Class 3 consists of all Secured Asbestos Claims of Qualified Participating Claimants to the extent secured under the terms of the Collateral Trust Agreement. Class 3 is Impaired.

            (d) Class 4 - Lender Secured Claims. Class 4 consists of the Lender Secured Claims. Class 4 is Unimpaired.

            (e) Class 5 - Other Secured Claims. Class 5 consists of all Other Secured Claims, each of which will be within a separate subclass, with each such subclass to be deemed a separate Class for all purposes. Class 5 is (or these subclasses are) Unimpaired.

            (f) Class 6 - Senior Note Claims. Class 6 consists of all Senior Note Claims. Class 6 is Impaired.

            (g) Class 7 - General Unsecured Claims. Class 7 consists of all General Unsecured Claims. Class 7 is Unimpaired.

            (h) Class 8 - Workers' Compensation Claims. Class 8 consists of all Workers' Compensation Claims. Class 8 is Unimpaired.

            (i) Class 9 - ABI Claims. Class 9 consists of all ABI Claims. Class 9 is Impaired.

            (j) Class 10 - Not Previously Determined Unsecured Asbestos Personal Injury Claims. Class 10 consists of all Not Previously Determined Unsecured Asbestos Personal Injury Claims. Class 10 is Impaired.

            (k) Class 11 - Previously Determined Unsecured Asbestos Personal Injury Claims. Class 11 consists of all Previously Determined Unsecured Asbestos Personal Injury Claims. Class 11 is Impaired.

            (l) Class 12 - Asbestos Property Damage Claims. Class 12 consists of all Asbestos Property Damage Claims. Class 12 is Impaired.

            (m) Class 13 - Congoleum Interests. Class 13 consists of all Congoleum Interests. Class 13 is Impaired.

            (n) Class 14 - Subsidiary Interests. Class 14 consists of all Subsidiary Interests. Class 14 is Unimpaired.

                                           EXHIBIT A TO THE DISCLOSURE STATEMENT


                                   ARTICLE IV

                           TREATMENT OF ADMINISTRATIVE
                         CLAIMS AND PRIORITY TAX CLAIMS

      4.1 Administrative Claims. On the Distribution Date, each holder of an Allowed Administrative Claim, except as otherwise provided for herein, and subject to the requirements of Section 14.11 of the Plan, shall receive, in full satisfaction, settlement, release, extinguishment, and discharge of such Allowed Administrative Claim, (a) Cash equal to the unpaid portion of such Allowed Administrative Claim or (b) such different treatment as to which the applicable Debtor and such holder shall have agreed upon in writing; provided, however, that Allowed Administrative Claims representing (i) post-petition liabilities incurred in the ordinary course of business by the Debtors and (ii) post-petition contractual liabilities arising under loans or advances to the Debtors, whether or not incurred in the ordinary course of business, shall be paid by the Reorganized Debtors in accordance with the terms and conditions of the particular transactions relating to such liabilities and any agreements relating thereto.

      4.2 Priority Tax Claims. On the Distribution Date, each holder of an Allowed Priority Tax Claim shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Priority Tax Claim,
(a) Cash equal to the unpaid portion of such Allowed Priority Tax Claim, (b) such different treatment as to which the applicable Debtor and such holder shall have agreed upon in writing, or (c) at the Reorganized Debtors' sole discretion, deferred Cash payments having a value, as of the Effective Date, equal to such Allowed Priority Tax Claim, over a period not exceeding six (6) years after the date of assessment of such Allowed Priority Tax Claim.

      4.3 Substantial Contribution Claims. Any Entity who requests compensation or expense reimbursement for making a substantial contribution in the Reorganization Cases pursuant to sections 503(b)(3), (4) and (5) of the Bankruptcy Code ("Substantial Contribution Claim") must file an application with the clerk of the Bankruptcy Court on or before a date that is sixty (60) days subsequent to the Effective Date and serve such application on counsel for the Debtors, counsel for the Bondholders' Committee, counsel for the Futures Representative and counsel for the Asbestos Claimants' Committee and on all other parties as otherwise required by the Bankruptcy Court and the Bankruptcy Code, or be forever barred from seeking such compensation or expense reimbursement. All Allowed Substantial Contribution Claims shall be paid by the Reorganized Debtors within sixty (60) days of allowance by the Bankruptcy Court.

                                   ARTICLE V

                  TREATMENT OF CLASSIFIED CLAIMS AND INTERESTS

      5.1 Claims and Interests.

            (a) Class 1 - Priority Claims. On the Distribution Date, each holder of an Allowed Priority Claim shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Priority Claim, either (i) the Allowed Amount of its Priority Claim, in Cash, or (ii) such different treatment as may be agreed to by such holder and the Reorganized Debtors. Class 1 Claims are Unimpaired and the holders of Class 1 Claims are deemed to have accepted the Plan and, accordingly, are not entitled to vote on the Plan.

                                           EXHIBIT A TO THE DISCLOSURE STATEMENT


            (b) Class 2 - Secured Asbestos Claims of Qualified Pre-Petition Settlement Claimants. As of the Effective Date, all liability for all Secured Asbestos Claims of Qualified Pre-Petition Settlement Claimants shall be assumed, automatically and without further act or deed, by the Plan Trust and the Reorganized Debtors shall have no liability therefor. Each such Qualified Pre-Petition Settlement Claimant will, in respect of its Secured Asbestos Claim (except to the extent that such Claim has been expunged), be paid by the Plan Trust, in full satisfaction, settlement, release, and discharge of and in exchange for such Claim, in Cash in accordance with the provisions of the Plan Documents.

            Effective as of the Effective Date and subject to entry of a Final Order of the Bankruptcy Court approving the Class 2 Settlement, each Qualified Pre-Petition Settlement Claimant shall have irrevocably consented or be deemed to have irrevocably consented to (i) release his, her or its rights, if any, to hold, exercise or enforce any lien, security interest or payment priority under the respective Pre-Petition Settlement Agreements and his, her or its rights, if any, to hold, exercise or enforce any lien, security interest or payment priority under the Collateral Trust Agreement and the Security Agreement in and to Plan Trust Assets; and (ii) reduce the amount of its Secured Asbestos Claim to 50% of the amount agreed under the respective Pre-Petition Settlement Agreement, which reduced amount shall be paid by the Plan Trust in accordance with the TDP as soon after the Effective Date as practicable. In exchange therefor, all Causes of Action pending against the Qualified Pre-Petition Settlement Claimants shall be dismissed with prejudice, as against the Qualified Pre-Petition Settlement Claimants, except for Causes of Action against any Qualified Pre-Petition Settlement Claimant who asserts a right to hold, exercise or enforce any lien, security interest or payment priority under any Pre-Petition Settlement Agreement or any right to hold, exercise or enforce any lien, security interest or payment priority under the Collateral Trust Agreement and the Security Agreement in and to the Plan Trust Assets if it is determined that such Causes of Action have not been resolved by the Plan, the Class 2 Settlement, the Confirmation Order or otherwise (which excepted Causes of Action shall continue and shall be transferred to the Plan Trust). In the event that the Class 2 Settlement is not approved by a Final Order of the Bankruptcy Court, agreement by the Qualified Pre-Petition Settlement Claimants and the Debtors to the Class 2 Settlement shall not be deemed an admission or used as evidence by any party, all Causes of Action pending against the Qualified Pre-Petition Settlement Claimants and all defenses thereto shall be fully reserved and the Bankruptcy Court shall determine and allow or disallow the amount and priority of each such Class 2 Secured Asbestos Claim after the Effective Date.

            Class 2 is Impaired and holders of Class 2 Claims are entitled to vote to accept or reject the Plan.

            (c) Class 3 - Secured Asbestos Claims of Qualified Participating Claimants. As of the Effective Date, all liability for all Secured Asbestos Claims of Qualified Participating Claimants shall be assumed, automatically and without further act or deed, by the Plan Trust and the Reorganized Debtors shall have no liability therefor. Each such Qualified Participating Claimant will, in respect of its Secured Asbestos Claim (except to the extent that such Claim has been expunged), be paid by the Plan Trust, in full satisfaction, settlement, release, and discharge of and in exchange for such Claim, in Cash in accordance with the provisions of the Plan Documents.

                                           EXHIBIT A TO THE DISCLOSURE STATEMENT


            Effective as of the Effective Date and subject to entry of a Final Order of the Bankruptcy Court approving the Class 3 and 11 Settlement, each Qualified Participating Claimant shall have irrevocably consented or be deemed to have irrevocably consented to (i) release his, her or its rights, if any, to hold, exercise or enforce any lien, security interest or payment priority under the Claimant Agreement and his, her or its rights, if any, to hold, exercise or enforce any lien, security interest or payment priority under the Collateral Trust Agreement and the Security Agreement in and to the Plan Trust Assets; and
(ii) reduce the amount of its entire Asbestos Claim to the total and maximum amount of $250, which amount shall be paid by the Plan Trust pari passu with the "Other Asbestos Disease (Level 1 - Cash Discount Payment)" Asbestos Claims in accordance with the TDP as soon after the Effective Date as practicable; provided, however, that each such Qualified Participating Claimant may elect to irrevocably consent to the Forbearance of his, her or its right to (x) such $250 amount and (y) any and all rights under the Claimant Agreement, the Collateral Trust Agreement and the Security Agreement, in which case such forbearing Qualified Participating Claimant shall receive the treatment afforded to Class 10 - Not Previously Determined Unsecured Asbestos Personal Injury Claims on account of its Class 3 and Class 11 Asbestos Personal Injury Claim. In exchange therefor, all Causes of Action pending against the Qualified Participating Claimants shall be dismissed with prejudice, as against the Qualified Participating Claimants, except for Causes of Action against any Qualified Participating Claimant who asserts a right to hold, exercise or enforce any lien, security interest or payment priority under the Claimant Agreement or any right to hold, exercise or enforce any lien, security interest or payment priority under the Collateral Trust Agreement and the Security Agreement in and to the Plan Trust Assets if it is determined that such Causes of Action have not been resolved by the Plan, the Class 3 and 11 Settlement, the Confirmation Order or otherwise (which excepted Causes of Action shall continue and shall be transferred to the Plan Trust). In the event that the Class 3 and 11 Settlement is not approved by a Final Order of the Bankruptcy Court, agreement by the Qualified Participating Claimants and the Debtors to the Class 3 and 11 Settlement shall not be deemed an admission or used as evidence by any party, all Causes of Action pending against the Qualified Participating Claimants and all defenses thereto shall be fully reserved and the Bankruptcy Court shall determine and allow or disallow the amount and priority of each such Class 3 Secured Asbestos Claim after the Effective Date.

            Class 3 is Impaired and holders of Class 3 Claims are entitled to vote to accept or reject the Plan.

            (d) Class 4 - Lender Secured Claims. On the Effective Date, the Existing Credit Agreement, as ratified, amended and approved in accordance with the Financing Order (as hereinafter defined), will be amended and restated in accordance with the terms of the Amended Credit Agreement and the holder of the Allowed Lender Secured Claim shall be entitled to all the rights and benefits under the Amended Credit Agreement and related documents. The Amended Credit Agreement will be on terms and conditions similar to the Existing Credit Agreement (except that the Amended Credit Agreement may be modified to provide for a lien on or security interest in real estate and any other collateral securing the New Senior Notes) and mutually acceptable to the Debtors and Wachovia Bank, National Association, successor by merger to Congress Financial

                                           EXHIBIT A TO THE DISCLOSURE STATEMENT


Corporation ("Wachovia"). Alternatively, if, as of the Confirmation Hearing, the Debtors and the holder of the Lender Secured Claim have not agreed upon the terms of the Amended Credit Agreement, the Lender Secured Claim shall be paid in full indefeasibly on the Effective Date or as soon thereafter as practicable and Wachovia shall be released from any and all liabilities and causes of action in accordance with the Final Order (1) Authorizing Debtors' Use of Cash Collateral,
(2) Authorizing Debtors to Obtain Post-Petition Financing, (3) Granting Senior Liens and Priority Administrative Expense Status Pursuant to 11 U.S.C. ss.ss.105 and 364(c), (4) Modifying the Automatic Stay Pursuant to 11 U.S.C. ss.362, and
(5) Authorizing Debtors to Enter into Agreements with Congress Financial Corporation [docket no. 435](the "Financing Order"). Nothing herein requires that Wachovia permit the use of collateral, including cash collateral, or finance the Debtors after Confirmation other than with Wachovia's prior written consent. Class 4 is Unimpaired and the holder of the Class 4 Claim is deemed to have accepted the Plan and, accordingly, is not required to vote on the Plan. Notwithstanding anything to the contrary contained in the Plan, the Confirmation Order, or otherwise, the Obligations under and as defined in the Existing Credit Agreement (as the same has heretofore been or may hereafter be amended, modified, ratified, restated, extended, renewed or replaced) and all the rights, claims, liens and priorities and other protections provided to Wachovia shall survive the Confirmation Date and continue in full force and effect in accordance with the terms and conditions of the Financing Order and the Existing Credit Agreement.

            (e) Class 5 - Other Secured Claims. Each holder of an Allowed Other Secured Claim shall retain unaltered the legal, equitable and contractual rights (including, but not limited to, any Liens that secure such Claim) to which such Claim entitles such holder and such Allowed Other Secured Claim shall be Reinstated on the Effective Date. Class 5 is Unimpaired and the holders of Class 5 Claims are deemed to have accepted the Plan and, accordingly, are not entitled to vote on the Plan.

            (f) Class 6 - Senior Note Claims. On the Effective Date, provided that the holders of the Senior Note Claims (as a Class) vote to accept the Plan by the requisite number and amount required by the Bankruptcy Code, the Senior Notes shall be cancelled and Reorganized Congoleum shall issue the New Senior Notes. In the event that the AIG Contingencies and Conditions are satisfied, the Additional Bondholder Recovery shall be immediately paid to holders of the Senior Note Claims once the Plan Trust has received or obtained the lesser of
(i) $77.1 million in aggregate Cash and (ii) the aggregate amount in Cash of the sum of (x) $5 million and (y) the Plan Trust's liability (including the amounts, if any, held in reserve by the Plan Trust pursuant to Section 3.2 of the Plan Trust Agreement) on account of the Asbestos Personal Injury Claims of Qualified Claimants, Allowed Asbestos Property Damage Claims, the Plan Trust Note, Plan Trust Expenses and the initial contribution of $600,000 to the GHR/Kenesis Litigation Trust. The New Senior Notes shall be secured by a lien on or security interest in all of the Reorganized Debtors' assets (subject to the limitations contained in the New Indenture, and excluding the GHR/Kenesis Actions and any Causes of Action against any Bankruptcy Professionals), which security shall be subordinate in priority only to the security for the Amended Credit Agreement or any other working capital exit facility entered into by the Reorganized Debtors, provided that such Amended Credit Agreement or other working capital exit facility contains terms similar to the Existing Credit Agreement (except that the Amended Credit Agreement or other working capital exit facility may be modified to provide for a lien on or security interest in real estate and any other collateral securing the New Senior Notes). The liens securing the New Senior Notes shall not be pari passu with any other liens or security interests. The New Senior Notes shall be guaranteed by each of the Restricted Subsidiaries (as that term is defined in the New Indenture). The New Senior Notes shall be contractually senior in priority and right of payment to amounts due under the New Convertible Security and the Plan Trust Note; provided, however, that in the absence of a default under the New Indenture, payments due under the Plan Trust Note and the New Convertible Security shall be made in the ordinary course in accordance with their respective contractual terms.

                                           EXHIBIT A TO THE DISCLOSURE STATEMENT


            In the event that the holders of the Senior Note Claims (as a Class) do not vote to accept the Plan and the treatment afforded hereinabove by the requisite number and amount required by the Bankruptcy Code, then the Senior Notes shall be cancelled and the Senior Note Claims shall receive their pro rata share of the common stock of Reorganized Congoleum with the Plan Trust, as determined by the Bankruptcy Court in the Confirmation Order (the "Allocation Proceeding"). The initial hearing on any Allocation Proceeding shall not occur until at least 45 days after the balloting report of the Voting Agent is filed with the Bankruptcy Court.

            In no event shall any distribution to the holders of the Senior Note Claims provided for herein be on account of any accrued and unpaid interest on account of the Senior Notes nor shall the holders of the Senior Note Claims have any right to any Asbestos Insurance Rights, Asbestos Insurance Action Recoveries, the GHR/Kenesis Actions or any Causes of Action against any Bankruptcy Professional.

            Class 6 is Impaired and holders of Class 6 Claims are entitled to vote to accept or reject the Plan.

            (g) Class 7 - General Unsecured Claims. Each holder of an Allowed General Unsecured Claim shall retain unaltered the legal, equitable and contractual rights to which such Claim entitles such holder and such Allowed General Unsecured Claim shall be Reinstated on the Effective Date. Class 7 is Unimpaired and the holders of Class 7 Claims are deemed to have accepted the Plan and, accordingly, are not entitled to vote on the Plan.

            (h) Class 8 - Workers' Compensation Claims. Each holder of an Allowed Workers' Compensation Claim shall be paid in the ordinary course pursuant to such rights that exist under any state workers' compensation system or laws applicable to such Claims. Class 8 is Unimpaired and the holders of Class 8 Claims are deemed to have accepted the Plan and, accordingly, are not entitled to vote on the Plan.

            (i) Class 9 - ABI Claims. On the Effective Date, the ABI Claims shall receive the following treatment:

                  (i) all ABI Asbestos Personal Injury Indemnity Claims, ABI Asbestos Property Damage Indemnity Claims and ABI Asbestos Claims shall be deemed Disallowed and expunged; and

                  (ii) all ABI Claims (other than ABI Asbestos Personal Injury Indemnity Claims, ABI Asbestos Property Damage Indemnity Claims and ABI Asbestos Claims) shall be Reinstated, and shall be payable by, and enforceable obligations of, the Reorganized Debtors.

                                           EXHIBIT A TO THE DISCLOSURE STATEMENT


                  Class 9 is Impaired and the holder of the Class 9 Claims is entitled to vote to accept or reject the Plan. Notwithstanding anything in the Plan, the holder of the Class 9 Claims shall not be required to file a Proof of Claim.

            (j) Class 10 - Not Previously Determined Unsecured Asbestos Personal Injury Claims. As of the Effective Date, all liability for all Not Previously Determined Unsecured Asbestos Personal Injury Claims as well as liability for all future Demands and Unknown Asbestos Claims shall be assumed, automatically and without further act or deed, by the Plan Trust and the Reorganized Debtors shall have no liability therefor. Each Not Previously Determined Unsecured Asbestos Personal Injury Claim, future Demand and Unknown Asbestos Claim shall be determined, liquidated and treated pursuant to the Plan Trust Agreement and the TDP. The TDP shall apply to all holders of Not Previously Determined Unsecured Asbestos Personal Injury Claims, Unknown Asbestos Claims and Demands, including any such holder who elects to resort to the legal system and obtains a judgment for money damages. Class 10 is Impaired and holders of Class 10 Claims are entitled to vote to accept or reject the Plan.

            (k) Class 11 - Previously Determined Unsecured Asbestos Personal Injury Claims. As of the Effective Date, all liability for all Previously Determined Unsecured Asbestos Personal Injury Claims shall be deemed satisfied in their entirety and shall not receive any additional payment or consideration under the Plan other than as provided in Section 5.1(c) of the Plan and the Class 3 and 11 Settlement. Class 11 is Impaired and holders of Class 11 Claims are entitled to vote to accept or reject the Plan.

            (l) Class 12 - Asbestos Property Damage Claims. As of the Effective Date, all liability for all Allowed Asbestos Property Damage Claims shall be assumed, automatically and without further act or deed, by the Plan Trust and the Reorganized Debtors shall have no liability therefor. Each Allowed Asbestos Property Damage Claim shall be paid solely from the Asbestos Property Damage Claim Sub-Account on account of the unpaid Allowed Amount of such Claim pursuant to the Plan Trust Agreement. After the assets in the Asbestos Property Damage Claim Sub-Account have been exhausted, the Plan Trust shall have no further liability or obligation for or in respect of any Asbestos Property Damage Claims. All Asbestos Property Damage Claims as to which a Proof of Claim was not filed prior to the expiration of the Asbestos Property Damage Claim Bar Date shall be deemed Disallowed. Class 12 Claims are Impaired and the holders of Class 12 Claims are entitled to vote to accept or reject the Plan.

            (m) Class 13 - Congoleum Interests. On the Effective Date, in the event that the holders of the Senior Note Claims (Class 6) vote (as a Class) to accept the Plan by the requisite number and amount required by the Bankruptcy Code, the holders of the Congoleum Interests shall retain such Interests; provided, however, on the Effective Date, the New Class A Common Stock and the New Convertible Security, which shall be contributed to the Plan Trust, shall be issued.

            In the event that the holders of the Senior Note Claims do not vote (as a Class) to accept the Plan by the requisite number and amount required by the Bankruptcy Code, the Congoleum Interests shall be cancelled, the holders of the Congoleum Interests shall retain nothing on account of such Interests and the common stock of Reorganized Congoleum shall be allocated between the Plan Trust and the Senior Note Claims on a pro rata basis by the Bankruptcy Court in the Confirmation Order. Class 13 is Impaired and the holders of Class 13 Congoleum Interests are entitled to vote to accept or reject the Plan.

                                           EXHIBIT A TO THE DISCLOSURE STATEMENT


            (n) Class 14 - Subsidiary Interests. On the Effective Date, the holder of the Subsidiary Interests shall retain such Subsidiary Interests. Class 14 is Unimpaired and the holder of Class 14 Subsidiary Interests is deemed to have accepted the Plan, and accordingly, is not entitled to vote on the Plan.

      5.2 Reservation of Rights Regarding Claims. Except as otherwise explicitly provided in the Plan, nothing shall affect the Debtors' or the Reorganized Debtors' rights and defenses, both legal and equitable, with respect to any Claims, including, but not limited to, all rights with respect to legal and equitable defenses to alleged rights of setoff or recoupment. Except as otherwise explicitly provided in the Plan, nothing shall affect any of the Plan Trust's rights and defenses, both legal and equitable, with respect to any Asbestos Claims, including, but not limited to, all rights with respect to legal and equitable defenses to alleged rights of setoff or recoupment.

                                   ARTICLE VI

                           IMPLEMENTATION OF THE PLAN

      6.1 The Plan Trust and the GHR/Kenesis Litigation Trust.

            (a) Establishment and Purpose of the Plan Trust. On any date between the Confirmation Date and the Effective Date, the Plan Trust shall be established in accordance with the Plan Trust Agreement. The Plan Trust shall be a "qualified settlement fund" within the meaning of section 468B of the IRC and the Treasury Regulations promulgated thereunder. The purpose of the Plan Trust shall be to, among other things: (i) pay all Plan Trust Asbestos Claims in accordance with the Plan, the Plan Trust Agreement, the TDP and the Confirmation Order; (ii) preserve, hold, manage, and maximize the Plan Trust Assets for use in paying and satisfying Plan Trust Asbestos Claims in accordance with the Plan Trust Agreement and the TDP; (iii) prosecute, settle and manage the disposition of the Asbestos In-Place Insurance Coverage; and (iv) prosecute, settle, and manage Asbestos Insurance Actions and Direct Actions.

            (b) Funding and Receipt of Plan Trust Assets. On the Effective Date, Reorganized Congoleum shall issue the New Class A Common Stock (including any shares of New Class A Common Stock required to be issued by Reorganized Congoleum in accordance with Exhibit E to the Plan), the Plan Trust Note and the New Convertible Security (in the event that the Senior Note Claims (as a Class) vote to accept the Plan) or the Plan Trust Common Stock (in the event that the Senior Note Claims (as a Class) do not vote to accept the Plan) to be issued to the Plan Trust in accordance with the Plan. Reorganized Congoleum shall issue any additional shares of New Class A Common Stock required to be issued in accordance with Exhibit E to the Plan and shall otherwise comply with Exhibit E to the Plan for so long as Exhibit E is applicable (but only in the event that the Senior Note Claims (as a Class) vote to accept the Plan). Reorganized Congoleum's obligations to the Plan Trust on account of the Plan Trust Note and the New Convertible Security shall be secured only by a pledge of Reorganized

                                           EXHIBIT A TO THE DISCLOSURE STATEMENT


Congoleum's interest in all proceeds of the GHR/Kenesis Actions (after payment of fees and reimbursement of expenses of the GHR/Kenesis Litigation Trust) and all such proceeds shall be used by Reorganized Congoleum as follows: (i) first, to pay principal and accrued interest under the Plan Trust Note until such time as the Plan Trust Note has been paid in full; (ii) second, to pay principal and accrued interest under the New Convertible Security until such time as the New Convertible Security has been paid in full or is no longer outstanding; provided, however, that the New Convertible Security shall not be satisfied in full or retired before the Reset Date and any proceeds of the GHR/Kenesis Actions that are received by the Plan Trust on account of the New Convertible Security prior to the Reset Date shall be held by the Plan Trust in an interest-bearing account and applied to amounts outstanding under the New Convertible Security immediately after the Reset Date; and (iii) thereafter, the GHR/Kenesis Litigation Trust shall distribute any remaining or further proceeds to Reorganized Congoleum. All Plan Trust Assets shall be transferred to, vested in, and assumed by, the Plan Trust free and clear of all Claims, Liens and encumbrances; provided, however, that to the extent that certain Plan Trust Assets, because of their nature or because they will accrue subsequent to the Effective Date, cannot be transferred to, vested in, and assumed by the Plan Trust on the Effective Date, such Plan Trust Assets shall be transferred to, vested in, and assumed by the Plan Trust free and clear of Claims, Liens and encumbrances, as soon as practicable after the Effective Date. On the Effective Date, ABI shall deliver the ABI Contribution to the Plan Trust by wire transfer of immediately available funds.

            (c) Insurance Assignment Agreement. On the Effective Date, the Debtors shall deliver the Insurance Assignment Agreement attached hereto as Exhibit "C." Such agreement shall be valid, binding and enforceable. The Insurance Assignment Agreement shall transfer claims and rights set forth therein as Debtors may have, subject to any and all Asbestos Insurer Coverage Defenses.

            (d) Creation of Asbestos Property Damage Claim Sub-Account. On the Effective Date, the Plan Trust shall cause the Asbestos Property Damage Insurance Rights and any proceeds thereof, including $1.2 million from the proceeds of that certain settlement agreement between the Debtors and Liberty Mutual Insurance Company approved by the Bankruptcy Court by order dated July 30, 2004, to be held in the Asbestos Property Damage Claim Sub-Account. In accordance with the terms of the Plan Trust Agreement, the Plan Trustees shall be permitted to transfer monies from the Asbestos Property Damage Claim Sub-Account to the Asbestos Personal Injury Claim Sub-Account, from time to time, to the extent that the funds in the Asbestos Property Damage Claim Sub-Account exceed the aggregate amount of all unpaid Asbestos Property Damage Claims that have been filed prior to the Asbestos Property Damage Claim Bar Date, and a reasonable reserve for Plan Trust Expenses and indemnification costs or expenses, in either case, related to Asbestos Property Damage Claims.

            (e) Transfer of Assets and Dissolution of the Collateral Trust. On the Effective Date, pursuant to the terms of the Collateral Trust Agreement, all of the Collateral Trust's right, title and interest in and to any assets or properties then held by the Collateral Trust shall automatically be transferred and assigned to, and vest in, the Plan Trust, free and clear of all Claims, Liens and encumbrances, and all rights with respect to such assets and properties shall be enforceable by the Plan Trust.

                                           EXHIBIT A TO THE DISCLOSURE STATEMENT


            (f) Assumption of Liabilities by the Plan Trust. On the Effective Date, all liabilities, obligations and responsibilities relating to all Plan Trust Asbestos Claims and Asbestos Expenses shall be transferred to the Plan Trust as set forth herein and the Plan Trustees, on behalf of the Plan Trust, shall expressly assume all liability for all Plan Trust Asbestos Claims, Demands and Asbestos Expenses as set forth herein, subject to the provisions of the Plan Trust Agreement. With the exception of the liabilities identified hereinabove in this Section 6.1(f), in no event shall the Plan Trust assume any of the liabilities, obligations or responsibilities of the Debtors or the Reorganized Debtors.

            (g) Discharge of Liabilities to Holders of Asbestos Claims. Except as provided in the Plan and the Confirmation Order, the transfer to, vesting in, and assumption by the Plan Trust of the Plan Trust Assets as contemplated by the Plan shall, among other things, discharge the Debtors and the Reorganized Debtors from and in respect of all Plan Trust Asbestos Claims.

            (h) TDP. From and after the Effective Date, the Plan Trust shall pay the Plan Trust Asbestos Claims in accordance with the Plan Trust Agreement, the TDP and, if approved by Final Order of the Bankruptcy Court, the Class 2 Settlement and the Class 3 and 11 Settlement. The Plan Trustees shall have the power to administer, amend, supplement or modify the TDP in accordance with the terms thereof.

            (i) Payment of Allowed Asbestos Property Damage Claims. From and after the Effective Date, the Plan Trust shall cause the payment of Allowed Asbestos Property Damage Claims from the Asbestos Property Damage Claim Sub-Account in accordance with the Plan Trust Agreement, provided, however that once the assets in the Asbestos Property Damage Claim Sub-Account have been exhausted, the Plan Trust shall have no further liability or obligation for or in respect of any Asbestos Property Damage Claims.

            (j) Excess Plan Trust Assets. To the extent there are any Plan Trust Assets remaining after the payment in full of all Plan Trust Asbestos Claims and all Plan Trust Expenses (or provision has been made therefor) in accordance with the Plan Trust Agreement and the TDP, such excess Plan Trust Assets shall be transferred to a tax-exempt organization qualified under section 501(c)(3) of the IRC, which charity is to be determined by the Plan Trustees; provided, however, that such charitable purpose, if practicable, shall be related to the treatment of, research on or the relief of suffering of individuals suffering from asbestos-related lung disorders.

            (k) Plan Trust Expenses. The Plan Trust shall pay all Plan Trust Expenses from the Plan Trust Assets in accordance with the Plan Trust Agreement. Neither the Debtors, the Reorganized Debtors, ABI nor their Affiliates shall have any obligation to pay any Plan Trust Expenses. Notwithstanding any provision herein to the contrary, on the Effective Date, (i) the Collateral Trustee shall provide the Plan Trust with a certification setting forth the amount of Asbestos Expenses incurred by or on behalf of, or imposed on, the Collateral Trust, or otherwise payable by the Collateral Trust, in each case prior to the Effective Date and all appropriate invoices and other backup regarding such Asbestos Expenses, including without limitation, amounts which may be due to the Claims Reviewer (or to Congoleum to reimburse it for amounts it paid to the Claims Reviewer) for services performed prior to the Effective Date and (ii) the Plan Trust shall only assume Asbestos Expenses from periods prior to the Effective Date if and to the extent set forth on such certification. The Plan Trustees, each member of the TAC, the Futures Representative and the Representatives of each of the foregoing will have a lien upon the Plan Trust Assets which will be prior to any lien thereon, and the Plan Trust will grant a security interest in the Plan Trust Assets, all proceeds thereof and all accounts into which such proceeds or the Plan Trust Assets are deposited or maintained to secure payment of amounts payable to them as compensation or indemnification.

                                           EXHIBIT A TO THE DISCLOSURE STATEMENT


            (l) Appointment of the Initial Plan Trustees. Prior to the Confirmation Hearing, the Debtors, with the approval of the Futures Representative and the Asbestos Claimants' Committee, shall nominate the initial Plan Trustees. Effective as of the Effective Date, the Bankruptcy Court shall appoint the initial Plan Trustees to serve as Plan Trustees in accordance with the Plan Trust Agreement. For purposes of performing his or her duties and fulfilling his or her obligations under the Plan Trust Agreement, the TDP and the Plan, the Plan Trustees shall be deemed to be a party in interest within the meaning of section 1109(b) of the Bankruptcy Code. The Plan Trustees shall be the "administrator" of the Plan Trust as that term is used in Treas. Reg.
Section 1.468B-2(k)(3).

            (m) The Futures Representative. On and after the Effective Date, the Futures Representative shall continue to serve as the Futures Representative pursuant to the terms of the Plan Trust Agreement and shall have the functions and rights provided in the Plan Trust Documents.

            (n) Appointment of Trust Advisory Committee Members. The Asbestos Claimants' Committee shall designate the initial members of the TAC. Effective as of the Effective Date, the Bankruptcy Court shall appoint the initial members of the TAC (and thereupon the TAC shall be formed) to serve as members of the TAC in accordance with the Plan Trust Agreement.

            (o) Establishment and Purpose of the GHR/Kenesis Litigation Trust. On the Effective Date, the GHR/Kenesis Litigation Trust shall be established in accordance with the GHR/Kenesis Litigation Trust Agreement for the benefit of Reorganized Congoleum. Effective as of the Effective Date, the Reorganized Debtors shall assign to the GHR/Kenesis Litigation Trust without further act or deed (i) the GHR/Kenesis Actions and (ii) proceeds realized from the prosecution of the GHR/Kenesis Actions in accordance with section 1123(b)(3)(B) of the Bankruptcy Code. Pursuant to this Section 6.1(o), the Reorganized Debtors grant, assign, transfer, convey and deliver to the GHR/Kenesis Litigation Trustee, on behalf of and for the benefit of the Reorganized Debtors, control of all of the Debtors' right, title and interest in the GHR/Kenesis Actions and the proceeds of such Actions. The GHR/Kenesis Litigation Trust shall be funded on the Effective Date with $600,000 from the proceeds of that certain Asbestos Insurance Settlement Agreement with Liberty Mutual Insurance Company to provide for payment of the fees and expenses of the GHR/Kenesis Litigation Trustee. As soon as practicable after the Effective Date, the Bondholders' Committee shall provide to the GHR/Kenesis Litigation Trustee all discovery obtained by the Bondholders' Committee in connection with the GHR/Kenesis Actions and any relevant work product related thereto. The reasonable fees and expenses of the Bondholders' Committee incurred in connection with producing such information to the GHR/Kenesis Litigation Trustee shall be paid by the GHR/Kenesis Litigation Trust within ten (10) days of the receipt of an invoice for such reasonable fees and expenses. The GHR/Kenesis Litigation Trustee shall be nominated by the Debtors, with the consent of the Asbestos Claimants' Committee and the Futures Representative, no later than fifteen (15) days prior to the commencement of the

                                           EXHIBIT A TO THE DISCLOSURE STATEMENT


Confirmation Hearing and the appointment of the GHR/Kenesis Litigation Trustee shall be subject to approval by the Bankruptcy Court. The purpose of the GHR/Kenesis Litigation Trust shall be to, among other things (i) pursue the collection of amounts owed to the Debtors' Estates on account of the GHR/Kenesis Actions for the benefit of Reorganized Congoleum; (ii) investigate, pursue, prosecute, settle, manage and resolve, as appropriate, the GHR/Kenesis Actions for the benefit of Reorganized Congoleum; and (iii) remit to the Plan Trust, on behalf of Reorganized Congoleum, all proceeds of the GHR/Kenesis Actions (after payment of fees and reimbursement for expenses of the GHR/Kenesis Litigation Trust) as security for Reorganized Congoleum's obligations to the Plan Trust on account of the New Convertible Security and the Plan Trust Note and shall be used by Reorganized Congoleum as follows: (x) first, to pay principal and accrued interest under the Plan Trust Note until such time as the Plan Trust Note has been paid in full; (y) second, to pay principal and accrued interest under the New Convertible Security until such time as the New Convertible Security has been paid in full or is no longer outstanding; provided, however, that the New Convertible Security shall not be satisfied in full or retired before the Reset Date and any proceeds of the GHR/Kenesis Actions that are received by the Plan Trust on account of the New Convertible Security prior to the Reset Date shall be held by the Plan Trust in an interest bearing account and applied to amounts outstanding under the New Convertible Security immediately after the Reset Date; and (z) thereafter, the GHR/Litigation Trust shall distribute any remaining or further proceeds to Reorganized Congoleum. Notwithstanding anything in the Plan or the Plan Documents to the contrary, in the event that the GHR/Kenesis Actions are finally resolved in their entirety as determined by the Debtors, the Asbestos Claimants' Committee, the Bondholder' Committee and the Futures Representative, each acting in its sole discretion, the GHR/Kenesis Litigation Trust shall not be established; provided, however, that any proceeds of the GHR/Kenesis Actions shall be distributed in accordance with the Pledge Agreement and this Section 6.1(o) by Reorganized Congoleum.

            (p) Institution and Maintenance of Legal and Other Proceedings. As of the Effective Date, the Plan Trust shall be empowered to initiate, prosecute, defend, and resolve all legal actions and other proceedings related to any asset, liability, or responsibility of the Plan Trust including, without limitation, the Avoidance Actions, to the extent not adjudicated, compromised or settled prior to the Effective Date. Further, as of the Effective Date, the GHR/Kenesis Litigation Trust shall be empowered to initiate, prosecute, defend, and resolve all legal actions and other proceedings related to the GHR/Kenesis Actions, to the extent not adjudicated, compromised or settled prior to the Effective Date. The Plan Trust and the GHR/Kenesis Litigation Trust, as applicable, shall be empowered to initiate, prosecute, defend, and resolve all such actions in the name of the Debtors and/or the Reorganized Debtors if deemed necessary or appropriate by the Plan Trustees or the GHR/Kenesis Litigation Trustee; provided, however, that any compromise or settlement of any GHR/Kenesis Action or the Avoidance Actions shall be subject to approval by the Bankruptcy Court. Except as otherwise provided by law or agreement, the Plan Trust shall be responsible for the payment of all damages, awards, judgments, settlements, expenses, costs, fees, and other charges incurred subsequent to Confirmation arising from or associated with any legal action or other proceeding brought pursuant to this Section 6.1(p) and shall pay or reimburse all deductibles, retrospective premium adjustments, or other charges which may arise from the receipt of insurance proceeds by the Plan Trust. Without in any way limiting the foregoing and subject to any Asbestos Insurer Coverage Defenses, the Plan Trust shall be empowered to elect to (or not to), initiate, prosecute, defend, settle, and resolve all Plan Trust Bankruptcy Causes of Action, Asbestos Insurance Actions and Direct Actions, and to maintain, administer, preserve, or pursue the Asbestos-In-Place Insurance Coverage, the Asbestos Insurance Action Recoveries, Asbestos Insurance Rights and the Asbestos Insurance Policies.

                                           EXHIBIT A TO THE DISCLOSURE STATEMENT


            (q) Preservation of Insurance Claims. The discharge and release of the Debtors and Released Non-Debtor Parties from all Claims as provided herein, and the injunctive protection provided to the Debtors, Reorganized Debtors, Released Non-Debtor Parties and Released Parties with respect to Demands as provided herein, shall neither diminish nor impair the enforceability of any of the Asbestos Insurance Policies by any Entity except (i) to the extent that any such Asbestos Insurance Company is also a Settling Asbestos Insurance Company or
(ii) that all Asbestos Insurer Coverage Defenses are preserved.

            (r) Indemnification by the Plan Trust. As and to the extent provided in the Plan Trust Agreement, the Plan Trust (and to the extent specified in Section 4.6(c) of the Plan Trust Agreement, the Reorganized Debtors) shall indemnify and hold harmless each of the Debtors, the Reorganized Debtors, the Pre-Petition Asbestos Claimants' Committee, the Asbestos Claimants' Committee, the Plan Trustees, the Claimants' Representative, the Collateral Trustee, any officer and employee of the Plan Trust, the Futures Representative, each member of the TAC and, with respect to each of the foregoing, their respective past, present and future Representatives.

            (s) Coverage Costs. Notwithstanding anything in the Plan to the contrary, Coverage Costs shall be paid to the Reorganized Debtors in accordance with the terms of that certain settlement agreement with Liberty Mutual Insurance Company, which was approved by the Bankruptcy Court by an Order dated June 29, 2004.

            (t) Plan Trust Note. On the Effective Date, the Plan Trust shall provide a loan to Reorganized Congoleum in the principal amount of the Plan Trust Note, with the proceeds to be used only for Reorganized Congoleum's working capital and general corporate purposes, and Reorganized Congoleum shall issue the Plan Trust Note to the Plan Trust. The Plan Trust Note shall be in all respects pari passu in priority and right of payment with the New Convertible Security; provided, however, that pursuant to the Pledge Agreement and the GHR/Kenesis Litigation Trust Agreement any proceeds of the GHR/Kenesis Actions shall be pledged to the Plan Trust by Reorganized Congoleum to secure Reorganized Congoleum's obligations to the Plan Trust on account of the New Convertible Security and Plan Trust Note and shall be used to reduce Reorganized Congoleum's obligations to the Plan Trust as follows: (i) first, to pay principal and accrued interest under the Plan Trust Note until such time as the Plan Trust Note has been paid in full; (ii) second, to pay principal and accrued interest under the New Convertible Security until such time as the New Convertible Security has been paid in full or is no longer outstanding; provided, however, that the New Convertible Security shall not be satisfied in full or retired before the Reset Date and any proceeds of the GHR/Kenesis Actions that are received by the Plan Trust on account of the New Convertible Security prior to the Reset Date shall be held by the Plan Trust in an interest bearing account and applied to amounts outstanding under the New Convertible Security immediately after the Reset Date; and (iii) thereafter, the GHR/Litigation Trust shall distribute any remaining or further proceeds to Reorganized Congoleum. The Plan Trust shall not have liens on or security interests in any assets of the Reorganized Debtors other than the GHR/Kenesis Actions, the proceeds thereof and earnings thereon. The Plan Trust Note shall be contractually subordinate in priority and right of payment to the New Senior Notes; provided, however, that in the absence of a default under the New Indenture, payments due under the Plan Trust Note shall be made in the ordinary course in accordance with its terms.

                                           EXHIBIT A TO THE DISCLOSURE STATEMENT


      6.2 Intercompany Settlement. In consideration of the treatment set forth in Section 5.1(i) with respect to the ABI Claims, the ABI Contribution, and for other good and valuable consideration, (a) on the Effective Date, Reorganized Congoleum, with the consent of ABI, shall assume and cure its defaults, if any, under each of the Intercompany Agreements, pursuant to Section 9.1(d) of the Plan; (b) on the Effective Date, Reorganized Congoleum shall assume the Joint Venture Agreement, pursuant to Section 9.1(c) of the Plan; and (c) ABI and the ABI Parties shall be entitled to the protections of the Asbestos Channeling Injunction provided for in Section 12.6 of the Plan to the extent that any of ABI and the ABI Parties is, within the meaning of section 524(g)(4)(A)(ii) of the Bankruptcy Code, alleged to be directly or indirectly liable for the conduct of, Claims against, or Demands on the Debtors to the extent such alleged liability of ABI or any of the ABI Parties arises by reason of its (I) ownership of a financial interest in any Debtor, a past or present affiliate of any Debtor, or a predecessor in interest of any Debtor, (II) involvement in the management of any Debtor or a predecessor in interest of any Debtor, or service as an officer, director or employee of any Debtor or a related party, or (III) involvement in a transaction changing the corporate structure, or in a loan or other financial transaction affecting the financial condition, of any Debtor or a related party, including but not limited to - - (aa) involvement in providing financing (debt or equity), or advice to an entity involved in such transaction, or (bb) acquiring or selling a financial interest in an entity as part of such a transaction. For purposes of this paragraph, the term "related party" shall have the meaning ascribed to such term in section 524(g)(4)(A)(iii) of the Bankruptcy Code.

      6.3 Certificate of Incorporation and Bylaws. The certificates of incorporation and bylaws of each Debtor shall, as of the Effective Date, be amended to the extent necessary to comply with section 1123(a)(6) of the Bankruptcy Code.

      6.4 Management of the Reorganized Debtors. On and after the Effective Date, the business and affairs of the Reorganized Debtors will be managed by the respective boards of directors of the Reorganized Debtors. The existing senior officers and directors of the Debtors shall continue to serve in their same respective capacities after the Effective Date for the Reorganized Debtors. The Reorganized Debtors shall continue to maintain independent directors in accordance with the listing requirements of the American Stock Exchange and applicable law, which directors shall, from the Effective Date and continuing until Reorganized Congoleum's obligations to the Plan Trust are fulfilled, also have no financial interest, past or present, in ABI or its affiliates or any business owned and controlled by Richard, Roger or William Marcus. In addition, during such period, any transaction between the Reorganized Debtors and any affiliate, insider or subsidiary of Reorganized Congoleum shall be approved by a standing committee of such independent directors.

      6.5 Amended Credit Agreement. On the Effective Date, the Amended Credit Agreement or such other working capital exit facility entered into by the Reorganized Debtors, which Amended Credit Agreement or other working capital exit facility shall contain terms similar to the Existing Credit Agreement (except that the Amended Credit Agreement or other working capital exit facility may be modified to provide for a lien on or security interest in real estate and any other collateral securing the New Senior Notes), together with a new promissory note evidencing the obligation of Reorganized Congoleum thereunder, and all other documents, instruments and agreements to be entered into, delivered or confirmed thereunder on the Effective Date, shall become effective. The new promissory note issued pursuant to the Amended Credit Agreement, if applicable, and all obligations under the Amended Credit Agreement, if applicable, and related documents shall be repaid as set forth in the Amended Credit Agreement, if applicable.

                                           EXHIBIT A TO THE DISCLOSURE STATEMENT


      6.6 Transfer Taxes. The issuance, transfer, or exchange of any of the securities. issued under, or the transfer of any other assets or property pursuant to or in connection with the Plan or the making or delivery of an instrument of transfer under or in connection with the Plan shall not, pursuant to section 1146 of the Bankruptcy Code, be taxed under any law imposing a stamp tax, transfer tax or other similar tax.

      6.7 Section 346 Injunction. In accordance with section 346 of the Bankruptcy Code for the purposes of any state or local law imposing a tax, income will not be realized by the Estates, the Debtors or the Reorganized Debtors by reason of the forgiveness or discharge of indebtedness resulting from the consummation of the Plan. As a result, each state or local taxing authority is permanently enjoined and restrained, after the Confirmation Date, from commencing, continuing or taking any act to impose, collect or recover in any manner any tax against the Debtors or the Reorganized Debtors arising by reason of the forgiveness or discharge of indebtedness under the Plan.

      6.8 Effectuating Documents and Further Transactions. The Chief Executive Officer, President, Chief Financial Officer or any Vice President of any Debtor shall be authorized to execute, deliver, file or record such contracts, instruments, releases, indentures, and other agreements or documents and take or direct such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Secretary or any Assistant Secretary of any Debtor shall be authorized to certify or attest to any of the foregoing actions.

      6.9 Corporate Action. All matters provided for under the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, or any corporate action to be taken by, or required of the Debtors or the Reorganized Debtors shall be deemed to have occurred and be effective as provided herein, and shall be authorized and approved in all respects without any requirement for further action by the stockholders or directors of any of such entities.

      6.10 Transfer Limitations under Section 382(1)(5) of the IRC. If Reorganized Congoleum is eligible for and avails itself of the exception described in Section 382(1)(5) of the IRC, Reorganized Congoleum's equity interests, from and after the Effective Date, will be subject to such restrictions that, in the determination of Reorganized Congoleum, are necessary to ensure that Reorganized Congoleum will not experience another "ownership change" as defined in Section 382(g) of the IRC within the period described in
Section 382(1)(5)(D) of the IRC; provided, however, that no such restrictions shall restrict or otherwise affect the rights of the Plan Trust under the New Convertible Security.

                                           EXHIBIT A TO THE DISCLOSURE STATEMENT


      6.11 Escrowed $5 Million. In order to satisfy the Additional Bondholder Recovery, the Reorganized Debtors shall receive or retain in escrow $5 million of Asbestos Insurance Action Recoveries on and following the Effective Date until the following conditions shall have been satisfied: (i) the AIG Contingencies and Conditions shall have been satisfied; and (ii) the Plan Trust has received or obtained the lesser of (x) $77.1 million in aggregate Cash and
(y) the aggregate amount in Cash of the sum of (a) $5 million and (b) the Plan Trust's liability (including the amounts, if any, held in reserve by the Plan Trust pursuant to Section 3.2 of the Plan Trust Agreement) on account of the Asbestos Personal Injury Claims of Qualified Claimants, Allowed Asbestos Property Damage Claims, the Plan Trust Note, Plan Trust Expenses and the initial contribution of $600,000 to the GHR/Kenesis Litigation Trust. Upon satisfaction of the foregoing conditions, the Reorganized Debtors shall immediately pay the $5 million of escrowed Cash to the Indenture Trustee for distribution to holders of Senior Note Claims. If the AIG Contingencies and Conditions shall not have been satisfied, then the Reorganized Debtors shall pay the $5 million of escrowed Cash to the Plan Trust.

      6.12 Certain Mergers. On the Effective Date, the Subsidiary Debtors shall merge with and into Congoleum, with Reorganized Congoleum as the surviving corporation.

                                  ARTICLE VII

            PROVISIONS GOVERNING DISTRIBUTIONS WITH RESPECT TO CLAIMS
                      OTHER THAN PLAN TRUST ASBESTOS CLAIMS

      7.1 Plan Distributions. The Disbursing Agent shall make all distributions required under the Plan (other than distributions to holders of Plan Trust Asbestos Claims and Senior Note Claims). Distributions shall be made on the Distribution Date (unless otherwise provided herein or ordered by the Bankruptcy Court) with respect to all Claims except for Plan Trust Asbestos Claims. Distributions to be made on the Distribution Date shall be deemed actually made on the Distribution Date if made either (a) on the Distribution Date or (b) as soon as practicable thereafter. With respect to Plan Trust Asbestos Claims, distributions to holders of Plan Trust Asbestos Claims shall be made in accordance with the Plan Trust Agreement and/or the TDP, as applicable. With respect to Senior Note Claims, distributions will be made by the Indenture Trustee, whose reasonable fees and expenses in connection with such distributions shall be paid by Reorganized Congoleum.

      7.2 Delivery of Distributions. Distributions to holders of Allowed Claims other than Asbestos Claims shall be made by the Disbursing Agent or the Indenture Trustee, as applicable, (a) at the holder's last known address, or (b) at the address in any written notice of address change delivered to the Disbursing Agent or the Plan Trustees, as applicable. If any holder's distribution is returned as undeliverable, no further distributions to such holder shall be made, unless and until the Disbursing Agent is notified of such holder's then current address, at which time all missed distributions shall be made to such holder without interest. Amounts in respect of undeliverable distributions made through the Disbursing Agent shall be returned to the appropriate Reorganized Debtor until such distributions are claimed or become unclaimed property pursuant to Section 7.4 of the Plan. With respect to Plan Trust Asbestos Claims, distributions to the holders of Plan Trust Asbestos Claims shall be made in accordance with the Plan Trust Agreement and/or the TDP, as applicable. With respect to Senior Note Claims, distributions to holders of Senior Note Claims shall be made in accordance with the Indenture.

                                           EXHIBIT A TO THE DISCLOSURE STATEMENT


      7.3 Withholding of Taxes. The Disbursing Agent shall withhold from any assets or property distributed under the Plan any assets or property that must be withheld pursuant to applicable law.

      7.4 Unclaimed Property. Any Cash, assets and other property to be distributed on account of any Claim other than a Plan Trust Asbestos Claim under the Plan that remain unclaimed (including by an Entity's failure to negotiate a check issued to such Entity) or otherwise not deliverable to the Entity entitled thereto before the later of (a) one year after the date of distribution or (b) 120 calendar days after an order allowing such Entity's Claim becomes a Final Order, shall become vested in, and shall be transferred and delivered to, the Reorganized Debtors. In such event, such Entity's Claim shall no longer be deemed to be Allowed and such Entity shall be deemed to have waived its rights to such payments or distributions under the Plan pursuant to section 1143 of the Bankruptcy Code and shall have no further Claim in respect of such distribution and shall not participate in any further distributions under the Plan with respect to such Claim.

                                  ARTICLE VIII

                          RESOLUTION OF DISPUTED CLAIMS

      8.1 Disallowance of Improperly Filed Claims. Subject to section 502(j) of the Bankruptcy Code and Bankruptcy Rules 3008 and 9006, any Administrative Claim, Asbestos Property Damage Claim or Claim (other than Asbestos Personal Injury Claims and ABI Claims) for which the filing of a Proof of Claim, application or motion with the Bankruptcy Court is required under the terms of the Bankruptcy Code, the Bankruptcy Rules, any order of the Bankruptcy Court (including one providing a Bar Date) or the Plan shall be Disallowed if and, to the extent that such Proof of Claim (or other filing) is not timely and properly made.

      8.2 Prosecution of Objections to Claims. Unless otherwise ordered by the Bankruptcy Court after notice and a hearing, after the Effective Date the Reorganized Debtors shall have the exclusive right to make and file objections to Proofs of Claims, other than Proofs of Claims in respect of Asbestos Personal Injury Claims, Unknown Asbestos Claims, Professional Fee Claims and ABI Asbestos Claims, at any time on or before ninety (90) days after the later of (i) the Effective Date or (ii) the date on which such Claim was filed with the Bankruptcy Court unless no Proof of Claim is required to be filed pursuant to Bankruptcy Rule 3002, the Plan or any order of the Bankruptcy Court; provided, however, that (x) this deadline may be extended by the Bankruptcy Court on motion by the Debtors or the Reorganized Debtors, as applicable, and (y) neither the Debtors, the Reorganized Debtors nor any other Person may file an objection to any (1) Claim that was Allowed by a Final Order entered during the Reorganization Cases, or (2) Claim Allowed by the Plan. In addition, unless otherwise ordered by the Bankruptcy Court after notice and a hearing, after the Effective Date the Reorganized Debtors, subject to Sections 14.5 and 14.11 of the Plan, shall have the exclusive right to make and file objections to Administrative Claims and to amend the Schedules or to object to any Claim specified on the Schedules, at any time on or before sixty (60) days after the later of (i) the Effective Date or (ii) the date on which such Claim was filed with the Bankruptcy Court unless no Proof of Claim is required to be filed pursuant to Bankruptcy Rule 3002, the Plan or any order of the Bankruptcy Court; provided, however, that (x) this deadline may be extended by the Bankruptcy Court on motion by the Debtors or the Reorganized Debtors, as applicable, (y) neither the Debtors, the Reorganized Debtors nor any other Person may file an

                                           EXHIBIT A TO THE DISCLOSURE STATEMENT


objection to any (1) Claim that was Allowed by a Final Order entered during the Reorganization Cases, or (2) Claim Allowed by the Plan, and (z) with respect to any Administrative Claim referred to in sub-clause (a)(4) of the definition of Administrative Expense, no objection may be filed with respect to any such Administrative Expense other than with respect to the reasonableness of such Administrative Expense or whether such Administrative Expense was incurred in accordance with Section 6.6 of the Indenture. Without prejudice to the right of any Asbestos Insurance Company to assert any Asbestos Insurer Coverage Defenses, after the Effective Date, only the Plan Trustees shall have the authority to contest Asbestos Personal Injury Claims, Unknown Asbestos Claims and Asbestos Property Damage Claims and litigate to judgment, settle or withdraw such objections and each Asbestos Personal Injury Claim, Unknown Asbestos Claim and Asbestos Property Damage Claim, whether or not a Proof of Claim was filed with the Bankruptcy Court, shall be satisfied exclusively in accordance with the Plan Trust Documents.

      8.3 No Distributions Pending Allowance. Notwithstanding any other provision hereof, if a Claim or any portion of a Claim is a Disputed Claim, no payment or distribution shall be made on account of such Disputed Claim, unless and until such Disputed Claim becomes an Allowed Claim.

      8.4 Distributions After Allowance. Payments and distributions to each holder of a Claim that is Disputed, or that is not Allowed, to the extent that such Claim ultimately becomes Allowed, shall be made in accordance with the provisions hereof governing the Class of Claims in which such Claim is classified. As soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim (other than a disputed Asbestos Claim) becomes a Final Order, the Reorganized Debtors shall distribute to the holder of such Claim any payment or property that would have been distributed to such holder if the Claim had been Allowed as of the Effective Date (or such other date on which such distribution would have been made).

                                   ARTICLE IX

                        TREATMENT OF EXECUTORY CONTRACTS,
                        UNEXPIRED LEASES AND SETTLEMENTS

      9.1 Assumption of Unexpired Leases and Executory Contracts.

            (a) Assumption. Except for any unexpired lease or executory contract that the Debtors reject or designate as being subject to rejection on or before the Effective Date, and except for the Joint Venture Agreement, as of the Effective Date, all executory contracts and unexpired leases not previously assumed by the Debtors pursuant to section 365 of the Bankruptcy Code shall be deemed to have been assumed by the Debtors, subject to Section 6.2, and the Plan shall constitute a motion to assume such executory contracts and unexpired leases. Subject to the occurrence of the Effective Date, entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions pursuant to section 365(a) of the Bankruptcy Code and a finding by the Bankruptcy Court that each such assumption is in the best interests of the Debtors, the Estates and all parties in interest in the Reorganization Cases. With respect to each such executory contract or unexpired lease assumed by the Debtors, unless otherwise determined by the Bankruptcy Court pursuant to a Final Order or agreed to by the parties thereto on or before the Effective Date, any defaults of the Debtors with respect to such assumed executory contracts or leases existing as of the Effective Date shall be cured in the ordinary course of the Reorganized Debtors' business promptly after any such default becomes known to the Debtors and, if disputed, established pursuant to applicable law by the Bankruptcy Court, and the assumed executory contracts or leases shall be binding upon and enforceable upon the parties thereto, subject to any rights and defenses existing thereunder. Subject to the occurrence of the Effective Date, upon payment of such cure amount all defaults of the Debtors existing as of the Confirmation Date with respect to such executory contract or unexpired lease shall be deemed cured.

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                                           EXHIBIT A TO THE DISCLOSURE STATEMENT


            (b) Rejection. Notwithstanding subpart (a) of this Section 9.1, the Debtors may reject those executory contracts and unexpired leases listed on an exhibit to be provided to the Bankruptcy Court in advance of the Confirmation Hearing (as such list may be amended or supplemented up to and including the Confirmation Date).

            (c) Assumption of Joint Venture Agreement. On the Effective Date, the Joint Venture Agreement shall be deemed to have been assumed by Reorganized Congoleum, the obligations of Reorganized Congoleum to ABI thereunder shall be subject to the provisions set forth in the Plan, and Reorganized Congoleum shall have no ongoing indemnification obligations thereunder in respect of any future ABI Asbestos Indemnity Claims.

            (d) Assumption of Intercompany Agreements. On the Effective Date, the Intercompany Agreements shall be deemed to have been assumed by Reorganized Congoleum.

      9.2 Damages Upon Rejection. The Bankruptcy Court shall determine the dollar amount, if any, of the Claim of any Entity seeking damages by reason of the rejection of any executory contract or unexpired lease; provided, however, that such Entity must file a Proof of Claim with the Bankruptcy Court on or before thirty (30) calendar days following the later of the Confirmation Date or the date of rejection of the executory contract or unexpired lease. To the extent that any such Claim is Allowed by the Bankruptcy Court by Final Order, such Claim shall become, and shall be treated for all purposes under the Plan as, a Class 7 General Unsecured Claim, and the holder thereof shall receive distributions as a holder of an Allowed Claim in such Class pursuant to the Plan. The Debtors shall notify those Entities that may assert a Claim for damages from the rejection of an executory contract or unexpired lease of this bar date for filing a Proof of Claim in connection therewith.

      9.3 Executory and Other Settlements. Prior to the Effective Date, the Debtors may seek Bankruptcy Court approval of additional settlements with holders of Asbestos Claims. The Plan Trust, or the Reorganized Debtors, as may be appropriate, shall make payments in accordance with the terms of any settlement under the terms of this Section 9.3 and a Final Order approving such settlement and the Plan Trust Agreement and/or the TDP, as applicable, with respect to the Plan Trust Asbestos Claims.

      9.4 Insurance Agreements. Except to the extent expressly set forth in any Asbestos Insurance Settlement Agreement, nothing contained in the Plan or any negotiations leading up to the Plan, including this Section 9.4, shall constitute a waiver of: (i) any claim, right, or cause of action that any of the Debtors or the Plan Trust, as applicable, may have against any insurer, including under any insurance agreement; or (ii) any Asbestos Insurer Coverage Defenses that any Asbestos Insurance Company may have against the Debtors or the Plan Trust. The discharge and release provisions contained in the Plan shall neither diminish nor impair the duties or obligations of any Debtor or any other Entity under any Asbestos Insurance Policy or agreement relating thereto, nor shall the discharge and release provisions contained in the Plan diminish nor impair the duties, obligations or the Asbestos Insurer Coverage Defenses of any Asbestos Insurance Company under any Asbestos Insurance Policy or agreement relating thereto.

                                           EXHIBIT A TO THE DISCLOSURE STATEMENT


      9.5 Compensation and Benefits Programs.

            (a) Unless otherwise agreed to by the affected parties or modified by order of the Bankruptcy Court, all of the Debtors' obligations under employment and severance policies, and all compensation and benefit plan, policies, and programs shall be treated as though they are executory contracts that are deemed assumed under the Plan.

            (b) As of the Effective Date, the Pension Plans shall be deemed to have been assumed by Reorganized Congoleum. Reorganized Congoleum shall continue the Pension Plans, satisfy the minimum funding standards pursuant to 26 U.S.C. ss. 412 and 29 U.S.C. ss. 1082, and administer the Pension Plans in accordance with their terms and the provisions of ERISA. Furthermore, nothing in the Plan shall be construed as discharging, releasing or relieving the Debtors or any Reorganized Debtor, or any party, in any capacity, from any liability imposed under any law or regulatory provision with respect to the Pension Plans or the Pension Benefit Guaranty Corporation ("PBGC"). The PBGC and the Pension Plans shall not be enjoined or precluded from enforcing such liability as a result of any provision of the Plan or the Confirmation Order. Notwithstanding anything in this Section 9.5, the Plan Trust shall not assume any of the liabilities, obligations, or responsibilities of the Debtors or the Reorganized Debtors with respect to the Pension Plans or the PBGC.

      9.6 Retiree Benefits. Notwithstanding any other provisions of the Plan (other than the last sentence of this Section 9.6), any payments that are due to any individual for the purpose of providing or reimbursing payments for retired employees and their spouses and dependents for medical, surgical, or hospital care benefits, or benefits in the event of sickness, accident, disability, or death under any plan, fund, or program (through the purchase of insurance or otherwise) maintained or established in whole or in part by the Debtors prior to the Petition Date shall be continued for the duration of the period, if any, that the Debtors have obligated themselves to provide such benefits. Notwithstanding the foregoing, no employee or retired employee (nor their spouses or dependents and beneficiaries) of the Debtors or the Reorganized Debtors shall be entitled to assert any Asbestos Claim against the Debtors or the Reorganized Debtors.

      9.7 Indemnification of Directors, Officer and Employees. The obligations of the Debtors to indemnify any Person serving at any time on or prior to the Effective Date as one of their directors, officers or employees by reason of such Person's service in such capacity, or as a director, officer or employee of any other corporation or legal entity, to the extent provided in the Debtors' constituent documents, or by a written agreement with the Debtors, or pursuant to applicable general corporation law, each as applicable, shall be deemed and treated as executory contracts that are assumed by the Reorganized Debtors pursuant to the Plan and section 365 of the Bankruptcy Code as of the Effective Date. Accordingly, such indemnification obligations shall be treated as General Unsecured Claims and shall survive Unimpaired and unaffected by entry of the Confirmation Order, irrespective of whether such indemnification is owed for an act or event occurring before or after the Petition Date.

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                                           EXHIBIT A TO THE DISCLOSURE STATEMENT


                                    ARTICLE X

                       ACCEPTANCE OR REJECTION OF THE PLAN

      10.1 Classes Entitled to Vote. The holders of Claims or Interests in each Impaired Class of Claims or Interests, i.e., Classes 2, 3, 6, 9, 10, 11, 12 and 13, whose Claims or Interests are Allowed or temporarily allowed for voting purposes, are entitled to vote to accept or reject the Plan.

      10.2 Acceptance by Impaired Classes of Claims. Pursuant to section 1126(c) of the Bankruptcy Code, an Impaired Class of Claims shall have accepted the Plan if (a) the holders of at least two-thirds in dollar amount of the claims actually voting in such Class (other than Claims held by any holder designated pursuant to section 1126(e) of the Bankruptcy Code) have voted to accept the Plan and (b) more than one-half in number of such claims actually voting in such Class (other than Claims held by any holder designated pursuant to section 1126(e) of the Bankruptcy Code) have voted to accept the Plan.

      10.3 Acceptance by Impaired Class of Interests. Pursuant to section 1126(d) of the Bankruptcy Code, an Impaired Class of Interests shall have accepted the Plan if the holders of at least two-thirds in amount of the Allowed Interests actually voting in such Class (other than Interests held by any holder designated pursuant to section 1126(e) of the Bankruptcy Code) have voted to accept the Plan.

      10.4 Acceptance Pursuant to Section 524(g) of the Bankruptcy Code. The Plan shall have been voted upon favorably as required by section
524(g)(2)(B)(ii)(IV)(bb) of the Bankruptcy Code.

      10.5 Presumed Acceptance of Plan. Classes 1, 4, 5, 7, 8 and 14 are Unimpaired. Under section 1126(f) of the Bankruptcy Code, the holders of Claims and Interests in such Classes are conclusively presumed to have voted to accept the Plan.

      10.6 Reservation of Rights. In the event that any Impaired Class fails to accept the Plan by the requisite numbers and amounts required by the Bankruptcy Code, the Debtors reserve the right to seek confirmation of the Plan by means of the fair and equitable power contained in section 1129(b) of the Bankruptcy Code.

                                   ARTICLE XI

                  CONDITIONS TO CONFIRMATION AND EFFECTIVENESS

      11.1 Conditions to Confirmation. Confirmation of the Plan shall not occur unless each of the following conditions has been satisfied or waived in accordance with Section 11.3 below. These conditions to Confirmation, which are designed, among other things, to ensure that the Injunctions, releases, and discharges set forth in Article XII shall be effective, binding and enforceable, are as follows:

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                                           EXHIBIT A TO THE DISCLOSURE STATEMENT


            (a) The Bankruptcy Court shall have made specific findings and determinations, among others, in substantially the following form:

                  (i) The Discharge Injunction and the Asbestos Channeling Injunction are to be implemented in connection with the Plan and the Plan Trust;

                  (ii) As of the Petition Date, Congoleum has been named as a defendant in personal injury, wrongful death or property damage actions seeking recovery for damages allegedly caused by the presence of, or exposure to, asbestos or asbestos-containing products;

                  (iii) The Plan Trust, upon the Effective Date, shall assume the liabilities of the Debtors with respect to Plan Trust Asbestos Claims and Demands;

                  (iv) The Plan Trust is to be funded in part by securities of Reorganized Congoleum in the form of the New Class A Common Stock and the New Convertible Security and constitutes an obligation of Reorganized Congoleum to make future payments to the Plan Trust;

                  (v) In the event that the holders of the Senior Note Claims (Class 6) vote (as a Class) to accept the Plan, the Plan Trust, on the Effective Date, will hold the New Class A Common Stock and the New Convertible Security, and if certain contingencies occur, the Plan Trust will be entitled to redeem or convert the New Convertible Security, and, in accordance with the terms of the New Convertible Security, own a majority of the voting shares of the common stock of Reorganized Congoleum;

                  (vi) In the event that the holders of the Senior Note Claims (as a Class) do not vote to accept the Plan, then the common stock of Reorganized Congoleum shall be allocated between the Plan Trust and the Senior Note Claims on a pro rata basis, as provided in the Confirmation Order;

                  (vii) The Plan Trust is to use its assets and income to pay Plan Trust Asbestos Claims and Plan Trust Expenses;

                  (viii) Congoleum is likely to be subject to substantial future Demands for payment arising out of the same or similar conduct or events that gave rise to the Plan Trust Asbestos Claims, which are addressed by the Asbestos Channeling Injunction;

                  (ix) The actual amounts, numbers and timing of future Demands cannot be determined;

                  (x) Pursuit of Demands outside the procedures prescribed by the Plan and the TDP is likely to threaten the Plan's purpose to deal equitably with Plan Trust Asbestos Claims and future Demands;

                  (xi) The Plan establishes separate Classes of Asbestos Personal Injury Claims that are to be addressed by the Plan Trust and at least seventy-five percent (75%) of the Asbestos Claimants voting in such Classes have accepted the Plan;

                                           EXHIBIT A TO THE DISCLOSURE STATEMENT


                  (xii) Pursuant to court orders or otherwise, the Plan Trust shall operate through mechanisms such as structured, periodic or supplemental payments, Pro Rata distributions, matrices or periodic review of estimates of the numbers and values of Asbestos Personal Injury Claims or other comparable mechanisms, that provide reasonable assurance that the Plan Trust shall value, and be in a financial position to pay, Asbestos Personal Injury Claims and Demands therefor in substantially the same manner;

                  (xiii) The Futures Representative was appointed by the Bankruptcy Court as part of the proceedings leading to the issuance of the Discharge Injunction and the Asbestos Channeling Injunction for the purpose of, among other things, protecting the rights of persons that might subsequently assert Demands of the kind that are addressed in the Discharge Injunction and the Asbestos Channeling Injunction and transferred to the Plan Trust;

                  (xiv) In light of the benefits provided, or to be provided, to the Plan Trust on behalf of each Protected Party, the Asbestos Channeling Injunction is fair and equitable with respect to the persons that might subsequently assert Demands against any Protected Party;

                  (xv) The Plan otherwise complies with section 524(g) of the Bankruptcy Code;

                  (xvi) Congoleum's contributions to the Plan Trust and ABI's contribution of the ABI Contribution to the Plan Trust provided for herein, together with the Asbestos Insurance Assignment, constitute substantial assets of the Plan Trust and the reorganization;

                  (xvii) The duties and obligations of the insurers that issued policies and their successors and assigns, or, with respect to any insolvent insurers, their liquidators and/or the state insurance guaranty funds that bear responsibility with respect to such rights under such policies which constitute the Asbestos Insurance Rights and Asbestos Property Damage Insurance Rights are not eliminated or diminished by the transfer pursuant to the Plan of the Debtors' rights in the Asbestos Insurance Rights and Asbestos Property Damage Insurance Rights pursuant to the Insurance Assignment Agreement;

                  (xviii) The Settling Asbestos Insurance Companies are entitled to the benefits of the Asbestos Channeling Injunction with respect to Plan Trust Asbestos Claims;

                  (xix) After Confirmation, each Asbestos Insurance Settlement Agreement of a Settling Asbestos Insurance Company and each Final Order of the Bankruptcy Court approving such Settlement Agreements shall be binding upon and inure to the benefit of the Plan Trust and the Plan Trustees, and each of the foregoing shall become fully bound by all of the terms and conditions of each such Asbestos Insurance Settlement Agreement without need for further act or documentation of any kind;

                  (xx) After Confirmation, none of the Debtors, ABI, the Futures Representative, the Plan Trustees, the Asbestos Claimants' Committee, and the Claimants' Representative shall seek to terminate, reduce or limit the scope of the Asbestos Channeling Injunction or any other injunction contained in the Plan that inures to the benefit of any Settling Asbestos Insurance Company or ABI;

                                           EXHIBIT A TO THE DISCLOSURE STATEMENT


                  (xxi) At least 95% in amount of the allowed and valid votes with respect to the Plan for each of Classes 2 and 3 shall have accepted the Plan;

                  (xxii) The merger of the Subsidiary Debtors with and into Congoleum, with Reorganized Congoleum as the surviving corporation, is authorized; and

                  (xxiii) The Plan Trust is a "qualified settlement fund" pursuant to Section 468(B) of the IRC and the regulations issued pursuant thereto.

            (b) Confirmation Order. The Bankruptcy Court shall have made such findings and determinations regarding the Plan as shall enable the entry of the Confirmation Order and any other order entered in conjunction therewith, each of which shall be in form and substance acceptable to the Debtors, the Asbestos Claimants' Committee, the Futures Representative, the Bondholders' Committee and ABI and, insofar as such findings and determinations affect the Financing Order or the rights of Wachovia thereunder, Wachovia.

      11.2 Conditions to Effectiveness. Notwithstanding any other provision of the Plan or the Confirmation Order, the Effective Date of the Plan shall not occur unless and until each of the following conditions has been satisfied or waived in accordance with Section 11.3 below:

            (a) Confirmation Order. The Confirmation Order shall have been entered by the Bankruptcy Court and affirmed by the District Court or entered by the District Court and the Confirmation Order and any order of the District Court shall be in form and substance acceptable to the Debtors, the Asbestos Claimants' Committee, the Futures Representative, the Bondholders' Committee and ABI and the Confirmation Order (and affirming order of the District Court) shall have become a Final Order; provided, however, that the Effective Date may occur at a point in time when the Confirmation Order is not a Final Order at the option of the Debtors, with the written consent of ABI, unless the effectiveness of the Confirmation Order has been stayed, reversed or vacated. The Effective Date may occur, again at the option of the Debtors, with the written consent of ABI, on the first Business Day immediately following the expiration or other termination of any stay of effectiveness of the Confirmation Order.

            (b) Injunctions. The Discharge Injunction, the Asbestos Channeling Injunction and the Anti-Suit Injunction shall be in full force and effect.

            (c) Amended Credit Agreement. The Amended Credit Agreement or such other working capital exit facility entered into by the Reorganized Debtors which Amended Credit Agreement or other working capital exit facility shall contain terms similar to the Existing Credit Agreement (except that the Amended Credit Agreement or other working capital exit facility may be modified to provide for a lien on or security interest in real estate and any other collateral securing the New Senior Notes), and all documents to be executed in connection with the Amended Credit Agreement or such other exit facility, in form and substance reasonably satisfactory to the Debtors, shall not restrict Reorganized Congoleum's obligations to make scheduled payments on the New Senior Notes, the Plan Trust Note and the New Convertible Security except as may be provided in the New Indenture, the Plan Trust Note and the New Convertible Security, and shall have been executed and delivered and all conditions precedent to effectiveness thereof shall have been satisfied or waived by the parties thereto.

                                           EXHIBIT A TO THE DISCLOSURE STATEMENT


            (d) Plan Documents. The Plan Documents necessary or appropriate to implement the Plan (which shall include without limitation, the New Convertible Security, the Plan Trust Note, the New Senior Notes, the Pledge Agreement, the Amended Credit Agreement or any other working capital exit facility, the Plan Trust Documents and the Insurance Assignment Agreement) shall have been executed, delivered and, where applicable, filed with the appropriate governmental authorities; all conditions precedent to the effectiveness of each of such Plan Documents shall have been satisfied or waived by the respective parties thereto; and the Plan Documents shall be in full force and effect. The Plan Documents shall be acceptable to the Bondholders' Committee, the Asbestos Claimants' Committee, the Futures Representative and the Debtors.

            (e) New Senior Notes. The New Indenture shall have been executed and authorized and the New Senior Notes shall have been delivered in accordance with the New Indenture and shall constitute valid senior secured indebtedness of the Reorganized Debtors.

            (f) Other Assurances. The Debtors shall have obtained either (i) a private letter ruling from the Internal Revenue Service establishing that the Plan Trust is a "qualified settlement fund" pursuant to Section 468(B) of the IRC and the regulations issued pursuant thereto, or (ii) other decisions, opinions or assurances regarding certain tax consequences of the Plan, satisfactory to the Debtors, the Reorganized Debtors, the Futures Representative and the Asbestos Claimants' Committee.

            (g) Other Approvals, Documents and Actions. All authorizations, consents and regulatory approvals required, if any, in connection with the consummation of the Plan shall have been obtained, and all actions, documents, and agreements necessary to implement the Plan shall have been effected or executed.

            (h) Insurance Settlement Protocol. The Debtors shall have obtained the consent of the Asbestos Claimants' Committee and the Futures Representative prior to reaching a compromise or settlement of any Asbestos Insurance Policy on or after August 4, 2006.

      11.3 Waiver of Conditions. Each of the conditions set forth in Sections
11.1 and 11.2 above may be waived in whole or in part by the Debtors, with the written consent of ABI and, solely with respect to Section 11.2(f) above, the Asbestos Claimants' Committee and the Futures Representative and, solely with respect to Sections 11.1(a)(xxi), 11.1(b), the first sentence of 11.2(a) and 11.2(d) above, the Claimants' Representative, the Asbestos Claimants' Committee and the Futures Representative, each in its sole discretion, and, solely with respect to Sections 11.1(b) and 11.2(c), (d) and (e) above, the Bondholders' Committee, in its sole discretion, without any notice to other parties in interest or the Bankruptcy Court and without a hearing. The failure of the Debtors to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right that may be asserted at any time.

                                           EXHIBIT A TO THE DISCLOSURE STATEMENT


                                  ARTICLE XII

                       INJUNCTIONS, RELEASES AND DISCHARGE

      12.1 Discharge.

            (a) Except as specifically provided in the Plan, the Plan Documents or in the Confirmation Order, as of the Effective Date, Confirmation shall discharge the Debtors and the Reorganized Debtors pursuant to section 1141(d)(1)(A) of the Bankruptcy Code from any and all Claims of any nature whatsoever and Demands including, without limitation, any Claims, demands and liabilities that arose before Confirmation, and all debts of the kind specified in section 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (a) a Proof of Claim based on such Claim was filed or deemed filed under section 501 of the Bankruptcy Code, or such Claim was listed on the Schedules of the Debtors, (b) such Claim is or was Allowed under section 502 of the Bankruptcy Code, or (c) the holder of such Claim has voted on or accepted the Plan. Except as specifically provided in the Plan or Plan Documents, the rights that are provided in the Plan as of the Effective Date shall be in exchange for and in complete satisfaction, settlement and discharge of all Claims (including without limitation Asbestos Claims) or Demands against, Liens on, and interests in the Debtors or the Reorganized Debtors or any of their assets or properties. Notwithstanding anything herein to the contrary, nothing in this Section 12.1 shall affect the right of any Asbestos Insurance Company to assert any Asbestos Insurer Coverage Defenses.

            (b) Notwithstanding any other provision of the Plan to the contrary, Confirmation shall not discharge any pre-Petition Date or post-Petition Date, pre-Confirmation Date liability that may be due from any of the Debtors to the Internal Revenue Service as currently set forth in that certain Proof of Claim filed by the Internal Revenue Service in the alleged amounts of $6,608,626.01 and $8,760,686.95 and that certain Administrative Expense Claim in the alleged amount of $4,002,431.97. Should any pre-Petition Date or post-Petition Date, pre-Confirmation Date tax liabilities be determined by the Internal Revenue Service to be due from any of the Debtors for any of the tax periods reflected by such Proof of Claim or Administrative Expense Claim, such liabilities shall be determined administratively or in a judicial forum in the manner in which such liabilities would have been resolved had these Reorganization Cases not been commenced. Any resulting liabilities determined pursuant to a Final Order or other final determination shall be paid as if these Reorganization Cases had not been commenced.

      12.2 Release of Representatives of the Debtors. To the extent permitted by law applicable to cases under the Bankruptcy Code in the judicial district in which the Bankruptcy Court is located, except as otherwise specifically provided in the Plan and the Plan Documents, for good and valuable consideration, the receipt and sufficiency of which is acknowledged in the Plan, all current and former Representatives of the Debtors, on and after the Effective Date, are released from any and all Claims, obligations, rights, suits, damages, causes of action, remedies and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that any Entity would have been legally entitled to assert in its own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Entity, based in whole or in part, upon any act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, for claims or liabilities resulting from their services as officers or directors of the Debtors or to the extent such claims or liabilities relate to the business, operations or management of the Debtors prior to the Effective Date or to their conduct as professionals or advisors to any of the Debtors. For the avoidance of doubt, in no event shall any such Representative be released in the case of the gross negligence or willful misconduct of such Representative.

                                           EXHIBIT A TO THE DISCLOSURE STATEMENT


      12.3 Exculpation. To the extent permitted by law applicable to cases under the Bankruptcy Code in the judicial district in which the Bankruptcy Court is located, as of the Effective Date, (a) each of the Reorganized Debtors, the Debtors, the Futures Representative, the Pre-Petition Asbestos Claimants' Committee, the Asbestos Claimants' Committee, the Bondholders' Committee, the Claimants' Representative, the Collateral Trustee, the Plan Trustees, ABI and any of their respective Representatives (i) shall not have or incur any liability to any Entity for any act or omission in connection with or arising out of the negotiation of the Plan or any Plan Document, negotiation of the settlement provided in the Collateral Trust, negotiation of the settlement provided in the Claimant Agreement, the pursuit of confirmation of the Plan, the consummation of the Plan, the Collateral Trust Agreement, the Claimant Agreement, the Security Agreement, the administration of the Plan or the property to be distributed under the Plan or the Class 2 and Class 3 and 11 Settlements, provided, however, that this exculpation provision shall not apply to Asbestos Insurer Coverage Defenses; and (ii) in all respects shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan and the other Plan Documents, provided, however, that in no event shall the Pre-Petition Asbestos Claimants' Committee be exculpated from liability under this Section 12.3 for any relief granted or any costs or expenses incurred in connection with the Avoidance Actions and in no event shall this Section 12.3 exculpate any party from liability for any claim asserted in the Avoidance Actions; and (b) the Claimants' Representative shall not have or incur any liability to any Entity in connection with or arising out of the receipt of a two million dollars ($2,000,000) advance from the Debtors prior to the Petition Date on account of the Claimants' Representatives' fees and expenses. For the avoidance of doubt, in no event shall any such party be exculpated from liability under this Section 12.3 in the case of the gross negligence or willful misconduct of such party.

      12.4 Releases by Holders of Claims. To the extent permitted by law applicable to cases under the Bankruptcy Code in the judicial district in which the Bankruptcy Court is located, other than rights to the treatment provided in
Article V of the Plan or as otherwise provided in the Plan or the Plan Documents herein, on and after the Effective Date, each holder of a Claim who has accepted the Plan shall be deemed to have unconditionally released the Released Non-Debtor Parties, the Pre-Petition Asbestos Claimants' Committee, the Claimants' Representative, the Collateral Trustee, the Asbestos Claimants' Committee, the Bondholders' Committee and their current and former Representatives from any and all Claims, obligations, rights, suits, damages, causes of action, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity, or otherwise, that such Entity would have been legally entitled to assert (whether individually or collectively), based in whole or in part upon any act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date by the Debtors or the Reorganized Debtors, the Reorganization Cases, or the negotiation, formulation, and preparation of the Plan, the Plan Documents or any related agreements, instruments or other documents, provided, however, that in no event shall the Pre-Petition Asbestos Claimants' Committee be released from liability for any relief granted or any costs or expenses incurred in connection with the Avoidance Actions and in no event shall this Section 12.4 release any party from liability for any claim asserted in the Avoidance Actions.

                                           EXHIBIT A TO THE DISCLOSURE STATEMENT


      In addition, pursuant to this Section 12.4 and the Confirmation Order, which may include release(s) for the benefit of any Settling Asbestos Insurance Company consistent with the terms of this Section 12.4 and the terms of the relevant Asbestos Insurance Settlement Agreement, any holder of a Plan Trust Asbestos Claim that receives a payment from the Plan Trust shall be deemed to have unconditionally released the Plan Trust and each Settling Insurance Company from any and all Claims, obligations, rights, suits, damages, causes of action, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity, or otherwise, arising from, relating to, or involving the manufacture, sale, distribution, installation, formulation, marketing, transport, handling or any other activity involving any asbestos containing products of Congoleum and any of Congoleum entities identified in the Confirmation Order, which may incorporate the terms of one or more Asbestos Insurance Settlement Agreement, or their premises to the extent such Claim arises from, relates to or involves exposure to asbestos, including without limitation, any operation claims, contribution claims, direct action claims, and insurance coverage claims. For the avoidance of doubt, in no event shall any such party be released under this Section 12.4 in the case of the gross negligence or willful misconduct of such party.

      12.5 Discharge Injunction. Except as specifically provided in the Plan Documents to the contrary, the satisfaction, release, and discharge set forth in
Section 12.1 shall also operate as an injunction, pursuant to sections 105, 524(g) and 1141 of the Bankruptcy Code, prohibiting and enjoining the commencement or continuation of any action, the employment of process or any act to collect, recover from, or offset (a) any Claim or Demand against or Interest in the Debtors, the Reorganized Debtors, the Collateral Trust, or the Plan Trust by any Entity and (b) any cause of action, whether known or unknown, against the Released Parties based on such Claim or Interest described in subpart (a) of this Section 12.5.

      12.6 Asbestos Channeling Injunction. The sole recourse of the holder of a Plan Trust Asbestos Claim or Demand on account of such Claim or Demand or of a Person that had or could have asserted an Asbestos Claim or Demand shall be to the Plan Trust pursuant to the provisions of the Asbestos Channeling Injunction, the Plan, the Plan Trust Agreement and the TDP, and such holder shall have no right whatsoever at any time to assert its Plan Trust Asbestos Claim or Demand against the Debtors, Reorganized Debtors, any other Protected Party, or any property or interest in property of the Debtors, the Reorganized Debtors, or any other Protected Party. Without limiting the foregoing, from and after the Effective Date, the Asbestos Channeling Injunction shall apply to all present and future holders of Plan Trust Asbestos Claims and Demands, and all such holders shall be permanently and forever stayed, restrained, and enjoined from taking any of the following actions for the purpose of, directly or indirectly, collecting, recovering, or receiving payment of, on, or with respect to any Plan Trust Asbestos Claims and Demands, other than from the Plan Trust in accordance with the Asbestos Channeling Injunction and pursuant to the Plan, the Plan Trust Agreement and the TDP:

            (a) commencing, conducting, or continuing in any manner, directly or indirectly, any suit, action, or other proceeding (including a judicial, arbitration, administrative, or other proceeding) in any forum against or affecting any Protected Party or any property or interests in property of any Protected Party;

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                                           EXHIBIT A TO THE DISCLOSURE STATEMENT


            (b) enforcing, levying, attaching (including any prejudgment attachment), collecting, or otherwise recovering by any means or in any manner, whether directly or indirectly, any judgment, award, decree, or other order against any Protected Party or any property or interests in property of any Protected Party;

            (c) creating, perfecting, or otherwise enforcing in any manner, directly or indirectly, any encumbrance against any Protected Party, or any property or interests in property of any Protected Party;

            (d) setting off, seeking reimbursement of, contribution from, or subrogation against, or otherwise recouping in any manner, directly or indirectly, any amount against any liability owed to any Protected Party or any property or interests in property of any Protected Party; and

            (e) proceeding in any manner in any place with regard to any matter that is subject to resolution pursuant to the Plan Trust, except in conformity and compliance with the Plan, the Plan Trust Agreement and the TDP.

      Any right, claim or cause of action that an Asbestos Insurance Company may have been entitled to assert against a Settling Asbestos Insurance Company based on or relating to Asbestos Claims shall be channeled to and become a right, claim or cause of action as an offset claim against the Plan Trust and not against the Settling Asbestos Insurance Company in question and all persons, including any Asbestos Insurance Company, shall be enjoined from asserting any such right, claim or cause of action against a Settling Asbestos Insurance Company.

      Except as otherwise expressly provided in the Plan, nothing contained in the Plan shall constitute or be deemed a waiver of any claim, right or cause of action that the Debtors, the Reorganized Debtors, or the Plan Trust may have against any Entity in connection with or arising out of or related to an Asbestos Claim; provided, however, none of the Debtors, the Reorganized Debtors, the Plan Trust or any of their respective successors or assigns may assert against ABI or any ABI Entity any claim, right or cause of action arising out of or related to any Asbestos Claim. Notwithstanding any other provision in the Plan to the contrary, nothing in the Plan shall be understood to channel, prevent, impair or limit in any way enforcement against the Debtors, the Reorganized Debtors, or any other Protected Party of any rights provided in connection with any Workers' Compensation Claim.

      12.7 Reservation of Rights. Notwithstanding any other provision of the Plan to the contrary, the satisfaction, release and discharge, and the Injunctions set forth in Article XII, shall not serve to satisfy, discharge, release, or enjoin (a) claims by the Plan Trust, the Reorganized Debtors, ABI, and their Affiliates, or any other Entity, as the case may be, against (i) the Plan Trust for payment of Plan Trust Asbestos Claims in accordance with the Plan, the Plan Trust Agreement and the TDP, as applicable, (ii) the Plan Trust for the payment of Plan Trust Expenses, or (iii) the Reorganized Debtors, the Plan Trust, or any other Entity, to enforce the provisions of Section 6.2 or any provision of the Plan or another Plan Document, or (b) the rights of any Asbestos Insurance Company to assert any claim, debt, obligation, cause of action or liability for payment against any other Asbestos Insurance Company that is not a Settling Asbestos Insurance Company.

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                                           EXHIBIT A TO THE DISCLOSURE STATEMENT


      12.8 Rights Against Non-Debtors under Securities Laws. Notwithstanding any language to the contrary contained in the Disclosure Statement, Plan, and/or Confirmation Order, no provision shall release any non-Debtor, including any current and/or former officer and/or director of the Debtors and/or any non-Debtor included in the Released Non-Debtor Parties, from liability to the United States Securities and Exchange Commission, in connection with any legal action or claim brought by such governmental unit against such Person(s).

      12.9 Rights Against Debtors Under Environmental Laws. Environmental rights and Claims of Governmental Units under applicable Environmental Laws shall survive the Reorganization Cases, shall not be discharged, impaired or adversely affected by the Plan and the Reorganization Cases and shall be determined in the manner and by the administrative or judicial tribunals in which such rights or Claims would have been resolved or adjudicated if the Reorganization Cases had not been commenced. Governmental Units need not file any Proofs of Claim under Environmental Laws in the Reorganization Cases in order to preserve Claims under Environmental Laws. Nothing in the Confirmation Order or Plan shall be construed as releasing or relieving any Entity of any liability under any Environmental Law.

      12.10 Disallowed Claims and Disallowed Interests. On and after the Effective Date, the Debtors shall be fully and finally discharged from any liability or obligation on a Disallowed Claim or a Disallowed Interest and any order creating a Disallowed Claim or a Disallowed Interest that is not a Final Order as of the Effective Date solely because of an Entity's right to move for reconsideration of such order pursuant to section 502 of the Bankruptcy Code or Bankruptcy Rule 3008 will nevertheless become and be deemed to be a Final Order on the Effective Date. The Confirmation Order, except as otherwise provided herein, or unless the Bankruptcy Court orders otherwise, shall constitute an order: (a) disallowing all Claims (other than Plan Trust Asbestos Claims that have not been previously expunged by Final Order of the Bankruptcy Court or withdrawn) and Interests to the extent such Claims and Interests are not allowable under any provision of section 502 of the Bankruptcy Code, including, but not limited to, time-barred Claims, and Claims for unmatured interest, and
(b) disallowing or subordinating, as the case may be, any Claims, or portions of Claims, for penalties or Non-Compensatory Damages.

      12.11 Anti-Suit Injunction. With respect to any Settling Asbestos Insurance Company, this Section 12.11 and the Confirmation Order, which may include anti-suit injunction(s) for the benefit of any Settling Asbestos Insurance Company consistent with the terms of this Section 12.11 and the terms of the relevant Asbestos Insurance Settlement Agreement, shall operate as an injunction, pursuant to section 105(a) of the Bankruptcy Code, permanently and forever prohibiting and enjoining the commencement, conduct or continuation of any action or cause of action, whether known or unknown, the employment of process or any act to collect, recover from or offset any non-asbestos claim, Claim or demand against any Settling Asbestos Insurance Company arising out of, relating to, or in connection with an Asbestos Insurance Policy or any other insurance policy or rights under such other insurance policy issued to or insuring the relationship of the relevant Settling Asbestos Insurance Companies with, the relevant Congoleum entities that are insureds under such policies, but such injunction pursuant to section 105(a) of the Bankruptcy Code shall not affect or modify the rights of Persons insured under policies of insurance except to the extent released in an Asbestos Insurance Settlement Agreement.

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                                           EXHIBIT A TO THE DISCLOSURE STATEMENT


      12.12 Insurance Neutrality.

            (a) Nothing in the Plan, the Plan Documents, the Confirmation Order, or any finding of fact and/or conclusion of law with respect to the Confirmation of the Plan or any order or opinion entered on appeal of the Confirmation Order, shall limit the right of any Asbestos Insurance Company to assert any Asbestos Insurer Coverage Defense.

            (b) The Plan, the Plan Documents and the Confirmation Order shall be binding on the Debtors, the Reorganized Debtors, the Plan Trust and the beneficiaries of the Plan Trust. The obligations, if any, of the Plan Trust to pay holders of Asbestos Personal Injury Claims and Demands shall be determined pursuant to the Plan and the Plan Documents. None of (I) the Bankruptcy Court's approval of the Plan or the Plan Documents, (II) the Confirmation Order or any finding and conclusions entered with respect to Confirmation, nor (III) any estimation or valuation of Asbestos Personal Injury Claims, either individually or in the aggregate (including, without limitation, any agreement as to the valuation of Asbestos Personal Injury Claims) in the Bankruptcy Case shall, with respect to any Asbestos Insurance Company (including on the basis of the decisions in UNR Industries, Inc. v. Continental Casualty Co., 942 F.2d 1101 (7th Cir. 1991) or Fuller-Austin Insulation Co. v. Fireman's Fund Inc., et al., Case No. BC 116 835, 2002 WL 31005090 (Cal. Superior Ct. August 6, 2002)),
constitute a trial or hearing on the merits or an adjudication or judgment; or accelerate the obligations, if any, of any Asbestos Insurance Company under its Asbestos Insurance Policies; or be used as evidence in any forum to prove:

            (i) that any of the Debtors, the Plan Trust, or any Asbestos Insurance Company is liable for, or otherwise obligated to pay with respect to, any individual Asbestos Personal Injury Claim or Demand;

            (ii) that the procedures established by the Plan, including the Trust Distribution Procedures, for evaluating and paying Asbestos Personal Injury Claims and Demands are reasonable;

            (iii) that the procedures established by the Plan, including the Trust Distribution Procedures, for evaluating and paying Asbestos Personal Injury Claims and Demands are consistent with any procedures that were used to evaluate or settle Asbestos Personal Injury Claims against the Debtors before the Petition Date;

            (iv) that the settlement of, or the value assigned to, any individual Asbestos Person Injury Claim pursuant to the Asbestos Personal Injury Trust Distribution Procedures was reasonable and/or otherwise appropriate;

            (v) that any of the Asbestos Insurance Companies participated in and/or consented to the negotiation of the Plan or any of the Plan Documents;

            (vi) that any of the Debtors or the Plan Trust has suffered an insured loss with respect to any Asbestos Personal Injury Claim or Demand; or

                                           EXHIBIT A TO THE DISCLOSURE STATEMENT


            (vii) as to (A) the liability of the Debtors or the Plan Trust for Asbestos Personal Injury Claims or Demands, whether such Claims or Demands are considered individually or on an aggregate basis; or (B) the value of such Asbestos Personal Injury Claims or Demands, individually or in the aggregate.

            (c) Nothing in the Plan or the Plan Documents shall affect or limit, or be construed as affecting or limiting, the protection afforded to any Settling Asbestos Insurance Company by the Injunctions under the Plan.

            (d) Nothing in this Section 12.12 is intended or shall be construed to preclude otherwise applicable principles of res judicata or collateral estoppel from being applied against any Asbestos Insurance Company with respect to any issue that is actually litigated by such Asbestos Insurance Company as part of its objections, if any, to Confirmation of the Plan or as part of any contested matter or adversary proceeding filed by such Asbestos Insurance Company in conjunction with or related to Confirmation of the Plan.

            (e) Nothing in the Plan, the Plan Documents, the Confirmation Order, or any finding of fact and/or conclusion of law with respect to the Confirmation or consummation of the Plan shall limit the right, if any, of (i) any Asbestos Insurance Company, in any Asbestos Insurance Action, to assert any Asbestos Insurance Coverage Defense, including by presenting evidence and/or argument with respect to any of the matters specified in clauses (i) through (vii) of this Section 12.12 or (ii) any other party in any such Asbestos Insurance Action to assert any appropriate position. Except as provided in Section 12.12(d) above, none of the matters specified in clauses (i) through (vii) of this
Section 12.12 shall have any res judicata or collateral estoppel effect against any Asbestos Insurance Company.

                                  ARTICLE XIII

                      MATTERS INCIDENT TO PLAN CONFIRMATION

      13.1 Term of Certain Injunctions and Automatic Stay.

            (a) All of the injunctions and/or automatic stays provided for in or in connection with the Reorganization Cases, whether pursuant to section 105, 362, 524(g), or any other provision of the Bankruptcy Code or other applicable law, in existence immediately prior to Confirmation shall remain in full force and effect until the Injunctions become effective, and thereafter if so provided by the Plan, the Confirmation Order, or by their own terms. In addition, on and after Confirmation, the Debtors may seek such further orders as they may deem necessary to preserve the status quo during the time between Confirmation and the Effective Date.

            (b) Each of the Injunctions shall become effective on the Effective Date and shall continue in effect at all times thereafter. Notwithstanding anything to the contrary contained in the Plan, all actions in the nature of those to be enjoined by the Injunctions shall be enjoined during the period between the Confirmation Date and the Effective Date.

      13.2 No Successor Liability. Except as otherwise expressly provided in the Plan, the Debtors, the Reorganized Debtors, ABI, their Affiliates, Asbestos Claimants' Committee, the Bondholders' Committee, the Pre-Petition Asbestos Claimants' Committee, the Plan Trust and the Futures Representative do not, pursuant to the Plan or otherwise, assume, agree to perform, pay, or indemnify creditors or otherwise have any responsibilities for any liabilities or obligations of the Debtors relating to or arising out of the operations of or assets of the Debtors, whether arising prior to, on, or after the Confirmation Date. Neither the Debtors, the Reorganized Debtors, ABI, their Affiliates, nor the Plan Trust is, or shall be, a successor to the Debtors by reason of any theory of law or equity, and none shall have any successor or transferee liability of any kind or character, except that the Reorganized Debtors and the Plan Trust shall assume the obligations specified in the Plan Documents and the Confirmation Order.

                                           EXHIBIT A TO THE DISCLOSURE STATEMENT


      13.3 Revesting. Except as otherwise expressly provided in the Plan, on the Effective Date, each Reorganized Debtor shall be vested with all of the assets and property of its former Estate, free and clear of all Claims, Liens, charges and other interests of holders of Claims or Interests, and may operate its business free of any restrictions imposed by the Bankruptcy Code or by the Bankruptcy Court.

      13.4 Vesting and Enforcement of Causes of Action. Pursuant to section 1123(b)(3)(B) of the Bankruptcy Code, except as otherwise provided in the Plan, the Reorganized Debtors shall be vested with and have the right to enforce against any Entity any and all of the Debtors' Causes of Action other than Causes of Action related to Plan Trust Asbestos Claims and Plan Trust Assets (including the right to pursue such claims, if any, in the name of any Debtor if necessary), with the proceeds of the recovery of any such actions to be property of the Reorganized Debtors; provided, however, that nothing herein shall alter, amend, or modify the injunctions (including the Injunctions), releases, or discharges provided herein. Pursuant to section 1123(b)(3)(B) of the Bankruptcy Code, except as otherwise provided in the Plan, the Plan Trust shall be vested with and have the right to enforce against any Entity any and all of the Debtors' Causes of Action relating to any Plan Trust Asbestos Claims or any Plan Trust Assets, including, without limitation, the right to void any Asbestos Claim of a Qualified Pre-Petition Settlement Claimant or of a Qualified Participating Claimant whether because of failure to comply with the requirements of any applicable settlement agreement (including the Claimant Agreement) or because such Claim was not submitted in good faith or otherwise and including the right to pursue such claims, if any, in the name of any Debtor, if necessary; and for this purpose the Plan Trust shall be designated as a representative of the Estates, with the proceeds of the recovery of any such actions to be property of the Plan Trust; provided, however, that nothing herein shall alter, amend, or modify the injunctions (including the Injunctions), releases, or discharges provided herein.

      13.5 Plan Trust Bankruptcy Causes of Action. On the Effective Date, the Debtors shall assign to the Plan Trust all Plan Trust Bankruptcy Causes of Action; provided, however, that any Plan Trust Bankruptcy Cause of Action, including counts VII and XVI of the Omnibus Avoidance Action, arising from the advance of two million dollars ($2,000,000) to the Claimants' Representative prior to the Petition Date on account of the Claimants' Representatives' fees and expenses, shall not be assigned to the Plan Trust and shall be unconditionally released by the Debtors and their Estates in accordance with
Section 12.3 of the Plan. All such Plan Trust Bankruptcy Causes of Action shall constitute part of the Plan Trust Assets, and shall be transferred to and vested in the Plan Trust as of the Effective Date, free and clear of all Claims, Liens and encumbrances of every nature. The Plan Trust shall be deemed the appointed representative of the Debtors' estates to, and may, enforce, pursue, litigate, abandon, compromise and settle any such Plan Trust Bankruptcy Cause of Action, as it deems appropriate.

                                           EXHIBIT A TO THE DISCLOSURE STATEMENT


      13.6 Bankruptcy Causes of Action. On the Effective Date, all Bankruptcy Causes of Action shall be preserved for enforcement solely by the Reorganized Debtors; provided, however, that the Reorganized Debtors shall not retain any such Bankruptcy Causes of Action against any parties indemnified by the Plan Trust pursuant to Section 4.6 of the Plan Trust Agreement.

                                   ARTICLE XIV

                                  MISCELLANEOUS

      14.1 Jurisdiction. Until the Reorganization Cases are closed, the Bankruptcy Court shall retain the fullest and most extensive jurisdiction permissible, including that necessary to ensure that the purposes and intent of the Plan are carried out. Except as otherwise provided in the Plan, the Bankruptcy Court shall retain jurisdiction to hear and determine all Claims against and Interests in the Debtors, and to adjudicate and enforce all other causes of action which may exist on behalf of the Debtors. Nothing contained herein shall prevent the Debtors, the Reorganized Debtors, or the Plan Trust from taking such action as may be necessary in the enforcement of any cause of action which the Debtors have or may have and which may not have been enforced or prosecuted by the Debtors, which cause of action shall survive Confirmation of the Plan and shall not be affected thereby except as specifically provided herein. Nothing contained herein concerning the retention of jurisdiction by the Bankruptcy Court shall be deemed to be a retention of exclusive jurisdiction with respect to any Asbestos Insurance Action; rather any court other than the Bankruptcy Court which has jurisdiction over an Asbestos Insurance Action shall have the continuing right to exercise such jurisdiction.

      14.2 General Retention. Following the Confirmation of the Plan, the administration of the Reorganization Cases will continue at least until the completion of the transfers contemplated to be accomplished on the Effective Date. Moreover, the Plan Trust shall be subject to the continuing jurisdiction of the Bankruptcy Court to the extent required by the requirements of section 468B of the IRC and the regulations issued pursuant thereto. The Bankruptcy Court shall also retain jurisdiction for the purpose of classification of any Claim and the re-examination of Claims that have been Allowed for purposes of voting, and the determination of such objections as may be filed with the Bankruptcy Court with respect to any Claim. The failure by the Debtors to object to, or examine, any Claim for the purposes of voting, shall not be deemed a waiver of the right of the Debtors, the Reorganized Debtors, or the Plan Trust, as the case may be, to object to or re-examine such Claim in whole or in part.

      14.3 Specific Purposes. In addition to the foregoing, the Bankruptcy Court shall retain jurisdiction for the following specific purposes after
Confirmation:

            (a) to modify the Plan after Confirmation, pursuant to the provisions of the Bankruptcy Code and the Bankruptcy Rules;

            (b) to correct any defect, cure any omission, reconcile any inconsistency, or make any other necessary changes or modifications in or to the Plan, the Plan Documents or the Confirmation Order as may be necessary to carry out the purposes and intent of the Plan, including the adjustment of the date(s) of performance under the Plan Documents in the event that the Effective Date does not occur as provided herein so that the intended effect of the Plan may be substantially realized thereby;

                                           EXHIBIT A TO THE DISCLOSURE STATEMENT


            (c) to assure the performance by the Disbursing Agent, the Indenture Trustee and the Plan Trustees of their respective obligations to make distributions under the Plan;

            (d) to enforce and interpret the terms and conditions of the Plan Documents;

            (e) to enter such orders or judgments, including, but not limited to, injunctions as are necessary to (i) enforce the title, rights, and powers of the Debtors, the Reorganized Debtors, the Plan Trust, ABI, the Futures Representative and the Trust Advisory Committee or (ii) enable holders of Claims to pursue their rights against any Entity that may be liable therefor pursuant to applicable law or otherwise, including, but not limited to, Bankruptcy Court orders;

            (f) to hear and determine any motions or contested matters involving taxes, tax refunds, tax attributes, tax benefits, tax proceedings, and similar or related matters with respect to the Debtors, the Reorganized Debtors, or the Plan Trust relating to tax periods or portions thereof ending on or before the Effective Date, arising on account of transactions contemplated by the Plan Documents, or relating to the period of administration of the Reorganization Cases;

            (g) to hear and determine all applications for compensation of professionals and reimbursement of expenses under sections 330, 331, or 503(b) of the Bankruptcy Code;

            (h) to hear and determine any causes of action arising during the period from the Petition Date through the Effective Date;

            (i) to hear and determine any claim, causes of action, dispute or other matter in any way related to the Plan Documents or the transactions contemplated thereby, against the Debtors, the Reorganized Debtors, ABI, the ABI Parties, the Trust Advisory Committee, the Plan Trust, the Collateral Trust, the Plan Trustees, the Collateral Trustee or the Futures Representative and each of their respective Representatives;

            (j) to hear and determine any and all motions pending as of Confirmation for the rejection, assumption, or assignment of executory contracts or unexpired leases and the allowance of any Claim resulting therefrom;

            (k) to hear and determine such other matters and for such other purposes as may be provided in the Confirmation Order;

            (l) to consider and act on the compromise and settlement of any Claim against or Interest in the Debtors or their Estates;

            (m) to hear and determine all questions and disputes regarding title to the assets of the Debtors, their Estates, the Reorganized Debtors or the Plan Trust;

                                           EXHIBIT A TO THE DISCLOSURE STATEMENT


            (n) to hear and determine any other matters related hereto, including the implementation and enforcement of all orders entered by the Bankruptcy Court in these Reorganization Cases;

            (o) to retain continuing jurisdiction with regard to the Plan Trust sufficient to satisfy the requirements of the Treasury Regulations promulgated under section 468B of the IRC (including Treas. Reg. Section 1.468B-1(c)(1));

            (p) to hear and determine any and all applications brought by the Plan Trustees to amend, modify, alter, waive, or repeal any provision of the Plan Trust Agreement or the TDP;

            (q) to enter such orders as are necessary to implement and enforce the Injunctions and the other injunctions described herein, including, without limitation, orders extending the protections afforded by section 524(g)(4) of the Bankruptcy Code to the Protected Parties, including without limitation, ABI, the ABI Parties and the Settling Asbestos Insurance Companies; and

            (r) to hear and determine any motions or contested matters involving or related to the GHR/Kenesis Actions or the GHR/Kenesis Litigation Trust.

      Notwithstanding anything to the contrary in this Section 14.3, (i) the allowance of Plan Trust Asbestos Claims (other than Asbestos Property Damage Claims) and the forum in which such allowance will be determined, shall be governed by and made in accordance with the Plan Trust Agreement and the Trust Distribution Procedures and (ii) the Bankruptcy Court will have concurrent rather than exclusive jurisdiction with respect to disputes relating to rights under insurance policies included in the Plan Trust Assets.

      14.4 Payment of Statutory Fees. All fees payable pursuant to section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid by the Debtors on or before the Effective Date and thereafter by the Reorganized Debtors as due until the Reorganization Cases are closed, converted or dismissed.

      14.5 The Asbestos Claimants' Committee, the Futures Representative and the Bondholders' Committee. The Asbestos Claimants' Committee shall continue in existence until the Effective Date, with the Debtors to pay the reasonable fees and expenses of the Asbestos Claimants' Committee and the Futures Representative through that date as well, in accordance with any fee and expense procedures promulgated during the Reorganization Cases. After the Effective Date, the Futures Representative shall (a) continue in existence and the rights, duties and responsibilities of the Futures Representative shall be as set forth in the Plan Trust Documents and (b) have the right to prosecute and/or object to applications for Professional Fee Claims. The Representatives retained by the Futures Representative during the Reorganization Cases shall, as of the Effective Date, be released and discharged of and from all further authority, duties, responsibilities and obligations related to, or arising from, the Reorganization Cases. On the Effective Date, the Bondholders' Committee shall be dissolved except for the purposes of: (a) prosecuting any appeal or request for reconsideration or stay pending appeal of the Confirmation Order; (b) pending adversary proceedings; (c) enforcing the Additional Bondholder Recovery, if applicable; and (d) prosecuting and/or objecting to Professional Fee claims, and the members, attorneys, accountants, and other professionals thereof shall be released and discharged of and from all further authority, duties, responsibilities, liabilities, and obligations related to, or arising from, the Reorganization Cases. On the Effective Date, the Trust Advisory Committee will assume those powers, duties, and responsibilities as provided in the Plan Trust Agreement.

                                           EXHIBIT A TO THE DISCLOSURE STATEMENT


      14.6 Revocation of Plan. The Debtors reserve the right to revoke and withdraw the Plan before the entry of the Confirmation Order. If the Debtors revoke or withdraw the Plan, or if Confirmation does not occur, then, with respect to all parties in interest, the Plan shall be deemed null and void and nothing contained herein shall be deemed to constitute a waiver or release of any Claims by or against the Debtors or any other Entity or to prejudice in any manner the rights of the Debtors or such Entity in any further proceedings involving the Debtors.

      14.7 Modification of Plan. The Debtors, with the written consent of ABI, may propose amendments to or modifications of any of the Plan Documents under section 1127 of the Bankruptcy Code at any time prior to the Confirmation Date. After Confirmation, the Debtors, with the written consent of the Futures Representative, the Plan Trustees, the Bondholders' Committee and ABI, may remedy any defects or omissions or reconcile any inconsistencies in the Plan or the Confirmation Order or any other order entered for the purpose of implementing the Plan in such manner as may be necessary to carry out the purposes and intent of the Plan, provided, however, that none of the Debtors, ABI, the Futures Representative, the Plan Trustees, the Asbestos Claimants' Committee, the Bondholders' Committee and the Claimants' Representative shall seek to terminate, reduce or limit the scope of the Asbestos Channeling Injunction or any other injunction contained in the Plan that inures to the benefit of any Settling Asbestos Insurance Company. Anything in the Plan or in any Plan Document to the contrary notwithstanding, following Confirmation but prior to the Effective Date, the Plan Documents shall not be modified, supplemented, changed or amended in any material respect except with the written consent of ABI (to the extent that any such modification, supplement, change, or amendment impairs or affects the rights of ABI, or the Affiliates under the
Plan), the Futures Representative, the Bondholders' Committee (to the extent that any such modification, supplement, change or amendment impairs or affects the rights of holders of Senior Note Claims) and the Debtors. Unless otherwise provided in the Confirmation Order or other order of a court of competent jurisdiction in the event of a conflict between the terms or provisions of the Plan and the Plan Trust Documents, the terms of the Plan shall control; provided, however, the New Indenture shall control any conflict involving the New Senior Notes.

      14.8 Modification of Payment Terms. The Reorganized Debtors reserve the right to modify the treatment of any Allowed Claim (other than a Plan Trust Asbestos Claim), as provided in section 1123(a)(4) of the Bankruptcy Code, at any time after the Effective Date upon the consent of the holder of such Allowed Claim, and solely with respect to any Allowed ABI Claim, with the additional consent of the Futures Representative and the Plan Trustees.

      14.9 Entire Agreement. The Plan Documents and the Plan Trust Documents set forth the entire agreement and undertakings relating to the subject matter thereof and supersede all prior discussions and documents. No Entity shall be bound by any terms, conditions, definitions, warranties, understandings, or representations with respect to the subject matter hereof, other than as expressly provided for herein or as may hereafter be agreed to by the parties in writing.

                                           EXHIBIT A TO THE DISCLOSURE STATEMENT


      14.10 Headings. Headings are utilized in the Plan for convenience and reference only and shall not constitute a part of the Plan for any other purpose.

      14.11 Professional Fee Claims. All final requests for payment of Professional Fee Claims must be filed and served on the Reorganized Debtors and their counsel no later than 60 days after the Effective Date, unless otherwise ordered by the Bankruptcy Court. Objections to any application of such Bankruptcy Professionals or other Entities for compensation or reimbursement of expenses must be filed and served on the respective applicant and its counsel no later than the first Business Day following 30 days (or such other period as may be allowed by order of the Bankruptcy Court) after the date on which the applicable application for compensation or reimbursement was received. The Reorganized Debtors may pay the reasonable charges that they incur on and after the Effective Date for Bankruptcy Professionals' fees, disbursements, expenses or related support services without application to the Bankruptcy Court. The Reorganized Debtors shall pay the reasonable fees and expenses of the Bondholders' Committee after the Effective Date in connection with the purposes set forth in Section 14.5 of this Plan, without application to the Bankruptcy Court.

      14.12 Recordable Order. Upon Confirmation of the Plan, the Confirmation Order shall be deemed to be in recordable form, and shall be accepted by any recording officer for filing and recording purposes without further or additional orders, certifications, or other supporting documents.

      14.13 Governing Law. Except to the extent that federal law (including, but not limited to, the Bankruptcy Code and the Bankruptcy Rules) is applicable or where the Plan provides otherwise, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof that would require application of any other law.

      14.14 No Admission. Nothing contained in the Plan or in the Disclosure Statement shall be deemed as an admission by the Debtors, with respect to any matter set forth herein or therein, including, without limitation, liability on any Claim or the propriety of any Claims classification.

      14.15 Consent to Jurisdiction. Upon default under the Plan or any Plan Documents, the Debtors, the Reorganized Debtors, the Affiliates, ABI, the Plan Trust, the Trust Advisory Committee, the Futures Representative, and the Plan Trustees consent to the jurisdiction of the Bankruptcy Court, or any successor thereto, and agree that it shall be the preferred forum for all proceedings relating to such default.

      14.16 Setoffs. Subject to the limitations provided in section 553 of the Bankruptcy Code, the Debtors or the Plan Trust, as applicable, may, but shall not be required to, setoff against any Claim and the-payments or other distributions to be made pursuant to the Plan in respect of such Claim, claims of any nature whatsoever the Debtors may have against the holder of such Claim, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors of any such claim that the Debtors may have against such holder; provided that Reorganized Congoleum may not offset any obligations under the New Convertible Security, the Plan Trust Note or the New Class A Common Stock (including any shares of New Class A Common Stock required to be issued by Reorganized Congoleum in accordance with Exhibit E to the Plan) against any claim that Reorganized Congoleum may have against the Plan Trust.

                                           EXHIBIT A TO THE DISCLOSURE STATEMENT


      14.17 Successors and Assigns. The rights, duties, and obligations of any Entity named or referred to in the Plan shall be binding upon, and shall inure to the benefit of, the successors and assigns of such Entity.

      14.18 Non-Debtor Waiver of Rights. Non-Debtor parties shall have the right to voluntarily waive any rights, benefits or protections that are afforded to them under the provisions of the Plan or any order issued in furtherance of the Plan, and such waiver shall supersede such rights, benefits or protections. Any such waiver shall only be effective if such party expressly and specifically waives in writing one or more of such rights, benefits or protections.

      14.19 Further Authorizations. The Debtors, the Reorganized Debtors, the Plan Trust, ABI and the Futures Representative, if and to the extent necessary, may seek with notice to the others such orders, judgments, injunctions, and rulings that any of them deem necessary to further carry out the intentions and purposes of, and give full effect to the provisions of, the Plan.

      14.20 Notices. All notices, requests, elections, or demands in connection with the Plan shall be in writing and shall be mailed by registered or certified mail, return receipt requested, to:

If to the Debtors:

Pillsbury Winthrop Shaw Pittman LLP
1540 Broadway
New York, NY 10033-4039
Attn: Richard L. Epling
      Robin L. Spear
      Kerry A. Brennan

Okin, Hollander & DeLuca, LLP
Parker Plaza
400 Kelby Street
Fort Lee, NJ 07024
Attn: Paul S. Hollander
      James J. DeLuca

If to the Futures Representative:

R. Scott Williams, Esquire
Haskell Slaughter Young & Rediker, L.L.C.
2001 Park Place North, Suite 1400
Birmingham, AL 35203

      and

                                           EXHIBIT A TO THE DISCLOSURE STATEMENT


Orrick, Herrington & Sutcliffe LLP
3050 K Street, N.W.
Washington, DC 20007
Attn: Roger Frankel
      Richard Wyron
      Jonathon Guy

If to the Asbestos Claimants' Committee:

Caplin & Drysdale, Chtd.
One Thomas Circle, N.W.
Washington, D.C. 20005
Attn: Peter Van N. Lockwood
      Ronald Reinsel

If to the Bondholders' Committee:

Akin Gump Strauss Hauer & Feld LLP
590 Madison Avenue
New York, NY 10022
Attn: Michael S. Stamer

Akin Gump Strauss Hauer & Feld LLP
1333 New Hampshire Avenue, N.W.
Washington D.C. 20036
Attn: James R. Savin

If to the Claimants' Representative:

Stutzman, Bromberg, Esserman & Plifka
2323 Bryan Street, Suite 2200
Dallas, TX  75201
Attn: Sander Esserman

      14.21 Duty to Cooperate. Notwithstanding anything herein to the contrary, nothing in the Plan, the Plan Documents or the Confirmation Order shall relieve (by way of injunction or otherwise) any of the Debtors or Reorganized Debtors or any other Entity which is or claims to be an insured or entitled to indemnity under an Asbestos Insurance Policy from any duty to cooperate that may be required by any such insurance policy under applicable law with respect to the defense and/or settlement of any Claim for which coverage is sought under such Asbestos Insurance Policy. To the extent that any entity incurs costs in satisfying such duty to cooperate with respect to Asbestos Personal Injury Claims, the Plan Trust shall reimburse such entity for all such reasonable out-of-pocket expenses.

                                           EXHIBIT A TO THE DISCLOSURE STATEMENT


                               CONGOLEUM CORPORATION

                               By: s/HOWARD N. FEIST III
                                   --------------------------------
                               Name: Howard N. Feist III
                               Title: Chief Financial Officer and Secretary


                               CONGOLEUM SALES, INC.


                               By: s/HOWARD N. FEIST III
                                   --------------------------------
                               Name: Howard N. Feist III
                               Title: Vice President, Treasurer and Secretary


                               CONGOLEUM FISCAL, INC.


                               By: s/HOWARD N. FEIST III
                                   --------------------------------
                               Name: Howard N. Feist III
                               Title: Vice President, Treasurer and Secretary


                               THE ASBESTOS CLAIMANTS' COMMITTEE


                               By: s/RONALD REINSEL
                                   --------------------------------
                               Name: Ronald Reinsel
                               Title: Counsel to Asbestos Claimants' Committee

                                                           EXHIBIT A TO THE PLAN


                              Congoleum Corporation
                 Schedule of Property Damage Insurance Policies

         -------------------------------------------------------------
         Effective Date         Company        Policy Number
         -------------------------------------------------------------
         01/01/55-01/01/56      Liberty        LB-24-914417-55
         -------------------------------------------------------------
         01/01/56-01/01/57      Liberty        LP-24-692115-56
         -------------------------------------------------------------
         01/01/57-01/01/58      Liberty        LP-6032-900078-37
         -------------------------------------------------------------
         01/01/58-01/01/59      Liberty        LP-6032-900078-38
         -------------------------------------------------------------
         01/01/59-01/01/60      Liberty        LP-6032-900078-39
         -------------------------------------------------------------
         01/01/60-01/01/61      Liberty        LP-632-004138-040-93
         -------------------------------------------------------------
         01/01/61-01/01/62      Liberty        LP-632-0041 38-041-93
         -------------------------------------------------------------
         01/01/62-01/01/63      Liberty        LP-632-0041 38-042-93
         -------------------------------------------------------------
         01/01/63-01/01/64      Liberty        LP-632-0041 38-043-93
         -------------------------------------------------------------
         01/01/64-01/01/65      Liberty        LP-632-0041 38-044-93
         -------------------------------------------------------------
         01/01/65-01/01/66      Liberty        LP-632-0041 38-045-93
         -------------------------------------------------------------
         01/01/66-01/01/67      Liberty        LP-632-0041 38-046-93
         -------------------------------------------------------------
         01/01/67-01/01/68      Liberty        LG1-632-0041 38-047-9
         -------------------------------------------------------------
         01/01/68-01/01/69      Liberty        LG1-632-0041 38-048-9
         -------------------------------------------------------------
         01/01/69-01/01/70      Liberty        LG1-632-0041 38-049-9
         -------------------------------------------------------------
         01/01/70-01/01/71      Liberty        LGI-632-0041 38-040-9
         -------------------------------------------------------------
         01/01/71-01/01/72      Liberty        LG1-632-0041 38-041-9
         -------------------------------------------------------------
         01/01/72-01/01/73      Liberty        LG1-632-0041 38-042-9
         -------------------------------------------------------------
         01/01/75-03/01/76      Wausau         0526-00-084282
         -------------------------------------------------------------

                                                           EXHIBIT B TO THE PLAN


                              Exhibit B to the Plan
                          "Collateral Trust Agreement"

                                                           EXHIBIT B TO THE PLAN


                           COLLATERAL TRUST AGREEMENT

      This irrevocable trust agreement (the "Collateral Trust Agreement") is entered into by and between Congoleum Corporation, a Delaware Corporation ("Congoleum"), Arthur J. Pergament, solely in his capacity as the Collateral Trustee hereunder (the "Collateral Trustee"), and Wilmington Trust Company, a Delaware banking corporation, solely in its capacity as Delaware Trustee hereunder ("Delaware Trustee") (the Collateral Trustee and Delaware Trustee are sometimes referred to herein as "Trustee" or collectively as the "Trustees") (Congoleum and the Trustees collectively, the "Parties").

                                    RECITALS

      WHEREAS, numerous individuals have asserted asbestos-related bodily injury claims against Congoleum (each an "Asbestos Claimant" and collectively, the "Asbestos Claimants"), each alleging exposure to an asbestos-containing product manufactured, sold, or distributed by Congoleum or for which Congoleum otherwise may have legal liability (the "Asbestos Claims"), and it is anticipated that additional asbestos-related bodily injury claims will continue to be asserted against Congoleum (collectively, the "Asbestos Actions"); and

      WHEREAS, Congoleum and certain Asbestos Claimants, contemporaneously herewith, are executing a settlement agreement, titled Settlement Agreement Between Congoleum Corporation and Various Asbestos Claimants (the "Claimant Agreement"); and

      WHEREAS, Congoleum entered into settlement agreements prior to the Claimant Agreement to resolve certain Asbestos Claims, under which some or all of the consideration has yet to be paid (the "Pre-Existing Settlement Agreements"); and

      WHEREAS, Congoleum may enter into additional settlement agreements to resolve certain Asbestos Claims that are scheduled for trial prior to the commencement of an anticipated chapter 11 reorganization case for Congoleum in an aggregate amount not to exceed $15,000,000.00 (the "Trial-Listed Settlement Agreements"); and

                                                           EXHIBIT B TO THE PLAN


      WHEREAS, Congoleum, contemporaneously herewith, is executing an agreement titled Security Agreement ("Security Agreement"), granting to the Collateral Trust (as defined below) a present and continuing security interest in certain insurance proceeds; and

      WHEREAS, Congoleum, to the extent permissible under applicable law, intends that the Collateral Trust be characterized as a Qualified Settlement Fund pursuant to Section 468B of the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder ("QSF"); and

      WHEREAS, Congoleum has asked the Trustees to act as the Collateral Trustee and the Delaware Trustee, as applicable, and the Trustees have agreed to accept this appointment under the terms hereof; and

      WHEREAS, the Parties desire to enter into this Collateral Trust Agreement to confirm their agreements with respect to (i) the establishment, maintenance, investment and disbursement of the Trust Assets (as defined below); and (ii) certain other matters relating to the foregoing, as hereafter provided.

      NOW, THEREFORE, the Parties hereby agree as follows:

                                    AGREEMENT

I.    Establishment of THE Collateral Trust

      A. Creation and Name. The Parties hereby create a trust known as the "Congoleum Collateral Trust," which is the "Collateral Trust" provided for and referred to in the Claimant Agreement. The Collateral Trustee may transact the business and affairs of the Collateral Trust in the name "Congoleum Collateral Trust."

                                                           EXHIBIT B TO THE PLAN


      B. Purpose. The purpose of the Collateral Trust is: (i) to hold security interests in the Collateral (as defined in the Security Agreement); (ii) to receive Insurance Proceeds (as defined in the Security Agreement); and (3) to pay amounts owed by Congoleum to various parties to Pre-Existing Settlement Agreements, Trial-Listed Settlement Agreements, and Claimant Agreement, and otherwise to meet the purposes and requirements stated in those agreements.

II.   Payment of Claims and Collateral Trust Administration

      A. Qualified Claims. Subject to the terms and conditions herein and in the Claimant Agreement, the following persons and entities shall be entitled to receive payment from the Collateral Trust in the following amounts:

            1. An Asbestos Claimant as to which Congoleum notifies the Collateral Trustee in writing that such Asbestos Claimant who entered into a Pre-Existing Settlement Agreement or a Trial-Listed Settlement Agreement with Congoleum has satisfied the requirements to qualify for payment under the terms of the applicable Pre-Existing Settlement Agreement or Trial-Listed Settlement Agreement (an Asbestos Claimant who has qualified under either a Pre-Existing Settlement Agreement or a Trial-Listed Settlement Agreement shall be referred to herein as a "Qualified First Priority Claimant"). Such Qualified First Priority Claimant shall be paid the applicable amount specified in the notice of satisfaction of the requirements for payment provided by Congoleum to the Trustee (the "First Priority Settlement Amount"). First Priority Settlement Amounts shall be paid in the order in which such Asbestos Claimants become Qualified First Priority Claimants. Each Qualified First Priority Claimant's First Priority Settlement Amount shall be fully secured, and shall be reduced by the amount of all payments received by the Qualified First Priority Claimant from Congoleum, the Collateral Trust, or any successor trust.

                                                           EXHIBIT B TO THE PLAN


            2. An Asbestos Claimant as to which the Claims Reviewer (as defined below) notifies the Trustee in writing that an Asbestos Claimant has satisfied the requirements to qualify as a Participating Asbestos Claimant (as defined in the Claimant Agreement). Such Participating Asbestos Claimant shall have a secured claim (the "Asbestos Claimant's Secured Claim") equal to seventy-five percent (75%) of the Participating Asbestos Claimant's Settlement Amount (as defined in the Claimant Agreement). Each Asbestos Claimant's Secured Claim shall be reduced by the amount of all payments received by the Participating Asbestos Claimant from the Collateral Trust or any successor trust.

            3. A claims-handling entity ("Claims Reviewer") as designated by Congoleum with the consent of Claimants' Counsel (as defined in the Claimant Agreement) shall be paid its fees and costs as agreed (the "Claims Handling Fee"). Congoleum shall be reimbursed by the Collateral Trust for all or part of the Claims Handling Fee paid by Congoleum.

      B. Payment of Qualified Claims. The Collateral Trustee shall make payments from the Trust Assets (as defined below) from time to time to the extent that the Collateral Trustee believes it is prudent in light of the funds available for distribution, the requirements of II.B.6 and II.F. below, and other factors, as follows:

            1. The Collateral Trustee shall pay the Settlement Amounts owed to the Qualified First Priority Claimants in the order in which the Qualified First Priority Claimants become Qualified First Priority Claimants based upon notice from Congoleum.

                                                           EXHIBIT B TO THE PLAN


            2. Following the payment in full of the Qualified First Priority Claimants, the Collateral Trustee shall pay to the Claims Reviewer and/or reimburse Congoleum for the Claims Handling Fee that has been paid by Congoleum to the Claims Reviewer.

            3. Following the payment in full of the Claims Handling Fee, the Collateral Trustee shall pay subsequent distributions up to $200 million in total distributions to Participating Asbestos Claimants on a pro-rata basis in accordance with Section II.C in an amount not to exceed each Participating Asbestos Claimants' Secured Claim.

            4. Following the payment of distributions aggregating $200 million to participating Asbestos Claimants, the Collateral Trustee shall pay all subsequent distributions as follows:

                  a. Fifty percent (50%) to Participating Asbestos Claimants on a pro-rata basis in accordance with Section II.C in an amount not to exceed each Participating Asbestos Claimants' Secured Claim; and

                  b. The remainder to a reserve account, which the Collateral Trustee shall maintain and hold until it is distributed pursuant to Section II.B.5 (the "Reserve").

            5. Upon or as soon as practicable after the establishment by Congoleum of a trust qualified as a QSF pursuant to a confirmed plan of reorganization in a case commenced by Congoleum as a debtor under chapter 11 of title 11 U.S.C., that preserves the rights of the beneficiaries hereunder and provides for the transfer of the Trust Assets, including the Reserve to a plan trust (the "Plan Trust"), the Collateral Trustee shall release the security interests granted by the Security Agreement and pay any remaining Trust Assets to the Plan Trust in accordance with the plan of reorganization. If no Plan Trust is established on or before the later of (a) three (3) years from the date of this Collateral Trust Agreement or
      (b) such time as all Participating Asbestos Claimants' Secured Claims are paid in full, the Collateral Trustee transfer any remaining Trust Assets, including the Reserve, to Congoleum.

                                                           EXHIBIT B TO THE PLAN


            6. Notwithstanding anything in this Collateral Trust Agreement to the contrary, from time to time the Collateral Trustee shall deduct from the Trust Assets and shall pay (a) such amounts as are reasonably necessary to pay Administrative Expenses (as defined below), and (b) any and all attorneys' fees or other professional fees, and related expenses and disbursements, incurred by or on behalf of Congoleum or any Congoleum successor in connection with the pursuit by Congoleum or any Congoleum successor of Congoleum's insurance coverage.

      C. Pro-Rata Distributions to Participating Asbestos Claimants. All distributions from the Collateral Trust to Participating Asbestos Claimants shall be allocated to individual Participating Asbestos Claimants by multiplying the aggregate amount of the distribution to be made by a fraction, the numerator of which is the unpaid amount of the Participating Asbestos Claimant's Secured Claim and the denominator of which is the total of all remaining unpaid Participating Asbestos Claimants' Secured Claims.

      D.    Trust Assets.

            1. In furtherance of the purposes of the Collateral Trust, the Collateral Trustee, on behalf of the Collateral Trust, shall receive and accept from Congoleum, or directly from Congoleum's liability insurers, Insurance Proceeds and other assets, if any, as designated in the Claimant Agreement (the "Trust Assets"). To the extent that the Collateral Trustee receives payments or other assets that are not properly Trust Assets, the Collateral Trustee shall promptly thereafter notify Congoleum and shall remit such payments or forward such assets to or as directed by Congoleum no later than five (5) business days after the receipt of such payments or assets. Interest and other investment income accrued on the Trust Assets shall become part of the Trust Assets.

                                                           EXHIBIT B TO THE PLAN


            2. So long as the Collateral Trust exists, the Collateral Trustee shall, from time to time, invest and reinvest the Trust Assets in accordance with the investment guidelines attached hereto as Appendix A (the "Investment Guidelines"). The Collateral Trustee shall have the right to liquidate any investment held, in order to provide funds necessary to make distributions of the Trust Assets pursuant to this Collateral Trust Agreement. Absent gross negligence or willful misappropriation, the Collateral Trustee shall not have any liability for any loss sustained as a result of any investment made pursuant to this Collateral Trust Agreement or as a result of any liquidation of any investment prior to its maturity. The Collateral Trustee shall have the power to exercise all rights with respect to the Collateral Trust's investments consistent with the Collateral Trustee's fiduciary duties to the Collateral Trust and in accordance with the Investment Guidelines.

      E.    Grant of Security Interest.

            1. Subject to the Claimant Agreement and the Security Agreement, the Collateral Trust shall have security interests in the Collateral (as defined in the Claimant Agreement and the Security Agreement). The Collateral Trustee shall have the power and authority to enforce the Collateral Trust's interest in the Collateral in accordance with the Collateral Trust Agreement, the Security Agreement, the Claimant Agreement, and applicable law.

                                                           EXHIBIT B TO THE PLAN


            2. Within ten (10) days following Congoleum's grant of the security interest, the Collateral Trustee shall take any and all actions that are necessary to establish and protect the security interest in the Collateral, including the filing of one or more UCC-1 financing statements. Congoleum agrees to execute and deliver promptly such financing statements and other documents, and do such other things, as the Collateral Trustee shall reasonably request, to effectuate the Collateral Trustee's actions hereunder, within three (3) business days of the Execution Date.

      F.    Administrative Expenses.

            1. The Collateral Trustee shall have the power to appoint such officers and hire such employees and engage such legal, financial, accounting, investment, auditing, forecasting and other professionals, service providers or consultants as the business of the Collateral Trust reasonably requires, and to delegate to such persons such powers and authorities as the fiduciary duties of the Collateral Trustee permits and as the Collateral Trustee deems necessary in order to carry out the terms of this Collateral Trust Agreement. The Collateral Trustee shall serve copies of statements and invoices for fees and expenses of the Collateral Trustee, prior to the payment of any such statements or invoices, upon the parties listed (the "Notice Parties"), and in the manner set out, in
      Section IV.F. Such statements or invoices may be paid by the Collateral Trustee unless, within ten (10) days after such service, any of the Notice Parties serves upon the Collateral Trustee and the other Notice Parties its objection to payment of all or part of such statement or invoice. The portion(s) of any statement or invoice with respect to which an objection is served may not be paid until the objection thereto is settled or is resolved in accordance with Section IV.L of this Collateral Trust Agreement.

                                                           EXHIBIT B TO THE PLAN


            2. The Collateral Trustee shall periodically estimate the funds that shall be necessary to pay administrative expenses incurred or expected to be incurred pursuant to the execution of the Collateral Trustee's duties ("Administrative Expenses"). Such Administrative Expenses shall include, without limitation, reasonable compensation of the Trustees and any and all Collateral Trust employees, payment of the reasonable fees of all professionals and consultants reasonably engaged by the Collateral Trust, and the reasonable expenses of operating and administering the Collateral Trust. Pursuant to Section II.B.6 of this Collateral Trust Agreement, the Collateral Trustee shall, from time to time, set aside from the Trust Assets amounts sufficient to pay the estimated Administrative Expenses ("Administrative Funds") and shall not use Administrative Funds for any other purpose, except as otherwise required by this Collateral Trust Agreement. In the event that the Administrative Funds are insufficient to pay all Administrative Expenses in full, the Collateral Trustee shall pay any unpaid Administrative Expenses from Trust Assets.

III.  The TrusteeS

      A.    Appointment of the Trustees.

            1. There shall be one (1) Collateral Trustee. The initial Collateral Trustee shall be Arthur J. Pergament.

            2. So long as required by the Delaware Act, there shall be one (1) Delaware Trustee who or which shall be (i) a natural person who is a resident of the State of Delaware or (ii) if not a natural person, an entity which has its principal place of business in the State of Delaware and otherwise meets the requirements of applicable law. The initial Delaware Trustee shall be Wilmington Trust Company.

                                                           EXHIBIT B TO THE PLAN


            3. In the event of a vacancy in the position of either Trustee pursuant to Section III.B hereto or otherwise, the vacancy shall be filled by agreement of Congoleum and Claimants' Counsel or by order of a court of competent jurisdiction. Immediately upon the appointment of such a successor Trustee, all rights, titles, duties, powers and authority of the predecessor Trustee shall be vested in, and undertaken by, the successor Trustee without any further act. No successor Trustee shall be liable personally for any act or omission of his or her predecessor Trustee.

      B.    Term of Service.

            1. Each Trustee shall serve until the earlier of (a) his or her resignation pursuant to Section III.B.2 hereto, (b) his or her removal pursuant to Section III.B.3 hereto, or (c) the termination of the Collateral Trust pursuant to Section IV.C hereto.

            2. Each Trustee may resign at any time by written notice to Congoleum and the Claimants' Counsel. Such notice shall specify a date when such resignation shall take effect, which shall not be less than ninety (90) days after the date such notice is given, absent the written consent of Congoleum to an earlier date.

            3. Each Trustee may be removed with or without cause at any time by written notice signed by Congoleum and Claimants' Counsel. Upon any such removal, such removed Trustee shall be entitled to any reimbursement and indemnification set forth in this Collateral Trust Agreement which remains due and owing at the time of such removal. Such removal shall be effective when a successor Trustee is appointed pursuant to Section III.A.3 above and the successor Trustee has accepted the appointment in writing.

                                                           EXHIBIT B TO THE PLAN


      C. Duties and Powers of the Collateral Trustee. The Collateral Trustee is and shall act as a fiduciary to the Collateral Trust in accordance with the provisions of this Collateral Trust Agreement. The Collateral Trustee at all times shall administer the Collateral Trust and the Trust Assets to provide reasonable assurance that the Collateral Trust shall be in a financial position to maximize payment of all Qualified Claims. Subject to the limitations set forth in this Collateral Trust Agreement, the Collateral Trustee shall have the power to take any and all reasonable actions that, in the Collateral Trustee's judgment, are necessary or proper to fulfill the purposes of the Collateral Trust, including, without limitation, each power expressly granted in this Collateral Trust Agreement and any power reasonably incidental thereto.

      D. Liability of the Trustees. Each Trustee shall not be liable to the Collateral Trust, to any Asbestos Claimant, or to any other person except for such Trustee's own breach of trust committed in bad faith, or for gross negligence or willful misappropriation.

      E. Tax Duties of the Collateral Trustee. The Collateral Trustee shall cause a Federal Employer Identification Number ("FEIN") for the Collateral Trust to be obtained and shall cause the annual income tax returns to be filed on the basis of a December 31 year end. The Collateral Trustee shall take all steps necessary to ensure that all tax obligations of the Collateral Trust are satisfied and all tax obligations imposed upon the Collateral Trust are paid. To the extent necessary to satisfy this objective, the Collateral Trustee is hereby authorized, among other things, to (i) obtain a tax identification number for the Collateral Trust, (ii) communicate with the Internal Revenue Service and state and local taxing authorities on behalf of the Collateral Trust, (iii) make payment of taxes on behalf of the Collateral Trust (which taxes will be paid out of the Trust Assets), (iv) file all applicable tax returns for the Collateral Trust to the extent permissible under applicable law, and (v) withhold taxes on payments made pursuant to this Collateral Trust Agreement as required by applicable law. To the extent permissible under applicable law, the Collateral Trustee shall jointly with Congoleum prepare and file a "relation-back election" under Treasury Regulation ss. 1.468B-1(j)(2)(ii), and shall otherwise cooperate with Congoleum in its efforts to cause the Collateral Trust to qualify as a QSF for federal income tax purposes.

                                                           EXHIBIT B TO THE PLAN


      F. Compensation and Expenses of the Collateral Trustee. The Collateral Trustee shall receive compensation from the Collateral Trust for his or her service as Collateral Trustee in the amount of $195.00 per hour devoted to Collateral Trust business. The hourly rate of compensation payable to the Collateral Trustee hereunder shall be subject to adjustment periodically, with the consent of Claimants' Counsel (as defined in the Claimant Agreement) and Congoleum. The Collateral Trust shall reimburse the Collateral Trustee for all reasonable out-of-pocket costs and expenses incurred by the Collateral Trustee in connection with the performance of his or her duties hereunder.

      G. Reporting Duties of the Collateral Trustee. The Collateral Trustee shall submit to Congoleum and to Claimants' Counsel periodic reports as such parties shall reasonably request. Congoleum or Claimants' Counsel shall have the right to conduct from time to time a financial audit of the Collateral Trust at such party's own expense.

      H. Power to Act on Behalf of the Collateral Trust. The Collateral Trustee shall have the power to act on behalf of the Collateral Trust, including, without limitation, the power to:

            1. initiate any judicial, administrative, arbitrative or other proceeding only with the consent of Claimant's Counsel, as representatives of the beneficiaries of the Trust, provided that if Claimant's Counsel withholds such consent, the Collateral Trustee may seek such consent from a court of competent jurisdiction;

                                                           EXHIBIT B TO THE PLAN


            2. be sued and participate, as a party or otherwise, in any judicial, administrative, arbitrative or other proceeding;

            3. execute and deliver such instruments as the Collateral Trustee considers proper in administering the Collateral Trust; and

            4. enter into such arrangements with third parties as is deemed by the Collateral Trustee to be necessary in carrying out the purposes of the Collateral Trust, provided such arrangements do not conflict with any other provision of this Collateral Trust Agreement or the Claimant Agreement.

      I. Delaware Trustee. Notwithstanding any other provision of this Collateral Trust Agreement, the Delaware Trustee shall not be entitled to exercise any powers, nor shall the Delaware Trustee have any of the duties or responsibilities of the Collateral Trustee described in this Collateral Trust Agreement. The Delaware Trustee shall be a Trustee for the sole and limited purpose of fulfilling the requirements of Section 3807 of chapter 38 of Title 12 of the Delaware Code, 12 Del. C.ss.ss.3801 et seq. (the "Delaware Act").

      J. Compensation and Expenses of the Delaware Trustee. The Delaware Trustee shall receive compensation from the Trust for its service as Delaware Trustee at the rates detailed in a mutually acceptable fee agreement. The fee agreement may be modified with the prior written consent of the Claimants' Counsel and Congoleum. The Trust shall reimburse the Delaware Trustee as a part of the Administrative Expenses for all reasonable out-of-pocket costs and expenses incurred by the Delaware Trustee in connection with the performance of its duties hereunder, at the rates detailed in the fee agreement. To the extent that Congoleum pays any fees or costs to the Delaware Trustee on behalf of the Trust, the Trust shall promptly reimburse Congoleum for the fees and costs so paid as monies are available in the Trust.

                                                           EXHIBIT B TO THE PLAN


IV. General Provisions

      A. Irrevocability. The Collateral Trust is irrevocable.

      B. Effective Date. This Collateral Trust Agreement shall be effective on the date on which both Parties have signed and delivered the Collateral Trust Agreement.

      C. Termination. The Collateral Trust shall terminate upon the earliest of:
(i) the payment in full of all of the Participating Asbestos Claimant's Secured Claims and the distribution of all Trust Assets pursuant to the terms of this Collateral Trust Agreement; (ii) the distribution of all Trust Assets pursuant to the terms of this Collateral Trust Agreement and the Trustee's determination that no further steps to recover any assets subject to the Security Interest are commercially reasonable; (iii) the transfer of the Trust Assets to the Plan Trust pursuant to the terms of this Collateral Trust Agreement; or (iv) the payment of the Trust Assets to Congoleum pursuant to the terms of Section II.B.5.

      D. Amendments. The Trustee, with the unanimous consent of Congoleum and Claimants' Counsel, may modify and amend this Collateral Trust Agreement. Any modification made pursuant to this Section IV.D must be made in writing.

      E. Incorporation by Reference. All terms and conditions contained in the Claimant Agreement shall be incorporated in this Agreement by reference. Capitalized terms not otherwise defined herein shall have the meanings accorded to them in the Claimant Agreement.

      F. Notices. All notices hereunder shall be in writing and shall be deemed to have been sufficiently given or served for all purposes (if mailed) three (3) calendar days after being deposited, postage prepaid, in the United States Mail, registered or certified mail, or (if delivered by express courier) one (1) business day after being delivered to such courier, or (if delivered in person or via facsimile with faxed confirmation) the same day as delivery if delivered on a business day before 4:30 p.m. EST or EDT (as applicable) or if not so delivered, on the next succeeding business day, except with respect to notices issued to the Collateral Trustee, such notices shall be deemed received on the date actually received by the Collateral Trustee. Notice to the Claimants' Counsel shall be deemed notice to each Asbestos Claimant. Notices shall be addressed as follows:

                                                           EXHIBIT B TO THE PLAN


Congoleum:

Roger Marcus
Congoleum Corporation
3500 Quakerbridge Road
P.O. Box 3127
Mercerville, New Jersey  08616
(609) 584-3000 - Telephone No.
(609) 584-3655 - Facsimile No.

With copies to:

Bette Orr, Esq.
Gilbert, Heintz & Randolph. LLP
1100 New York Avenue
7th Floor
Washington, DC 20005
(202) 772-2200 - Telephone No.
(202) 772-3333 - Facsimile No.

Norman L. Pernick, Esq.
Saul Ewing LLP
222 Delaware Avenue
Suite 1200
Wilmington, DE 19899
(302) 421-6800 - Telephone No.
(302) 421-6813 - Facsimile No.

Mark Chehi, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
One Rodney Square
P.O. Box 636
Wilmington, DE 19899
(302) 651-3000 - Telephone No.
(302) 651-3001 - Facsimile No.

                                                           EXHIBIT B TO THE PLAN


Collateral Trustee:

Arthur Pergament
Pergament Advisors
950 Third Avenue, 3rd Floor
New York, NY  10022
(212) 754-7913
(212) 994-6229

Delaware Trustee:

James J. McGinley
Vice President and Sales Manager
Wilmington Trust Company
Rodney Square North
1100 North Market Street
Wilmington, Delaware  19890

Claimants' Counsel:

Perry Weitz, Esq.
Weitz & Luxenberg
180 Maiden Lane
New York, NY  10038
(212) 558-5500 - Telephone No.
(212) 344-5461 - Facsimile No.

Joseph F. Rice, Esq.
28 Bridgeside Boulevard
P.O. Box 1792
Mt. Pleasant, SC  29464
(843) 216-9000 - Telephone No.
(843) 216-9290 - Facsimile No.

      G. Successors and Assigns. This Collateral Trust Agreement shall be binding upon the Parties and their respective successors and assigns.

      H. Entire Agreement. This Collateral Trust Agreement contains the complete and entire understanding of the Parties with respect to the subject matter hereof, and no changes shall be recognized as valid unless they are made in writing and signed by the parties as required by Section IV.D hereto.

                                                           EXHIBIT B TO THE PLAN


      I. Headings. The headings used in this Collateral Trust Agreement are included for convenience only and neither constitute a portion of this Collateral Trust Agreement nor in any manner affect the construction of the provisions of this Collateral Trust Agreement.

      J. Invalidity; Illegality. The invalidity, illegality, or unenforceability of any provision of this Collateral Trust Agreement pursuant to a judicial or tribunal decree shall not affect the validity or enforceability of any other provision of this Collateral Trust Agreement, all of which shall remain in full force and effect.

      K. Governing Law. The Collateral Trust Agreement shall in all respects be governed by, and construed in accordance with, the laws of the State of Delaware (excluding conflict of law rules), including all matters of construction, validity and performance; provided, however, that there shall not be applicable to the Collateral Trust, the Trustees or this Collateral Trust Agreement, any provisions of the laws (statutory or common) of the State of Delaware, other than the Delaware Act, pertaining to trusts that relate to or regulate, in a manner inconsistent with the terms hereof (i) the filing with any court or governmental body or agency of trustee accounts or schedule of trustee fees and charges, (ii) affirmative requirements to post bonds for trustees, officers, agents, or employees of a trust, (iii) the necessity for obtaining court or other governmental approval concerning the acquisition holding or disposition of real personal property, (iv) fees or other sums payable to trustees, officers, agents, or employees of a trust, (v) the allocation of receipts and expenditures to income and principal, (vi) restrictions or limitations on the permissible nature, amount or concentration of trust investments or requirements relating to the titling, storage or other manner of holding or investing trust assets, or
(vii) the establishment of fiduciary or other standards or responsibilities or limitations on the acts or powers of trustees.

                                                           EXHIBIT B TO THE PLAN


      L. Dispute Resolution. Any dispute arising out of or relating to this contract including the breach, termination or validity thereof shall be settled by arbitration in accordance with the CPR Rules for Non-Administered Arbitration in effect on the date of this Collateral Trust Agreement, by a sole arbitrator who shall be drawn from the CPR judicial list of distinguished neutrals. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. ss.ss. 1-16, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The place of arbitration shall be Wilmington, Delaware. The arbitrator is not empowered to award damages in excess of compensatory damages and each party expressly waives and foregoes any right to punitive, exemplary or similar damages unless a statute requires that compensatory damages be increased in specified manner. The statute of limitations of the State of Delaware applicable to the commencement of a lawsuit shall apply to the commencement of arbitration hereunder.

      M. Counterparts. This Collateral Trust Agreement may be executed in any number of counterparts. Each of such counterparts for all purposes shall be deemed to be an original, and all such counterparts together shall constitute but one and the same Agreement.

                                                           EXHIBIT B TO THE PLAN


      IN WITNESS WHEREOF, the parties have caused this Collateral Trust Agreement to be duly executed this 16th day of April 2003.

                                   CONGOLEUM CORPORATION


                                   By  /s/ Howard N. Feist III
                                       ----------------------------------
                                       Howard N. Feist III
                                       Chief Financial Officer


                                   COLLATERAL TRUSTEE


                                   By  /s/ Arthur J. Pergament
                                       ----------------------------------
                                       Arthur J. Pergament


                                   DELAWARE TRUSTEE


                                   By  /s/ Janet H. Havrilla
                                       ----------------------------------
                                       Janet H. Havrilla
                                       Financial Services Officer
                                       Wilmington Trust Company

                                                           EXHIBIT B TO THE PLAN


APPENDIX A

                             INVESTMENT GUIDELINES

1. United States-Direct Obligations (e.g., Treasury Bills, Notes and Bonds). Any United States direct obligation that has a maturity of not more than 2 years from the date of purchase.

2. Government Agencies and Instrumentalities-Direct or Indirect Obligations (e.g., notes issued by the Federal Home Loan Bank and Federal National Mortgage Association). Any government agency or instrumentality direct or indirect obligation that has a maturity of not more than 2 years from the date of purchase.

3. Commercial Paper. Any commercial paper note of a foreign or domestic corporation that has a maturity of not more than six months and that is rated no lower than A-1 by S&P or P-1 by Moody's.

4. Medium Term Notes. Any promissory note of a domestic corporation that has a maturity of not more than 2 years from the date of purchase and that is rated no lower than A by S&P or Moody's.

5. Bank Securities. Any foreign or domestic banker's acceptance, certificate of deposit, time deposit or note that has a maturity of not more than 1 year from the date of purchase and that is rated no lower than A by Moody's or S&P.

6. Municipal Securities. Any issue that includes direct or indirect obligations of any state, county, city or other qualifying entity. A short-term issue may be rated no lower than MIG 1 or SP-1; a long-term issue may be rated no lower than A by S&P or Moody's. Issues must have a maturity or redemption option of not more than 2 years from the date of purchase.

7. Money Market Fund. Any money market fund that has minimum net assets of $500 million and an average portfolio maturity of not more than 180 days.

8. Other (e.g., U.S. dollar asset-backed securities, private placements, U.S. dollar obligations of foreign governments, supra-national organizations and domestic and foreign corporations). Any other investment that has a maturity of not less than 1 year from the date of purchase and that is rated no lower than A by Moody's or S&P.

                                                           EXHIBIT B TO THE PLAN


                  FIRST AMENDMENT TO COLLATERAL TRUST AGREEMENT

      This first amendment to the Collateral Trust Agreement ("Amendment to the Collateral Trust Agreement") is entered into by and among Congoleum Corporation, a Delaware Corporation ("Congoleum"), Arthur J. Pergament, solely in his capacity as the Collateral Trustee hereunder (the "Collateral Trustee") and Wilmington Trust Company, a Delaware banking corporation, solely in its capacity as Delaware Trustee (the "Delaware Trustee") (Congoleum, the Collateral Trustee, and the Delaware Trustee, collectively, the "Parties"), with the consent of Claimants' Counsel, as designated in the Settlement Agreement Between Congoleum Corporation And Various Asbestos Claimants.

                                    RECITALS

      WHEREAS Congoleum, the Collateral Trustee and the Delaware Trustee entered into the Collateral Trust Agreement pursuant to which a statutory trust under the Delaware Statutory Trust Act was created on April 17, 2003; and

      WHEREAS, Congoleum and various Asbestos Claimants executed a settlement agreement dated April 10, 2003, titled Settlement Agreement Between Congoleum Corporation and Various Asbestos Claimants (the "Claimant Agreement"); and

      WHEREAS, Congoleum and various Asbestos Claimants contemporaneously herewith are executing that certain first amendment to the Claimant Agreement (the "Amendment to the Claimant Agreement"); and

      WHEREAS, on or about April 11, 2003 and April 17, 2003, respectively, Congoleum executed agreements titled "Security Agreement" and "Second Security Agreement" (collectively, the "Security Agreements") granting to the Collateral Trust a present and continuing security interest in certain insurance proceeds; and

                                                           EXHIBIT B TO THE PLAN


      WHEREAS, Congoleum and the Collateral Trustee contemporaneously herewith have terminated the Security Agreements by the means of the Termination Agreement and entered into a subsequent security agreement ("Superceding Security Agreement"); and

      WHEREAS, the Parties desire to enter into this Amendment to the Collateral Trust Agreement to confirm their agreement with respect to (i) the termination of the Security Agreements; (ii) the execution of the Superceding Security Agreement, (iii) certain technical corrections to the Collateral Trust Agreement; and (iv) certain other matters relating to the foregoing, as hereafter provided; and

      WHEREAS, Section IV.D. of the Collateral Trust Agreement authorizes the Trustee, with the unanimous consent of Congoleum and Claimants' Counsel to modify and amend the Collateral Trust Agreement.

      NOW, THEREFORE, the Parties hereby agree that the Collateral Trust Agreement shall be amended as follows:

                                    AGREEMENT

1. The paragraph below shall be added to the Claimant Agreement as Section I.C:

      C. Nontransferability of Beneficial Interests. The beneficial interests in the Collateral Trust are not transferable or assignable, except as may be provided under operation of law or after the death of an Asbestos Claimant pursuant to a will or the law applicable to decedent's estates. The beneficial interests in the Collateral Trust shall not be evidenced by a separate certificate. Nothing in this paragraph I.C shall in any way restrict the ability of the Collateral Trust to transfer the Trust Assets to any trust established pursuant to a plan of reorganization for Congoleum under chapter 11 of the United States Bankruptcy Code.

                                                           EXHIBIT B TO THE PLAN


2. Sections II.E.1 and 2 of the Collateral Trust Agreement shall be replaced in their entirety with:

      E. Enforcement of Security Interest.

      The Collateral Trustee shall have the power and authority to enforce the Collateral Trust's interest in the Collateral in accordance with the Superceding Security Agreement and applicable law.

3. Sections IV.C and IV.D of the Collateral Trust Agreement shall be replaced in their entirety with:

      C. Termination. The Collateral Trust shall terminate upon the earliest of:
      (i) the payment in full of all of the Participating Asbestos Claimant's Secured Claims and the distribution of all Trust Assets pursuant to the terms of this Collateral Trust Agreement; (ii) the distribution of all Trust Assets pursuant to the terms of this Collateral Trust Agreement and the Collateral Trustee's determination that no further steps to recover any assets subject to the Security Interest are commercially reasonable;
      (iii) the transfer of the Trust Assets to the Plan Trust pursuant to the terms of this Collateral Trust Agreement; (iv) the payment of the Trust Assets to Congoleum pursuant to the terms of Section II.B.5; or (v) the expiration of any Perpetuities Period applicable to the Collateral Trust, provided that, to the extent permitted by applicable law, Congoleum directs that the Rule Against Perpetuities shall not apply to the Collateral Trust and that the Collateral Trust shall not be limited by a Perpetuities Period. "Perpetuities Period" shall mean the period (if any) defined by any applicable rule against perpetuities (the "Applicable Rule") within which interests in the Collateral Trust must vest in order to be valid when created. The Perpetuities Period includes any period in gross permitted by the Applicable Rule, such as twenty-one (21) years. If the Perpetuities Period is defined with reference to a given date or the

                                                           EXHIBIT B TO THE PLAN


      death of the last survivor of a class of individuals living on a given date (the "Measuring Lives"), the date shall be the date prescribed by the Applicable Rule and the Measuring Lives shall be the members of the class of persons living on that date who are authorized to receive any payment from the Collateral Trust prior to its termination. If the Applicable Rule applies differently to different kinds of Trust Assets, a direction to terminate the Collateral Trust upon the expiration of the Perpetuities Period shall be applied separately to the different kinds of property. If Trust Assets transferred to the Collateral Trustee at different times have different Perpetuities Periods, a direction to terminate the Collateral Trust upon the expiration of the Perpetuities Period shall be applied separately to the different Trust Assets, provided that (i) Trust Assets for which no sufficient record exists to determine the date of transfer shall be deemed for this purpose to have been transferred on the earliest possible date, and (ii) an insurance policy or the proceeds of an insurance policy shall be deemed transferred on the date the policy is acquired by the Collateral Trust regardless of the dates on which premiums are subsequently paid. If the Collateral Trust suspends the power of alienation or permits accumulations within the meaning of any Applicable Rule limiting the period for such suspension or accumulations then this provision shall apply to such suspension or accumulations as if they were non-vested interests. Upon the termination of the Collateral Trust pursuant to the application of any Perpetuities Period, the Collateral Trustee shall pay the remaining principal to Congoleum.

      D. Amendments. The Collateral Trustee, with the unanimous consent of Congoleum and Claimants' Counsel, may modify and amend this Collateral Trust Agreement. Any modification made pursuant to this Section IV.D must be made in writing. The ability of the Collateral Trustee, Congoleum and Claimants' Counsel to amend this Collateral Trust Agreement in accordance with this Section IV.D shall not be restricted by any third party not a party hereto, including without limitation any Asbestos Claimant. Notwithstanding the foregoing or any other provision of this Collateral Trust Agreement, no modification or amendment to this Collateral Trust Agreement shall be effective to alter the rights or duties of the Delaware Trustee unless consented to in writing by the Delaware Trustee.

                                                           EXHIBIT B TO THE PLAN


4. Other than expressly provided for herein, the terms of the Collateral Trust Agreement shall remain in full force and effect.

5. The Collateral Trust Agreement and this Amendment to the Collateral Trust Agreement (collectively, the "Agreements") constitute a single integrated written contract expressing the entire agreement among the parties hereto with respect to the subject matter hereof. The Agreements supercede any prior understandings and agreements between or among the parties with respect to the subject matter of the Agreements. Any statements, promises or inducements, whether made by any party or any agents of any party, that are not contained in the Agreements shall not be valid or binding. The failure or invalidation of any provision of the Agreements shall not in any way affect the validity or performance of any party pursuant to any other provision of the Agreements.

6. References in the Claimant Agreement, the Superceding Security Agreement and the Collateral Trust Agreement to the "Collateral Trust Agreement" shall be deemed references to the Agreements.

7. This Amendment to the Collateral Trust Agreement may be executed in any number of counterparts. Each of such counterparts for all purposes shall be deemed to be an original, and all such counterparts together shall constitute but one and the same Amendment to the Collateral Trust Agreement.

                                                           EXHIBIT B TO THE PLAN


      IN WITNESS WHEREOF, the Parties have caused this Amendment to the Collateral Trust Agreement to be duly executed this 6th day of June 2003.

                                    CONGOLEUM CORPORATION

                                    By /s/ Howard N. Feist III
                                       ------------------------------------
                                           Howard N. Feist III
                                           Chief Financial Officer


                                    COLLATERAL TRUSTEE

                                    By /s/ Arthur J. Pergament
                                       ------------------------------------
                                           Arthur J. Pergament


                                    Delaware TRUSTEE

                                    By /s/ Ronney Perkins
                                       ------------------------------------
                                           Ronney Perkins
                                           Assistant Vice President
                                           Wilmington Trust Company

CONSENT:

      By their signatures below, Claimants' Counsel, as designated in the Settlement Agreement Between Congoleum Corporation And Various Asbestos Claimants, indicate their consent to the execution of this Amendment to the Collateral Trust Agreement.

                                    /s/ Perry Weitz
                                    ---------------
                                          Perry Weitz, Esq.

                                    /s/ Joseph F. Rice
                                    ------------------
                                          Joseph F. Rice, Esq.

                                                           EXHIBIT C TO THE PLAN


                              Exhibit C to the Plan

                      ASBESTOS INSURANCE RIGHTS ASSIGNMENT
                                   AGREEMENT

                                                           EXHIBIT C TO THE PLAN


                 ASBESTOS INSURANCE RIGHTS ASSIGNMENT AGREEMENT


      This ASBESTOS INSURANCE RIGHTS ASSIGNMENT AGREEMENT (this "Agreement") is
made as of [               ], 2006 by and among Congoleum Corporation, Congoleum
Sales, Inc. and Congoleum Fiscal, Inc. (collectively, the "Insurance Contributors") and the Plan Trust. Capitalized terms used herein without definition shall have the meanings given to such terms in the Eleventh Modified Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code of Congoleum Corporation, et al. (as amended, modified or supplemented from time to time in accordance with the terms thereof, the "Plan").

      WHEREAS, to protect themselves from certain risks resulting from their businesses, the Insurance Contributors purchased liability insurance policies;

      WHEREAS, numerous individuals, business organizations, and other persons have asserted asbestos-related personal injury claims against Congoleum and certain affiliated entities;

      WHEREAS, on December 31, 2003, Congoleum and certain affiliated entities filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the District of New Jersey;

      WHEREAS, the Plan was confirmed on  [                ], and has become
effective;

      WHEREAS, the Plan provides that the Insurance Contributors will assign the Asbestos Insurance Rights to the Plan Trust;

      WHEREAS, the Insurance Contributors wish to implement the terms of the Plan; and

      WHEREAS, the Insurance Contributors are receiving good and valuable consideration in exchange for the transfers, grants, assignments, and promises made in this Agreement, including the releases and indemnification described in the Plan and related documents, the receipt and sufficiency of which is acknowledged and agreed;

      NOW, THEREFORE, subject to and on the terms and conditions herein set forth, the Insurance Contributors and the Plan Trust hereby agree as follows:

I.    ASSIGNMENT TO THE PLAN TRUST

      A. Effective upon the Effective Date, the Insurance Contributors hereby irrevocably transfer and assign to the Plan Trust any and all of their Asbestos Insurance Rights and all rights and claims asserted in the pending Coverage Litigation (including without limitation cash and other proceeds of all such rights and claims received by any Insurance Contributor and/or any Debtor during the pendency of the Reorganization Cases), free and clear of all Claims, Liens and encumbrances, provided, however, that such transfer and assignment of the Asbestos Insurance Rights shall be subject to the terms of the Plan and the Plan Trust Agreement.

      B. The Plan Trust and the Insurance Contributors intend that the Asbestos Insurance Assignment be made to the maximum extent permitted under applicable law.

      C. The Asbestos Insurance Assignment is not an assignment of any insurance policy.

                                                           EXHIBIT C TO THE PLAN


      D. Upon request by the Plan Trust and at the cost of the Plan Trust (as provided in Section II herein), an Insurance Contributor or Reorganized Debtor, as applicable, shall (i), provided that the Plan Trust provides reasonable evidence of its ability to promptly pay all costs incurred in such effort, use its best efforts to pursue any of the Asbestos Insurance Rights for the benefit of and to the fullest extent required by the Plan Trust, and (ii) immediately transfer any amounts recovered under or on account of any of the Asbestos Insurance Rights to the Plan Trust; provided, however, that while any such amounts are held by or under the control of an Insurance Contributor or Reorganized Debtor, such amounts (and any interest earned thereon) shall be segregated and held in trust for the benefit of the Plan Trust.

II.   COOPERATION

      A. To the fullest extent permitted by applicable law, the Insurance Contributors and/or Reorganized Debtors, as the case may be, shall provide the Plan Trust with such cooperation as the Plan Trust may reasonably request in connection with the pursuit by the Plan Trust of the Asbestos Insurance Rights. Such cooperation shall include, but not be limited to, making their books, records, employees, agents and professionals available to the Plan Trust. The Plan Trust shall reimburse the Insurance Contributors and/or Reorganized Debtors, as the case may be, for their reasonable out-of-pocket costs and expenses (including reasonable attorneys' and consultants' fees) incurred (i) in connection with providing the cooperation described in the preceding sentences, and (ii) in connection with the pursuit of Asbestos Insurance Rights as provided in Section I.D. above. Such reimbursement shall be paid promptly following request for reimbursement accompanied by appropriate documentation.

      B. Notwithstanding anything in the Plan Documents to the contrary, the Insurance Contributors and/or Reorganized Debtors, as the case may be, as part of every settlement with any one or more London Market insurer(s) (including Equitas), hereby agree that the Plan Trust, in its sole discretion, may effectuate a complete policy buy-back of any policies subscribed by any one or more London Market insurer(s) (following which the Insurance Contributors and/or Reorganized Debtors shall retain no coverage with respect to such insurer(s)). The Insurance Contributors and/or Reorganized Debtors, as the case may be, hereby waive their rights to any proceeds of all such settlements, and all proceeds of each such settlement (other than as reimbursement in accordance with the Collateral Trust Agreement and the Plan Documents of Coverage Costs and/or the Claims Handling Fee) shall be held for the benefit of Asbestos Claimants in accordance with the Plan Documents.

      C. The Insurance Contributors and/or Reorganized Debtors, as the case may be, upon request of the Plan Trustee, shall evaluate additional requests for complete policy commutations. To the extent that additional complete policy commutations do not materially impair the Insurance Contributors' and/or Reorganized Debtors', as the case may be, ongoing need for insurance coverage for potential non-asbestos liabilities and such additional releases are reasonably necessary to permit the realization of asbestos-related insurance settlements, the Insurance Contributors and/or Reorganized Debtors, as the case may be, will cooperate with the Plan Trustee to provide additional policy commutations. Such additional policy commutations may be conditioned upon a reasonable allocation of policy proceeds or other provisions to protect Congoleum from potential non-asbestos liabilities as may be agreed between the Insurance Contributors and/or Reorganized Debtors, as the case may be, and the Plan Trustee.

      D. The Insurance Contributors and/or Reorganized Debtors, as the case may be, agree that their collection or use, if any, of proceeds of any Asbestos Insurance Policy, to the extent permitted under the Plan Documents, (i) will not reduce any aggregate, per occurrence or other policy limit of any Asbestos Insurance Policy that is or could potentially be applicable to Asbestos Claims, and (ii) will not in any way interfere with the Plan Trust's exercise of any Asbestos Insurance Rights.

                                                           EXHIBIT C TO THE PLAN


III.  MISCELLANEOUS

      A. Binding Effect, Assignment, Third Party Beneficiaries. This Agreement shall be binding on each of the parties hereto and their respective successors and assigns. This Agreement is not intended, and shall not be construed, deemed or interpreted, to confer on any person or entity not a party hereto any rights or remedies hereunder.

      B. Entire Agreement; Amendment; Waivers. This Agreement, the Plan and the other Plan Documents shall constitute the entire agreement and understanding among the parties to this Agreement with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, among the parties hereto relating to the subject matter of this Agreement. This Agreement may not be amended or modified, and no provision hereof may be waived, except by an agreement in writing signed by the party against whom enforcement of any such amendment, modification or waiver is sought.

      C. Governing Law. This Agreement and the rights and obligations of the parties hereto under this Agreement shall be governed by and construed and enforced in accordance with the substantive laws of the State of Delaware, without regard to any conflicts of law provisions thereof that would result in the application of the laws of any other jurisdiction.

      D. Counterparts. This Agreement may be executed in multiple counterparts, each of which will be an original, but all of which together will constitute one and the same agreement.

                            [SIGNATURE PAGE FOLLOWS]

                                                           EXHIBIT C TO THE PLAN


      IN WITNESS WHEREOF, the parties hereto have caused this Asbestos Insurance Rights Assignment Agreement to be duly executed by their respective duly authorized representatives as of the date first above written.

                                    CONGOLEUM CORPORATION


                                    By:  ______________________
                                    Its: ______________________

                                    CONGOLEUM SALES, INC.


                                    By:  ______________________
                                    Its: ______________________

                                    CONGOLEUM FISCAL, INC.


                                    By:  ______________________
                                    Its: ______________________

                                    CONGOLEUM PLAN TRUST


                                    By:      _____________________
                                    Trustee: _____________________

                                    By:      _____________________
                                    Trustee: _____________________

                                    By:      _____________________
                                    Trustee: _____________________

                                                           EXHIBIT D TO THE PLAN


                              Exhibit D to the Plan
                        "Congoleum Plan Trust Agreement"

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                         CONGOLEUM PLAN TRUST AGREEMENT

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

SECTION 1 AGREEMENT OF TRUST...................................................2

   1.1   Creation and Name.....................................................2

   1.2   Purpose...............................................................2

   1.3   Transfer of Assets....................................................2

   1.4   Acceptance of Assets and Assumption of Liabilities....................3

SECTION 2 POWERS AND TRUST ADMINISTRATION......................................4

   2.1   Powers................................................................4

   2.2   General Administration................................................6

   2.3   Claims Administration.................................................9

SECTION 3 ACCOUNTS, INVESTMENTS, AND PAYMENTS..................................9

   3.1   Accounts..............................................................9

   3.2   Plan Trust Disputed Claims Reserve...................................10

   3.3   Investments..........................................................11

   3.4   Source of Payments...................................................12

   3.5   Payments of Allowed Asbestos Property Damage Claims..................12

   3.6   Payment of Plan Trust Expenses.......................................13

   3.7   Indemnification Payments.............................................13

SECTION 4 PLAN TRUSTEES AND DELAWARE TRUSTEE..................................14

   4.1   Number...............................................................14

   4.2   Term of Service......................................................14

   4.3   Appointment of Successor Plan Trustees...............................15

   4.4   Liability of Plan Trustees, Delaware Trustee, Officers and
         Employees........................................................... 15

   4.5   Compensation and Expenses of Plan Trustees...........................15

   4.6   Indemnification of Plan Trustees, Additional Indemnitees,
         Claimants' Representative and Collateral Trustee.....................16

   4.7   Plan Trustees' Lien..................................................18

   4.8   Plan Trustees' Employment of Experts; Delaware Trustee's
         Employment of Counsel................................................18

   4.9   Plan Trustees' Independence..........................................18


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   4.10  Bond.................................................................19

   4.11  Delaware Trustee.....................................................19

SECTION 5 PLAN TRUST ADVISORY COMMITTEE.......................................20

   5.1   Members..............................................................20

   5.2   Duties...............................................................20

   5.3   Consent of TAC With Respect to Avoidance Actions, etc................20

   5.4   Term of Office.......................................................20

   5.5   Appointment of Successor.............................................21

   5.6   TAC's Employment of Professionals....................................21

   5.7   Compensation and Expenses of the TAC.................................22

   5.8   Procedures for Consultation With and Obtaining the Consent of
         the TAC..............................................................22

   5.9   Copies to the TAC....................................................23

SECTION 6 THE FUTURES REPRESENTATIVE..........................................23

   6.1   Duties...............................................................23

   6.2   Term of Office.......................................................23

   6.3   Appointment of Successor.............................................24

   6.4   Futures Representative's Employment of Professionals.................24

   6.5   Compensation and Expenses of the Futures Representative..............25

   6.6   Procedures for Consultation with and Obtaining the Consent of the
         Futures Representative...............................................25

   6.7   Copies to Futures Representative.....................................26

SECTION 7 GENERAL PROVISIONS..................................................26

   7.1   Irrevocability.......................................................26

   7.2   Dissolution..........................................................26

   7.3   Amendments...........................................................27

   7.4   Meetings.............................................................28

   7.5   Severability.........................................................28

   7.6   Notices..............................................................28

   7.7   Successors and Assigns...............................................30

   7.8   Limitation on Claim Interests for Securities Laws Purposes...........30

   7.9   Entire Agreement; No Waiver..........................................30

   7.10  Headings.............................................................30

   7.11  Governing Law........................................................30


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   7.12  Settlor Representative and Cooperation...............................31

   7.13  Dispute Resolution...................................................31

   7.14  Enforcement and Administration.......................................31

   7.15  Effectiveness........................................................31

   7.16  Counterpart Signatures...............................................31


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                         CONGOLEUM PLAN TRUST AGREEMENT

      This Congoleum Plan Trust Agreement (this "Plan Trust Agreement"), dated the date set forth on the signature page hereof and effective as of
[           ], is entered into by Congoleum Corporation, Congoleum Sales, Inc., and Congoleum Fiscal, Inc. (collectively referred to as the "Debtors," "Congoleum," or the "Settlors"), the debtors and debtors-in-possession in Case No. 03-51524 in the United States Bankruptcy Court for the District of New Jersey; the Futures Representative; the Asbestos Claimants Committee ("ACC"); the Plan Trustees, the Delaware Trustee and the members of the Trust Advisory Committee ("TAC") identified on the signature page hereof and appointed at Confirmation pursuant to the confirmed Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code of Congoleum Corporation, et al., and the Asbestos Claimants' Committee dated as of October 23, 2006 (the "Plan"), as such Plan may be amended, modified or supplemented from time to time. All capitalized terms not otherwise defined herein shall have their respective meanings as set forth in the Plan, and such definitions are incorporated herein by reference. All capitalized terms not defined herein or defined in the Plan, but defined in the Bankruptcy Code or Bankruptcy Rules, shall have the meanings ascribed to them by the Bankruptcy Code and Bankruptcy Rules, and such definitions are incorporated herein by reference.

      WHEREAS, at the time of the entry of the order for relief in the Chapter 11 case, Congoleum was named as a defendant in actions seeking recovery for damages allegedly caused by the presence of or exposure to asbestos or asbestos-containing products for which Congoleum, its predecessors, successors and assigns have legal liability ("Plan Trust Asbestos Claims" as defined in the Plan); and

      WHEREAS, Congoleum has reorganized under the provisions of Chapter 11 of the Bankruptcy Code in a case pending in the United States Bankruptcy Court for the District of New Jersey, known as In re Congoleum Corporation et al., Case No. 03-51524; and

      WHEREAS, the Plan has been confirmed by the Bankruptcy Court; and

      WHEREAS, the Plan provides, inter alia, for the creation of the Plan Trust; and

      WHEREAS, pursuant to the Plan, the Plan Trust is to use its assets and income to satisfy all Plan Trust Asbestos Claims; and

      WHEREAS, it is the intent of Congoleum, the Plan Trustees, the ACC, the TAC, and the Futures Representative that the Plan Trust be administered, maintained, and operated at all times through mechanisms that provide reasonable assurance that the Plan Trust will satisfy all Plan Trust Asbestos Claims pursuant to this Plan Trust Agreement and the TDP that is attached hereto as Exhibit A in substantially the same manner, and in strict compliance with the terms of this Plan Trust Agreement; and

      WHEREAS, pursuant to the Plan, the Plan Trust is intended to qualify as a "qualified settlement fund" within the meaning of section 1.468B-1 et seq. of the Treasury Regulations promulgated under section 468B of the Internal Revenue Code ("IRC"); and


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      WHEREAS, the Bankruptcy Court has determined that the Plan Trust and the
Plan satisfy all the prerequisites for an injunction pursuant to section 524(g) of the Bankruptcy Code, and such injunction has been entered in connection with the Confirmation Order;

      NOW, THEREFORE, it is hereby agreed as follows:

                                   SECTION 1

                               AGREEMENT OF TRUST

      1.1 Creation and Name. The Debtors as Settlors hereby create a trust known as the "Congoleum Plan Trust," which is the Plan Trust provided for and referred to in the Plan. The Plan Trustees may transact the business and affairs of the Plan Trust in the name of the Plan Trust.

      It is the intention of the parties hereto that the trust created hereby constitutes a statutory trust under Chapter 38 of title 12 of the Delaware Code, 12 Del. C. ss. 3801 et seq. (the "Act") and that this document, together with the by-laws described herein, constitute the governing instruments of the Plan Trust. The Plan Trustees and the Delaware Trustee are hereby authorized and directed to execute and file a Certificate of Trust with the Delaware Secretary of State in the form attached hereto as Exhibit B.

      1.2 Purpose. The purpose of the Plan Trust is to assume the liabilities of Congoleum, its predecessors and successors in interest, for all Plan Trust Asbestos Claims, and to use the Plan Trust's assets and income to pay the holders of all Plan Trust Asbestos Claims in accordance with this Plan Trust Agreement and the TDP in such a way that such holders of Plan Trust Asbestos Claims are treated fairly, equitably and reasonably in light of the limited assets available to satisfy such claims, and to otherwise comply in all respects with the requirements of a trust set forth in section 524(g)(2)(B) of the Bankruptcy Code. All Plan Trust Asbestos Claims (other than the Asbestos Property Damage Claims) shall be determined, liquidated, and paid pursuant to this Plan Trust Agreement and the TDP. Asbestos Property Damage Claims shall be determined pursuant to the Plan and paid, if Allowed, pursuant to this Plan Trust Agreement. In addition, the Plan Trust shall prosecute, settle and manage the disposition of the Asbestos In-Place Insurance Coverage and prosecute, settle and manage Asbestos Insurance Actions and Direct Actions.

      1.3 Transfer of Assets. Pursuant to the Plan, the Plan Trust Assets have been transferred and assigned to the Plan Trust to settle and discharge all Plan Trust Asbestos Claims. Any insurance proceeds subject to the Security Agreement and/or the Collateral Trust Agreement are transferred and assigned to and assumed by the Plan Trust subject to any lien and/or security interests reflected in such agreements, in the event that such Agreements are found valid, enforceable and unavoidable by a final nonappealable order of a court of competent jurisdiction, or by a settlement agreement approved by the Bankruptcy Court. Pursuant to the Plan, Reorganized Congoleum and others may also transfer and assign additional assets to the Plan Trust from time to time. In all events, such assets will be transferred to the Plan Trust free and clear of any liens or other claims by Congoleum, Reorganized Congoleum, any creditor, or other entity. Congoleum, Reorganized Congoleum, and any other transferors shall also execute and deliver such documents to the Plan Trust as the Plan Trustees reasonably request to transfer and assign the Plan Trust Assets to the Plan Trust.


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      1.4 Acceptance of Assets and Assumption of Liabilities.

      (a) In furtherance of the purposes of the Plan Trust, the Plan Trustees, on behalf of the Plan Trust, hereby expressly accept the transfer and assignment to the Plan Trust of the Plan Trust Assets in the time and manner as contemplated in the Plan Documents.

      (b) In furtherance of the purposes of the Plan Trust, the Plan Trustees, on behalf of the Plan Trust, expressly assume all liabilities, obligations and responsibilities relating to all Plan Trust Asbestos Claims and Asbestos Expenses. Except as otherwise provided in this Plan Trust Agreement and the TDP, the Plan Trust shall have all defenses, cross-claims, offsets, and recoupments, as well as rights of indemnification, contribution, subrogation, and similar rights, regarding such claims that Congoleum or Reorganized Congoleum has or would have had under applicable law. Regardless of the foregoing, however, a claimant must meet otherwise applicable federal, state and foreign statutes of limitations and repose, except that a claimant may establish that such statutes were tolled by operation of law or as provided in the TDP.

      (c) No provision herein or in the TDP shall be construed to mandate distributions on any claims or other actions that would contravene the Plan Trust's compliance with the requirements of a qualified settlement fund within the meaning of section 1.468B-1 et seq. of the Treasury Regulations promulgated under section 468B of the IRC.

      (d) The Plan Trust shall indemnify, defend and hold harmless each of the Debtors, the Reorganized Debtors and their past, present and future Representatives for any expenses, costs and fees (including reasonable attorneys' fees and costs, but excluding any such expenses, costs and fees incurred prior to the Effective Date), judgments, settlements or other liabilities arising from or incurred in connection with, any Plan Trust Asbestos Claim, including but not limited to indemnification or contribution for Plan Trust Asbestos Claims prosecuted against the Reorganized Debtors after the Effective Date but excluding (i) any amounts paid prior to or on the Effective Date by the Debtors or their past or present Representatives and (ii) any amounts paid or incurred by any Reorganized Debtor or its Representatives, whether before or after the Effective Date, in connection with defending, objecting to, or otherwise related to any proceedings to determine whether an Asbestos Property Damage Claim is or should be Allowed. Notwithstanding anything in this Section 1.4 to the contrary, the Plan Trust shall reimburse and pay promptly the Reorganized Debtors, from the proceeds of the Asbestos Insurance Action Recoveries, for the Claims Handling Fee and, to the extent provided under the terms of the Asbestos Insurance Settlement Agreement with Liberty Mutual Insurance Company, for the Coverage Costs, to the extent such Claims Handling Fee and Coverage Costs have not been reimbursed or paid to the Debtors or Reorganized Debtors, as applicable, from Asbestos Insurance Action Recoveries received on or after the Petition Date.

      (e) Nothing in this Plan Trust Agreement shall be construed in any way to limit the scope, enforceability, or effectiveness of the Injunctions issued in connection with the Plan or the Plan Trust's assumption of all liability for Plan Trust Asbestos Claims, subject to the provisions of Section 1.4(b) above.


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                                   SECTION 2

                         POWERS AND TRUST ADMINISTRATION

      2.1 Powers.

      (a) The Plan Trustees are and shall act as the fiduciaries to the Plan Trust in accordance with the provisions of this Plan Trust Agreement and the Plan. The Plan Trustees shall, at all times, administer the Plan Trust and the Plan Trust Assets in accordance with the purposes set forth in Section 1.2 above. Subject to the limitations set forth in this Plan Trust Agreement, the Plan Trustees shall have the power to take any and all actions that, in the judgment of the Plan Trustees, are necessary or proper to fulfill the purposes of the Plan Trust, including, without limitation, each power expressly granted in this Section 2.1, any power reasonably incidental thereto, and any trust power now or hereafter permitted under the laws of the State of New Jersey.

      (b) Except as required by applicable law or otherwise specified herein, the Plan Trustees need not obtain the order or approval of any court in the exercise of any power or discretion conferred hereunder.

      (c) Without limiting the generality of Section 2.1(a) above, and except as limited below, the Plan Trustees shall have the power to:

            (i) receive and hold the Plan Trust Assets, vote the New Class A Common Stock (and any Plan Trust Common Stock), and exercise all rights with respect to, and sell, any securities issued by Reorganized Congoleum that are included in the Plan Trust Assets, subject to any restrictions set forth in the Amended and Restated Certificate of Incorporation of Reorganized Congoleum;

            (ii) invest the monies held from time to time by the Plan Trust;

            (iii) sell, transfer, or exchange any or all of the Plan Trust Assets at such prices and upon such terms as the Plan Trustees may consider proper, consistent with the other terms of this Plan Trust Agreement;

            (iv) enter into leasing and financing agreements with third parties to the extent such agreements are reasonably necessary to permit the Plan Trust to operate;

            (v) pay liabilities and expenses of the Plan Trust, including, but not limited to, Plan Trust Expenses;

            (vi) establish such funds, reserves and accounts within the Plan Trust estate, as deemed by the Plan Trustees to be useful in carrying out the purposes of the Plan Trust;

            (vii) sue and be sued and participate, as a party or otherwise, in any judicial, administrative, arbitrative, or other proceeding;


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            (viii) establish, supervise and administer the Plan Trust in accordance with the TDP and the terms thereof;

            (ix) appoint such officers and hire such employees and engage such legal, financial, accounting, investment, auditing and forecasting, and other consultants and agents as the business of the Plan Trust requires, and delegate to such persons such powers and authorities as the fiduciary duties of the Plan Trustees permit and as the Plan Trustees, in their discretion, deem advisable or necessary in order to carry out the terms of the Plan Trust;

            (x) pay employees, legal, financial, accounting, investment, auditing, and forecasting, and other consultants, advisors, and agents, including those engaged by the Plan Trust in connection with its alternative dispute resolution activities, reasonable compensation;

            (xi) compensate the Plan Trustees, the TAC members, the Delaware Trustee and the Futures Representative as provided below, and their employees, legal, financial, accounting, investment and other advisors, consultants, independent contractors, and agents, and reimburse the Plan Trustees, the TAC members, the Delaware Trustee and the Futures Representative all reasonable out-of-pocket costs and expenses incurred by such persons in connection with the performance of their duties hereunder;

            (xii) execute and deliver such instruments as the Plan Trustees consider proper in administering the Plan Trust;

            (xiii) enter into such other arrangements with third parties as are deemed by the Plan Trustees to be useful in carrying out the purposes of the Plan Trust, provided such arrangements do not conflict with any other provision of this Plan Trust Agreement;

            (xiv) in accordance with Section 4.6 below, defend, indemnify and hold harmless (and purchase insurance indemnifying) (A) the Plan Trustees and (B) the TAC, the Futures Representative, Collateral Trustee, the officers and employees of the Plan Trust, and any agents, advisors and consultants of the Plan Trust, the TAC, the Collateral Trustee or the Futures Representative (the "Additional Indemnitees"), to the fullest extent that a corporation or statutory trust organized under the law of the Plan Trust's situs is from time to time entitled to indemnify and/or insure its directors, trustees, officers, employees, agents, and representatives;

            (xv) indemnify the Entities to be indemnified in accordance with
      Section 1.4 and Section 4.6 and purchase insurance or make other such arrangements for the Plan Trust and those Entities for whom the Plan Trust has an indemnification obligation hereunder;

            (xvi) delegate any or all of the authority herein conferred with respect to the investment of all or any portion of the Plan Trust Assets to any one or more reputable individuals or recognized institutional investment advisors or investment managers without liability for any action taken or omission made because of any such delegation, except as provided in Section 4.4 below;


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            (xvii) consult with Reorganized Congoleum, the TAC and the Futures
      Representative at such times and with respect to such issues relating to the conduct of the Plan Trust as the Plan Trustees may consider necessary, appropriate or desirable; and

            (xviii) make, pursue (by litigation or otherwise), collect, compromise or settle, in the name of the Plan Trust or the name of Reorganized Congoleum, any claim, right, action, or cause of action included in the Plan Trust Assets, including, but not limited to, the Plan Trust Bankruptcy Causes of Action to the extent not already adjudicated prior to the Effective Date and to the extent not compromised or settled under the Plan; other Causes of Action, other than Bankruptcy Causes of Action, related to Plan Trust Asbestos Claims and Plan Trust Assets to the extent not compromised or settled under the Plan; and insurance recoveries, before any court of competent jurisdiction; provided that settlement of actions before the Bankruptcy Court require the approval of the Bankruptcy Court after notice to Reorganized Congoleum.

      (d) The Plan Trustees shall not have the power to guarantee any debt of other persons.

      (e) The Plan Trustees shall give the TAC, the Futures Representative and Reorganized Congoleum prompt notice of any act performed or taken pursuant to Sections 2.1(c)(i), (iii), (vii), or (xv) above, and any act proposed to be performed or taken pursuant to Section 2.2(f) below.

      2.2 General Administration.

      (a) The Plan Trustees shall adopt, with the consent of the TAC and the Futures Representative, and act in accordance with the Plan Trust Bylaws. To the extent not inconsistent with the terms of this Plan Trust Agreement, the Plan Trust Bylaws shall govern the affairs of the Plan Trust. In the event of an inconsistency between the Plan Trust Bylaws and this Plan Trust Agreement, this Plan Trust Agreement shall govern.

      (b) The Plan Trustees shall (i) timely file such income tax and other returns and statements and shall timely pay all taxes required to be paid, (ii) comply with all withholding obligations, as required under the applicable provisions of the IRC and of any state law and the regulations promulgated thereunder, (iii) meet without limitation all requirements necessary to qualify and maintain qualification of the Plan Trust as a qualified settlement fund within the meaning of section 1.468B-1 et seq. of the Treasury Regulations promulgated under section 468B of the IRC, and (iv) take no action that could cause the Plan Trust to fail to qualify as a qualified settlement fund within the meaning of section 1.468B-1 et seq. of the Treasury Regulations promulgated under section 468B of the IRC.

      (c) The Plan Trustees shall timely account to the Bankruptcy Court, regardless of whether the Reorganization Cases are closed, as follows:

            (i) The Plan Trustees shall cause to be prepared and filed with the Bankruptcy Court, as soon as available, and in any event within one hundred and twenty (120) days following the end of each fiscal year, an annual report containing financial statements of the Plan Trust (including, without limitation, a balance sheet of the Plan Trust as of the end of such fiscal year and a statement of operations for such fiscal year) audited by a firm of independent certified public accountants selected by the Plan Trustees and accompanied by an opinion of such firm as to the fairness of the financial statements' presentation of the cash and investments available for the payment of claims and as to the conformity of the financial statements with generally accepted accounting principles. The Plan Trustees shall provide a copy of such report to the TAC, the Futures Representative, and Reorganized Congoleum when such report is so filed with the Bankruptcy Court.


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            (ii) Simultaneously with delivery of each set of financial statements referred to in Section 2.2(c)(i) above, the Plan Trustees shall cause to be prepared and filed with the Bankruptcy Court a report containing a summary regarding the number and type of Plan Trust Asbestos Claims disposed of, and the amount paid in respect of such Plan Trust Asbestos Claims, during the period covered by the financial statements. The Plan Trustees shall provide a copy of such report to the TAC, the Futures Representative and Reorganized Congoleum when such report is filed.

            (iii) All materials required to be filed with the Bankruptcy Court by this Section 2.2(c) shall be available for inspection by the public in accordance with procedures established by the Bankruptcy Court and shall be filed with the Office of the United States Trustee for the District of New Jersey.

      (d) The Plan Trustees shall cause to be prepared as soon as practicable prior to the commencement of each fiscal year a budget and cash flow projections covering such fiscal year and the succeeding four fiscal years. The budget and cash flow projections shall include determining the Maximum Annual Payment pursuant to Section 2.5 of the TDP, and the Claims Payment Ratio pursuant to
Section 2.6 of the TDP. The Plan Trustees shall provide a copy of the budget and cash flow projections to the TAC and the Futures Representative.

      (e) The Plan Trustees shall consult with the TAC and the Futures Representative (i) on the general implementation and administration of the Plan Trust; (ii) on the general implementation and administration of the TDP; and
(iii) on such other matters as may be required under this Plan Trust Agreement and the TDP.

      (f) The Plan Trustees shall be required to obtain the consent of the TAC and the Futures Representative pursuant to the Consent Process set forth in
Section 5.8(b) and 6.6(b) below, in addition to any other instances elsewhere enumerated, in order:

            (i) to determine and thereafter redetermine the Payment Percentage described in Section 2.4 of the TDP as provided in Section 5.2 of the TDP;

            (ii) to change the Claims Payment Ratio described in Section 2.6 of the TDP in the event that the requirements for such a change as set forth in said provision have been met;

            (iii) to change the Disease Levels, Scheduled Values and/or Medical/Exposure Criteria set forth in Section 6.2(a)(3) of the TDP, and/or the Average Values and/or Maximum Values set forth in Section 6.2(b)(3) of the TDP;


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            (iv) to establish and/or to change the Claims Materials to be provided holders of Plan Trust Asbestos Claims under Section 7.1 of the TDP;

            (v) to require that claimants provide additional kinds of medical and/or exposure evidence pursuant to Sections 6.6(b) and 8.1 of the TDP;

            (vi) to adopt or thereafter change the form of release to be provided pursuant to Section 8.8 of the TDP;

            (vii) amend any provision of the TDP in accordance with the terms thereof;

            (viii) to adopt the Plan Trust Bylaws in accordance with Section 2.2, above, or thereafter to amend the Plan Trust Bylaws in accordance with the terms thereof;

            (ix) to terminate the Plan Trust pursuant to Section 7.2 below;

            (x) to settle the liability of any insurer under any insurance policy or legal action related thereto;

            (xi) subject to Section 5.3 below, to settle either of the Avoidance Actions or any other legal action relating to the validity, enforceability or voidability of any Plan Trust Disputed Claim;

            (xii) to change the compensation and/or per diem of the members of the TAC, the Futures Representative or Plan Trustees, other than to reflect cost-of-living increases or changes approved by the Bankruptcy Court as otherwise provided herein;

            (xiii) to take structural or other actions to minimize any tax on the Plan Trust Assets;

            (xiv) to vote the stock of any Reorganized Debtor for purposes of appointing members of the Board of Directors of such Reorganized Debtor;

            (xv) to acquire an interest in or to merge any asbestos claims resolution organization formed by the Plan Trust with another asbestos claims resolution organization that is not specifically created by this Plan Trust Agreement or the TDP, or to contract with another asbestos claims resolution organization or other entity that is not specifically created by this Plan Trust Agreement or the TDP, or permit any other party to join in any asbestos claims resolution organization that is formed by the Plan Trust pursuant to this Plan Trust Agreement or the TDP; provided that such merger, acquisition, contract or joinder shall not (a) subject Reorganized Congoleum, or any successors in interest thereto, to any risk of having any Plan Trust Asbestos Claim asserted against it or them, or
      (b) otherwise jeopardize the validity or enforceability of the section 524(g) injunction; and provided further that the terms of such merger will require the surviving organization to make decisions about the allowability and value of claims in accordance with Section 2.1 of the TDP which requires that such decisions be based on the provisions of the TDP;


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            (xvi) to sell, pledge, transfer or otherwise dispose of any securities issued by any Reorganized Debtor subject to any restrictions imposed by the Plan;

            (xvii) to settle any Plan Trust Bankruptcy Causes of Action; or

            (xviii) to determine whether the Reset Date shall occur on the First Indicated Date or the Second Indicated Date.

      (g) The Plan Trustees shall meet with the TAC and the Futures Representative no less often than quarterly during the first two years following the Effective Date and thereafter at least two times per year. The Plan Trustees shall meet in the interim with the TAC and the Futures Representative when so requested by either at mutually convenient times and locations.

      (h) The Plan Trustees, upon notice from the Futures Representative or the TAC requesting consideration of one or more issues, shall at their next regular meeting, if practicable in view of pending business, or, if appropriate, at a specially called meeting, place on their agenda and consider such issues.

      (i) Periodically, but not less often than once a year, the Plan Trustees shall make available to the Futures Representative, the TAC and any holder (or the personal representative or attorney of such holder) of a Plan Trust Asbestos Claim on file with the Plan Trust that has not been paid in accordance with, or finally rejected pursuant to, the TDP the number of claims by disease levels that have been resolved both by individual review and by arbitration, as well as by trial, indicating the amounts of the awards and the averages of the awards by jurisdiction pursuant to Section 8.10 of the TDP.

      2.3 Claims Administration. The Plan Trustees shall promptly proceed to implement the TDP.

                                   SECTION 3

                       ACCOUNTS, INVESTMENTS, AND PAYMENTS

      3.1 Accounts.

      (a) The Plan Trustees may, from time to time, create such accounts and reserves within the Plan Trust estate as they may deem necessary, prudent, or useful in order to provide for the payment of Plan Trust Expenses and payment of Plan Trust Asbestos Claims in accordance with the TDP and may, with respect to any such account or reserve, restrict the use of monies therein. In addition, the Plan Trustees shall establish, as soon as practicable after the Effective Date, two separate and distinct accounts (maintained in separate banking and/or other accounts including accounts established by book entry) to be designated the "Asbestos Personal Injury Claim Sub-Account" and the "Asbestos Property Damage Claim Sub-Account," and none of the assets held in the Asbestos Personal Injury Claim Sub-Account or the Asbestos Property Damage Claim Sub-Account shall be commingled with assets held by the Plan Trust in any other account. In addition, separate books and records shall be kept with respect to each of the Asbestos Personal Injury Claim Sub-Account and the Asbestos Property Damage Claim Sub-Account.

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                                                           EXHIBIT D TO THE PLAN


      (b) All Plan Trust Assets and other property held by or received by the Plan Trust (other than the Asbestos Property Damage Insurance Rights and all proceeds thereof and earnings thereon), and all proceeds thereof and earnings thereon, shall be held solely in the Asbestos Personal Injury Claim Sub-Account and shall be used to pay Plan Trust Asbestos Claims that are Asbestos Personal Injury Claims ("Plan Trust PI Asbestos Claims"), as well as Plan Trust Expenses and indemnification costs or expenses, in either case related to Plan Trust PI Asbestos Claims.

      (c) All amounts received by the Plan Trust in respect of the Asbestos Property Damage Insurance Rights, and all proceeds thereof and earnings thereon, shall be held solely in the Asbestos Property Damage Claim Sub-Account and shall be used to pay Allowed Asbestos Property Damage Claims, as well as Plan Trust Expenses and indemnification costs or expenses, in either case related to Asbestos Property Damage Claims. Notwithstanding the foregoing, the Plan Trustees may transfer monies from the Asbestos Property Damage Claim Sub-Account to the Asbestos Personal Injury Claim Sub-Account, from time to time, to the extent that the funds in the Asbestos Property Damage Claim Sub-Account exceed the aggregate face amount of all unpaid Asbestos Property Damage Claims filed prior to the Asbestos Property Damage Claim Bar Date and a reasonable reserve for Plan Trust Expenses and indemnification costs or expenses, in either case related to Asbestos Property Damage Claims.

      3.2 Plan Trust Disputed Claims Reserve. Within six (6) months of the Initial Claims Filing Date (as defined in the TDP), in the event that the Class 2 Settlement or the Class 3 and 11 Settlement is not approved by the Final Order of the Bankruptcy Court, the Plan Trustees shall create a reserve of funds in the Asbestos Personal Injury Claim Sub-Account for all Plan Trust Disputed Claims held by holders of Plan Trust PI Asbestos Claims (the "Plan Trust Disputed Claims Reserve"); provided, however, that such Plan Trust Disputed Claim Reserve shall not exceed $23.25 million.

      In the event that any such Plan Trust Disputed Claims and/or any lien or security interest with respect to such claims are determined by a final, non-appealable order of the Bankruptcy Court, or by a final and binding settlement agreement approved by the Bankruptcy Court, to be valid, enforceable and unavoidable, such claims shall be entitled to treatment by the Plan Trust in accordance with the liquidated amount of such claims and any valid lien or security interest therefor, and shall be paid by the Plan Trust from the funds in the Plan Trust Disputed Claims Reserve.

      In the event that any such Plan Trust Disputed Claims are determined by a final, non-appealable order of the Bankruptcy Court, or by a final and binding settlement agreement approved by the Bankruptcy Court, to be valid, enforceable and unavoidable, but any lien or security interest with respect to such claims is found to be invalid, unenforceable and avoidable, an amount equal to the Payment Percentage times the liquidated amount of such claims shall be paid by the Plan Trust from the Plan Trust Disputed Claims Reserve. Any additional funds in the Plan Trust Disputed Claims Reserve attributable to such claims shall be deposited in the Asbestos Personal Injury Claim Sub-Account and made available for distribution by the Plan Trust in accordance with the terms of this Plan Trust Agreement and the TDP.

                                                           EXHIBIT D TO THE PLAN


      In the event that any such Plan Trust Disputed Claims are determined by a final, non-appealable order of the Bankruptcy Court, or by a final and binding settlement agreement approved by the Bankruptcy Court, to be to be invalid, unenforceable or void, any funds in the Plan Trust Disputed Claims Reserve attributable to such claims shall be deposited in the Asbestos Personal Injury Claim Sub-Account and made available for distribution by the Plan Trust in accordance with the terms of this Plan Trust Agreement and the TDP. The holders of such Plan Trust Disputed Claims may file their claims with the Plan Trust for determination and treatment under the TDP in a manner consistent with such settlement or order.

      3.3 Investments. Investment of monies held in the Plan Trust shall be administered in the manner in which individuals of ordinary prudence, discretion, and judgment would act in the management of their own affairs, subject to the following limitations and provisions:

      (a) The Plan Trust shall not acquire, directly or indirectly, equity in any entity (other than Reorganized Congoleum or any successor to Reorganized Congoleum) or business enterprise if, immediately following such acquisition, the Plan Trust would hold more than 5% of the equity in such entity or business enterprise. The Plan Trust shall not hold, directly or indirectly, more than 10% of the equity in any entity (other than Reorganized Congoleum or any successor to Reorganized Congoleum) or business enterprise.

      (b) Excluding any securities issued by the Debtors or Reorganized Congoleum, the Plan Trust shall not acquire or hold any long-term debt securities unless (i) such securities are Plan Trust Assets under the Plan, (ii) such securities are rated "Baa" or higher by Moody's, "BBB" or higher by Standard & Poor's ("S&P's"), or have been given an equivalent investment grade rating by another nationally recognized statistical rating agency, or (iii) have been issued or fully guaranteed as to principal and interest by the United States of America or any agency or instrumentality thereof.

      (c) The Plan Trust shall not acquire or hold for longer than ninety (90) days any commercial paper unless such commercial paper is rated "Prime 1" or higher by Moody's or "A 1" or higher by S&P's, or has been given an equivalent rating by another nationally recognized statistical rating agency.

      (d) Excluding any securities issued by the Debtors or Reorganized Congoleum, or transferred to the Plan Trust in accordance with the provisions of the Plan, the Plan Trust shall not acquire or hold any common or preferred stock or convertible securities unless such stock or securities are rated "A" or higher by Moody's or "A" or higher by S&P's, or have been given an equivalent investment grade rating by another nationally recognized statistical rating agency.

      (e) The Plan Trust shall not acquire any debt securities or other instruments issued by any entity (other than debt securities or other instruments issued or fully guaranteed as to principal and interest by the United States of America or any agency or instrumentality thereof and other than debt securities or other instruments of Reorganized Congoleum or any successor to Reorganized Congoleum) if, following such acquisition, the aggregate market value of all debt securities and instruments issued by such entity held by the Plan Trust would exceed 2% of the aggregate value of the Plan Trust's assets. The Plan Trust shall not hold any debt securities or other instruments issued by any entity (other than debt securities or other instruments issued or fully guaranteed as to principal and interest by the United States of America or any agency or instrumentality thereof and other than debt securities or other instruments of Reorganized Congoleum or any successor to Reorganized Congoleum) to the extent that the aggregate market value of all securities and instruments issued by such entity held by the Plan Trust would exceed 5% of the aggregate value of the Plan Trust's assets.

                                                           EXHIBIT D TO THE PLAN


      (f) The Plan Trust shall not acquire or hold any certificates of deposit unless all publicly held, long-term debt securities, if any, of the financial institution issuing the certificate of deposit and the holding company, if any, of which such financial institution is a subsidiary, meet the standards set forth in Section 3.3(b) above.

      (g) The Plan Trust may acquire and hold any securities or instruments issued by Reorganized Congoleum or any successor to Reorganized Congoleum, or obtained as proceeds of litigation or otherwise to resolve disputes, without regard to the limitations set forth in Subsections (a)-(f) above.

      (h) The Plan Trust shall not acquire or hold any repurchase obligations unless, in the opinion of the Plan Trustees, they are adequately collateralized.

      (i) The Plan Trust shall not acquire or hold any options.

      3.4 Source of Payments. All Plan Trust expenses and payments and all liabilities with respect to claims shall be payable solely by the Plan Trustees out of the Plan Trust Assets. Neither Congoleum, Reorganized Congoleum, their subsidiaries, any successor in interest, the present or former directors, officers, employees or agents of Congoleum, Reorganized Congoleum, nor the Plan Trustees, the TAC or Futures Representative, or any of their officers, agents, advisors, or employees shall be liable for the payment of any Plan Trust Asbestos Claim, Plan Trust Expense or any other liability of the Plan Trust.

      3.5 Payments of Allowed Asbestos Property Damage Claims.

      (a) All Asbestos Property Damage Claims filed before the Asbestos Property Damage Claim Bar Date shall be Allowed or Disallowed by a Final Order (whether such Final Order resolves a contested matter or adversary proceeding, approves a compromise or settlement or otherwise). The Plan Trust shall only be obligated to pay Asbestos Property Damage Claims that (i) were filed prior to the Asbestos Property Damage Claim Bar Date and (ii) have been Allowed (and the Plan Trust shall only be obligated to pay such Asbestos Property Damage Claims to the extent so Allowed) by a Final Order. The Plan Trust shall not make any distributions with respect to Allowed Asbestos Property Damage Claims until all Asbestos Property Damage Claims have been Allowed or Disallowed by Final Order. Any Asbestos Property Damage Claims filed after the Asbestos Property Damage Claim Bar Date shall, pursuant to the terms of the Plan, be automatically Disallowed, with no further action of any Entity.

      (b) Payments to holders of Allowed Asbestos Property Damage Claims shall be made solely from the Asbestos Property Damage Claim Sub-Account.

      (c) Subject to the terms and conditions of Section 3.5(d), with respect to any distribution in respect of Allowed Asbestos Property Damage Claims, each holder of an Allowed Asbestos Property Damage Claim shall be paid a pro rata portion of such holder's Allowed Asbestos Property Damage Claim determined by multiplying the aggregate amount of the distribution to be made by a fraction, the numerator of which is the amount of such holder's Allowed Asbestos Property Damage Claim and the denominator of which is the total of all Allowed Asbestos Property Damage Claims until the assets in the Asbestos Property Damage Claim Sub-Account are exhausted; provided that the aggregate of all distributions made hereunder to a holder of an Allowed Asbestos Property Damage Claim shall not exceed the Allowed Amount of such holder's Allowed Asbestos Property Damage Claim; and provided further that once all of the assets in the Asbestos Property Damage Claim Sub-Account have been exhausted, the Plan Trust shall have no further obligation or liability in respect of Allowed Asbestos Property Damage Claims.

                                                           EXHIBIT D TO THE PLAN


      (d) The Plan Trustees shall determine the timing and the appropriate method for making payments in respect of Allowed Asbestos Property Damage Claims, subject to the requirements and general principles of this Plan Trust Agreement and the Plan. Methods for making payments in respect of Allowed Asbestos Personal Damage Claims may include payment on an installment basis. In the event that the Plan Trust faces periods of limited liquidity in the Asbestos Property Damage Claim Sub-Account, the Plan Trustees may defer, delay, limit, or suspend altogether, payments or a portion thereof in respect of Allowed Asbestos Property Damage Claims.

      3.6 Payment of Plan Trust Expenses.

      (a) All Plan Trust Expenses and all liabilities of the Plan Trust with respect to all Asbestos Personal Injury Claims and Plan Trust Assets and proceeds thereof and earnings thereon (other than that the Asbestos Property Damage Insurance Rights and proceeds thereof and earnings thereon), shall be payable by the Plan Trust solely out of the Asbestos Personal Injury Claim Sub-Account. All Plan Trust Expenses and all liabilities with respect to Asbestos Property Damage Claims (and the Asbestos Property Damage Insurance Rights and proceeds thereof and earnings thereon) shall be payable by the Plan Trust solely out of the Asbestos Property Damage Claim Sub-Account. If Plan Trust Expenses and liabilities relate to more than one of the categories described in the preceding sentences, such Plan Trust Expenses and liabilities shall be satisfied from one or more of the accounts as determined by the Plan Trustees in their sole discretion. Notwithstanding any other provision of this Plan Trust Agreement or the Plan, the Plan Trust shall have no further liability or obligation for or in respect of Plan Trust Expenses or other liabilities relating to Asbestos Property Damage Claims once all of the assets in the Asbestos Property Damage Claim Sub-Account have been exhausted.

      (b) Notwithstanding anything in this Plan Trust Agreement or the TDP to the contrary, the Plan Trustees shall deduct from the Plan Trust's assets and shall pay such amounts as are required to pay the Plan Trust Expenses after receipt by the Plan Trustees of evidence satisfactory to them of the applicable Plan Trust Expense and provided that the Plan Trustees do not contest the amount of such Plan Trust Expense.

      3.7 Indemnification Payments. Any claim for indemnification from the Plan Trust and all costs and expenses associated therewith shall be satisfied as follows:

                                                           EXHIBIT D TO THE PLAN


      (a) If an indemnification claim relates solely to or arises solely in connection with an Asbestos Personal Injury Claim, such claim shall be satisfied solely from assets held in the Asbestos Personal Injury Claim Sub-Account;

      (b) If an indemnification claim relates solely to or arises solely in connection with an Asbestos Property Damage Claim, such claim shall be satisfied solely from assets held in the Asbestos Property Damage Claim Sub-Account;

      (c) If an indemnification claim relates to or arises in connection with both Asbestos Personal Injury Claims and Asbestos Property Damage Claims, or if such indemnification claim does not clearly relate to or arise in connection with Asbestos Personal Injury Claims or Asbestos Property Damage Claims, such claim shall be satisfied from assets held in the Asbestos Personal Injury Claim Sub-Account and the Asbestos Property Damage Claim Sub-Account in such relative proportion as the Plan Trustees determine in their sole discretion.

Notwithstanding any other provision of this Plan Trust Agreement or the Plan, the Plan Trust shall have no further liability or obligation for or in respect of indemnification relating to or arising from Asbestos Property Damage Claims and all costs and expenses associated therewith once all of the assets in the Asbestos Property Damage Claim Sub-Account have been exhausted.

                                   SECTION 4

                       PLAN TRUSTEES AND DELAWARE TRUSTEE

      4.1 Number. In addition to the Delaware Trustee appointed pursuant to
Section 4.11 hereof, there shall be three (3) Plan Trustees who shall be initially those persons named on the signature page hereof, namely Honorable Richard S. Cohen (retired), Stephen M. Snyder and [ ].

      4.2 Term of Service.

      (a) The initial Plan Trustees named pursuant to Section 4.1 above shall serve staggered terms of three (3), four (4) and five (5) years, respectively, as indicated on the signature page hereof. Thereafter each term of service shall be five (5) years. The initial Plan Trustees shall serve from the Effective Date until the earlier of (i) the end of his or her term, (ii) his or her death,
(iii) his or her resignation pursuant to Section 4.2(b) below, (iv) his or her removal pursuant to Section 4.2(c) below, or (v) the termination of the Plan Trust pursuant to Section 7.2 below.

      (b) A Plan Trustee may resign at any time by written notice to the remaining Plan Trustees, the TAC and the Futures Representative. Such notice shall specify a date when such resignation shall take place, which shall not be less than ninety (90) days after the date such notice is given, where practicable.

      (c) A Plan Trustee may be removed by unanimous vote of the remaining Plan Trustees in the event that he or she becomes unable to discharge his or her duties hereunder due to accident or physical or mental deterioration, or for other good cause. Good cause shall be deemed to include, without limitation, any substantial failure to comply with the general administration provisions of
Section 2.2 above, a consistent pattern of neglect and failure to perform or participate in performing the duties of the Plan Trustees hereunder, or repeated non-attendance at scheduled meetings. Such removal shall require the approval of the Bankruptcy Court and shall take effect at such time as the Bankruptcy Court shall determine.

                                                           EXHIBIT D TO THE PLAN


      4.3 Appointment of Successor Plan Trustees.

      (a) In the event of a vacancy in the position of a Plan Trustee, whether by term expiration, resignation or removal, the remaining Plan Trustees shall consult with the TAC and the Futures Representative concerning appointment of a successor Plan Trustee. The vacancy shall be filled by the unanimous vote of the remaining Plan Trustees unless a majority of the TAC or the Futures Representative vetoes the appointment. In the event that the remaining Plan Trustees cannot agree on a successor Plan Trustee, or a majority of the TAC or the Futures Representative vetoes the appointment of a successor Plan Trustee, the Bankruptcy Court shall make the appointment. Nothing shall prevent the reappointment of a Plan Trustee for an additional term or terms.

      (b) Immediately upon the appointment of any successor Plan Trustee, all rights, titles, duties, powers and authority of the predecessor Plan Trustee hereunder shall be vested in, and undertaken by, the successor Plan Trustee without any further act. No successor Plan Trustee shall be liable personally for any act or omission of his or her predecessor Plan Trustees.

      (c) Each successor Plan Trustee shall serve until the earlier of (i) the end of a full term of five (5) years if the predecessor Plan Trustee completed his or her term, (ii) the end of the remainder of the term of the Plan Trustee whom he or she is replacing if said predecessor Plan Trustee did not complete said term, (iii) his or her death, (iv) his or her resignation pursuant to
Section 4.2(b) above, (v) his or her removal pursuant to Section 4.2(c) above, or (vi) the termination of the Plan Trust pursuant to Section 7.2 below.

      4.4 Liability of Plan Trustees, Delaware Trustee, Officers and Employees. The Plan Trustees, the Delaware Trustee, and the individuals identified as Additional Indemnitees in Section 2.1(c)(xiv) above shall not be liable to the Plan Trust, to any individual holding a Plan Trust Asbestos Claim, or to any other person, except for such individual's own breach of trust committed in bad faith or willful misappropriation. In addition, the Plan Trustees, the Delaware Trustee and the Additional Indemnitees shall not be liable for any act or omission of any other Plan Trustee, the Delaware Trustee or Additional Indemnitee unless such person acted with bad faith in the selection or retention of such other Plan Trustee, the Delaware Trustee or Additional Indemnitee.

      4.5 Compensation and Expenses of Plan Trustees.

      (a) The Plan Trustees shall receive compensation in accordance with
Section 3.6 above, from the Plan Trust for their services as Plan Trustees in the amount of $60,000.00 per annum, plus a per diem allowance for meetings or other Plan Trust business performed in the amount of $1,500.00. For purposes of
Section 7.4 below, the Plan Trustees shall determine the scope and duration of activities that constitute a meeting and, if the Plan Trustees elect to provide for payment for activities of less than a full day's duration, may provide for partial payment of per diem amounts on a proportional basis for activities of less than a full day's duration. The per annum and per diem compensation payable to the Plan Trustees hereunder shall be reviewed every three (3) years and appropriately adjusted for changes in the cost of living with the consent of the TAC and the Futures Representative. Any other changes in compensation of the Plan Trustees shall be made subject to the approval of the Bankruptcy Court. The Delaware Trustee shall be paid such compensation as is agreed pursuant to a separate fee agreement.

                                                           EXHIBIT D TO THE PLAN


      (b) The Plan Trust will promptly reimburse the Plan Trustees in accordance with Section 3.6 above, for all reasonable out-of-pocket costs and expenses incurred by the Plan Trustees in connection with the performance of their duties hereunder following submission of appropriate documentation evidencing payment of such costs or expenses.

      (c) The Plan Trust shall include a description of the amounts paid under this Section 4.5 in the accounts to be filed with the Bankruptcy Court and provided to the TAC, the Futures Representative, and Reorganized Congoleum pursuant to Section 2.2(c)(i).

      4.6 Indemnification of Plan Trustees, Additional Indemnitees, Claimants' Representative and Collateral Trustee.

      (a) The Plan Trust shall indemnify and defend the Plan Trustees, the members of the TAC and the Futures Representative in the performance of their duties hereunder to the fullest extent that a statutory trust organized under the laws of the state of Delaware is from time to time entitled to indemnify and defend such persons against any and all liabilities, expenses, claims, damages or losses incurred by them in the performance of their duties hereunder or in connection with activities undertaken by them prior to the Effective Date in connection with the formation, establishment, or funding of the Plan Trust. The Plan Trust shall indemnify any of the Additional Indemnitees in the performance of their duties hereunder to the fullest extent that a corporation or trust organized under the laws of the Plan Trust's jurisdiction of organization is from time to time entitled to indemnify and defend such persons against any and all liabilities, expenses, claims, damages or losses incurred by them in the performance of their duties hereunder or in connection with activities undertaken by them prior to the Effective Date in connection with the formation, establishment or funding of the Plan Trust. Notwithstanding the foregoing, the Plan Trustees and the Additional Indemnitees shall not be indemnified or defended in any way for any liability, expense, claim, damage, or loss for which he, she or it is ultimately liable under Section 4.4 above.

      (b) Reasonable expenses, costs and fees (including attorneys' fees and costs) incurred by or on behalf of a Plan Trustee or Additional Indemnitee in connection with any action, suit, or proceeding, whether civil, administrative or arbitrative, from which they are indemnified by the Plan Trust pursuant to
Section 4.6(a) above, shall be paid by the Plan Trust in advance of the final disposition thereof upon receipt of an undertaking, by or on behalf of the Plan Trustees or Additional Indemnitee, to repay such amount in the event that it shall be determined ultimately by final order that such Plan Trustee or Additional Indemnitee is not entitled to be indemnified by the Plan Trust.

                                                           EXHIBIT D TO THE PLAN


      (c) Subject to the limitations set forth in this Section 4.6(c), the Plan Trust and the Reorganized Debtors shall indemnify and hold harmless each of the Claimants' Representative and the Collateral Trustee to the extent that such Entity was or is a party, or is threatened to be made a party, to any threatened or pending judicial, administrative or arbitrative action, suit or proceeding by reason of any act or omission of such Entity with respect to the negotiation and implementation of modifications to the Plan, the other Plan Documents and the Collateral Trust Agreement contemplated by the Ninth, Tenth or Eleventh Modified Joint Plan of Reorganization of the Debtors and made on or after May 30, 2006 to the fullest extent that a trust or a corporation organized under the laws of the State of Delaware is from time to time entitled to indemnify and defend its officers, directors, trustees and employees, against any and all liabilities, expenses (including reasonable attorneys' fees and expenses), claims, damages or losses incurred by each such Entity in connection with or resulting from such action, suit or proceeding. To the extent that the Claimants' Representative or the Collateral Trustee seek indemnification under this Section 4.6(c), the Reorganized Debtors shall be responsible to pay the first one million dollars ($1,000,000) of indemnifiable liabilities, expenses, claims, damages and losses sought under this Section 4.6(c). Thereafter, the Reorganized Debtors and the Plan Trust shall each be responsible, severally and not jointly, to pay on a pari passu basis one half of up to four million dollars ($4,000,000) of any additional liabilities, expenses, claims, damages and losses indemnifiable under this Section 4.6(c), provided that the Reorganized Debtors' maximum obligation under this Section 4.6(c) shall in no event exceed the aggregate sum of three million dollars ($3,000,000). Thereafter, the Plan Trust shall be solely responsible for any additional liabilities, expenses, claims, damages and losses indemnifiable under this Section 4.6(c). If the Claimants' Representative or Collateral Trustee seeks indemnification under this Section 4.6(c) (each, an "Indemnified Party"), such Indemnified Party shall give the Reorganized Debtors and the Plan Trust prompt written notice of the basis upon which such Indemnified Party seeks indemnification under this Section 4.6(c) (an "Indemnification Claim Notice"). In no event shall the Plan Trust or the Reorganized Debtors be liable for any liabilities, expenses, claims, damages or losses that result from a delay in providing the Indemnification Claim Notice. Each Indemnification Claim Notice shall contain a description of the action, suit or proceeding related to the claim for indemnification and each Indemnified Party shall furnish promptly to the Plan Trust and the Reorganized Debtors copies of all papers and official documents received by it in respect thereof. At their option, the Reorganized Debtors may assume the defense of any action, suit or proceeding upon which the Indemnified Parties intend to base a request for indemnification by giving written notice to such Indemnified Party within fourteen (14) days after the Reorganized Debtors' receipt of an Indemnification Claim Notice. The assumption of the defense of such action, suit or proceeding shall not be construed as an acknowledgement that the Reorganized Debtors or the Plan Trust are liable to indemnify any Indemnified Party in respect thereof, nor shall it constitute a waiver by the Reorganized Debtors or the Plan Trust of any defense any of them may assert against any Indemnified Party's claim for indemnification. In the event that it is ultimately determined that the Reorganized Debtors and/or the Plan Trust are not obligated to indemnify, defend or hold harmless any Indemnified Party in respect of any action, suit or proceeding for which indemnification is sought under this Section 4.6(c), such Indemnified Party shall reimburse the Reorganized Debtors for any and all costs and expenses (including attorneys' fees and costs) incurred by the Reorganized Debtors in defense of such action, suit or proceeding. Regardless of whether the Reorganized Debtors choose to defend or prosecute any such action, suit or proceeding, no Indemnified Party shall admit any liability with respect to, or settle, compromise or discharge, any such action, suit or proceeding without the prior written consent of the Reorganized Debtors and the Plan Trust, which consent shall not be unreasonably withheld. The Reorganized Debtors and the Plan

                                                           EXHIBIT D TO THE PLAN


Trust shall not be liable for any settlement or disposition of a claim by any Indemnified Party that is reached without the prior written consent of the Reorganized Debtors and the Plan Trust. If the Reorganized Debtors choose to defend or prosecute any action, suit or proceeding for which indemnification shall be requested, (i) the Indemnified Parties shall reasonably cooperate in the defense or prosecution thereof and (ii) the Reorganized Debtors shall keep the Plan Trust reasonably informed of the status of, and issues in, the action, suit or proceeding and shall consult with the Plan Trust in connection with the defense or prosecution thereof (subject to any applicable privileges). In addition, if the Reorganized Debtors choose to defend or prosecute any action, suit or proceeding for which indemnification shall be requested, the Reorganized Debtors shall not settle such action, suit or proceeding without the prior written consent of the Plan Trust, which consent shall not be unreasonably withheld.

      (d) The Plan Trustees may purchase and maintain reasonable amounts and types of insurance on behalf of an individual who is or was a Plan Trustee, Additional Indemnitee, Claimants' Representative or Collateral Trustee, including against liability asserted against or incurred by such individual in that capacity or arising from his or her status as a Plan Trustee, TAC member, Futures Representative, Claimants' Representative, Collateral Trustee, officer, employee, agent or other representative.

      4.7 Plan Trustees' Lien. The Plan Trustees, the Additional Indemnitees, the Claimants' Representative and the Collateral Trustee shall have a first priority lien upon the Plan Trust Assets to secure the payment of any amounts payable to them pursuant to Section 4.6 above.

      4.8 Plan Trustees' Employment of Experts; Delaware Trustee's Employment of Counsel.

      (a) The Plan Trustees may, but shall not be required to, retain and/or consult with counsel, accountants, appraisers, auditors and forecasters, and other parties ("Professionals") deemed by the Plan Trustees to be qualified as experts on the matters submitted to them, and, in the absence of gross negligence, the written opinion of or information provided by any such party deemed by the Plan Trustees to be an expert on the particular matter on any matters submitted to such party by the Plan Trustees shall be full and complete authorization and protection in respect of any action taken or not taken by the Plan Trustees hereunder in good faith and in accordance with the written opinion of or information provided by any such party.

      (b) The Delaware Trustee shall be permitted to retain counsel only in such circumstances as required in the exercise of its obligations hereunder and compliance with the advice of such counsel shall be full and complete authorization and protection for actions taken or not taken by the Delaware Trustee in good faith in compliance with such advice.

      4.9 Plan Trustees' Independence. The Plan Trustees shall not, during the term of their service, hold a financial interest in, act as attorney or agent for, or serve as any other professional for Reorganized Congoleum. Notwithstanding the foregoing, any Plan Trustee may serve, without any additional compensation other than the per diem compensation to be paid by the Plan Trust pursuant to Section 4.5(a) above, as a director of Reorganized Congoleum. No Plan Trustee shall act as an attorney for any person who holds an asbestos claim.

                                                           EXHIBIT D TO THE PLAN


      4.10 Bond. The Plan Trustees and the Delaware Trustee shall not be required to post any bond or other form of surety or security unless otherwise ordered by the Bankruptcy Court.

      4.11 Delaware Trustee.

      (a) There shall at all times be a Delaware Trustee. The Delaware Trustee shall either be (i) a natural person who is at least 21 years of age and a resident of the State of Delaware or (ii) a legal entity that has its principal place of business in the State of Delaware, otherwise meets the requirements of applicable Delaware law and shall act through one or more persons authorized to bind such entity. If at any time the Delaware Trustee shall cease to be eligible in accordance with the provisions of this Section 4.11, it shall resign immediately in the manner and with the effect hereinafter specified in Section 4.11(c) below. For the avoidance of doubt, the Delaware Trustee will only have such rights and obligations as expressly provided by reference to the Delaware Trustee hereunder.

      (b) The Delaware Trustee shall not be entitled to exercise any powers, nor shall the Delaware Trustee have any of the duties and responsibilities, of the Plan Trustees set forth herein. The Delaware Trustee shall be one of the trustees of the Plan Trust for the sole and limited purpose of fulfilling the requirements of Section 3807 of the Act and for taking such actions as are required to be taken by a Delaware Trustee under the Act. The duties (including fiduciary duties), liabilities and obligations of the Delaware Trustee shall be limited to (i) accepting legal process served on the Plan Trust in the State of Delaware and (ii) the execution of any certificates required to be filed with the Secretary of State of the State of Delaware that the Delaware Trustee is required to execute under Section 3811 of the Act and there shall be no other duties (including fiduciary duties) or obligations, express or implied, at law or in equity, of the Delaware Trustee.

      (c) The Delaware Trustee shall serve until such time as the Plan Trustees remove the Delaware Trustee or the Delaware Trustee resigns and a successor Delaware Trustee is appointed by the Plan Trustees in accordance with the terms of Section 4.11(d) below. The Delaware Trustee may resign at any time upon the giving of at least 60 days' advance written notice to the Plan Trustees; provided, that such resignation shall not become effective unless and until a successor Delaware Trustee shall have been appointed by the Plan Trustees in accordance with Section 4.11(d) below. If the Plan Trustees do not act within such 60-day period, the Delaware Trustee may apply to the Court of Chancery of the State of Delaware for the appointment of a successor Delaware Trustee.

      (d) Upon the resignation or removal of the Delaware Trustee, the Plan Trustees shall appoint a successor Delaware Trustee by delivering a written instrument to the outgoing Delaware Trustee. Any successor Delaware Trustee must satisfy the requirements of Section 3807 of the Act. Any resignation or removal of the Delaware Trustee and appointment of a successor Delaware Trustee shall not become effective until a written acceptance of appointment is delivered by the successor Delaware Trustee to the outgoing Delaware Trustee and the Plan Trustees and any fees and expenses due to the outgoing Delaware Trustee are paid. Following compliance with the preceding sentence, the successor Delaware Trustee shall become fully vested with all of the rights, powers, duties and obligations of the outgoing Delaware Trustee under this Agreement, with like effect as if originally named as Delaware Trustee, and the outgoing Delaware Trustee shall be discharged of its duties and obligations under this Agreement.

                                                           EXHIBIT D TO THE PLAN


                                   SECTION 5

                          PLAN TRUST ADVISORY COMMITTEE

      5.1 Members. The TAC shall consist of five (5) members, who shall initially be the persons named on the signature page hereof, namely Russell Budd, Esq., Steven Kazan, Esq., Joseph Rice, Esq., Robert Taylor, Esq., and Perry Weitz, Esq.

      5.2 Duties. The members of the TAC shall serve in a fiduciary capacity representing all holders of present Plan Trust Asbestos Claims. Subject to
Section 5.3 below, the Plan Trustees must consult with the TAC on matters identified in Section 2.2(e) above and in other provisions herein, and must obtain the consent of the TAC on matters identified in Section 2.2(f) above. Where provided in the TDP, certain other actions by the Plan Trustees are also subject to the consent of the TAC.

      5.3 Consent of TAC With Respect to Avoidance Actions, etc. If the Plan Trustees seek the consent of the TAC with respect to a matter identified in
Section 2.2(f)(ix) above, a TAC member who is a Claimants' Counsel, as defined in the Claimant Agreement, or who is a member, employee or associate of a firm of such Claimants' Counsel, shall not take part in the decision of the TAC as to whether to grant such consent, or in any decision of the TAC regarding the resolution of any dispute concerning such matter pursuant to Section 7.13 below.

      5.4 Term of Office.

      (a) The initial members of the TAC appointed in accordance with Section
5.1 above shall serve staggered terms of three-, four-, or five-year terms as indicated on the signature page hereof. Thereafter, each term of service shall be five (5) years. A member of the TAC shall serve until the earlier of (i) his or her death, (ii) his or her resignation pursuant to Section 5.4(b) below,
(iii) his or her removal pursuant to Section 5.4(c) below, (iv) the end of his or her term as provided above, or (v) the termination of the Plan Trust pursuant to Section 7.2 below.

      (b) A member of the TAC may resign at any time by written notice to the other members of the TAC, the Plan Trustees and the Futures Representative. Such notice shall specify a date when such resignation shall take effect, which shall not be less than ninety (90) days after the date such notice is given, where practicable.

      (c) A member of the TAC may be removed in the event that he or she becomes unable to discharge his or her duties hereunder due to accident, physical deterioration, mental incompetence, or a consistent pattern of neglect and failure to perform or to participate in performing the duties of such member hereunder, such as repeated non-attendance at scheduled meetings, or for other good cause. Such removal shall be made at the recommendation of the remaining members of the TAC with the approval of the Bankruptcy Court.

                                                           EXHIBIT D TO THE PLAN


      5.5 Appointment of Successor.

      (a) In the event of a vacancy caused by the resignation, expiration of the term, or death of a TAC member, his or her successor shall be pre-selected by the TAC member whose has resigned, is deceased or whose term has expired, or by his or her law firm in the event that such member has not pre-selected a successor. Nothing shall prevent a TAC member or his or her law firm from pre-selecting that TAC member to succeed himself or herself at the expiration of his or her term, and there shall be no limit on the number of terms that a TAC member may serve. If neither the member nor the law firm exercises the right to make such a selection, the successor shall be chosen by a majority vote of the remaining TAC members. If a majority of the remaining members cannot agree, the Bankruptcy Court shall appoint the successor. In the event of a vacancy caused by the removal of a TAC member, the remaining members of the TAC by majority vote shall name the successor. If the majority of the remaining members of the TAC cannot reach agreement, the Bankruptcy Court shall appoint the successor.

      (b) Each successor TAC member shall serve until the earlier of (i) his or her death, (ii) his or her resignation pursuant to Section 5.4(b) above, (iii) his or her removal pursuant to Section 5.4(c) above, (iv) the expiration of his or her term pursuant to Section 5.4(a) above, or (v) the termination of the Plan Trust pursuant to Section 7.2 below.

      5.6 TAC's Employment of Professionals.

      (a) The TAC may, but is not required to, retain and/or consult Professionals deemed by the TAC to be qualified as experts on matters submitted to the TAC. The TAC and its Professionals shall at all times have complete access to the Plan Trust's officers, employees and agents, as well as to the Professionals retained by the Plan Trust, and shall also have complete access to all information generated by them or otherwise available to the Plan Trust or the Plan Trustees. In the absence of gross negligence, the written opinion of or information provided by any Professional deemed by the TAC to be qualified as an expert on the particular matter submitted to the TAC shall be full and complete authorization and protection in support of any action taken or not taken by the TAC in good faith and in accordance with the written opinion of or information provided by the Professional.

      (b) The Plan Trust shall promptly reimburse, or pay directly if so instructed, the TAC for all reasonable fees and costs associated with the TAC's employment of legal counsel pursuant to this provision in connection with the TAC's performance of its duties hereunder. The Plan Trust shall also promptly reimburse, or pay directly if so instructed, the TAC for all reasonable fees and costs associated with the TAC's employment of any other Professional pursuant to this provision in connection with the TAC's performance of its duties hereunder; provided, however, that (i) the TAC has first submitted to the Plan Trust a written request for such reimbursement setting forth the reasons (A) why the TAC desires to employ such Professional, and (B) why the TAC cannot rely on Professionals retained by the Plan Trust to meet the needs of the TAC for such expertise or advice, and (ii) the Plan Trust has approved the TAC's request for reimbursement in writing. If the Plan Trust agrees to pay for the TAC Professional, such reimbursement shall be treated as a Plan Trust Expense. If the Plan Trust declines to pay for the TAC Professional, it must set forth its reasons in writing. If the TAC still desires to employ such Professional at Plan Trust expense, the TAC and/or the Plan Trustees shall resolve their dispute pursuant to Section 7.13 below.

                                                           EXHIBIT D TO THE PLAN


      5.7 Compensation and Expenses of the TAC. The members of the TAC shall receive compensation from the Plan Trust for their services as TAC members in the form of a reasonable hourly rate set by the Plan Trustees for attendance at meetings or other conduct of Plan Trust business. The members of the TAC shall also be reimbursed promptly for all reasonable out-of-pocket costs and expenses incurred in connection with the performance of their duties hereunder. Such reimbursement or direct payment shall be deemed a Plan Trust Expense. The Plan Trust shall include a description of the amounts paid under this Section 5.7 in the accounts to be filed with the Bankruptcy Court and provided to the Plan Trustees, the Futures Representative, and Reorganized Congoleum pursuant to
Section 2.2(c)(i).

      5.8 Procedures for Consultation With and Obtaining the Consent of the TAC.

      (a) Consultation Process.

            (i) In the event the Plan Trustees are required to consult with the TAC pursuant to Section 2.2(e) above or on other matters as provided herein, the Plan Trustees shall provide the TAC with written advance notice of the matter under consideration, and with all relevant information concerning the matter as is reasonably practicable under the circumstances. The Plan Trustees shall also provide the TAC with such reasonable access to the Professionals and other experts retained by the Plan Trust and its staff (if any) as the TAC may reasonably request during the time that the Plan Trustees are considering such matter, and shall also provide the TAC the opportunity, at reasonable times and for reasonable periods of time, to discuss and comment on such matter with the Plan Trustees.

            (ii) The Plan Trustees shall take into consideration the time required for the TAC, if its members so wish, to engage and consult with its own independent financial or investment advisors as to such matter.

      (b) Consent Process.

            (i) In the event the Plan Trustees are required to obtain the consent of the TAC pursuant to Section 2.2(f) above, the Trustees shall provide the TAC with a written notice stating that their consent is being sought pursuant to that provision, describing in detail the nature and scope of the action the Plan Trustees propose to take, and explaining in detail the reasons why the Plan Trustees desire to take such action. The Plan Trustees shall provide the TAC as much relevant additional information concerning the proposed action as is reasonably practicable under the circumstances. The Plan Trustees shall also provide the TAC with such reasonable access to the Professionals and other experts retained by the Plan Trust and its staff (if any) as the TAC may reasonably request during the time that the Plan Trustees are considering such action, and shall also provide the TAC the opportunity, at reasonable times and for reasonable periods of time, to discuss and comment on such action with the Plan Trustees.

                                                           EXHIBIT D TO THE PLAN


            (ii) The TAC must consider in good faith and in a timely fashion any request for its consent by the Plan Trustees, and must in any event advise the Plan Trustees in writing of its consent or its objection to the proposed action within 30 days of receiving the original request for consent from the Plan Trustees. The TAC may not withhold its consent unreasonably. If the TAC decides to withhold its consent, it must explain in detail its objections to the proposed action. If the TAC does not advise the Plan Trustees in writing of its consent or its objections to the action within thirty (30) days of receiving notice regarding such request, the TAC's consent to the proposed actions shall be deemed to have been affirmatively granted.

            (iii) If, after following the procedures specified in this Section 5.8(b), the TAC continues to object to the proposed action and to withhold its consent to the proposed action, the Plan Trustees and/or the TAC shall resolve their dispute pursuant to Section 7.13. However, the burden of proof with respect to the validity of the TAC's objection and withholding of its consent shall be on the TAC.

      5.9 Copies to the TAC. The Plan Trustees shall provide the TAC with copies of all notices and other written information provided to the Futures Representative pursuant to this Plan Trust Agreement.

                                   SECTION 6

                           THE FUTURES REPRESENTATIVE

      6.1 Duties. The initial Futures Representative shall be the individual appointed by the Bankruptcy Court to serve in such capacity. He shall serve in a fiduciary capacity, representing the interests of the holders of future Plan Trust Asbestos Claims for the purpose of protecting the rights of such persons. The Plan Trustees must consult with the Futures Representative on matters identified in Section 2.2(e) above and on certain other matters provided herein, and must obtain the consent of the Futures Representative on matters identified in Section 2.2(f) above. Where provided in the TDP, certain other actions by the Plan Trust or Plan Trustees are also subject to the consent of the Futures Representative.

      6.2 Term of Office.

      (a) The Futures Representative shall serve until the earlier of (i) his or her death, (ii) his or her resignation pursuant to Section 6.2(b) below, (iii) his or her removal pursuant to Section 6.2(c) below, or (iv) the termination of the Plan Trust pursuant to Section 7.2 below.

      (b) The Futures Representative may resign at any time by written notice to the Plan Trustees. Such notice shall specify a date when such resignation shall take effect, which shall not be less than ninety (90) days after the date such notice is given, where practicable.

      (c) The Futures Representative may be removed by the Bankruptcy Court in the event he or she becomes unable to discharge his or her duties hereunder due to accident, physical deterioration, mental incompetence, or a consistent pattern of neglect and failure to perform or to participate in performing the duties hereunder, such as repeated non-attendance at scheduled meetings, or for other good cause.

                                                           EXHIBIT D TO THE PLAN


      6.3 Appointment of Successor. A vacancy caused by death or resignation shall be filled with an individual nominated prior to the effective date of the resignation or the death by the resigning or deceased Futures Representative, and a vacancy caused by removal of the Futures Representative shall be filled with an individual nominated by the Plan Trustees in consultation with the TAC, subject to the approval of the Bankruptcy Court. In the event a majority of the Plan Trustees cannot agree, or a nominee has not been pre-selected, the successor shall be chosen by the Bankruptcy Court.

      6.4 Futures Representative's Employment of Professionals.

      (a) The Futures Representative may, but is not required to, retain and/or consult Professionals deemed by the Futures Representative to be qualified as experts on matters submitted to the Futures Representative. The Futures Representative and his or her Professionals shall at all times have complete access to the Plan Trust's officers, employees and agents, as well as to the Professionals retained by the Plan Trust, and shall also have complete access to all information generated by them or otherwise available to the Plan Trust or the Plan Trustees. In the absence of gross negligence, the written opinion of or information provided by any Professional deemed by the Futures Representative to be qualified as an expert on the particular matter submitted to the Futures Representative shall be full and complete authorization and protection in support of any action taken, or not taken, by the Futures Representative in good faith and in accordance with the written opinion of or information provided by the Professional.

      (b) The Plan Trust shall promptly reimburse, or pay directly if so instructed, the Futures Representative for all reasonable fees and costs associated with the Futures Representative's employment of legal counsel pursuant to this provision in connection with the Futures Representative's performance of his or her duties hereunder. The Plan Trust shall also promptly reimburse, or pay directly if so instructed, the Futures Representative for all reasonable fees and costs associated with the Futures Representative's employment of any other Professionals pursuant to this provision in connection with the Futures Representative's performance of his or her duties hereunder; provided, however, that (i) the Futures Representative has first submitted to the Plan Trust a written request for such reimbursement setting forth the reasons (A) why the Futures Representative desires to employ the Professional, and (B) why the Futures Representative cannot rely on Professionals retained by the Plan Trust to meet the needs of the Futures Representative for such expertise or advice, and (ii) the Plan Trust has approved the Futures Representative's request for reimbursement in writing. If the Plan Trust agrees to pay for the Futures Representative's Professional, such reimbursement shall be treated as a Plan Trust Expense. If the Plan Trust declines to pay for the Futures Representative's Professional, it must set forth its reasons in writing. If the Futures Representative still desires to employ the Professional at Plan Trust expense, the Futures Representative and/or the Plan Trustees shall resolve their dispute pursuant to Section 7.13 below.

                                                           EXHIBIT D TO THE PLAN


      6.5 Compensation and Expenses of the Futures Representative. The Futures Representative shall receive compensation from the Plan Trust in the form of payment at the Futures Representative's normal hourly rate for services performed. The Plan Trust will promptly reimburse the Futures Representative for all reasonable out-of-pocket costs and expenses incurred by the Futures Representative in connection with the performance of his or her duties hereunder. Such reimbursement or direct payment shall be deemed a Plan Trust Expense. The Plan Trust shall include a description of the amounts paid under this Section 6.5 in the accounts to be filed with the Bankruptcy Court and provided to the Plan Trustees, the Futures Representative, and Reorganized Congoleum pursuant to Section 2.2(c)(i).

      6.6 Procedures for Consultation with and Obtaining the Consent of the Futures Representative.

      (a) Consultation Process.

            (i) In the event the Plan Trustees are required to consult with the Futures Representative pursuant to Section 2.2(e) above or on any other matters specified herein, the Plan Trustees shall provide the Futures Representative with written advance notice of the matter under consideration, and with all relevant information concerning the matter as is reasonably practicable under the circumstances. The Plan Trustees shall also provide the Futures Representative with such reasonable access to Professionals and other experts retained by the Plan Trust and its staff (if any) as the Futures Representative may reasonably request during the time that the Plan Trustees are considering such matter, and shall also provide the Futures Representative the opportunity, at reasonable times and for reasonable periods of time, to discuss and comment on such matter with the Plan Trustees.

            (ii) The Plan Trustees shall take into consideration the time required for the Futures Representative, if he or she so wishes, to engage and consult with his or her own independent financial, actuarial or investment advisors as to such matter.

      (b) Consent Process.

            (i) In the event the Plan Trustees are required to obtain the consent of the Futures Representative pursuant to Section 2.2(f) above, the Plan Trustees shall provide the Futures Representative with a written notice stating that his or her consent is being sought pursuant to that provision, describing in detail the nature and scope of the action the Plan Trustees propose to take, and explaining in detail the reasons why the Plan Trustees desire to take such action. The Plan Trustees shall provide the Futures Representative as much relevant additional information concerning the proposed action as is reasonably practicable under the circumstances. The Plan Trustees shall also provide the Futures Representative with such reasonable access to the Professionals and other experts retained by the Plan Trust and its staff (if any) as the Futures Representative may reasonably request during the time that the Plan Trustees are considering such action, and shall also provide the Futures Representative the opportunity, at reasonable times and for reasonable periods of time, to discuss and comment on such action with the Plan Trustees.

                                                           EXHIBIT D TO THE PLAN


            (ii) The Futures Representative must consider in good faith and in a timely fashion any request for his or her consent by the Plan Trustees, and must in any event advise the Plan Trustees in writing of his or her consent or objection to the proposed action within thirty (30) days of receiving the original request for consent from the Plan Trustees. The Futures Representative may not withhold his or her consent unreasonably. If the Futures Representative decides to withhold consent, he or she must explain in detail his or her objections to the proposed action. If the Futures Representative does not advise the Plan Trustees in writing of his or her consent or objections to the proposed action within thirty (30) days of receiving the notice from the Plan Trustees regarding such consent, the Futures Representative's consent shall be deemed to have been affirmatively granted.

            (iii) If, after following the procedures specified in this Section 6.6(b), the Futures Representative continues to object to the proposed action and to withhold its consent to the proposed action, the Plan Trustees and/or the Futures Representative shall resolve their dispute pursuant to Section 7.13. However, the burden of proof with respect to the validity of the Futures Representative's objection and withholding of his or her consent shall be on the Futures Representative.

      6.7 Copies to Futures Representative. The Plan Trustees shall provide the Futures Representative with copies of all notices and other written information provided to the TAC pursuant to this Plan Trust Agreement.

                                   SECTION 7

                               GENERAL PROVISIONS

      7.1 Irrevocability. The Plan Trust is irrevocable.

      7.2 Dissolution.

      (a) The term for which the Plan Trust is to exist shall commence on the date of the filing of the Certificate of Trust and shall terminate pursuant to the provisions of this Section 7.2.

      (b) The Plan Trust shall automatically dissolve on the date ninety (90) days after the first to occur of the following events (the "Dissolution Date"):

            (i) the Plan Trustees decide to dissolve the Plan Trust because (A) they deem it unlikely that new asbestos claims will be filed against the Plan Trust, (B) all Plan Trust Asbestos Claims duly filed with the Plan Trust have been liquidated and paid to the extent provided in this Plan Trust Agreement and the TDP or have been disallowed by a final, non-appealable order, to the extent possible based upon the funds available through the Plan, and (C) twelve (12) consecutive months have elapsed during which no new asbestos claim has been filed with the Plan Trust; or

            (ii) if the Plan Trustees have procured and have in place irrevocable insurance policies and have established claims handling agreements and other necessary arrangements with suitable third parties adequate to discharge all expected remaining obligations and expenses of the Plan Trust in a manner consistent with this Plan Trust Agreement and the TDP, the date on which the Bankruptcy Court enters an order approving such insurance and other arrangements and such order becomes a final order; or

                                                           EXHIBIT D TO THE PLAN


            (iii) to the extent that any rule against perpetuities shall be deemed applicable to the Plan Trust, twenty-one (21) years less ninety-one
      (91) days pass after the death of the last survivor of all of the descendants of the late Joseph P. Kennedy, Sr., father of the late President John F. Kennedy, living on the date hereof.

      (c) On the Dissolution Date or as soon as reasonably practicable after the wind-up of the Plan Trust's affairs by the Plan Trustees and payment of all the Plan Trust's liabilities has been provided for (including, without limitation, Plan Trust Expenses) as required by applicable law including Section 3808 of the Act, all assets remaining in the Plan Trust estate shall be given to such organization(s) exempt from federal income tax under section 501(c)(3) of the Internal Revenue Code, which tax-exempt organization(s) shall be selected by the Plan Trustees using their reasonable discretion; provided, however, that (i) if practicable, the activities of the selected tax-exempt organization(s) shall be related to the treatment of, research on, or the relief of suffering of individuals suffering from asbestos related lung disorders, and (ii) the tax-exempt organization(s) shall not bear any relationship to Reorganized Congoleum within the meaning of section 468B(d)(3) of the Internal Revenue Code. Notwithstanding any contrary provision of the Plan and related documents, this
Section 7.2(c) cannot be modified or amended.

      (d) Following the dissolution and distribution of the assets of the Plan Trust, the Plan Trust shall terminate and the Plan Trustees, or any one of them, shall execute and cause a Certificate of Cancellation of the Certificate of Trust of the Plan Trust to be filed in accordance with the Act. Notwithstanding anything to the contrary contained in this Agreement, the existence of the Plan Trust as a separate legal entity shall continue until the filing of such Certificate of Cancellation.

      7.3 Amendments. Except as otherwise provided herein, the Plan Trustees, after consultation with the TAC and the Futures Representative, and subject to the unanimous consent of the TAC and the Futures Representative, may modify or amend this Plan Trust Agreement and the Plan Trust Bylaws. The Plan Trustees, after consultation with the TAC and the Futures Representative, and subject to the consent of the TAC and the Futures Representative, may modify or amend the TDP; provided, however, that no amendment to the TDP shall be inconsistent with the provisions limiting amendments to that document provided therein, and in particular the provisions limiting amendment of the Claims Payment Ratio set forth in Section 2.6 of the TDP and of the Payment Percentage set forth in
Section 4.2 of the TDP. Any modification or amendment made pursuant to this Section must be done in writing. Notwithstanding anything contained in this Plan Trust Agreement to the contrary, neither this Plan Trust Agreement, the Plan Trust Bylaws, the TDP, nor any document annexed to the foregoing shall be modified or amended in any way that could jeopardize, impair, or modify the applicability of section 524(g) of the Bankruptcy Code, the efficacy or enforceability of the injunction entered thereunder, or the Plan Trust's qualified settlement fund status under section 468B of the Internal Revenue Code.

                                                           EXHIBIT D TO THE PLAN


      7.4 Meetings. The Plan Trustees, the TAC, and the Futures Representative shall be deemed to have attended a meeting in the event such person participates in a substantial portion of such meeting by conferring, in person or by telephone conference call, on Plan Trust matters with the TAC, the Futures Representative, or Plan Trustees, as applicable. The Plan Trustees, the TAC and the Futures Representative shall have complete discretion to determine whether a meeting, as described herein, occurred for purposes of Sections 4.5, 5.7, and
6.5 above.

      7.5 Severability. Should any provision in this Plan Trust Agreement be determined to be unenforceable, such determination shall in no way limit or affect the enforceability and operative effect of any and all other provisions of this Plan Trust Agreement.

      7.6 Notices. Notices to persons asserting claims shall be given by first class mail, postage prepaid, at the address of such person, or, where applicable, such person's legal representative, in each case as provided on such person's claim form submitted to the Plan Trust with respect to his or her Plan Trust Asbestos Claim.

      (a) Any notices or other communications required or permitted hereunder to the following parties shall be in writing and delivered at the addresses designated below, or sent by electronic mail (email) or facsimile pursuant to the instructions listed below, or mailed by registered or certified mail, return receipt requested, postage prepaid, addressed as follows, or to such other address or addresses as may hereafter be furnished in writing to each of the other parties listed below in compliance with the terms hereof.

      To the Plan Trust through the Plan Trustees:


      To the TAC:

            Russell Budd
            3102 Oak Lawn Avenue
            Suite 1100
            Dallas, TX  75219
            E-mail: rbudd@baronbudd.com

            Steven Kazan
            Kazan, McClain, Abrams, Fernandez, Lyons & Farrise
            171 Twelfth Street, Third Floor
            Oakland, California  94607
            Facsimile: 510-835-4913
            E-mail: skazan@kazanlaw.com

            Robert Taylor, II
            One Allen Center
            3400 Penthouse
            500 Dallas Street
            Houston Texas, 77002
            E-mail: rebadolezal@rgtaylorlaw.com

                                                           EXHIBIT D TO THE PLAN


            Joseph F. Rice
            Motley Rice LLC
            28 Bridgeside Blvd
            Post Office Box 1792
            Mt. Pleasant, SC  29465
            E-mail: jrice@motleyrice.com

            Perry Weitz
            Weitz & Luxenberg, P.C.
            180 Maiden Lane
            New York, New York  10038-4925
            Facsimile:  212-344-5461
            E-mail: pweitz@weitzlux.com

      To the Futures Representative:

            R. Scott Williams
            Haskell Slaughter Young & Rediker, LLC
            1400 Park Place Tower
            2001 Park Place North
            Birmingham, AL  35203
            Fax: (205) 324-1133

      To Debtors, Settlors, or Reorganized Debtors:

            Congoleum Corporation
            3500 Quakerbridge Road
            P.O. Box 3127
            Mercerville, NJ  08619-0127
            Attention: Roger Marcus
            Fax: 609-584-3685

            Congoleum Sales, Inc.
            c/o Congoleum Corporation
            3500 Quakerbridge Road
            P.O. Box 3127
            Mercerville, NJ  08619-0127
            Attention: Roger Marcus
            Fax: 609-584-3685

            Congoleum Fiscal, Inc.
            c/o Congoleum Corporation
            3500 Quakerbridge Road
            P.O. Box 3127
            Mercerville, NJ  08619-0127
            Attention: Roger Marcus
            Fax: 609-584-3685

                                                           EXHIBIT D TO THE PLAN


      With a copy to (which copy shall not constitute notice):

            Richard L. Epling, Esq.
            Pillsbury Winthrop Shaw Pittman LLP
            1540 Broadway
            New York, NY  10036-4039
            Fax: 212-858-1500

      (b) All such notices and communications if mailed shall be effective when physically delivered at the designated addresses or, if electronically transmitted, when the communication is received at the designated addresses and confirmed by the recipient by return transmission.

      7.7 Successors and Assigns. The provisions of this Plan Trust Agreement shall be binding upon and inure to the benefit of Congoleum, the Plan Trust, the Plan Trustees and Reorganized Congoleum, and their respective successors and assigns, except that neither Congoleum, the Plan Trust, the Plan nor Reorganized Congoleum may assign or otherwise transfer any of its, or their, rights or obligations under this Plan Trust Agreement except, in the case of the Plan Trust and the Plan Trustees, as contemplated by Section 2.1 above.

      7.8 Limitation on Claim Interests for Securities Laws Purposes. Plan Trust Asbestos Claims, and any interests therein (a) shall not be assigned, conveyed, hypothecated, pledged or otherwise transferred, voluntarily or involuntarily, directly or indirectly, except by will or under the laws of descent and distribution; (b) shall not be evidenced by a certificate or other instrument;
(c) shall not possess any voting rights; and (d) shall not be entitled to receive any dividends or interest; provided, however, that clause (a) of this
Section 7.8 shall not apply to the holder of a claim that is subrogated to a Plan Trust Asbestos Claim as a result of its satisfaction of such Plan Trust Asbestos Claim.

      7.9 Entire Agreement; No Waiver. The entire agreement of the parties relating to the subject matter of this Plan Trust Agreement is contained herein and in the documents referred to herein, and this Plan Trust Agreement and such documents supersede any prior oral or written agreements concerning the subject matter hereof. No failure to exercise or delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any further exercise thereof or of any other right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of rights under law or in equity.

      7.10 Headings. The headings used in this Plan Trust Agreement are inserted for convenience only and do not constitute a portion of this Plan Trust Agreement, nor in any manner affect the construction of the provisions of this Plan Trust Agreement.

      7.11 Governing Law. This Plan Trust Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to Delaware conflict of law principles.

                                                           EXHIBIT D TO THE PLAN


      7.12 Settlor Representative and Cooperation. Congoleum is hereby irrevocably designated as the Settlor, and it is hereby authorized to take any action required of the Settlor in connection with the Plan Trust Agreement. Congoleum agrees to cooperate in implementing the goals and objectives of this Plan Trust.

      7.13 Dispute Resolution. Any disputes that arise under this Plan Trust Agreement or under the TDP shall be resolved by submission of the matter to an alternative dispute resolution ("ADR") process mutually agreeable to the parties involved. Should any party to the ADR process be dissatisfied with the decision of the arbitrator(s), that party may apply to the Bankruptcy Court for a judicial determination of the matter. In either case, if the dispute arose pursuant to the consent provision set forth in Section 5.8(b) (in the case of the TAC) or Section 6.6(b) (in the case of the Futures Representative), the burden of proof shall be on the party or parties who withheld consent to show that the objection was valid. Should the dispute not be resolved by ADR process within thirty (30) days after submission, the parties are relieved of the requirement to pursue ADR prior to application to the Bankruptcy Court. Notwithstanding anything else herein contained, to the extent any provision of this Plan Trust Agreement is inconsistent with any provision of the Plan or the TDP, the Plan or the TDP shall control.

      7.14 Enforcement and Administration. The provisions of this Plan Trust Agreement and the TDP attached hereto shall be enforced by the Bankruptcy Court pursuant to the Plan. The parties hereby further acknowledge and agree that the Bankruptcy Court shall have exclusive jurisdiction over the settlement of the accounts of the Plan Trustees and over any disputes hereunder not resolved by alternative dispute resolution in accordance with Section 7.13 above.

      7.15 Effectiveness. This Plan Trust Agreement shall not become effective until it has been executed and delivered by all the parties hereto.

      7.16 Counterpart Signatures. This Plan Trust Agreement may be executed in any number of counterparts, each of which shall constitute an original, but such counterparts shall together constitute but one and the same instrument.

      IN WITNESS WHEREOF, the parties have executed this Plan Trust Agreement this _____ day of ________________________, _______.


                              CONGOLEUM CORPORATION, SETTLOR, by


                              Name: ___________________________________

                              Title:___________________________________

                                                           EXHIBIT D TO THE PLAN


                              CONGOLEUM SALES, INC., SETTLOR, by


                              Name: ___________________________________

                              Title:___________________________________

                                                           EXHIBIT D TO THE PLAN


                        CONGOLEUM FISCAL, INC., SETTLOR, by


                        Name: _________________________________________

                        Title:_________________________________________


                        PLAN TRUSTEES


                        _______________________________________________
                        Name:
                        Expiration Date of Initial Term: Third Anniversary of the date of this Agreement


                        _______________________________________________
                        Name:
                        Expiration Date of Initial Term: Fourth Anniversary of the date of this Agreement


                        _______________________________________________
                        Name:
                        Expiration Date of Initial Term: Fifth Anniversary of the date of this Agreement


                        ASBESTOS CLAIMANTS' COMMITTEE


                        _______________________________________________


                        TRUST ADVISORY COMMITTEE


                        _______________________________________________
                        Name:
                        Expiration Date of Initial Term: Third Anniversary of the date of this Agreement

                                                           EXHIBIT D TO THE PLAN


                        _______________________________________________
                        Name:
                        Expiration Date of Initial Term: Third Anniversary of the date of this Agreement


                        _______________________________________________
                        Name:
                        Expiration Date of Initial Term: Fourth Anniversary of the date of this Agreement


                        _______________________________________________
                        Name:
                        Expiration Date of Initial Term: Fourth Anniversary of the date of this Agreement


                        _______________________________________________
                        Name:
                        Expiration Date of Initial Term: Fifth Anniversary of the date of this Agreement


                        FUTURES REPRESENTATIVE


                        _______________________________________________
                        R. Scott Williams, Esq.

                                                           EXHIBIT D TO THE PLAN


                                                                       EXHIBIT B

                              CERTIFICATE OF TRUST


                                    [TO COME]

                              Exhibit E to the Plan
             "Anti-Dilution Provisions for New Class A Common Stock"

                                                           EXHIBIT E TO THE PLAN


If at any time after the Effective Date (but subject to the last paragraph hereof), Reorganized Congoleum shall issue (other than in an Excluded Issuance (as defined below)) shares of Class A Common Stock (or rights, warrants or other securities convertible into or exchangeable for shares of Class A Common Stock), at a price per share (or having an exercise, conversion or exchange price per share) less than the fair market value of the Class A Common Stock on the date of issuance (a "Dilutive Issuance"), then Reorganized Congoleum shall issue immediately following the close of trading on the tenth trading date (the "Adjustment Date") following the date of such Dilutive Issuance (the "Dilutive Issuance Closing Date") additional shares of Class A Common Stock to the Plan Trust (the "Additional Shares") so that the fair market value on the Adjustment Date of (1) the New Class A Common Stock issued pursuant to Section 6.1(b) of this Plan on the Effective Date (the "Initial Shares") plus (2) the Additional Shares equals the fair market value of the Initial Shares (plus any previously issued Additional Shares) on the Dilutive Issuance Closing Date.

"Excluded Issuance" shall mean (1) issuances pursuant to Reorganized Congoleum's stock option plans existing on the Effective Date (including any amendments thereto after the Effective Date) or any future stock option or restricted plan approved by the Board of Directors of Reorganized Congoleum; (2) issuances in a public offering; (3) issuances to banks, equipment lessors or other financial institutions, pursuant to a debt financing or equipment leasing approved by the Board of Directors of Reorganized Congoleum; (4) issuances to suppliers or third party service providers in connection with the provision of goods or services approved by the Board of Directors of Reorganized Congoleum and consistent with the past practices of Congoleum; and (5) issuances in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships approved by the Board of Directors of Reorganized Congoleum and consistent with the past practices of Congoleum.

"fair market value" shall be determined in good faith by the Board of Directors of Reorganized Congoleum (which determination shall be conclusive); provided that if the Class A Common Stock is traded on a securities exchange or the Nasdaq stock market, "fair market value" shall be based on the average of the closing prices of the Class A Common Stock thereon over the twenty trading days (during which trades occur) ending one day prior to the date of determination, it being understood that the Board of Directors shall apply an appropriate discount for shares that are "restricted" pursuant to SEC rules and regulations.

After the Effective Date (but subject to the last paragraph hereof), Reorganized Congoleum shall not authorize or issue (i) any shares of capital stock, other than shares of Class A Common Stock, or (ii) any rights to acquire capital stock, other than shares of Class A Common Stock, or (iii) any securities convertible into or exchangeable for shares of capital stock, other than shares of Class A Common Stock, without the prior written consent of the Plan Trust, which shall not be unreasonably withheld.

                                                           EXHIBIT E TO THE PLAN


The provisions of this Exhibit E shall no longer be applicable at such time as the Plan Trust first holds less than ten percent (10%) of the Class A Common Stock of Reorganized Congoleum, it being understood that if the Plan Trust were to acquire thereafter ten percent (10%) or more of such Class A Common Stock, these provisions shall continue to no longer be applicable.

                              Exhibit F to the Plan
                       "Congoleum's Current Distributors"

                                                           EXHIBIT F TO THE PLAN


                         Congoleum Current Distributors


Mohawk Industries, Inc.
Pacific American Lumber, Inc.
Albert F. Fitzgerald, Inc.
All Tile, Inc.
Bayard Sales, Corp.
Bishop Distributing
CMH Flooring Products, Inc.
Fargo Glass & Paint Company
Floor Covering, Inc.
Rosele Heck, Co.
Tri-State Wholesale Flooring, Inc.
LaSalle Bristol, LP
W.G. McMahon Canada, Ltd.
Omni Floorcoverings, Ltd. (Ontario)
Tapis Kraus Quebec

                                                           EXHIBIT G TO THE PLAN

                              Exhibit G to the Plan
                 "Congoleum Plan Trust Distribution Procedures"

                                                           EXHIBIT G TO THE PLAN


                                 CONGOLEUM PLAN
                          TRUST DISTRIBUTION PROCEDURES

                                Table of Contents

                                                                            Page
                                                                            ----


                                    SECTION I

                                  INTRODUCTION

   1.1   Purpose.............................................................1
   1.2   Interpretation......................................................1

                                   SECTION II

                                    OVERVIEW

   2.1   Plan Trust Goals....................................................1
   2.2   Claims Liquidation Procedures.......................................2
   2.3   Settled Claims......................................................3
   2.4   Application of the Payment Percentage...............................3
   2.5   Plan Trust's Determination of the Maximum Annual Payment and Maximum
         Available Payment...................................................4
   2.6   Claims Payment Ratio................................................4
   2.7   Indirect Plan Trust Asbestos Claims.................................6

                                   SECTION III

           CLAIMS HANDLING FEE, PLAN TRUST EXPENSES AND COVERAGE COSTS


                                   SECTION IV

                               TDP ADMINISTRATION

   4.1   Plan Trust Advisory Committee and Futures Representative............6
   4.2   Consent and Consultation Procedures.................................7

                                    SECTION V

                     PAYMENT PERCENTAGE; PERIODIC ESTIMATES

   5.1   Uncertainty of Congoleum's Personal Injury Asbestos Liabilities.....7
   5.2   Computation of Payment Percentage...................................7
   5.3   Applicability of the Payment Percentage.............................8

                                                           EXHIBIT G TO THE PLAN


                                   SECTION VI

         RESOLUTION OF SETTLED CLAIMS AND PLAN TRUST PI ASBESTOS CLAIMS

   6.1   Ordering, Processing and Payment of Claims..........................9
   6.2   Resolution of Plan Trust PI Asbestos Claims........................12
   6.3   Categorizing Claims as Extraordinary and/or Exigent Hardship.......20
   6.4   Secondary Exposure Claims..........................................21
   6.5   Indirect Plan Trust Asbestos Claims................................21
   6.6   Evidentiary Requirements...........................................23
   6.7   Claims Audit Program...............................................25
   6.8   Second Disease (Malignancy) Claims.................................26
   6.9   Arbitration........................................................26
   6.10  Litigation.........................................................27

                                   SECTION VII

                                CLAIMS MATERIALS

   7.1   Claims Materials...................................................27
   7.2   Content of Claims Materials........................................28
   7.3   Withdrawal or Deferral of Claims...................................28
   7.4   Filing Requirements and Fees.......................................28
   7.5   Confidentiality of Claimants' Submissions..........................28

                                  SECTION VIII

              GENERAL GUIDELINES FOR LIQUIDATING AND PAYING CLAIMS

   8.1   Showing Required...................................................29
   8.2   Costs Considered...................................................29
   8.3   Discretion to Vary the Order and Amounts of Payments in
         Event of Limited Liquidity.........................................29
   8.4   Punitive Damages...................................................30
   8.5   Interest...........................................................30
   8.6   Suits in the Tort System...........................................31
   8.7   Payment of Judgments for Money Damages.............................31
   8.8   Releases...........................................................31
   8.9   Third-Party Services...............................................32
   8.10  Plan Trust Disclosure of Information...............................32

                                   SECTION IX

                                  MISCELLANEOUS

   9.1   Amendments.........................................................32
   9.2   Severability.......................................................32
   9.3   Governing Law......................................................32

                                                           EXHIBIT G TO THE PLAN


      The Congoleum Plan Trust Distribution Procedures (this "TDP") contained herein provide for resolving all asbestos-related personal injury and death claims caused by exposure to products for which, Congoleum Corporation, Congoleum Sales, Inc., and Congoleum Fiscal, Inc., (collectively referred to as the "Debtors" or "Congoleum"), and their predecessors, successors, and assigns, have legal responsibility as the result of the manufacture, distribution, installation or use of Congoleum products containing asbestos or exposure to asbestos or asbestos-containing products in a Congoleum facility, which consist of Asbestos Personal Injury Claims and Unknown Asbestos Claims, as provided in and required by the confirmed Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code for Congoleum Corporation, et al., (the "Plan") and the Congoleum Plan Trust Agreement (the "Plan Trust Agreement"). The Plan and Plan Trust Agreement establish the Congoleum Plan Trust ("Plan Trust"). The Plan Trustees shall implement and administer this TDP in accordance with the Plan Trust Agreement. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Plan and the Plan Trust Agreement.

                                   SECTION I

                                  Introduction

      1.1 Purpose. This TDP has been adopted pursuant to the Plan Trust Agreement. It is designed to (a) provide fair, equitable and substantially similar treatment for all Asbestos Personal Injury Claims and Unknown Asbestos Claims that may presently exist or may arise in the future and (b) pay or treat, as applicable, the Asbestos Personal Injury Claims that have been settled pursuant to the Plan under the Class 2 Settlement or the Class 3 and 11 Settlement (hereinafter for all purposes of this TDP defined as "Settled Claims") in accordance with the Class 2 Settlement and Class 3 and 11 Settlement, as applicable, or, if the Class 2 Settlement or the Class 3 and 11 Settlement are not approved and the Asbestos Personal Injury Claims of Qualified Claimants in Classes 2, 3 or 11, as applicable, are deemed Plan Trust Disputed Claims, to treat such Plan Trust Disputed Claims as provided in a Final Order of the Bankruptcy Court adjudicating such Claims.

      1.2 Interpretation. Except as may otherwise be provided below, nothing in this TDP shall be deemed to create a substantive right for any claimant.

                                   SECTION II

                                    Overview

      2.1 Plan Trust Goals. The goal of the Plan Trust is to treat all claimants equitably and in accordance with their legal rights. This TDP furthers that goal by setting forth procedures for processing and paying Congoleum's share of the unpaid portion of the liquidated value of Asbestos Personal Injury Claims (other than the Settled Claims and Plan Trust Disputed Claims, which are addressed in Sections 2.3 and 6.1(a)(1) below) and Unknown Asbestos Claims (hereinafter for all purposes of this TDP defined as "Plan Trust PI Asbestos Claims") generally on an impartial, first-in first-out ("FIFO") basis, with the intention of paying all claimants over time as equivalent a share as possible of the value of their claims based on historical values for substantially similar claims in the tort

                                                           EXHIBIT G TO THE PLAN


system.(1) To this end, this TDP establishes a schedule of eight asbestos-related diseases ("Disease Levels"), seven of which have presumptive medical and exposure requirements ("Medical/Exposure Criteria") and specific liquidated values ("Scheduled Values"), eight of which have caps on their liquidated values ("Maximum Values"), and one of which has an anticipated average value ("Average Value")(2). The Disease Levels, Medical/Exposure Criteria, Scheduled Values, Average Value (Level VI) and Maximum Values, which are set forth in Section 6.2 below, have all been selected and derived with the intention of achieving a fair allocation of the Plan Trust funds as among claimants suffering from different disease processes in light of the best available information considering the settlement history of Congoleum and the rights claimants would have in the tort system absent the bankruptcy.

      2.2 Claims Liquidation Procedures. Plan Trust PI Asbestos Claims shall be processed based on their place in the FIFO Processing Queue to be established pursuant to Section 6.1(a)(2) below. The Plan Trust shall take all reasonable steps to resolve Plan Trust PI Asbestos Claims as efficiently and expeditiously as possible at each stage of claims processing and arbitration, which steps may include conducting settlement discussions with claimants' representatives with respect to more than one claim at a time, provided that the claimants' respective positions in the FIFO Processing Queue are maintained; and each claim is individually evaluated pursuant to the valuation factors set forth in Section 6.2(b)(2) below. The Plan Trust shall also make every effort to resolve each year at least that number of Plan Trust PI Asbestos Claims required to exhaust the Maximum Annual Payment and the Maximum Available Payment for Category A and Category B claims, as those terms are defined below.

      The Plan Trust shall liquidate all Plan Trust PI Asbestos Claims except Foreign Claims (as defined below) that meet the presumptive Medical/Exposure Criteria of Disease Levels I - V, VII and VIII under the Expedited Review Process described in Section 6.2(a) below. Claims involving Disease Levels I - V, VII and VIII that do not meet the presumptive Medical/Exposure Criteria for the relevant Disease Level may undergo the Plan Trust's Individual Review Process described in Section 6.2(b) below. In such a case, notwithstanding that the claim does not meet the presumptive Medical/Exposure Criteria for the relevant Disease Level, the Plan Trust can offer the claimant an amount up to the Scheduled Value of that Disease Level if the Plan Trust is satisfied that the claimant has presented a claim that would be cognizable and valid in the tort system.

      Plan Trust PI Asbestos Claims involving Disease Levels IV - VIII tend to raise more complex valuation issues than the Plan Trust PI Asbestos Claims in Disease Levels I - III. Accordingly, claimants holding claims involving these Disease Levels may in addition or alternatively seek to establish a liquidated value for the claim that is greater than its Scheduled Value by electing the Plan Trust's Individual Review Process. However, the liquidated value of a more serious Disease Level IV, V, VII or VIII claim that undergoes the Individual Review Process for valuation purposes may be determined to be less than its Scheduled Value, and in any event shall not exceed the Maximum Value for the relevant Disease Level set forth in Section 6.2(b)(3) below, unless the claim qualifies as an Extraordinary Claim as defined in Section 6.3(a) below, in which case its liquidated value cannot exceed the Maximum Value specified in that provision for such claims. Level VI (Lung Cancer 2) claims and all Foreign Claims may be liquidated only pursuant to the Plan Trust's Individual Review Process.

----------
(1) As used in this TDP, the phrase "in the tort system" shall include only claims asserted by way of litigation and not claims asserted against a trust established for the benefit of asbestos personal injury claimants pursuant to section 524(g) and/or section 105 of the Bankruptcy Code or any other applicable law (an "Asbestos Claim Trust").

(2) Due to the Debtor's limited settlement history, no meaningful computation of average values could be performed regardings Disease Levels IV, V, VII and VIII.

                                                           EXHIBIT G TO THE PLAN


      Based upon Congoleum's claims settlement history in light of applicable tort law, and current projections of present and future unliquidated claims, the Scheduled Values and Maximum Values set forth in Section 6.2(b)(3) have been established for each of the five more serious Disease Levels that are eligible for Individual Review of their liquidated values, with the expectation that the settlements in Level VI (Lung Cancer 2) resulting from the Individual Review Process should result in the Average Value set forth in that provision.

      Subject to Section 2.3, below, regarding Settled Claims, all unresolved disputes over a claimant's medical condition, exposure history and/or the liquidated value of the claim shall be subject to binding or non-binding arbitration as set forth in Section 6.9 below, at the election of the claimant, under the ADR Procedures that are provided in Attachment A hereto. Plan Trust PI Asbestos Claims that are the subject of a dispute with the Plan Trust that cannot be resolved by non-binding arbitration may enter the tort system as provided in Sections 6.10 and 8.6 below. However, if and when a claimant obtains a judgment in the tort system, the judgment shall be payable (subject to the Payment Percentage, Maximum Available Payment, and Claims Payment Ratio provisions set forth below) as provided in Section 8.7 below.

      2.3 Settled Claims. Under the terms of the Plan, which incorporates the Class 2 Settlement and the Class 3 and 11 Settlement, each Qualified Claimant has settled his, her or its Asbestos Personal Injury Claim under the Plan and shall have his, her or its claim processed and paid pursuant to Section 6.1(a)(1) below.

      In the event that the Class 2 Settlement or the Class 3 and 11 Settlement is not approved by the Bankruptcy Court, the Plan Trust Disputed Claims of the Qualified Claimants shall be treated as provided in a Final Order of the Bankruptcy Court and, if applicable, shall be paid from the Plan Trust Disputed Claims Reserve, in accordance with Section 3.2 of the Plan Trust Agreement.

      2.4 Application of the Payment Percentage. After the liquidated value of a Plan Trust PI Asbestos Claim other than a claim involving Other Asbestos Disease (Disease Level I - Cash Discount Payment), as defined in Section 6.2(a)(3) below, is determined pursuant to the procedures set forth herein for Expedited Review, Individual Review, arbitration, or litigation in the tort system, the claimant shall ultimately receive a pro-rata share of that value based on a Payment Percentage described in Section 5.2 below.

      After the Plan Trust is established, an initial Payment Percentage shall be set pursuant to Section 5.2, below, by the Plan Trustees, the TAC and the Futures Representative (who are described in Section 4.1, below). The initial Payment Percentage shall be calculated based on the Scheduled and Maximum values and Average Value (Level VI) set forth in Section 6.2(b)(3), below, with respect to existing present claims and projected future claims involving Disease Levels II - VIII.

                                                           EXHIBIT G TO THE PLAN


      The Payment Percentage may thereafter be adjusted upwards or downwards from time to time by the Plan Trustees with the consent of the TAC and the Futures Representative to reflect then-current estimates of the Plan Trust's assets and its liabilities, as well as then-estimated value of then-pending and future claims. Any adjustment to the initial Payment Percentage shall be made only pursuant to Section 5.2 below. If the Payment Percentage is increased over time, claimants whose claims were liquidated and paid in prior periods under the TDP shall receive additional payments only as provided in Section 5.2 below. Because there is uncertainty in the prediction of both the number and severity of future Plan Trust PI Asbestos Claims, and the amount of the Plan Trust' assets, no guarantee can be made of any Payment Percentage of a Plan Trust PI Asbestos Claim's liquidated value.

      2.5 Plan Trust's Determination of the Maximum Annual Payment and Maximum Available Payment. The Plan Trust shall estimate or model the amount of cash flow anticipated to be necessary over its entire life to ensure that funds shall be available to treat all present and future Congoleum claimants as similarly as possible. In each year, the Plan Trust shall be empowered to pay out all of the income earned during the year, together with a portion of its principal, calculated so that the application of Plan Trust funds over its life shall correspond with the needs created by the anticipated flow of claims (the "Maximum Annual Payment"), taking into account the Payment Percentage provisions set forth in Sections 2.4 above and 5.2 below. The Plan Trust's distributions to all claimants for that year shall not exceed the Maximum Annual Payment determined for that year.

      In distributing the Maximum Annual Payment, the Plan Trust shall, after making reservation for any Plan Trust Disputed Claims, as provided for in
Section 3.2 of the Plan Trust Agreement, if applicable, and after reimbursing the Reorganized Debtors for the Claims Handling Fee, as provided in Section 1.4(d) of the Plan Trust Agreement, first allocate the amount in question to the Settled Claims The remaining portion of the Maximum Annual Payment (the "Maximum Available Payment"), if any, shall then be allocated and used to satisfy all other liquidated Plan Trust PI Asbestos Claims, subject to the Claims Payment Ratio set forth in Section 2.6 below. In the event there are insufficient funds in any year to pay the total number of outstanding Settled Claims, the available funds allocated shall be paid to the maximum extent to claimants with Settled Claims. Settled Claims for which there are insufficient funds to pay shall be carried over to the next year.

      2.6 Claims Payment Ratio. Based upon Congoleum's claims settlement history and analysis of present and future claims, a Claims Payment Ratio has been determined which, as of the Effective Date, has been set at 75% for Category A claims, which consist of Plan Trust PI Asbestos Claims involving severe asbestosis and malignancies (Disease Levels IV - VIII) that were unliquidated as of the Petition Date, and at 25% for Category B claims, which are Plan Trust PI Asbestos Claims involving Other Asbestos Disease (Disease Level I - Cash Discount Payment), non-malignant Asbestosis (Disease Level II) or Pleural Disease (Disease Level III) that were similarly unliquidated as of the Petition Date. However, the Claims Payment Ratio shall not apply to any Settled Claims (other than Settled Claims held by Qualified Participating Claimants that have elected to be treated as Plan Trust Asbestos PI Claims) or Plan Trust Disputed Claims (unless so provided by a Final Order of the Bankruptcy Court).

                                                           EXHIBIT G TO THE PLAN


      In each year, after the determination of the Maximum Available Payment described in Section 2.5 above, 75% of that amount shall be available to pay Category A claims and 25% shall be available to pay Category B claims that have been liquidated since the Petition Date. In the event there are insufficient funds in any year to pay the liquidated claims within either or both of the Categories, the available funds allocated to the particular Category shall be paid to the maximum extent to claimants in that Category based on their place in the FIFO Payment Queue described in Section 6.1(c) below, which shall be based upon the date of claim liquidation. Claims for which there are insufficient funds allocated to the relevant Category shall be carried over to the next year where they shall be placed at the head of the FIFO Payment Queue. If there are excess funds in either or both Categories, because there is an insufficient amount of liquidated claims to exhaust the respective Maximum Available Payment amount for that Category, then the excess funds for either or both Categories shall be rolled over and remain dedicated to the respective Category to which they were originally allocated.

      The 75%/25% Claims Payment Ratio and its rollover provision shall apply to all Plan Trust Voting Claims except (i) Settled Claims (other than Settled Claims held by Qualified Participating Claimants that have elected to be treated as Plan Trust Asbestos PI Claims) and (ii) Plan Trust Disputed Claims (unless so provided by a Final Order of the Bankruptcy Court). The term "Plan Trust Voting Claims" includes (i) claims filed against Congoleum in the tort system prior to the Petition Date of December 31, 2003, including the Claimant Agreement and any other Pre-Petition Settlement Agreements; and all claims filed against another defendant in the tort system prior to the Petition Date; provided, however, that
(1) either (a) the holder of a claim described in subsection (i) or (ii) above, or his or her authorized agent, actually voted to accept or reject the Plan pursuant to the voting procedures established by the Bankruptcy Court, unless such holder certifies to the satisfaction of the Plan Trustees that he or she was prevented from voting in this proceeding as a result of circumstances resulting in a state of emergency affecting, as the case may be, the holder's residence, principal place of business or legal representative's place of business at which the holder or his or her legal representative receives notice and/or maintains material records relating to his or her Plan Trust Voting Claim or (b) the holder of a claim is deemed, pursuant to the Plan, to have agreed to the Class 3 and 11 Settlement Agreement, as applicable; and provided further that (2) the claim was subsequently filed with the Plan Trust pursuant to
Section 6.1 below by the Initial Claims Filing Date defined in Section 6.1(a)(2) below. Thereafter, both the Claims Payment Ratio and its rollover provision shall be continued absent circumstances, such as a significant change in law or medicine, necessitating amendment to avoid a manifest injustice. However, the accumulation, rollover and subsequent delay of claims resulting from the application of the Claims Payment Ratio shall not, in and of itself, constitute such circumstances. In addition, an increase in the numbers of Category B claims beyond those predicted or expected shall not be considered as a factor in deciding whether to reduce the percentage allocated to Category A claims.

      In considering whether to make any amendments to the Claims Payment Ratio and/or its rollover provisions, the Plan Trustees shall consider the reasons for which the Claims Payment Ratio and its rollover provisions were adopted, the settlement history that gave rise to its calculation, and the foreseeability or lack of foreseeability of the reasons why there would be any need to make an amendment. In that regard, the Plan Trustees should keep in mind the interplay between the Payment Percentage and the Claims Payment Ratio as it affects the net cash actually paid to claimants.

                                                           EXHIBIT G TO THE PLAN


      In any event, no amendment to the Claims Payment Ratio to reduce the percentage allocation to Category A claims may be made without the unanimous consent of the TAC and the Futures Representative. The percentage allocated to Category A claims shall be reviewed as soon as practicable after the first anniversary of the date the Plan Trust first accepts for processing proof of claims forms and the other materials required to file a claim with the Plan Trust, and may be increased at any time thereafter, with the consent of the TAC and the Futures Representative. In case of any amendments to the Claims Payment Ratio, consents shall be governed by the consent process set forth in Sections 5.8(b) and 6.6(b) of the Plan Trust Agreement, however, failure to obtain consent shall not be subject to the dispute resolution provisions of Section
7.13 thereof. The Plan Trustees, with the consent of the TAC and the Futures Representative, may offer the option of a reduced Payment Percentage to holders of claims in either Category A or Category B in return for prompter payment (the "Reduced Payment Option").

      2.7 Indirect Plan Trust Asbestos Claims. As set forth in Section 6.5 below, Indirect Asbestos Claims, if any, shall be subject to the same categorization, evaluation, and payment provisions of this TDP as all other Plan Trust PI Asbestos Claims.

                                  SECTION III

               Claims Handling Fee, Plan Trust Expenses and Coverage Costs

      Notwithstanding any other provision contained in this TDP, (i) the holder of the Claim for the Claims Handling Fee shall be paid as provided in the Plan Trust Agreement; and (ii) distributions to Plan Trust PI Asbestos Claims shall not be prior to the payment of or reserve for Plan Trust Expenses nor prior to payment of or reimbursement for Coverage Costs in accordance with Section 1.4(d) of the Plan Trust Agreement.

                                   SECTION IV

                               TDP Administration

      4.1 Plan Trust Advisory Committee and Futures Representative. Pursuant to the Plan and the Plan Trust Agreement, the Plan Trustees shall initially consist of three members, two of which shall be designated by the Asbestos Claimants' Committee and one of which shall be designated by the Futures Representative. In addition, pursuant to the Plan and the Plan Trust Agreement, the Plan Trust and this TDP shall be administered by the Plan Trustees in consultation with the TAC, which represents the interests of holders of present Plan Trust PI Asbestos Claims, and the Futures Representative, who represents the interests of holders of Plan Trust PI Asbestos Claims that shall be asserted in the future. The Plan Trustees shall obtain the consent of the TAC and the Futures Representative on any amendments to this TDP pursuant to Section 9.1 below, and on such other matters as are otherwise required below and in Section 2.2(f) of the Plan Trust Agreement. The Plan Trustees shall also consult with the TAC and the Futures


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                                                           EXHIBIT G TO THE PLAN


Representative on such matters as are provided below and in Section 2.2(e) of the Plan Trust Agreement. The initial Plan Trustees, the initial members of the TAC and the initial Futures Representative are identified in the Plan Trust Agreement.

      4.2 Consent and Consultation Procedures. In those circumstances in which consultation or consent is required, the Plan Trustees shall provide written notice to the TAC and the Futures Representative of the specific amendment or other action that is proposed. The Plan Trustees shall not implement such amendment nor take such action unless and until the parties have engaged in the Consultation Process described in Sections 5.8(a) and 6.6(a), or the Consent Process described in Sections 5.8(b) and 6.6(b), of the Plan Trust Agreement, respectively.

                                   SECTION V

                     Payment Percentage; Periodic Estimates

      5.1 Uncertainty of Congoleum's Personal Injury Asbestos Liabilities. As discussed above, there is inherent uncertainty regarding Congoleum's total asbestos-related tort liabilities, as well as the total value of the assets available to the Plan Trust to pay Plan Trust PI Asbestos Claims. Consequently, there is inherent uncertainty regarding the amounts that holders of Plan Trust PI Asbestos Claims shall receive. To seek to ensure substantially equivalent treatment of all present and future Plan Trust PI Asbestos Claims, the Plan Trustees must determine from time to time the percentage of full liquidated value that holders of present and future Plan Trust PI Asbestos Claims shall be likely to receive, i.e., the "Payment Percentage" described in Section 2.4 above and Section 5.2 below.

      5.2 Computation of Payment Percentage. As provided in Section 2.4 above, an initial Payment Percentage shall be set by the Plan Trustees with the consent of the TAC and the Futures Representative after the Plan Trust is established and sufficient information is available concerning the expected assets and liabilities of the Plan Trust over its lifetime.

      The Payment Percentage shall thereafter be subject to change pursuant to the terms of this TDP and the Plan Trust Agreement if the Plan Trustees determine that an adjustment is required. No less frequently than once every three years, commencing with the first day of January occurring after the Plan is consummated, the Plan Trustees shall reconsider the then applicable Payment Percentage to assure that it is based on accurate, current information and may, after such reconsideration, change the Payment Percentage if necessary with the consent of the TAC and the Futures Representative. The Plan Trustees shall also reconsider the then applicable Payment Percentage at shorter intervals if they deem such reconsideration to be appropriate or if requested to do so by the TAC or the Futures Representative.

      The Plan Trustees must base their determination of the Payment Percentage on current estimates of the number, types, and values of present and future Plan Trust PI Asbestos Claims, the value of the assets then available to the Plan Trust for their payment, taking into account payment of the Settled Claims, the Plan Trust Disputed Claims Reserve established under Section 3.2 of the Plan Trust Agreement, if applicable, all anticipated administrative and legal expenses, and any other material matters that are reasonably likely to affect the sufficiency of funds to pay a comparable percentage of full value to all holders of Plan Trust PI Asbestos Claims. When making these determinations, the


                                       7
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                                                           EXHIBIT G TO THE PLAN


Plan Trustees shall exercise common sense and flexibly evaluate all relevant factors. The Payment Percentage applicable to Category A or Category B claims may not be reduced to alleviate delays in payments of claims in the other Category; both Categories of claims shall receive the same Payment Percentage, but the payment may be deferred as needed, and a Reduced Payment Option may be instituted as described in Section 2.6 above.

      The uncertainty surrounding the amount of the Plan Trust's future assets is due in significant part to the fact that the estimates of those assets do not take into account the possibility that the Plan Trust may receive substantial additional funds from successful recoveries of insurance proceeds that have been assigned to the Plan Trust with respect to which the coverage is presently in dispute or the solvency of the carrier is in doubt. In addition, as provided in
Section 3.2 of the Plan Trust Agreement, in the event that the Class 2 Settlement or the Class 3 and 11 Settlement is not approved by the Bankruptcy Court, the Plan Trust is required to establish a Plan Trust Disputed Claim Reserve for Plan Trust Disputed Claims; provided that such Plan Trust Disputed Claim Reserve shall not exceed $23.25 million. There is also uncertainty surrounding the totality of the Plan Trust PI Asbestos Claims to be paid over time as well as the extent to which changes in existing federal and/or state law could affect the Plan Trust's liabilities under this TDP. If the Plan Trust successfully resolves an insurance coverage dispute or otherwise receives a substantial recovery of insurance proceeds, and/or if the value or volume of Plan Trust PI Asbestos Claims actually filed with the Plan Trust is significantly lower than originally estimated, and/or if the funds reserved for Plan Trust Disputed Claims, if applicable, are available to the Plan Trust for payment of other claims, the Plan Trust shall use those proceeds and/or claims savings, as the case may be, first to maintain the Payment Percentage then in effect.

      If the Plan Trustees, with the consent of the TAC and the Futures Representative, determine to increase the Payment Percentage, including the initial Payment Percentage applicable to Plan Trust Voting Claims, due to a material change in the estimates of the Plan Trust's future assets and/or liabilities, the Plan Trustees shall also make supplemental payments to all claimants who previously liquidated their claims against the Plan Trust and received payments based on a lower Payment Percentage. The amount of any such supplemental payment shall be the liquidated value of the claim in question times the newly adjusted Payment Percentage, less all amounts previously paid to the claimant with respect to the claim, not including the portion of such previously paid amounts that was attributable to interest.

      The Plan Trustees' obligation to make a supplemental payment to a claimant shall be suspended in the event the payment in question would be less than $100.00, and the amount of the suspended payment shall be added to the amount of any prior supplemental payment/payments that was/were also suspended because it/they would have been less than $100.00. However, the Plan Trustees shall pay any such aggregate supplemental payments due the claimant at such time that the total exceeds $100.00.

      5.3 Applicability of the Payment Percentage. No holder of a Plan Trust Voting Claim, other than a Plan Trust Voting Claim for Settled Claims (other than Settled Claims held by Qualified Participating Claimants that have elected to be treated as Plan Trust Asbestos PI Claims) or Other Asbestos Disease (Disease Level I - Cash Discount Payment) as defined in Section 6.2(a)(3) below,


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                                                           EXHIBIT G TO THE PLAN


shall receive a payment that exceeds the initial Payment Percentage times the liquidated value of the claim. Except as otherwise provided in Section 6.1(c) below for Plan Trust PI Asbestos Claims involving deceased or incompetent claimants for which approval of the Plan Trust's offer by a court or through a probate process is required, no holder of any other Plan Trust Asbestos Claim, other than a Plan Trust Asbestos Claim for Other Asbestos Disease (Disease Level I - Cash Discount Payment) or a Settled Claim (other than a Settled Claim held by a Qualified Participating Claimant that has elected to be treated as a Plan Trust Asbestos PI Claim), shall receive a payment that exceeds the liquidated value of the claim times the Payment Percentage in effect at the time of payment. Plan Trust PI Asbestos Claims involving Other Asbestos Disease (Disease Level I - Cash Discount Payment) shall not be subject to the Payment Percentage, but shall instead be paid the full amount of their Scheduled Value as set forth in Section 6.2(a)(3) below.

      If a redetermination of the Payment Percentage has been proposed in writing by the Plan Trustees to the TAC and the Futures Representative but has not yet been adopted, the claimant shall receive the lower of the current Payment Percentage or the proposed Payment Percentage. However, if the proposed Payment Percentage was the lower amount but was not subsequently adopted, the claimant shall thereafter receive the difference between the lower proposed amount and the higher current amount. Conversely, if the proposed Payment Percentage was the higher amount and was subsequently adopted, the claimant shall thereafter receive the difference between the lower current amount and the higher adopted amount.

                                   SECTION VI

         Resolution of Settled Claims and Plan Trust PI Asbestos Claims

      6.1 Ordering, Processing and Payment of Claims.

            (a)   Ordering of Claims.

                  (1)   Settled Claims.

                  As soon as reasonably practicable after the Effective Date and prior to payment of Plan Trust PI Asbestos Claims, the Plan Trust shall pay the Settled Claims, as provided below in this Section 6.1(a)(1), other than the Settled Claims of Qualified Participating Claimants that have elected to irrevocably consent to the Forbearance of his, her or its right to (a) the payment provided for in this Section 6.1(a)(1) and (b) any and all rights under the Claimant Agreement, the Collateral Trust Agreement and the Security Agreement, in which case such forbearing Qualified Participating Claimant shall receive the treatment afforded to Plan Trust PI Asbestos Claims as provided in
Section 6.1(a)(2) below.

      The Settled Claims of Qualified Pre-Petition Settlement Claimants (Plan Class 2) shall be paid 50% of the specified amount agreed under the respective Pre-Petition Settlement Agreement (less all amounts in respect thereof previously received by the holder thereof from any Debtor or the Collateral Trust) in full satisfaction of its Asbestos Personal Injury Claim. Such payments shall be made out of the first proceeds of Asbestos Insurance Action Recoveries, net of payment of or reserve for any Plan Trust Expenses and any payment of or reimbursement for costs and reservation for the Plan Trust Disputed Claims


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                                                           EXHIBIT G TO THE PLAN


Reserve, if applicable, in accordance with Sections 3.6, 1.4(d) and 3.2, respectively, of the Plan Trust Agreement prior to payment of all Plan Trust PI Asbestos Claims but not prior to payment of or reimbursement for Coverage Costs in accordance with Sections 3.6 and 1.4(d), respectively, of the Plan Trust Agreement. The Settled Claims of Qualified Pre-Petition Settlement Claimants shall be paid pari passu with the Settled Claims of Qualified Participating Claimants (except for such Qualified Participating Claimants that have elected to be treated as Plan Trust PI Asbestos Claims).

      The Settled Claims of Qualified Participating Claimants (Plan Classes 3 and 11) shall be paid the total and maximum amount of $250 in full satisfaction of its Asbestos Personal Injury Claim; provided, however, that each such Qualified Participating Claimant may elect to irrevocably consent to the Forbearance of his, her or its right to (x) such $250 amount and (y) any and all rights under the Claimant Agreement, the Collateral Trust Agreement and the Security Agreement, in which case such forbearing Qualified Participating Claimant shall receive the treatment afforded to Plan Trust PI Asbestos Claims. Such payments shall be made out of the first proceeds of Asbestos Insurance Action Recoveries, net of payment of or reserve for any Plan Trust Expenses and any payment of or reimbursement for Coverage Costs and reservation for the Plan Trust Disputed Claims Reserve, if applicable, in accordance with Sections 3.2,
3.6 and 1.4(d) the Plan Trust Agreement, respectively, prior to payment of all Plan Trust PI Asbestos Claims, but not prior to payment of or reserve for Plan Trust Expenses nor prior to payment of or reimbursement for Coverage Costs in accordance with Sections 3.6 and 1.4(d), respectively, of the Plan Trust Agreement. The Settled Claims of Qualified Participating Claimants (except for such Qualified Participating Claimants that have elected to be treated as Plan Trust PI Asbestos Claims) shall be paid pari passu with the Settled Claims of Qualified Pre-Petition Settlement Claimants.

      In the event that the Class 2 Settlement or the Class 3 and 11 Settlement is not approved by the Bankruptcy Court, the Plan Trust Disputed Claims of the Qualified Claimants shall be treated as provided in a Final Order of the Bankruptcy Court and, if applicable, shall be paid from the Plan Trust Disputed Claims Reserve in accordance with Section 3.2 of the Plan Trust Agreement.

                  (2)   Establishment of the FIFO Processing Queue.

                  After the payment of the Settled Claims, or reservation for the Plan Trust Disputed Claims, as applicable, the Plan Trust shall order Plan Trust PI Asbestos Claims that are sufficiently complete to be reviewed for processing purposes on a FIFO basis except as otherwise provided herein (the "FIFO Processing Queue"). For all claims filed on or before the date six months after the date that the Plan Trust first makes available the proof of claim forms and other claims materials required to file a claim with the Plan Trust (the "Initial Claims Filing Date"), a claimant's position in the FIFO Processing Queue shall be determined as of the earlier of (i) the date prior to December
 31, 2003 (the "Petition Date") (if any) that the specific claim was either filed against Congoleum in the tort system or was actually submitted to Congoleum pursuant to an administrative settlement agreement; (ii) the date before the Petition Date that a claim was filed against another defendant in the tort system if at the time the claim was subject to a tolling agreement or applicable law; (iii) the date after the Petition Date (if any) but before the Initial Claims Filing Date that the claim was filed against another defendant in the tort system; (iv) the date after the Petition Date but before the Effective


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                                                           EXHIBIT G TO THE PLAN


Date that a proof of claim was filed against Congoleum in this Chapter 11 proceeding; or (v) the date a ballot was submitted on behalf of the claimant for purposes of voting to accept or reject the Plan pursuant to the voting procedures approved by the Bankruptcy Court.

      Following the Initial Claims Filing Date, the claimant's position in the FIFO Processing Queue shall be determined by the date the claim is filed with the Plan Trust. If any claims are filed on the same date, the claimant's position in the FIFO Processing Queue shall be determined by the date of the diagnosis of the asbestos-related disease. If any claims are filed and diagnosed on the same date, the claimant's position in the FIFO Processing Queue shall be determined by the claimant's date of birth, with older claimants given priority over younger claimants.

      Qualified Participating Claimants that have elected to be treated as Plan Trust PI Asbestos Claims shall be deemed to have been filed with the Plan Trust on the Effective Date for purposes of the FIFO Processing Queue even if filed at anytime thereafter. The FIFO Processing Queue and FIFO Payment Queue (as defined in Section 6.1(c) below) do not apply to Plan Trust Disputed Claims, treatment of which shall be determined by a Final Order of the Bankruptcy Court.

                  (3)   Effect of Statutes of Limitation and Repose.

                  All Plan Trust PI Asbestos Claims must meet either (i) for claims first filed in the tort system against Congoleum prior to the Petition Date, the applicable federal, state or foreign statute of limitation and repose that was in effect at the time of the filing of the claim in the tort system, or
(ii) for claims not filed against Congoleum in the tort system prior to the Petition Date, the applicable federal, state or foreign statute of limitation that was in effect at the time of the filing with the Plan Trust. However, the running of the relevant statute of limitation shall be tolled as of the earliest of (A) the actual filing of the claim against Congoleum prior to the Petition Date, whether in the tort system or by submission of the claim to Congoleum pursuant to an administrative settlement agreement, including the Claimant Agreement or any other disputed Pre-Petition Settlement Agreement; (B) the filing of the claim against another defendant in the tort system prior to the Petition Date if the claim was tolled against Congoleum at the time by a written agreement with Congoleum; (C) the filing of a claim against another defendant in the tort system after the Petition Date but prior to the Initial Claims Filing Date; (D) the date after the Petition Date but before the Effective Date that a proof of claim was filed against Congoleum in this Chapter 11 proceeding; (E) the filing of the claim, or submitting a ballot on any Congoleum Plan, for voting purposes in this Chapter 11 proceeding; or (F) the filing of a proof of claim with the requisite supporting documentation with the Plan Trust after the Initial Claims Filing Date.

      If a Plan Trust PI Asbestos Claim meets any of the tolling provisions described in the preceding paragraph and the claim was not barred by the applicable federal, state or foreign statute of limitation at the time of the tolling event, it shall be treated as timely filed if it is actually filed with the Plan Trust within three (3) years after the Initial Claims Filing Date; provided, however, that if a Plan Trust Disputed Claim meets any of the tolling provisions described in the preceding paragraph and the claim was not barred by the applicable federal, state or foreign statute of limitation at the time of the tolling event, it shall be treated as timely filed if it is actually filed


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                                                           EXHIBIT G TO THE PLAN


with the Plan Trust within six (6) months of a Final Order adjudicating such Plan Trust Disputed Claim, and/or the liens or security interests with respect to such claim, or within three (3) years after the Initial Claims Filing Date, whichever occurs later. Plan Trust PI Asbestos Claims of electing Qualified Participating Claimants shall be filed within three (3) years after the Initial Claims Filing Date. In addition, for an asbestos-related disease that was first diagnosed after the Petition Date, irrespective of the application of any relevant federal, state or foreign statute of limitation or repose, any claims may be filed with the Plan Trust within three (3) years after the date of diagnosis or within three (3) years after the Initial Claims Filing Date, whichever occurs later. However, the processing of any Plan Trust PI Asbestos Claim by the Plan Trust may be deferred at the election of the claimant pursuant to Section 7.3 below.

            (b) Processing of Claims. As a general practice, the Plan Trust shall review its claims files on a regular basis and notify all claimants whose claims are likely to come up in the FIFO Processing Queue in the near future.

            (c) Payment of Claims. Plan Trust PI Asbestos Claims that have been liquidated by the Expedited Review Process as provided in Section 6.2(a) below, by the Individual Review Process as provided in Section 6.2(b) below, by arbitration as provided in Section 6.9 below, or by litigation in the tort system provided in Section 6.10 below, shall be paid in FIFO order based on the date their liquidation became final (the "FIFO Payment Queue"), all such payments being subject to the applicable Payment Percentage, the Maximum Available Payment, and the Claims Payment Ratio, except as otherwise provided herein.

      Where the claimant is deceased or incompetent, and the settlement and payment of his or her claim must be approved by a court of competent jurisdiction or through a probate process prior to acceptance of the claim by the claimant's representative, an offer made by the Plan Trust on the claim shall remain open so long as proceedings before that court or in that probate process remain pending, provided that the Plan Trust has been furnished with evidence that the settlement offer has been submitted to such court or in the probate process for approval. If the offer is ultimately approved by the court or through the probate process and accepted by the claimant's representative, the Plan Trust shall pay the claim in the amount so offered, multiplied by the Payment Percentage in effect at the time the offer was first made.

      If any claims are liquidated on the same date, the claimant's position in the FIFO Payment Queue shall be determined by the date of the diagnosis of the claimant's asbestos-related disease. If any claims are liquidated on the same date and the respective holders' asbestos-related diseases were diagnosed on the same date, the position of those claims in the FIFO Payment Queue shall be determined by the Plan Trust based on the dates of the claimants' birth, with older claimants given priority over younger claimants.

      6.2 Resolution of Plan Trust PI Asbestos Claims

      Within six months after the establishment of the Plan Trust, the Plan Trustees, with the consent of the TAC and the Futures Representative, shall adopt procedures for reviewing and liquidating all Plan Trust PI Asbestos Claims, which shall include deadlines for processing such claims. Such procedures shall also require that claimants seeking resolution of Plan Trust PI Asbestos Claims must first file a proof of claim form, together with the required supporting documentation, in accordance with the provisions of Sections


                                       12
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                                                           EXHIBIT G TO THE PLAN


7.1 and 7.2 below. It is anticipated that the Plan Trust shall provide an initial response to the claimant within six months of receiving the proof of claim form.

      The proof of claim form shall require the claimant to assert his or her claim for the highest Disease Level for which the claim qualifies at the time of filing. Irrespective of the Disease Level alleged on the proof of claim form, all claims shall be deemed to be a claim for the highest Disease Level for which the claim qualifies at the time of filing, and all lower Disease Levels for which the claim may also qualify at the time of filing or in the future shall be treated as subsumed into the higher Disease Level for both processing and payment purposes.

      Upon filing of a valid proof of claim form with the required supporting documentation, the claimant shall be placed in the FIFO Processing Queue in accordance with the ordering criteria described in Section 6.1(a)(2) above. The Plan Trust shall provide the claimant with six-months notice of the date by which it expects to reach the claim in the FIFO Processing Queue, following which the claimant shall promptly (i) advise the Plan Trust whether the claim should be liquidated under the Plan Trust's Expedited Review Process described in Section 6.2(a) below or, in certain circumstances, under the Plan Trust's Individual Review Process described in Section 6.2(b) below; (ii) provide the Plan Trust with any additional medical and/or exposure evidence that was not provided with the original claim submission; and (iii) advise the Plan Trust of any change in the claimant's Disease Level. If a claimant fails to respond to the Plan Trust's notice prior to the reaching of the claim in the FIFO Processing Queue, the Plan Trust shall process and liquidate the claim under the Expedited Review Process based upon the medical/exposure evidence previously submitted by the claimant, although the claimant shall retain the right to request Individual Review as described in Section 6.2(b) below.

            (a) Expedited Review Process.

                  (1) In General. The Plan Trust's Expedited Review Process is designed primarily to provide an expeditious, efficient and consistent method for liquidating all Plan Trust PI Asbestos Claims (except those involving Lung Cancer 2 - Disease Level VI and all Foreign Claims (as defined below), which shall only be liquidated pursuant to the Plan Trust's Individual Review Process), where the claim can easily be verified by the Plan Trust as meeting the presumptive Medical/Exposure Criteria for the relevant Disease Level.

      Thus, claims that undergo Expedited Review and meet the presumptive Medical/Exposure Criteria for the relevant Disease Level shall be paid the Scheduled Value for such Disease Level set forth in Section 6.2(a)(3) below. However, except for claims involving Other Asbestos Disease (Disease Level I), all claims liquidated by Expedited Review shall be subject to the applicable Payment Percentage, the Maximum Available Payment, and the Claims Payment Ratio limitations set forth above. Claimants holding claims that cannot be liquidated by Expedited Review because they do not meet the presumptive Medical/Exposure Criteria for the relevant Disease Level may elect the Plan Trust's Individual Review Process set forth in Section 6.2(b) below.

      Further, the claimant's eligibility to receive the Scheduled Value for his or her Plan Trust Asbestos Claim pursuant to the Expedited Review Process shall be determined solely by reference to the Medical/Exposure Criteria set forth below for each of the Disease Levels eligible for Expedited Review.


                                       13
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                                                           EXHIBIT G TO THE PLAN


                  (2) Claims Processing Under Expedited Review. All claimants seeking liquidation of their claims pursuant to Expedited Review shall file the Plan Trust's proof of claim form. As a proof of claim form is reached in the FIFO Processing Queue, the Plan Trust shall determine whether the claim described therein meets the Medical/Exposure Criteria for one of the seven Disease Levels eligible for Expedited Review, and shall advise the claimant of its determination. If a Disease Level is determined, the Plan Trust shall tender to the claimant an offer of payment of the Scheduled Value for the relevant Disease Level multiplied by the applicable Payment Percentage, together with a form of release approved by the Plan Trust. If the claimant accepts the Scheduled Value and returns the release properly executed, the claim shall be placed in the FIFO Payment Queue, following which the Plan Trust shall disburse payment subject to the limitations of the Maximum Available Payment and Claims Payment Ratio, if any.

                  (3) Disease Levels, Scheduled Values and Medical/Exposure Criteria. The eight Disease Levels covered by this TDP, together with the Medical/Exposure Criteria for each and the Scheduled Values for the seven Disease Levels eligible for Expedited Review, are set forth below. These Disease Levels, Scheduled Values, and Medical/Exposure Criteria shall apply to all Plan Trust Voting Claims filed with the Plan Trust on or before the Initial Claims Filing Date provided in Section 6.1(a)(2) above for which the claimant elects the Expedited Review Process. Thereafter, for purposes of administering the Expedited Review Process and with the consent of the TAC and the Futures Representative, the Plan Trustees may add to, change, or eliminate Disease Levels, Scheduled Values, or Medical/Exposure Criteria; develop subcategories of Disease Levels, Scheduled Values or Medical/Exposure Criteria; or determine that a novel or exceptional asbestos personal injury claim is compensable even though it does not meet the Medical/Exposure Criteria for any of the then current Disease Levels.

Disease Level                Scheduled Value  Medical/Exposure Criteria
-------------                ---------------  -------------------------

Mesothelioma (Level VIII)       $120,000      Diagnosis(3) of mesothelioma; and
                                              (2) Congoleum Exposure prior to
                                              December 31, 1982, as defined in
                                              Section 6.6(b)(3).

Lung Cancer 1 (Level VII)        $40,000      (1) Diagnosis of a primary lung
                                              cancer plus evidence of an
                                              underlying Bilateral
                                              Asbestos-Related Nonmalignant
                                              Disease,(4) (2) six months
                                              Congoleum Exposure prior to

----------
(3) The requirements for a diagnosis of an asbestos-related disease that may be compensated under the provisions of this TDP are set forth in Section
      6.6 below.

(4) Evidence of "Bilateral Asbestos-Related Nonmalignant Disease," for purposes of meeting the criteria for establishing Disease Levels I, II, III, V and VII, means either (i) a chest X-ray read by a qualified B reader of 1/0 or higher on the ILO scale or (ii)(x) a chest X-ray read by a qualified B reader or other Qualified Physician, (y) a CT scan read by a Qualified Physician, or (z) pathology, in each case showing either bilateral interstitial fibrosis, bilateral pleural plaques, bilateral pleural thickening, or bilateral pleural calcification. Solely for claims


                                       14
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Disease Level                Scheduled Value  Medical/Exposure Criteria
-------------                ---------------  -------------------------

                                              December 31, 1982, (3)
                                              Significant Occupational
                                              Exposure(5) to asbestos, and (4)
                                              supporting medical documentation
                                              establishing asbestos exposure as
                                              a contributing factor in causing
                                              the lung cancer in question.

Lung Cancer 2 (Level VI)       Individual     (1) Diagnosis of a primary lung
                               Evaluation     cancer; (2) Congoleum Exposure
                                              prior to December 31, 1982, and
                                              (3) supporting medical
                                              documentation establishing
                                              asbestos exposure as a
                                              contributing factor in causing the
                                              lung cancer in question.

                                              Lung Cancer 2 (Level VI) claims
                                              are claims that do not meet the
                                              more stringent medical and/or
                                              exposure requirements of Lung
                                              Cancer 1 (Level VII) claims. All
                                              claims in this Disease Level shall
                                              be individually evaluated. The
                                              estimated likely average of the
                                              individual evaluation awards for
                                              this category is $15,000, with
                                              such awards capped at $24,000
                                              unless the claim qualifies for
                                              Extraordinary Claim treatment.

                                              Level VI claims that show no
                                              evidence of either an underlying
                                              Bilateral Asbestos-Related
                                              Non-malignant Disease or

----------
      filed against Congoleum or another asbestos defendant in the tort system prior to the Petition Date, if an ILO reading is not available, either (i) a chest X-ray or a CT scan read by a Qualified Physician, or (ii) pathology, in each case showing bilateral interstitial fibrosis, bilateral pleural plaques, bilateral pleural thickening, or bilateral pleural calcification consistent with or compatible with a diagnosis of asbestos-related disease, shall be evidence of a Bilateral Asbestos-Related Nonmalignant Disease for purposes of meeting the presumptive medical requirements of Disease Levels I, II, III, V and VII. Pathological proof of asbestosis may be based on the pathological grading system for asbestosis described in the Special Issue of the Archives of Pathology and Laboratory Medicine, "Asbestos-associated Diseases," Vol. 106, No. 11, App. 3 (October 8, 1982). For all purposes of this TDP, a "Qualified Physician" is a physician whose is board-certified (or in the case of Canadian claims or Foreign Claims, a physician who is certified or qualified under comparable medical standards or criteria of the jurisdiction in question) in one or more relevant specialized fields of medicine such as pulmonology, radiology, internal medicine or occupational medicine; provided, however, subject to the provisions of Section 6.6(a)(1)(A), that the requirement for board certification in this provision shall not apply to otherwise qualified physicians whose X-ray and/or CT scan readings are submitted for deceased holders of Plan Trust PI Asbestos Claims.

(5) The term "Significant Occupational Exposure" is defined in Section 6.6(b)(2) below.


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                                                           EXHIBIT G TO THE PLAN


Disease Level                Scheduled Value  Medical/Exposure Criteria
-------------                ---------------  -------------------------

                                              Significant Occupational Exposure
                                              may be individually evaluated,
                                              although it is not expected that
                                              such claims shall be treated as
                                              having any significant value,
                                              especially if the claimant is also
                                              a Smoker.(6) In any event, no
                                              presumption of validity shall be
                                              available for any claims in this
                                              category.

Other Cancer (Level V)           $12,000      (1) Diagnosis of a primary
                                              colo-rectal, laryngeal,
                                              esophageal, pharyngeal, or
                                              stomach cancer, plus evidence of
                                              an underlying Bilateral
                                              Asbestos-Related Nonmalignant
                                              Disease, (2) six months Congoleum
                                              Exposure prior to December 31,
                                              1982, (3) Significant
                                              Occupational Exposure to
                                              asbestos, and (4) supporting
                                              medical documentation
                                              establishing asbestos exposure as
                                              a contributing factor in causing
                                              the other cancer in question.

Severe Asbestosis (Level         $30,000      (1) Diagnosis of asbestosis with
IV)                                           ILO of 2/1 or greater, or
                                              asbestosis determined by
                                              pathological evidence of asbestos,
                                              plus (a) TLC less than 65%, or (b)
                                              FVC less than 65% and FEV1/FVC
                                              ratio greater than 65%, (2) six
                                              months Congoleum Exposure prior to
                                              December 31, 1982, (3) Significant
                                              Occupational Exposure to asbestos,
                                              and (4) supporting medical
                                              documentation establishing
                                              asbestos exposure as a
                                              contributing factor in causing the
                                              pulmonary disease in question.

----------
(6) There is no distinction between Non-Smokers and Smokers for either Lung Cancer 1 (Level VII) or Lung Cancer 2 (Level VI), although a claimant who meets the more stringent requirements of Lung Cancer 1 (Level VII) (evidence of an underlying Bilateral Asbestos-Related Nonmalignant Disease plus Significant Occupational Exposure), and who is also a Non-Smoker, may wish to have his or her claim individually evaluated by the Plan Trust. In such a case, absent circumstances that would otherwise reduce the value of the claim, it is anticipated that the liquidated value of the claim might well exceed the $45,000 Scheduled Value for Lung Cancer 1 (Level VII) shown above. "Non-Smoker" means a claimant who either (a) never smoked or
      (b) has not smoked during any portion of the twelve (12) years immediately prior to the diagnosis of the lung cancer.

                                                           EXHIBIT G TO THE PLAN


Disease Level                Scheduled Value  Medical/Exposure Criteria
-------------                ---------------  -------------------------

Asbestosis/Pleural Disease       $3,600       (1) Diagnosis of Bilateral
(Level III)                                   Asbestos-Related Nonmalignant
                                              Disease, plus (a) TLC less than
                                              80%, or (b) FVC less than 80% and
                                              FEV1/FVC ratio greater than or
                                              equal to 65%, and (2) six months
                                              Congoleum Exposure prior to
                                              December 31, 1982, (3) Significant
                                              Occupational Exposure to asbestos,
                                              and (4) supporting medical
                                              documentation establishing
                                              asbestos exposure as a
                                              contributing factor in causing the
                                              pulmonary disease in question.

Asbestosis/Pleural Disease       $1,200       (1) Diagnosis of a Bilateral
(Level II)                                    Asbestos-Related Nonmalignant
                                              Disease, and (2) six months
                                              Congoleum Exposure prior to
                                              December 31, 1982, and (3) five
                                              years cumulative occupational
                                              exposure to asbestos.

Other Asbestos Disease            $250        (1) Diagnosis of a Bilateral
(Level I - Cash Discount                      Asbestos-Related Nonmalignant
Payment)                                      Disease or an asbestos-related
                                              malignancy other than
                                              mesothelioma, and (2) Congoleum
                                              Exposure prior to December 31,
                                              1982.

            (b) Individual Review Process.

                  (1) In General. Subject to the provisions set forth below, a Congoleum claimant may elect to have his or her Plan Trust PI Asbestos Claim reviewed for purposes of determining whether the claim would be compensable in the tort system even though it does not meet the presumptive Medical/Exposure Criteria for any of the Disease Levels set forth in Section 6.2(a)(3). In addition or alternatively, a Congoleum claimant may elect to have a claim undergo the Individual Review Process for purposes of determining whether the liquidated value of a claim involving Disease Levels IV, V, VII or VIII exceeds the Scheduled Value for the relevant Disease Level also set forth in said provision. However, until such time as the Plan Trust has made an offer on a claim pursuant to Individual Review, the claimant may change his or her Individual Review election and have the claim liquidated pursuant to the Plan Trust's Expedited Review Process. In the event of such a change in the processing election, the claimant shall nevertheless retain his or her place in the FIFO Processing Queue.

      The liquidated value of all Foreign Claims payable under this TDP shall be established only under the Plan Trust's Individual Review Process. Because Plan Trust PI Asbestos Claims of individuals exposed in Canada who were resident in

                                                           EXHIBIT G TO THE PLAN


Canada when such claims were filed were routinely litigated and resolved in the courts of the United States, and because the resolution history of these claims has been included in developing the Expedited Review Process, such claims shall not be considered Foreign Claims hereunder and shall be eligible for liquidation under the Expedited Review Process. Accordingly, a "Foreign Claim" is a Plan Trust PI Asbestos Claim with respect to which the claimant's exposure to an asbestos-containing product occurred outside of the United States and its Territories and Possessions, and outside of the Provinces and Territories of Canada.

      In reviewing such Foreign Claims, the Plan Trust shall take into account all relevant procedural and substantive legal rules to which the claims would be subject in the Claimant's Jurisdiction as defined in Section 6.2(b)(2) below. The Plan Trust shall determine the liquidated value of Foreign Claims based on historical settlements and verdicts in the Claimant's Jurisdiction as well as the other valuation factors set forth in Section 6.2(b)(2) below.

      For purposes of the Individual Review Process for Foreign Claims, the Plan Trustees, with the consent of the TAC and the Futures Representative, may develop separate Medical/Exposure Criteria and standards, as well as separate requirements for physician and other professional qualifications, which shall be applicable to all Foreign Claims channeled to the Plan Trust; provided however, that such criteria, standards or requirements shall not effectuate substantive changes to the claims eligibility requirements under this TDP, but rather shall be made only for the purpose of adapting those requirements to the particular licensing provisions and/or medical customs or practices of the foreign country in question.

      At such time as the Plan Trust has sufficient historical settlement, verdict and other valuation data for claims from a particular foreign jurisdiction, the Plan Trustees, with the consent of the TAC and the Futures Representative, may also establish a separate valuation matrix for any such Foreign Claims based on that data.

                        (A) Review of Medical/Exposure Criteria. The Plan Trust's Individual Review Process provides a claimant with an opportunity for individual consideration and evaluation of a Plan Trust PI Asbestos Claim that fails to meet the presumptive Medical/Exposure Criteria for Disease Levels I - V, VII or VIII. In such a case, the Plan Trust shall either deny the claim or, if the Plan Trust is satisfied that the claimant has presented a claim that would be cognizable and valid in the tort system, the Plan Trust can offer the claimant a liquidated value amount up to the Scheduled Value for that Disease Level.

                        (B) Review of Liquidated Value. Claimants holding claims in the five more serious Disease Levels IV - VIII shall also be eligible to seek Individual Review of the liquidated value of their claims, as well as of their medical exposure evidence. The Individual Review Process is intended to result in payments equal to the full liquidated value for each claim multiplied by the Payment Percentage; however, the liquidated value of any Plan Trust PI Asbestos Claim that undergoes Individual Review may be determined to be less than the Scheduled Value the claimant would have received under Expedited Review. Moreover, the liquidated value for a claim involving Disease Levels IV - VIII shall not exceed the Maximum Value for the relevant Disease Level set forth in Section 6.2(b)(3) below, unless the claim meets the requirements of an Extraordinary Claim

                                                           EXHIBIT G TO THE PLAN


      described in Section 6.3(a) below, in which case its liquidated value cannot exceed the Maximum Value set forth in that provision for such claims. Because the detailed examination and valuation process pursuant to Individual Review requires substantial time and effort, claimants electing to undergo the Individual Review Process may be paid the liquidated value of their Plan Trust PI Asbestos Claims later than would have been the case had the claimant elected the Expedited Review Process. Subject to the provisions of Section 6.7, the Plan Trust shall devote reasonable resources to the review of all claims to ensure that there is a reasonable balance maintained in reviewing all classes of claims.

                  (2) Valuation Factors to Be Considered in Individual Review. The Plan Trust shall liquidate the value of each Plan Trust PI Asbestos Claim that undergoes Individual Review based on the historic liquidated values of other similarly situated claims in the tort system for the same Disease Level. The Plan Trust shall thus take into consideration all of the factors that affect the severity of damages and values within the tort system including, but not limited to, (i) the degree to which the characteristics of a claim differ from the presumptive Medical/Exposure Criteria for the Disease Level in question;
(ii) factors such as the claimant's age, disability, employment status, disruption of household, family or recreational activities, dependencies, special damages, and pain and suffering; (iii) evidence that the claimant's damages were (or were not) caused by asbestos exposure, including exposure to an asbestos-containing product or to conduct for which Congoleum has legal responsibility prior to December 31, 1982 (for example, alternative causes, and the strength of documentation of injuries); (iv) the industry of exposure; (v) settlements and verdicts in the Claimant's Jurisdiction for similarly situated claims; and (vi) settlements and verdict histories for the claimant's law firm for similarly situated claims.

      For these purposes, the "Claimant's Jurisdiction" is the jurisdiction in which the claim was filed (if at all) against Congoleum in the tort system prior to the Petition Date. If the claim was not filed against Congoleum in the tort system prior to the Petition Date, the claimant may elect as the Claimant's Jurisdiction either (i) the jurisdiction in which the claimant resides at the time of diagnosis or when the claim is filed with the Plan Trust; or (ii) a jurisdiction in which the claimant experienced exposure to an asbestos-containing product manufactured, produced or distributed by Congoleum or in a Congoleum facility.

      With respect to the "Claimant's Jurisdiction" in the event a personal representative or authorized agent makes a claim under this TDP for wrongful death with respect to which the governing law of the Claimant's Jurisdiction could only be the Alabama Wrongful Death Statute, the Claimant's Jurisdiction for such claim shall be the State of New Jersey, and such claimant's damages shall be determined pursuant to the statutory and common laws of the State of New Jersey without regard to its choice of law principles. The choice of law provision in Section 8.4 below applicable to any claim with respect to which, but for this choice of law provision, the applicable law of the Claimant's Jurisdiction pursuant to this Section 6.2(b)(2) is determined to be the Alabama Wrongful Death Statute, shall only govern the rights between the Plan Trust and the claimant, and, to the extent the Plan Trust seeks recovery from any entity that provided insurance coverage to Congoleum, the Alabama Wrongful Death Statute shall govern.

                                                           EXHIBIT G TO THE PLAN


                  (3) Scheduled, Average and Maximum Values. The Scheduled, Average and Maximum Values for claims involving Disease Levels I - VIII are the following:

Scheduled Disease           Scheduled Value   Average Value    Maximum Value
-----------------           ---------------   -------------    -------------

Mesothelioma (Level VIII)        $120,000                          $500,000

Lung Cancer 1 (Level VII)         $40,000                           $90,000

Lung Cancer 2 (Level VI)             None          $15,000          $24,000

Other Cancer (Level V)            $12,000                           $40,000

Severe Asbestosis (Level          $30,000                           $60,000
   IV)

Asbestosis/Pleural Disease         $3,600                            $3,600
  (Level III)

Asbestosis/Pleural Disease         $1,200                            $1,200
  (Level II)

Other Asbestos Disease --            $250                              $250
  Cash
  Discount Payment (Level
  I)

      These Scheduled Values, Average Value (Level VI) and Maximum Values shall apply to all Plan Trust Voting Claims other than the Settled Claims filed with the Plan Trust on or before the Initial Claims Filing Date as provided in
Section 6.1(a)(2) above. Thereafter, the Plan Trustees, with the consent of the TAC and the Futures Representative pursuant to Sections 5.8(b) and 6.6(b) of the Plan Trust Agreement, may change these valuation amounts for good cause and consistent with other restrictions on the amendment power.

      6.3 Categorizing Claims as Extraordinary and/or Exigent Hardship.

            (a) Extraordinary Claims "Extraordinary Claim" means a Plan Trust PI Asbestos Claim that otherwise satisfies the Medical Criteria for Disease Levels IV -VIII, and that is held by a claimant whose exposure to asbestos (i) occurred primarily as a result of working in a manufacturing facility of Congoleum during a period in which Congoleum was manufacturing asbestos-containing products at that facility, or (ii) was at least 75% the result of exposure to an asbestos-containing product, and in either case there is little likelihood of a substantial recovery elsewhere. All such Extraordinary Claims shall be presented for Individual Review and, if valid, shall be entitled to an award of up to a value of five (5) times the Scheduled Value set forth in Section 6.2(b)(3) for claims qualifying for Disease Levels IV -V, VII and VIII, and five (5) times the Average Value for claims in Disease Level VI, multiplied by the applicable Payment Percentage.

                                                           EXHIBIT G TO THE PLAN


      Any dispute as to Extraordinary Claim status shall be submitted to a special Extraordinary Claims Panel established by the Plan Trust with the consent of the TAC and the Futures Representative. All decisions of the Extraordinary Claims Panel shall be final and not subject to any further administrative or judicial review. An Extraordinary Claim, following its liquidation, shall be placed in the FIFO Payment Queue ahead of all other Plan Trust PI Asbestos Claims except Disease Level I Claims and Exigent Hardship Claims, which shall be paid first in that order in said Queue, based on its date of liquidation, subject to the Maximum Available Payment and Claims Payment Ratio described above.

            (b) Exigent Hardship Claims. At any time the Plan Trust may liquidate and pay Plan Trust PI Asbestos Claims that qualify as Exigent Hardship Claims as defined below. Such claims may be considered separately no matter what the order of processing otherwise would have been under this TDP. An Exigent Hardship Claim, following its liquidation, shall be placed first in the FIFO Payment Queue ahead of all other liquidated Plan Trust PI Asbestos Claims except Disease Level I Claims, subject to the Maximum Available Payment and Claims Payment Ratio described above. A Plan Trust Asbestos Claim qualifies for payment as an Exigent Hardship Claim if the claim meets the Medical/Exposure Criteria for Severe Asbestosis (Disease Level IV) or an asbestos-related malignancy (Disease Levels V-VIII), and the Plan Trust, in its sole discretion, determines
(i) that the claimant needs financial assistance on an immediate basis based on the claimant's expenses and all sources of available income, and (ii) that there is a causal connection between the claimant's dire financial condition and the claimant's asbestos-related disease.

      6.4 Secondary Exposure Claims. If a claimant alleges an asbestos-related disease resulting solely from exposure to an occupationally exposed person, such as a family member, the claimant may seek Individual Review of his or her claim pursuant to Section 6.2(b) above. In such a case, the claimant must establish that the occupationally exposed person would have met the requirements of Congoleum Exposure under this TDP that would have been applicable had that person filed a direct claim against the Plan Trust. In addition, the claimant with secondary exposure must establish that he or she is suffering from one of the eight Disease Levels described in Section 6.2(a)(3) above or an asbestos-related disease otherwise compensable under this TDP, that his or her own exposure to the occupationally exposed person occurred within the same time frame as the occupationally exposed person was exposed to an asbestos-containing product manufactured, produced or distributed by Congoleum, or in a Congoleum facility, and that such secondary exposure was a cause of the claimed disease. All other liquidation and payment rights and limitations under this TDP shall be applicable to such claims.

      6.5 Indirect Plan Trust Asbestos Claims. Indirect asbestos claims asserted against the Plan Trust based upon theories of contribution or indemnification under applicable law ("Indirect Asbestos Claims") shall be treated as presumptively valid and paid by the Plan Trust subject to the applicable Payment Percentage if (a) such claim satisfied the requirements of the bar date for such claims established by the Bankruptcy Court, if applicable, and is not otherwise disallowed by Section 502(e) of the Bankruptcy Code or subordinated under
Section 509(c) of the Bankruptcy Code, and (b) the holder of such claim (the "Indirect Claimant") establishes to the satisfaction of the Plan Trustees that
(i) the Indirect Claimant has paid in full the liability and obligation of the Plan Trust to the individual claimant to whom the Plan Trust would otherwise

                                                           EXHIBIT G TO THE PLAN


have had a liability or obligation under these Procedures (the "Direct Claimant"), (ii) the Direct Claimant and the Indirect Claimant have forever and fully released the Plan Trust from all liability to the Direct Claimant, and
(iii) the claim is not otherwise barred by a statute of limitation or repose or by other applicable law. In no event shall any Indirect Claimant have any rights against the Plan Trust superior to the rights of the related Direct Claimant against the Plan Trust, including any rights with respect to the timing, amount or manner of payment. In addition, no Indirect Claim may be liquidated and paid in an amount that exceeds what the Indirect Claimant has actually paid the related Direct Claimant.

      To establish a presumptively valid Indirect Asbestos Claim, the Indirect Claimant's aggregate liability for the Direct Claimant's claim must also have been fixed, liquidated and paid fully by the Indirect Claimant by settlement (with an appropriate full release in favor of the Plan Trust) or a Final Order (as defined in the Plan) provided that such claim is valid under the applicable state law. In any case where the Indirect Claimant has satisfied the claim of a Direct Claimant against the Plan Trust under applicable law by way of a settlement, the Indirect Claimant shall obtain for the benefit of the Plan Trust a release in form and substance satisfactory to the Plan Trustees.

      If an Indirect Claimant cannot meet the presumptive requirements set forth above, including the requirement that the Indirect Claimant provide the Plan Trust with a full release of the Direct Claimant's claim, the Indirect Claimant may request that the Plan Trust review the Indirect Plan Trust Asbestos Claim individually to determine whether the Indirect Claimant can establish under applicable state law that the Indirect Claimant has paid all or a portion of a liability or obligation that the Plan Trust had to the Direct Claimant as of the Effective Date of this TDP. If the Indirect Claimant can show that it has paid all or a portion of such a liability or obligation, the Plan Trust shall reimburse the Indirect Claimant the amount of the liability or obligation so paid, times the then applicable Payment Percentage. However, in no event shall such reimbursement to the Indirect Claimant be greater than the amount to which the Direct Claimant would have otherwise been entitled. Further, the liquidated value of any Indirect Asbestos Claim paid by the Plan Trust to an Indirect Claimant shall be treated as an offset to or reduction of the full liquidated value of any Plan Trust PI Asbestos Claim that might be subsequently asserted by the Direct Claimant against the Plan Trust.

      Any dispute between the Plan Trust and an Indirect Claimant over whether the Indirect Claimant has a right to reimbursement for any amount paid to a Direct Claimant shall be subject to the ADR procedures provided in Section 6.9 below and set forth in Attachment A hereto. If such dispute is not resolved by said ADR procedures, the Indirect Claimant may litigate the dispute in the tort system pursuant to Sections 6.10 and 8.6 below.

      The Plan Trustees may develop and approve a separate proof of claim form for Indirect Asbestos Claims. Indirect Asbestos Claims that have not been disallowed, discharged, or otherwise resolved by prior order of the Bankruptcy Court shall be processed in accordance with procedures to be developed and implemented by the Plan Trustees consistent with the provisions of this Section 6.5, which procedures (a) shall determine the validity, allowability and enforceability of such claims; and (b) shall otherwise provide the same liquidation and payment procedures and rights to the holders of such claims as the Plan Trust would have afforded the holders of the underlying valid Plan Trust PI Asbestos Claims. Nothing in this TDP is intended to preclude a trust to

                                                           EXHIBIT G TO THE PLAN


which asbestos-related liabilities are channeled from asserting an Indirect Asbestos Claim against the Plan Trust subject to the requirements set forth herein.

      6.6 Evidentiary Requirements.

            (a) Medical Evidence.

                  (1) In General. All diagnoses of a Disease Level shall be accompanied by either (i) a statement by the physician providing the diagnosis that at least 10 years have elapsed between the date of first exposure to asbestos or asbestos-containing products and the diagnosis, or (ii) a history of the claimant's exposure sufficient to establish a 10-year latency period. A finding by a physician after the Petition Date that a claimant's disease is "consistent with" or "compatible with" asbestosis alone shall not be treated by the Plan Trust as a diagnosis.

                        (A) Disease Levels I - IV. Except for claims filed against Congoleum or any other asbestos defendant in the tort system prior to the Petition Date, all diagnoses of a non-malignant asbestos-related disease (Disease Levels I-IV) shall be based in the case of a claimant who was living at the time the claim was filed, upon a physical examination of the claimant by the physician providing the diagnosis of the asbestos-related disease. All living claimants must also provide (i) for Disease Levels I-III, evidence of Bilateral Asbestos-Related Nonmalignant Disease (as defined in Footnote 3 above); (ii) for Disease Level IV,(7) an ILO reading of 2/1 or greater or pathological evidence of asbestosis, and
      (iii) for Disease Levels III and IV, pulmonary function testing.(8)

      In the case of a claimant who was deceased at the time the claim was filed, all diagnoses of a non-malignant asbestos-related disease (Disease Levels I-IV) shall be based upon either (i) a physical examination of the claimant by the physician providing the diagnosis of the asbestos-related disease; or (ii) pathological evidence of the non-malignant asbestos-related disease; or (iii) in the case of Disease Levels I-III, evidence of Bilateral Asbestos-Related Nonmalignant Disease (as defined in Footnote 3 above), and for Disease Level IV, either an ILO reading of 2/1 or greater or pathological evidence of asbestosis; and (iv) for either Disease Level III or IV, pulmonary function testing.

----------
(7) All diagnoses of Asbestosis/Pleural Disease (Disease Levels II and III) not based on pathology shall be presumed to be based on findings of bilateral asbestosis or pleural disease, and all diagnoses of Mesothelioma (Disease Level VIII) shall be presumed to be based on findings that the disease involves a malignancy. However, the Plan Trust may rebut such presumptions.
(8) "Pulmonary Function Testing" or "PFT" shall mean testing that is in material compliance with the quality criteria established by the American Thoracic Society ("ATS") and is performed on equipment which is in material compliance with ATS standards for technical quality and calibration. PFT performed in a hospital accredited by the JCAHO, or performed, reviewed or supervised by a board certified pulmonologist or other Qualified Physician shall be presumed to comply with ATS standards, and the claimant may submit a summary report of the testing. If the PFT was not performed in an JCAHO-accredited hospital, or performed, reviewed or supervised by a board certified pulmonologist or other Qualified Physician, the claimant must submit the full report of the testing (as opposed to a summary report); provided however that if the PFT was conducted prior to the Effective Date of the Plan, and the full PFT report is not available, the claimant must submit a signed declaration in the form provided by the Plan Trust certifying that the PFT was conducted in material compliance with ATS standards.

                                                           EXHIBIT G TO THE PLAN


                        (B) Disease Levels V - VIII. All diagnoses of an asbestos-related malignancy (Disease Levels V - VIII) shall be based upon either (i) a physical examination of the claimant by the physician providing the diagnosis of the asbestos-related disease, or (ii) a diagnosis of such a malignant Disease Level by a board-certified pathologist.

                        (C) Exception to the Exception for Certain Pre-Petition Claims. If the holder of a Plan Trust Asbestos Claim that was filed against Congoleum or any other defendant in the tort system prior to the Petition Date has available a report of a diagnosing physician engaged by the holder or his or her law firm who conducted a physical examination of the holder as described in Section 6.6(a)(1)(A), or if the holder has filed such medical evidence with another asbestos-related personal injury settlement trust that requires such evidence without regard to whether the claimant or the law firm engaged the diagnosing physician, the holder shall provide such medical evidence to the Plan Trust notwithstanding the exception in Section 6.6(a)(1)(A).

                  (2) Credibility of Medical Evidence. Before making any payment to a claimant, the Plan Trust must have reasonable confidence that the medical evidence provided in support of the claim is competent medical evidence of an asbestos-related injury, and consistent with recognized medical standards. The Plan Trust may require the submission of X-rays, CT scans, detailed results of pulmonary function tests, laboratory tests, tissue samples, results of medical examination or reviews of other medical evidence, and will require that any medical evidence submitted comply with recognized medical standards regarding equipment, testing methods and procedures to assure that such evidence is reliable.(9)

      Medical evidence (i) that is of a kind shown to have been received in evidence by a state or federal judge at trial, or (ii) that is a diagnosis by a physician shown to have previously qualified as a medical expert with respect to the asbestos-related disease in question before a state or federal judge, is presumptively reliable, although the Plan Trust may seek to rebut the presumption. In the event that the Plan Trust reasonably determines that any individual or entity has engaged in a pattern or practice of providing unreliable medical evidence to the Plan Trust, to any other Asbestos Claims Trusts, or in connection with any court proceedings, it shall decline to accept evidence from such provider. In addition, claimants who otherwise meet the requirements of this TDP for payment of a Plan Trust PI Asbestos Claim shall be paid irrespective of the results in any litigation at any time between the claimant and any other defendant in the tort system. However, any relevant evidence submitted in a proceeding in the tort system, other than any findings of fact, a verdict, or a judgment, involving another defendant may be introduced by either the claimant or the Plan Trust in any Individual Review proceeding conducted pursuant to Section 6.2(b) or any Extraordinary Claim proceeding conducted pursuant to Section 6.3(a).

            (b) Exposure Evidence.

                  (1) In General. As set forth above in Section 6.2(a)(3), to qualify for any Disease Level, the claimant must demonstrate a minimum exposure to an asbestos-containing product manufactured, produced or distributed by Congoleum,

----------
(9) Provided, however, the provisions of footnote 7, supra, regarding PFT, are applicable.

                                                           EXHIBIT G TO THE PLAN


or to asbestos or asbestos-containing products in a Congoleum facility. Claims based on conspiracy theories that involve no such Congoleum exposure are not compensable under this TDP. To meet the presumptive exposure requirements of Expedited Review set forth in Section 6.2(a)(3) above, the claimant must show
(i) for all Disease Levels, Congoleum Exposure as defined in Section 6.6(b)(3) below prior to December 31, 1982; (ii) for Asbestosis/Pleural Disease (Disease Level II), six months Congoleum Exposure prior to December 31, 1982, plus five years cumulative occupational exposure to asbestos; and (iii) for Asbestosis/Pleural Disease (Disease Level III), Severe Asbestosis (Disease Level
IV), Other Cancer (Disease Level V) or Lung Cancer 1 (Disease Level VII), the claimant must show six months Congoleum Exposure prior to December 31, 1982, plus Significant Occupational Exposure to asbestos.
 If the claimant cannot meet the relevant presumptive exposure requirements for a Disease Level eligible for Expedited Review, the claimant may seek Individual Review pursuant to Section 6.2(b) of his or her claim based on exposure to an asbestos-containing product or to asbestos or asbestos-containing products in a Congoleum facility.

                  (2) Significant Occupational Exposure. "Significant Occupational Exposure" means employment for a cumulative period of at least five years with a minimum of two years prior to December 31, 1982, in an industry and an occupation in which the claimant (a) handled asbestos fibers on a regular basis; (b) fabricated asbestos-containing products so that the claimant in the fabrication process was exposed on a regular basis to asbestos fibers; (c) altered, repaired or otherwise worked with an asbestos-containing product such that the claimant was exposed on a regular basis to asbestos fibers; or (d) was employed in an industry and occupation such that the claimant worked on a regular basis in close proximity to the activities described in (a), (b) and/or
(c).

                  (3) Congoleum Exposure. The claimant must demonstrate "Congoleum Exposure," which is defined as meaningful and credible exposure, which occurred prior to December 31, 1982, to asbestos or asbestos-containing products in a Congoleum facility, or to asbestos or asbestos-containing products supplied, specified, manufactured, installed, maintained, or repaired by Congoleum and/or any entity, including a Congoleum contracting unit, for which Congoleum has legal responsibility (a "Congoleum Product"). The Plan Trust shall consider meaningful and credible evidence, including an affidavit or sworn statement of the claimant based on personal knowledge, an affidavit or sworn statement of a co-worker, or the affidavit or sworn statement of a family member in the case of a deceased claimant (providing the Plan Trust finds such evidence reasonably reliable), invoices, employment, construction or similar records, or other credible evidence. The Plan Trust can also require submission of other or additional evidence of exposure when it deems such to be necessary. The Plan Trust shall require other or additional evidence to demonstrate the nexus between the exposure to a Congoleum Product and the claimant's asbestos-related disease. The specific exposure information required by the Plan Trust to process a claim under either Expedited or Individual Review shall be set forth on the proof of claim form to be used by the Plan Trust. The Plan Trust can also require submission of other or additional evidence of exposure when it deems such to be necessary.

      6.7 Claims Audit Program. The Plan Trustees shall develop reasonable and efficient methods for auditing the reliability of medical evidence, which may include additional reading of X-rays, CT scans and verification of pulmonary


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                                                           EXHIBIT G TO THE PLAN


function tests, as well as the reliability of evidence of exposure to asbestos, including exposure to asbestos-containing products manufactured, produced or distributed by Congoleum prior to December 31, 1982. The Plan Trustees may retain such persons or consultants as it deems reasonable and necessary to perform the audit of medical and exposure evidence, subject to the consent of the TAC and Futures Representative. In the event that the Plan Trust reasonably determines that any individual or entity has engaged in a pattern or practice of providing unreliable medical evidence to the Plan Trust, to any other Asbestos Claims Trust, or in connection with any court proceeding, it shall decline to accept evidence from such provider.

      Further, in the event that an audit reveals that fraudulent information has been provided to the Plan Trust, the Plan Trust may penalize any claimant or claimant's attorney by disallowing the Plan Trust PI Asbestos Claim or by other means including, but not limited to, requiring the source of the fraudulent information to pay the costs associated with the audit and any future audit or audits, reordering the priority of payment of all affected claimants' Plan Trust Asbestos Claims, raising the level of scrutiny of additional information submitted from the same source or sources, refusing to accept additional evidence from the same source or sources, seeking the prosecution of the claimant or claimant's attorney for presenting a fraudulent claim in violation of 18 U.S.C. ss.152, and seeking sanctions from the Bankruptcy Court.

      6.8 Second Disease (Malignancy) Claims. The holder of a Plan Trust PI Asbestos Claim involving a non-malignant asbestos-related disease (Disease Levels I through IV) may assert a new Plan Trust PI Asbestos Claim against the Plan Trust for a malignant disease (Disease Levels V - VIII) that is subsequently diagnosed. Any additional payments to which such claimant may be entitled with respect to such malignant asbestos-related disease shall not be reduced by the amount paid for the non-malignant asbestos-related disease, provided that the malignant disease had not been diagnosed by the time the claimant was paid with respect to the original claim involving the non-malignant disease.

      6.9 Arbitration.

            (a) Establishment of ADR Procedures. The Plan Trustees, with the consent of the TAC and the Futures Representative, shall institute binding and non-binding arbitration procedures in accordance with the Alternative Dispute Resolution ("ADR") Procedures included in Attachment A hereto for resolving disputes concerning whether the Plan Trust's outright rejection or denial of a claim was proper, or whether the claimant's medical condition or exposure history meets the requirements of this TDP for purposes of categorizing a claim involving Disease Levels I - VIII. Binding and non-binding arbitration shall also be available for resolving disputes over the liquidated value of a claim involving Disease Levels IV - VIII, as well as disputes over the validity of an Indirect Asbestos Claim.

      In all arbitrations, the arbitrator shall consider the same medical and exposure evidentiary requirements that are set forth in Section 6.6 above. In the case of an arbitration involving the liquidated value of a claim involving Disease Levels IV - VIII, the arbitrator shall consider the same valuation factors that are set forth in Section 6.2(b)(2) above. With respect to all claims eligible for arbitration, the claimant, but not the Plan Trust, may elect either non-binding or binding arbitration. The ADR Procedures set forth in Attachment A hereto may be modified by the Plan Trustees with the consent of the TAC and the Futures Representative.


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            (b) Claims Eligible for Arbitration. In order to be eligible for arbitration, the claimant must first complete the Individual Review Process with respect to the disputed issue as well as either the Pro Bono Evaluation or the Mediation processes set forth in the ADR Procedures. Individual Review shall be treated as completed for these purposes when the claim has been individually reviewed by the Plan Trust, the Plan Trust has made an offer on the claim, the claimant has rejected the liquidated value resulting from the Individual Review, and the claimant has notified the Plan Trust of the rejection in writing. Individual Review shall also be treated as completed if the Plan Trust has rejected the claim.

            (c) Limitations on and Payment of Arbitration Awards. In the case of a non-Extraordinary Claim involving Disease Levels I - III, the arbitrator shall not return an award in excess of the Scheduled Value for such claim. In the case of a non-Extraordinary Claim involving Disease Levels IV - VIII, the arbitrator shall not return an award in excess of the Maximum Value for the appropriate Disease Level as set forth in Section 6.2(b)(3) above, and for an Extraordinary Claim involving one of those Disease Levels, the arbitrator shall not return an award greater than the maximum value for such a claim as set forth in Section
6.3 above. A claimant who submits to arbitration and who accepts the arbitral award shall receive payments in the same manner as one who accepts the Plan Trust's original valuation of the claim.

      6.10 Litigation. Claimants who elect non-binding arbitration and then reject their arbitral awards retain the right to institute a lawsuit in the tort system against the Plan Trust pursuant to Section 8.6 below. However, a claimant shall be eligible for payment of a judgment for monetary damages obtained in the tort system from the Plan Trust's available cash only as provided in Section 8.7 below.

                                  SECTION VII

                                Claims Materials

      7.1 Claims Materials. The Plan Trust shall prepare suitable and efficient claims materials ("Claims Materials") for all Plan Trust PI Asbestos Claims, and shall provide such Claims Materials upon a written request for such materials to the Plan Trust. In addition, a separate claim form for Plan Trust PI Asbestos Claims that constitute Indirect Asbestos Claims may be developed. The proof of claim form to be submitted to the Plan Trust shall require the claimant to assert the highest Disease Level for which the claim qualifies at the time of filing. The proof of claim form shall also include a certification by the claimant or his or her attorney sufficient to meet the requirements of Rule 11(b) of the Federal Rules of Civil Procedure. In developing its claim filing procedures, the Plan Trust shall make every effort to provide claimants with the opportunity to utilize currently available technology at their discretion, including filing claims and supporting documentation over the internet and electronically by disk or CD-rom. The initial proof of claim form(s) (and subsequent changes thereto) shall be adopted by the Plan Trustees, with the consent of the TAC and the Futures Representative.


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      7.2 Content of Claims Materials. The Claims Materials shall include a copy of this TDP, such instructions as the Plan Trustees shall approve, and a detailed proof of claim form. If feasible, the forms used by the Plan Trust to obtain claims information shall be the same or substantially similar to those used by other asbestos claims resolution organizations. Instead of collecting some or all of the claims information from a claimant or the claimant's attorney, the Plan Trust may also obtain such information from electronic data bases maintained by any other asbestos claims resolution organization. However, the Plan Trust shall inform the claimant that it plans to obtain information as available from such other organizations and may do so unless the claimant objects in writing or provides such information directly to the Plan Trust. If requested by the claimant, the Plan Trust shall accept information provided electronically. The claimant may, but shall not be required to, provide the Plan Trust with evidence of recovery from other asbestos defendants and claims resolution organizations.

      7.3 Withdrawal or Deferral of Claims. A claimant can withdraw a Plan Trust PI Asbestos Claim at any time upon written notice to the Plan Trust and file another claim subsequently without affecting the status of the claim for statute of limitations purposes, but any such claim filed after withdrawal shall be given a place in the FIFO Processing Queue based on the date of such subsequent filing. A claimant can also request that the processing of his or her Plan Trust PI Asbestos Claim by the Plan Trust be deferred for a period not to exceed three
(3) years without affecting the status of the claim for statute of limitation purposes, in which case the claimant shall also retain his or her original place in the FIFO Processing Queue. Except for Plan Trust PI Asbestos Claims held by representatives of deceased or incompetent claimants for which court or probate approval of the Plan Trust's offer is required, or a Plan Trust PI Asbestos Claim for which deferral status has been granted, a claim shall be deemed to have been withdrawn if the claimant neither accepts, rejects, nor initiates arbitration within six months of the Plan Trust's offer of payment or rejection of the claim. Upon written request and good cause, the Plan Trust may extend the withdrawal or deferral period for an additional six months.

      7.4 Filing Requirements and Fees. The Plan Trustees shall have the discretion to determine, with the consent of the TAC and the Futures Representative, (a) whether a claimant must have previously filed an asbestos-related personal injury claim in the tort system to be eligible to file the claim with the Plan Trust and (b) whether a filing fee should be required for any Plan Trust PI Asbestos Claims.

      7.5 Confidentiality of Claimants' Submissions. All submissions to the Plan Trust by a holder of a Plan Trust PI Asbestos Claim of a proof of claim form and materials related thereto shall be treated as made in the course of settlement discussions between the holder and the Plan Trust, and intended by the parties to be confidential and to be protected by all applicable state and federal privileges, including but not limited to those directly applicable to settlement discussions. The Plan Trust will preserve the confidentiality of such claimant submissions, and shall disclose the contents thereof only, with the permission of the holder, to another trust established for the benefit of asbestos personal injury claimants pursuant to section 524(g) and/or section 105 of the Bankruptcy Code or other applicable law, to such other persons as authorized by the holder, or in response to a valid subpoena of such materials issued by the Bankruptcy Court. Furthermore, the Plan Trust shall provide counsel for the holder a copy of any such subpoena immediately upon being served. The Plan Trust shall on its own initiative or upon request of the claimant in question take all necessary and appropriate steps to preserve said privileges before the Bankruptcy Court and before those courts having appellate jurisdiction related thereto.


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                                  SECTION VIII

              General Guidelines for Liquidating and Paying Claims

      8.1 Showing Required. To establish a valid Plan Trust PI Asbestos Claim, a claimant must meet the requirements set forth in this TDP. The Plan Trust may require the submission of X-rays, CT scans, laboratory tests, medical examinations or reviews, other medical evidence, or any other evidence to support or verify the claim, and may further require that medical evidence submitted comply with recognized medical standards regarding equipment, testing methods, and procedures to assure that such evidence is reliable.

      8.2 Costs Considered. Notwithstanding any provisions of this TDP to the contrary, the Plan Trustees shall always give appropriate consideration to the cost of investigating and uncovering invalid Plan Trust PI Asbestos Claims so that the payment of valid Plan Trust PI Asbestos Claims is not further impaired by such processes with respect to issues related to the validity of the medical evidence supporting a Plan Trust PI Asbestos Claim. The Plan Trustees shall also have the latitude to make judgments regarding the amount of transaction costs to be expended by the Plan Trust so that valid Plan Trust PI Asbestos Claims are not unduly further impaired by the costs of additional investigation. Nothing herein shall prevent the Plan Trustees, in appropriate circumstances, from contesting the validity of any claim against the Plan Trust whatever the costs, or to decline to accept medical evidence from sources that the Plan Trustees have determined to be unreliable pursuant to the Claims Audit Program described in Section 6.7 above.

      8.3 Discretion to Vary the Order and Amounts of Payments in Event of Limited Liquidity. Consistent with the provisions hereof and subject to the FIFO Processing and Payment Queues, the Maximum Annual Payment, the Maximum Available Payment and the Claims Payment Ratio requirements set forth above, the Plan Trustees shall proceed as quickly as possible to liquidate valid Plan Trust PI Asbestos Claims, and shall make payments to holders of such claims in accordance with this TDP promptly as funds become available and as claims are liquidated, while maintaining sufficient resources to pay future valid claims in substantially the same manner.

      Because the Plan Trust's income over time remains uncertain, and decisions about payments must be based on estimates that cannot be done precisely, they may have to be revised in light of experiences over time, and there can be no guarantee of any specific level of payment to claimants. However, the Plan Trustees shall use their best efforts to treat similar claims in substantially the same manner, consistent with their duties as Plan Trustees, the purposes of the Plan Trust, the established allocation of funds to claims in Categories A and B, and the practical limitations imposed by the inability to predict the future with precision.

      In the event that the Plan Trust faces temporary periods of limited liquidity, the Plan Trustees may, with the consent of the TAC and the Futures Representative, suspend the normal order of payment and may temporarily limit or suspend payments altogether, and may offer a Reduced Payment Option as described in Section 2.6 above.


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      8.4 Punitive Damages. Except as provided below for claims asserted under the Alabama Wrongful Death Statute, in determining the value of any liquidated or unliquidated Plan Trust PI Asbestos Claim, punitive or exemplary damages, i.e., damages other than compensatory damages, shall not be considered or allowed, notwithstanding their availability in the tort system.

      Similarly, no punitive or exemplary damages shall be payable with respect to any claim litigated against the Plan Trust in the tort system pursuant to Sections 6.10 above and 8.6 below. The only damages that may be awarded pursuant to this TDP to Alabama Claimants who are deceased and whose personal representatives pursue their claims only under the Alabama Wrongful Death Statute shall be compensatory damages determined pursuant to the statutory and common law of the State of New Jersey, without regard to its choice of law principles. The choice of law provision in this Section 8.4 applicable to any claim with respect to which, but for this choice of law provision, the applicable law of the Claimant's Jurisdiction pursuant to Section 6.3(b)(2) is determined to be the Alabama Wrongful Death Statute, shall only govern the rights between the Plan Trust and the claimant including, but not limited to, suits in the tort system pursuant to Section 8.6, and to the extent the Plan Trust seeks recovery from any entity that provided insurance to Congoleum, the Alabama Wrongful Death Statute shall govern.

      8.5 Interest.

            (a) In General. Except for any Plan Trust PI Asbestos Claim involving Other Asbestos Disease (Disease Level I - Cash Discount Payment) and subject to the limitations set forth below, interest shall be paid on all Plan Trust PI Asbestos Claims with respect to which the claimant has had to wait a year or more for payment, provided, however, that no claimant shall receive interest for a period in excess of seven (7) years. The initial interest rate shall be six percent (6%) simple interest per annum for each of the first five
(5) years after the Effective Date; thereafter, the Plan Trustees shall have the discretion to change the annual interest rate with the consent of the TAC and the Futures Representative.

            (b) Plan Trust PI Asbestos Claims. Interest shall be payable on the Scheduled Value of any Plan Trust PI Asbestos Claim that meets the requirements of Disease Levels II - V, VII and VIII, whether the claim is liquidated under Expedited Review, Individual Review, or by arbitration. No interest shall be paid on any claim involving Disease Level I or on any claim liquidated in the tort system pursuant to Section 6.10 above and Section 8.6 below. Interest on an unliquidated Plan Trust PI Asbestos Claim that meets the requirements of Disease Level VI shall be based on the Average Value of such a claim. Interest on all such unliquidated claims shall be measured from the date of payment back to the earliest of the date that is one year after the date on which (a) the claim was filed against Congoleum prior to the Petition Date; (b) the claim was filed against another defendant in the tort system on or after the Petition Date but before the Effective Date; (c) the claim was filed with the Bankruptcy Court during the pendency of the Chapter 11 proceeding; or (d) the claim was filed with the Plan Trust after the Effective Date. Provided, however, that interest on any Plan Trust Disputed Claim shall be measured from the date of payment back to one year after the date on which the claim was filed with the Plan Trust.


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      8.6 Suits in the Tort System. If the holder of a disputed claim disagrees with the Plan Trust's determination regarding the Disease Level of the claim, the claimant's exposure history or the liquidated value of the claim, and if the holder has first submitted the claim to non-binding arbitration as provided in
Section 6.9 above, the holder may file a lawsuit in the Claimant's Jurisdiction as defined in Section 6.2(b)(2) above. Any such lawsuit must be filed by the claimant in his or her own right and name and not as a member or representative of a class, and no such lawsuit may be consolidated with any other lawsuit. All defenses (including, with respect to the Plan Trust, all defenses which could have been asserted by Congoleum) shall be available to both sides at trial; however, the Plan Trust may waive any defense and/or concede any issue of fact or law. If the claimant was alive at the time the initial pre-petition complaint was filed or on the date the proof of claim form was filed with the Plan Trust, the case shall be treated as a personal injury case with all personal injury damages to be considered even if the claimant has died during the pendency of the claim.

      8.7 Payment of Judgments for Money Damages. If and when a claimant obtains a judgment in the tort system, the claim shall be placed in the FIFO Payment Queue based on the date on which the judgment became final. Thereafter, the claimant shall receive from the Plan Trust an initial payment (subject to the applicable Payment Percentage, the Maximum Available Payment, and the Claims Payment Ratio provisions set forth above) of an amount equal to the greater of
(i) the Plan Trust's last offer to the claimant or (ii) the award that the claimant declined in non-binding arbitration. The claimant shall receive the balance of the judgment, if any, in five equal installments in years six (6) through ten (10) following the year of the initial payment (also subject to the applicable Payment Percentage, the Maximum Available Payment and the Claims Payment Ratio provisions above).

      In the case of non-Extraordinary Claims involving Disease Levels I, II and III, the total amounts paid with respect to such claims shall not exceed the relevant Scheduled Value for such Disease Levels as set forth in Section 6.2(b)(3) above. In the case of claims involving a non-malignant asbestos-related disease that does not attain classification under Disease Levels I, II or III, the amount payable shall not exceed the Scheduled Value for the Disease Level most comparable to the disease proven. In the case of non-Extraordinary Claims involving severe asbestosis and malignancies (Disease Levels IV - VIII), the total amounts paid with respect to such claims shall not exceed the Maximum Values for such Disease Levels set forth in Section 6.2(b)(3). In the case of Extraordinary Claims, the total amounts paid with respect to such claims shall not exceed the Maximum Value for such claims set forth in Section 6.2(b)(3) above. Under no circumstances shall interest be paid pursuant to Section 8.5 or under any statute on any judgments obtained in the tort system.

      8.8 Releases. The Plan Trustees shall have the discretion to determine the form and substance of the releases to be provided to the Plan Trust in order to maximize recovery for claimants against other tortfeasors without increasing the risk or amount of claims for indemnification or contribution from the Plan Trust. As a condition to making any payment to a claimant, the Plan Trust shall obtain a general, partial, or limited release as appropriate in accordance with


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the applicable state or other law. If allowed by state law, the endorsing of a check or draft for payment by or on behalf of a claimant shall constitute such a release.

      8.9 Third-Party Services. Nothing in this TDP shall preclude the Plan Trust from contracting with another asbestos claims resolution organization to provide services to the Plan Trust so long as decisions about the categorization and liquidated value of Plan Trust PI Asbestos Claims are based on the relevant provisions of this TDP, including the Disease Levels, Scheduled Values, Average Value (Level VI), Maximum Values, and Medical/Exposure Criteria set forth above.

      8.10 Plan Trust Disclosure of Information. Periodically, but not less often than once a year, the Plan Trust shall make available to claimants and other interested parties, the number of claims by Disease Levels that have been resolved both by the Individual Review Process and by arbitration as well as by litigation in the tort system indicating the amounts of the awards and the averages of the awards by jurisdiction.

                                   SECTION IX

                                  Miscellaneous

      9.1 Amendments. Except as otherwise provided herein, the Plan Trustees may amend, modify, delete, or add to any provisions of this TDP (including, without limitation, amendments to conform this TDP to advances in scientific or medical knowledge or other changes in circumstances), provided they first obtain the consent of the TAC and the Futures Representative pursuant to the Consent Process set forth in Sections 5.8(b) and 6.6(b) of the Plan Trust Agreement, except that the right to amend the Claims Payment Ratio is governed by the restrictions in Section 2.6 above, and the right to adjust the Payment Percentage is governed by Section 5.2 above. Nothing herein is intended to preclude the TAC or the Futures Representative from proposing to the Plan Trustees, in writing, amendments to the TDP. Any amendment proposed by the TAC or the Futures Representative shall remain subject to Section 7.3 of the Plan Trust Agreement. Notwithstanding anything herein to the contrary, no amendment may weaken the medical or product exposure requirements of this TDP.

      9.2 Severability. Should any provision contained in this TDP be determined to be unenforceable, such determination shall in no way limit or affect the enforceability and operative effect of any and all other provisions of this TDP. Should any provision contained in this TDP be determined to be inconsistent with or contrary to Congoleum's obligations to any insurance company providing insurance coverage to Congoleum in respect of claims for personal injury based on exposure to an asbestos-containing product manufactured, produced or distributed by Congoleum, or in a Congoleum facility, the Plan Trustees with the consent of the TAC and the Futures Representative may amend this TDP and/or the Plan Trust Agreement to make the provisions of either or both documents consistent with the duties and obligations of Congoleum to said insurance company.

      9.3 Governing Law. Except for purposes of determining the liquidated value of any Plan Trust PI Asbestos Claim, administration of this TDP shall be governed by, and construed in accordance with, the laws of the State of New Jersey. The law governing the liquidation of Plan Trust PI Asbestos Claims in the case of Individual Review, arbitration or litigation in the tort system shall be the law of the Claimant's Jurisdiction as described in Section 6.2(b)(2) above.


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                                  ATTACHMENT A

                                "ADR PROCEDURES"

                                                           EXHIBIT G TO THE PLAN


                              CONGOLEUM PLAN TRUST

                    ALTERNATIVE DISPUTE RESOLUTION PROCEDURES


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                              CONGOLEUM PLAN TRUST

                    ALTERNATIVE DISPUTE RESOLUTION PROCEDURES

Pursuant to Section 6.9(a) of the Congoleum Plan Trust Distribution Procedures (the "TDP"), the Congoleum Plan Trust (the "Plan Trust") hereby establishes the following alternative dispute resolution ("ADR") procedures. All capitalized terms herein shall be as defined and/or referenced within the TDP.

I.    OVERVIEW

      The Plan Trust shall appoint a Private Adjudication Center, at the cost of the Plan Trust, to administer the ADR proceedings. To initiate these procedures, the claimant must make a written request to the Plan Trust. Within twenty (20) days of a claimant's request for ADR, the Plan Trust will send the claimant an ADR packet containing the documents necessary to pursue the ADR process. The ADR procedures shall not be construed as imparting to any claimant any substantive or procedural rights beyond those conferred by the TDP.

      The ADR process available to the claimant includes both non-binding and binding elements. In addition, there are mandatory as well as voluntary options that can/will be utilized by the claimant and the Plan Trust in proceeding toward settlement. As a general matter, the ADR procedures must be pursued by claimants on an individual basis. As a general matter, claims of different claimants cannot be grouped together even if the claimants are represented by the same counsel, unless the Plan Trust, in its sole discretion, decides it would be expeditious to conduct ADR proceedings with respect to more than one claim involving differently exposed claimants with those claimants' representative. In such a case, however, the arbitrator, mediator or other neutral party must individually value each such claim using the valuation factors set forth in Section 6.2(b)(2) of the TDP, and the claimants' positions in the Plan Trust's FIFO Processing and Payment Queues must be separately maintained. The requisite steps in the process are as follows, in order:

                     Mandatory ADR Proceedings (Two Stages)

      Stage One (Claimant Must Select One):

      1.    Pro Bono Evaluation
      2.    Mediation

      Stage Two: Arbitration (Binding or Non-Binding)

      Initiation of ADR

      Within twenty (20) days of a claimant's request for ADR, the Plan Trust will send the claimant an ADR packet containing a copy of these procedures and the following:

      1.    A Summary Outline of the ADR procedures with the time limits identified;
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      2.    Form Affidavit of Completeness;
      3.    Election Form for Pro Bono Evaluation;
      4.    Request for Mediation Form;
      5.    Election Form and Agreement to submit to Binding Arbitration; and
      6.    Election Form and Agreement to submit to Non-binding Arbitration.

      A claimant who wishes to proceed through the ADR process must engage in one of the two ADR options (pro bono evaluation or mediation) before any form of arbitration. Only after either party rejects a non-binding arbitration award, may a claimant proceed to then commence a lawsuit in the tort system. It is the claimant's responsibility to comply with the ADR time deadlines. Although the deadlines may be extended by agreement or for cause shown, failure to comply with a deadline without obtaining an extension may result in withdrawal of the claim. Promptly after a claimant fails to comply with a specified deadline without obtaining an extension, the Plan Trust shall send the claimant written notice of the failure to comply. If the claimant does not take any action on the claim, then thirty
      (30) days thereafter the claim will be deemed withdrawn under Section 6.3 of the TDP.

      If the claimant requests arbitration, either binding or non-binding, then the Plan Trust shall execute the appropriate election form and agreement. If the claimant requests binding arbitration, then the claimant and the Plan Trust waive their respective rights to seek a jury trial as set forth in the TDP upon execution of the Agreement for Binding Arbitration.

      If either party rejects a non-binding arbitration award, and the claimant has otherwise complied with the requirements of these ADR/Arbitration procedures and the Plan, then the claimant may commence a lawsuit against the Plan Trust in the Claimant's Jurisdiction as that term is defined in
      Section 6.2(b)(2) of the TDP.

II.   ADR PROCEEDINGS SUMMARY

      A.    Showing Required

            As set forth in the TDP, in order to establish a valid Plan Trust Asbestos Claim, a claimant must among other things make a demonstration of Congoleum Exposure or Significant Occupational Exposure, as such terms are defined in the TDP.

      B.    Pro Bono Evaluation

            This ADR alternative consists of an evaluation of the claim by an evaluator selected from a pro bono panel. The panel shall be comprised of asbestos litigation attorneys as mutually agreed upon between the Plan Trust Advisory Committee (the "TAC") and the Trustees. The TAC will be provided, on a quarterly basis, with a list of the pro bono panelists. Each evaluation will have a pro bono evaluator randomly selected by the Private Adjudication Center from the list of pro bono panelists. Within fifteen (15) days of the claimant's request for the pro bono evaluation, the individual pro bono evaluator shall be randomly chosen from the approved panel.


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            A pro bono evaluation will be done by document submission. The identity of the pro bono evaluator will not be disclosed to the claimant and the claimant's attorney. The Plan Trust encourages identification of and not anonymity as to the alleged injured party so that medical records can be transmitted in their original form. The Private Adjudication Center will communicate to the parties the pro bono evaluator's written evaluation. The parties will communicate their respective rejection or acceptance of settlement upon the terms of the written evaluation. If either or both parties reject settlement upon those terms, then the claimant may submit an Election Form and Agreement for Binding or Non-binding Arbitration.

      C.    Mediation

            The claimant may request telephone mediation as an ADR alternative. This process will require detailed written submissions to familiarize the mediator with the respective positions. The Plan Trust shall establish and maintain a list of qualified regional mediators compensated by the Plan Trust. The Private Adjudication Center shall select a qualified mediator from the list based upon location of claimant within fifteen (15) days after receipt of the Request for Mediation Form signed by the claimant and the Plan Trust.

            Claims shall be handled by each mediator in the order received by him or her, to the extent practicable. Any party may be represented by legal counsel. The mediator shall review the claim and the positions of the parties, such information as the parties may wish to submit as to a fair and equitable settlement, and all documents and medical reports relevant to the claim as submitted by the parties. At least five (5) business days prior to the mediation conference, claimant and the Plan Trust shall each submit to the mediator a detailed written submission consisting of a confidential statement outlining the claimant's medical condition, Congoleum Exposure or Significant Occupational Exposure, as such terms are defined in the TDP and each party's detailed position on overall claim value.

            The mediator shall confer with the parties and/or their legal representatives, individually and jointly. Such conference shall be conducted by telephone unless both parties agree otherwise. A representative of the Plan Trust with settlement authority must participate in the conference. The mediator may request, but not require, that the claimant personally participate in the conference. Such conference shall be in the nature of a settlement conference. The mediator shall work with both sides toward reaching an acceptable, reasonable settlement. The mediator does not have the authority to impose a settlement on the parties. Ten (10) days after the conclusion of the mediation, if the parties have not settled the matter, the claimant may submit to the Plan Trust an Election Form and Agreement for Binding or Non-binding Arbitration.


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                                                           EXHIBIT G TO THE PLAN


      D.    Binding and Non-binding Arbitration Procedures

            Upon completion of either pro bono evaluation or mediation, the claimant may request non-binding and/or binding arbitration. Binding arbitration will be conducted in the "final offer" format also known as "baseball style" arbitration. If the claim is arbitrated in either the binding or non-binding format, then the arbitrator shall return an award no greater than the Maximum Value for the category in which the claim properly falls in the Tables set forth in the TDP, unless the Extraordinary Claims Panel has previously determined that the claim should receive extraordinary claim treatment. In that case, the arbitrator shall return an award no greater than the Maximum Value for such claim as set forth in Section 6.2(b)(3) of the TDP.

            If the claimant requests arbitration, either binding or non-binding, then the Plan Trust shall execute the appropriate Election Form and Agreement. The Plan Trust may not decline the claimant's election of either binding or non-binding arbitration, but reserves all rights to reject any award in a non-binding arbitration proceeding. If the parties agree to engage in binding arbitration, then the claimant and the Plan Trust waive their respective rights to seek a jury trial as set forth in the TDP.

III.  RULES GOVERNING PRO BONO EVALUATION AND MEDIATION

      Within ninety (90) days of a claimant's receipt of the ADR packet from the Plan Trust, the claimant must elect one of the two ADR procedures and return the appropriate form to the Plan Trust along with an executed Affidavit of Completeness.

      A.    Rules Governing Pro Bono Evaluation

            1.    Election and Time Limits

                  a. If the claimant chooses pro bono evaluation, then within ninety (90) days of claimant's receipt of the ADR packet, the claimant must send the Plan Trust the Election Form for Pro Bono Evaluation. (See Attachment
                        A). The claimant or his/her attorney shall personally sign the Election Form for Pro Bono Evaluation.

                  b. The claimant must also sign an Affidavit of Completeness (See Attachment B) and return it to the Plan Trust with a copy to the Private Adjudication Center within ninety
                        (90) days of receipt of the ADR packet. The claim will not proceed until the Plan Trust has received a completed Election Form and Affidavit of Completeness from the claimant. The Affidavit of Completeness shall verify that all information to be considered in the ADR process has been provided to the Plan Trust while the claim was under review by the Plan Trust.


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                                                           EXHIBIT G TO THE PLAN


                  c. After receiving the signed Election Form and Affidavit of Completeness, the Plan Trust shall review and sign the Election Form within five (5) business days of receipt.

                  d. Within fifteen (15) days from the date the Plan Trust notifies the claimant's counsel of the Plan Trust's consent to the Election Form, the Plan Trust shall send a copy of the signed Election Form, the Affidavit of Completeness together with complete copies of all materials submitted to the Plan Trust by the claimant and factual information in the Plan Trust file, if any, gathered by the Plan Trust from other sources, and a completed Affidavit of Accuracy to the claimant's counsel and the Private Adjudication Center who will forward the materials to the selected pro bono evaluator at the time the evaluator is selected. The Plan Trust may not send the Private Adjudication Center any materials in the Plan Trust file that have not previously been provided to the claimant.

            2.    Selection of the Pro Bono Evaluator

                  Within fifteen (15) days of the date the Private Adjudication Center receives the claimant's election agreement, the Private Adjudication Center shall randomly select the pro bono evaluator from the list of pro bono panelists and notify the parties that the evaluator has been designated without disclosing the identity of the evaluator. The pro bono evaluator shall be selected from a panel of asbestos litigation plaintiff attorneys who have volunteered to serve the Plan Trust at the request of the TAC. Pro bono assignments will be made on a rotating basis.

                  The identity of the pro bono evaluator shall not be disclosed to the claimant and the claimant's attorney. The injured party should not be anonymous so that medical records can be transmitted in their original form.

            3.    Submission of Written Arguments

                  Fifteen (15) days after the Plan Trust sends the complete file materials to the Private Adjudication Center, the claimant and the Plan Trust shall simultaneously exchange and submit written arguments to the Private Adjudication Center. The Private Adjudication Center will immediately forward the written arguments to the pro bono evaluator. The written arguments shall comply with the following rules:

                  a. The argument shall not exceed ten (10) double spaced typewritten pages. In order to preserve anonymity in a pro bono evaluation, the name of counsel should not be mentioned. The argument may not introduce factual matter not contained in the documents in the Plan Trust's file. The evaluator shall disregard any argument that does not comply with this rule.


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                                                           EXHIBIT G TO THE PLAN


                  b. When a party fails to submit the written argument within the fifteen (15) days, the party waives written argument and the pro bono evaluator shall disregard any argument received after that time.

            4.    Evaluation of Documents

                  The pro bono evaluation is only a document review with complete anonymity preserved between claimant's counsel and the pro bono evaluator. The documents that the pro bono evaluator may consider shall be limited to the following:

                  a. The documents in Plan Trust's file forwarded to the pro bono evaluator.

                  b. The claimant's Affidavit of Completeness and the Plan Trust's Affidavit of Accuracy.

                  c. The written arguments of the claimant and the Plan Trust that comply with the rules for written arguments set forth above.

                  d. Before the Private Adjudication Center forwards any documents to the pro bono evaluator it will redact all references to claimant's counsel.

            5.    Written Evaluation and Procedure for Acceptance/Rejection

                  Within fifteen (15) days after the submission of written arguments, the pro bono evaluator shall submit a written evaluation of the claim to the Private Adjudication Center who will promptly mail it to the parties.

                  Within fifteen (15) days after receipt of the pro bono evaluator's written evaluation, the claimant and the Plan Trust will each communicate in writing to the Private Adjudication Center whether they will accept the amount of the pro bono evaluator's written evaluation to settle the claim. If both parties accept, then the Private Adjudication Center will immediately inform both parties that they have achieved a settlement and the Plan Trust shall pay the claim pursuant to the TDP. If either or both parties reject the pro bono evaluator's written evaluation, then within five (5) business days of receipt of both parties' written communication, the Private Adjudication Center shall send each party a notice of rejection of pro bono evaluator's written evaluation that will not indicate whether the opposing party has accepted or rejected the pro bono evaluator's written evaluation amount.


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                                                           EXHIBIT G TO THE PLAN


            6. Arbitration May Proceed After Rejection of Pro Bono Evaluator's Written Evaluation

                  Within sixty (60) days after receipt of the notice of rejection of pro bono evaluator's written evaluation, the claimant may request arbitration by returning to the Plan Trust a signed Election Form and Agreement for either Binding or Non-binding Arbitration.

      B.    Rules Governing Mediation

            1.    Election

                  If the claimant chooses mediation, then the claimant shall submit to the Plan Trust a signed Request for Mediation Form (Attachment C) along with an executed Affidavit of Completeness within ninety (90) days of claimant's receipt of the ADR packet. Within five (5) business days of the Plan Trust's receipt of the signed Request for Mediation Form, the Plan Trust shall review and sign the form and forward a signed copy along with an executed Affidavit of Accuracy to the claimant and the Private Adjudication Center.

            2.    Selection of Mediator

                  Within fifteen (15) days of the signed Request for Mediation Form, the Private Adjudication Center shall retain a mediator from the approved list of mediators. The Private Adjudication Center shall select the mediator based upon the region in which the claimant is located. The mediator shall be compensated by the Plan Trust. The Private Adjudication Center shall schedule a mediation conference within sixty (60) days after receipt of the signed Request for Mediation Form. The mediation will be conducted by telephone conference unless the parties agree otherwise. Scheduling of the conference shall be coordinated with the mediator and the conferences shall take place in the order received by the mediator, to the extent practicable.

            3.    Submission of Materials to Mediator

                  At least five (5) business days prior to the mediation conference, the claimant and the Plan Trust shall each submit to the mediator a detailed written submission consisting of a confidential statement outlining the claimant's medical condition, Congoleum Exposure or Significant Occupational Exposure, as defined by the TDP and each party's position on overall claim value. The parties may also submit to the mediator documents and medical reports that they believe are relevant to the claim. The mediator shall review the claim and the positions of the parties and the other information that the parties submit prior to the mediation conference. The mediation briefs shall comply with the following rules:


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                                                           EXHIBIT G TO THE PLAN


                  a. The confidential statement should not exceed ten (10) double spaced typewritten pages exclusive of attachments.

                  b. The submission may not introduce factual matter not contained in the documents in the Plan Trust's file as certified by the Affidavit of Completeness.

            4.    Mediation Conference

                  Any party may be represented by legal counsel at the mediation conference. The mediator shall confer with the parties' legal representatives and, if the claimant is present and consents, with the claimant. A representative of the Plan Trust with settlement authority must participate in the conference. The mediator may request, but not require, that the claimant personally participate in the conference.

            5.    Negotiations at the Mediation Conference

                  The mediator may facilitate settlement in any manner the mediator believes is appropriate. The mediator will help the parties focus on their underlying interests, explore resolution alternatives and develop settlement options. The mediator will decide when to hold joint conferences, and when to confer separately with each party.

                  The parties are expected to initiate and convey to the mediator proposals for settlement. Each party shall provide a rationale for any settlement terms proposed. Finally, if the parties fail to develop mutually acceptable settlement terms, before terminating the procedure, and only with the consent of the parties, (a) the mediator may submit to the parties a final settlement proposal; and (b) if the mediator believes he/she is qualified to do so, the mediator may give the parties an evaluation (which if all parties choose, and the mediator agrees, may be in writing) of the likely outcome of the case if it were tried to final judgment, subject to any limitations under the Plan, the TDP and ethical codes.

            6.    Confidentiality of Mediation

                  The entire mediation process is confidential. Unless agreed among all the parties or required to do so by law, the parties and the mediator shall not disclose to any person who is not associated with participants in the process, including any judicial officer, any information regarding the process (including pre-process exchanges and agreements), contents (including written and oral information), settlement terms or outcome of the proceeding.

                  Under this procedure, the entire process is a compromise negotiation subject to Federal Rule of Evidence 408 and all state counterparts, together with any applicable statute protecting the confidentiality of mediation. All offers,

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                                                           EXHIBIT G TO THE PLAN


                  promises, conduct and statements, whether oral or written, made in the course of the proceeding by any of the parties, their agents, employees, experts and attorneys, and by the mediator are confidential.

                  Such offers, promises, conduct and statements are privileged under any applicable mediation privilege and are inadmissible and not discoverable for any purpose, including impeachment, in litigation between the parties. However, any written or oral information or other materials submitted to the mediator by either the Plan Trust or the claimant may be submitted by either party to the arbitrator in an arbitration that takes place under these ADR procedures.

                  In addition, evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable solely as a result of its presentation or use during the mediation. The exchange of any tangible material shall be without prejudice to any claim that such material is privileged or protected as work-product within the meaning of Federal Rule of Civil Procedure 26 and all state and local counterparts.

                  The mediator and any documents and information in the mediator's possession will not be subpoenaed in any such investigation, action or proceeding, and all parties will oppose any effort to have the mediator or documents subpoenaed. The mediator will promptly advise the parties of any attempt to compel him/her to divulge information received in mediation.

            7.    Submission of Written Offers After Mediation

                  At the conclusion of the mediation, the mediator shall require the parties to exchange written settlement offers that shall remain open for ten (10) days. If after the expiration of that ten (10) day period neither party accepts the other's written offer or the parties do not otherwise settle the matter, then the claimant may request binding or non-binding arbitration by sending to the Plan Trust the appropriate signed Election Form and Agreement for either Binding or Non-binding Arbitration.

IV.   RULES GOVERNING NON-BINDING AND BINDING ARBITRATION

      A.    Election by the Claimant

            The Plan Trust shall review the Election Form and Agreement for Binding or Non-binding Arbitration (Attachments D and E) and within five (5) business days of receipt the Plan Trust shall sign the Agreement and shall immediately send a fully signed Arbitration Agreement to the Private Adjudication Center.

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                                                           EXHIBIT G TO THE PLAN


      B.    Selection of the Arbitrator

            1. As soon as reasonably possible after the receipt of the signed Arbitration Agreement, but no more than fifteen (15) days after the receipt of the signed Arbitration Agreement, the Private Adjudication Center shall select three potential arbitrators from a rotating list kept by the Private Adjudication Center. Assignments of arbitrators will be made on a rotating basis nationally, by the Private Adjudication Center. The Private Adjudication Center shall promptly notify the arbitrators and the parties of the potential arbitrators' selection. If a potential arbitrator is unable or unwilling to serve, then a replacement selection will be made prior to notifying the Plan Trust and the claimant of the potential arbitrators selected.

            2. Within seven (7) days of receipt of the list of potential arbitrators, the Plan Trust may select, and identify to the Private Adjudication Center, one potential arbitrator to be stricken from the list. The Private Adjudication Center shall then promptly notify the claimant of the Plan Trust's selection, whereupon, within seven (7) days of the receipt of such notification, the claimant may select, and identify to the Private Adjudication Center, a second potential arbitrator to be stricken from the list. The Private Adjudication Center shall then notify all parties which potential arbitrator remains and will conduct the arbitration. If either the Plan Trust or the claimant, or both, fails to exercise the right to strike an arbitrator from the list of potential arbitrators, the Private Adjudication Center shall appoint from those potential arbitrators remaining the arbitrator next in rotation on the Plan Trust's rotating list.

            3. Any appointed arbitrator shall disclose to the Private Adjudication Center any circumstances likely to affect impartiality, including any bias or any financial or personal interest in the result of the arbitration or any past or present relationship with the parties or representatives. Upon receipt of such information from the arbitrator or another source, the Private Adjudication Center shall communicate the information to the parties and, if the administrator deems necessary, to the arbitrator and others. Upon objection of a party to the continued service, the Private Adjudication Center shall determine whether the arbitrator should be disqualified and shall inform the parties of the decision, which shall be final.

      C.    Extraordinary Claims and Those Reviewed by the Extraordinary Claims
            Panel

            In the event that the Extraordinary Claims Panel has deemed the claim worthy of extraordinary treatment, the Private Adjudication Center shall forward to the arbitrator the written decision of the Extraordinary Claims Panel, and the parties may submit a final request that exceeds the values ascribed to the type of injury in the TDP. In such circumstances, the arbitrator may issue an award in accordance with such a final offer/request.

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                                                           EXHIBIT G TO THE PLAN


            In the event that the Extraordinary Claims Panel declined to give extraordinary treatment to the claim, the arbitrator shall not be informed of the Extraordinary Claims Panel's decision, and the claimant must confine his/her award to the values ascribed to the type of injury in the TDP because the arbitrator may not award an amount in excess of the Maximum Value assigned to the appropriate category for the injury in the TDP. The Plan Trust will not engage in non-binding or binding arbitration, and reserves the unilateral right to withdraw from a signed non-binding or binding arbitration agreement at any time, where the claimant's final offer and award demand exceeds the Maximum Value assigned to the type of injury in the TDP and the Extraordinary Claims Panel has declined to give extraordinary treatment to the claim.

      D.    Final Offer or "Baseball Style" Binding Arbitration

            All binding arbitration shall be conducted in the "final offer" format also known as "baseball style" arbitration. In the course of submitting the arbitration materials, as explained in these rules, the parties shall submit their final offer of settlement which shall also serve as the party's demand for arbitration award. The arbitrator must choose from one of these two demands in determining the amount of the arbitration award.

      E.    Submission of Pre-Hearing Statements

            Within twenty (20) days of the appointment of an arbitrator each party shall submit to the opposing party and to the arbitrator a written statement (not to exceed ten (10) double spaced pages) containing that party's positions and arguments. Each party may then submit a supplement to its written statement (not to exceed five (5) double spaced pages) following the initial pre-hearing conference to respond to the opposing party's positions and arguments and addressing issues raised at the initial pre-hearing conference. Supplements must be sent to the opposing party and to the arbitrator within ten (10) days after the date of the pre-hearing conference.

            The Private Adjudication Center will provide the arbitrator with a complete schedule of categories of injuries and Scheduled, Average (Level VI) and Maximum Values therefor in the TDP.

      F. Initial Pre-Hearing Conference, Scheduling Hearing Date, Optional Video Conference for Arbitration Hearing

            1. Within fifteen (15) calendar days of the receipt of both party's briefs, the Private Adjudication Center shall contact the claimant, the arbitrator, and the Plan Trust to schedule the initial pre-hearing conference. The pre-hearing conference shall be presided over by the arbitrator and held by telephone conference call.

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                                                           EXHIBIT G TO THE PLAN


            2. During the initial pre-hearing conference, the arbitrator shall schedule the date and select the location of the arbitration hearing either at the location of the arbitrator or a location mutually agreeable to the parties. The arbitration hearing should be scheduled not less than forty-five (45) days, and not more than sixty (60) days, from the date of the initial pre-hearing conference. The Private Adjudication Center will mail a confirmation notice of this date to the claimant and the Plan Trust.

            3. At the election of the claimant, the arbitration hearing may be conducted by video conference. If the claimant so elects, then the claimant must state that election in writing prior to the initial pre-hearing conference. The Private Adjudication Center will make appropriate arrangements for the Plan Trust and the arbitrator to participate by video conference. The Plan Trust shall pay for its and the arbitrator's cost for use of video conference equipment and facilities. The claimant shall only be responsible for his/her costs (including participation by claimant's counsel).

            4. During the initial pre-trial conference, the arbitrator shall seek to achieve agreement between the parties on:

                  a. narrowing the issues (through methods including but not limited to stipulation of facts);

                  b. whether the claimant will appear at the hearing (at the claimant's sole discretion);

                  c.    any legal issues;

                  d. and any other matters that will expedite the arbitration proceedings.

                  If appropriate or if the parties do not agree on these issues, then the arbitrator must issue orders governing the process.

      G.    No Discovery With Limited Exceptions

            There shall be no discovery except as specifically provided below. The purpose of the arbitration is to resolve differences between the Plan Trust and the claimant based only on the documents that have been previously submitted to the Plan Trust by the claimant and any other documents relied upon by the Plan Trust to make a settlement offer to the claimant or to disallow the claim. However, if the Plan Trust commissions an independent medical examination or a third-party medical review upon which the Plan Trust relies in evaluating the claimant's claim, then the claimant may depose the medical professional conducting the review or examination after having a reasonable opportunity to study any report or written opinion generated by the medical professional.


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                                                           EXHIBIT G TO THE PLAN


      H.    No Record of Proceedings Unless Requested by Arbitrator

            There will be no record or transcript of the proceedings unless the arbitrator requests a transcript to assist him/her in reviewing the evidence or otherwise to aid in the decision making process. In the event an arbitrator requests a transcript prior to the arbitration, then the Plan Trust shall arrange for a court reporter and shall pay all expenses associated with the preparation of the transcript. In no event, however, will the transcript be made available to the parties, nor shall any time required for preparation of the transcript affect the time for the arbitrator to render a decision.

      I.    Postponement of Hearing

            The arbitrator for good cause may postpone any hearing upon the request of a party or upon the arbitrator's own initiative, and shall also grant such postponement when all of the parties agree.

      J.    Duration of Hearings

            The arbitrator shall complete the hearing in one day except for good cause shown. The arbitrator shall set time limits on the respective presentations, and shall enforce those set limits. The parties shall request no more than three hours apiece for presentation of their cases.

      K.    Procedure at Arbitration Hearing

            1.    Testimony Under Oath or Affirmation

                  If the claimant or any other witness testifies, such testimony shall be under oath or affirmation administered by the arbitrator.

            2.    Conduct of Hearing

                  At the opening of the arbitration hearing, the arbitrator shall make a written record of the time, place, and date of the hearing, and the presence of the parties and counsel.

            3.    Evidence

                  a. Rules of Evidence: The arbitrator is not required to apply the rules of evidence used in judicial proceedings, provided, however that the arbitrator shall apply the attorney-client privilege and the work product privilege. The arbitrator shall determine the applicability of any privilege or immunity and the admissibility, relevance, materiality and weight of the evidence offered.

                  b. Admission of Evidence: The evidence that the arbitrator may consider shall be limited to the following:

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                                                           EXHIBIT G TO THE PLAN


                        (i) The documents supplied to the Plan Trust prior to the execution of the Affidavit of Completeness;

                        (ii) Non-binding or binding arbitration election agreement;

                        (iii) Testimony of the claimant. The claimant may offer
                              evidence regarding the nature and extent of compensable damages, including physical injuries, and/or the market share of Congoleum Products, if there is a claim of greater than average market share. The Plan Trust may cross-examine on these issues. At the claimant's option, a claimant's deposition, including videotaped testimony, shall be admissible into evidence in lieu of live testimony.

                        (iv) Any additional deposition testimony taken by the Plan Trust or the claimant, and provided to both sides, prior to the initiation of ADR.

                        (v)   Any evidence submitted in mediation.

                        (vi) Closing arguments of the claimant and the Plan Trust. The arguments shall be limited to the evidence contained and the issues raised in the documents or testimony referred to above and shall be limited to 1/2 hour for each party. The arbitrator shall disregard any effort to introduce further evidence or issues in argument.

      L.    Arbitration in the Absence of a Party or Representative

            The claimant may choose whether or not to attend the arbitration in person in his/her sole discretion. The arbitration may proceed in the absence of any party or representative who, after due notice, chooses not to be present, fails to be present or fails to obtain a postponement if he/she desires to be present but cannot. An award shall not be made against a party solely for the failure to appear. The arbitrator shall require the party who is present to submit such evidence as the arbitrator may require for the making of an award.

      M.    Conclusion of Hearing and Submission of Post-Hearing Briefs

            When the parties state that they have no further evidence or witnesses to offer, and after the parties have made their closing arguments, if any, the arbitrator shall declare the hearing closed. Post-hearing briefs will be permitted only upon order of the arbitrator and shall be served upon the arbitrator no later than ten
            (10) days after the hearing is closed. Such briefs shall be no longer than five (5) double spaced pages. The time limit within which the arbitrator is required to make the award shall commence to run upon the closing of the hearing or the submission of post-hearing briefs, whichever is later.

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                                                           EXHIBIT G TO THE PLAN


      N.    Option to Waive Oral Hearings

            The parties may request a waiver of oral hearings. Oral hearings will only be waived if all parties consent.

      O.    Arbitration Decision

            1.    The arbitrator shall issue a decision no later than fifteen
                  (15) calendar days after the date of the close of the hearing or submission of post-hearing briefs, whichever is later.

            2. The decision shall state only the amount of the award, if any. The decision shall not state reasons for the award. An arbitrator shall not be permitted to award punitive, exemplary, trebled or other like damages or attorneys' fees, and prejudgment and post-judgment interest and costs shall not be sought or allowed. The award shall dispose of all monetary claims presented to the arbitrator and shall determine fully the only issue to be decided pursuant to the arbitration agreement: the amount, if any, at which the claim value should be fixed. To assist the arbitrator, the Private Adjudication Center will provide the arbitrator with a schedule setting forth the Disease Levels and the Scheduled, Average (Level VI) and Maximum Values associated with each category. Unless the Extraordinary Claims Panel has determined that a claim is entitled to extraordinary treatment during the claims review process, the arbitrator's award shall not exceed the --- Maximum Value amount for the appropriate Category in the TDP.

      P.    Payment of Award

            Pursuant to the terms of the arbitration agreement, the Plan Trust will promptly send to the claimant the appropriate Release. The Plan Trust will then pay the claim based upon the binding or, if accepted by both parties, the non-binding award, in accordance with the TDP in effect at that time.

      Q.    Rejection of Non-binding Award

            1. A party in a non-binding arbitration proceeding that wishes to reject the award must notify the other party within thirty
                  (30) days from the date a non-binding award is issued. If no rejection is received or sent by the Plan Trust, then the decision will stand and the award will be deemed accepted by both parties and the Plan Trust will promptly send to the claimant the appropriate Release. The Plan Trust will then pay the claim in accordance with the Claim Resolution Procedures in effect at that time.

                                                           EXHIBIT G TO THE PLAN


            2.    Procedure for Rejected Award

                  a.    Rejection by Claimant

                        If claimant has sent the Plan Trust timely notification of rejection of a non-binding award and wishes to pursue the claim, then the claimant must notify the Plan Trust through correspondence postmarked no later than sixty
                        (60) days from the date of the non-binding award. If notification is received within the sixty (60) day deadline and claimant wishes to pursue the claim, then the Plan Trust will within fifteen (15) days of receipt of this notification send the claimant an authorization to commence litigation.

                  b.    Rejection by Plan Trust

                        If the Plan Trust rejects the non-binding award, then claimant may elect binding arbitration or request that the Plan Trust forward the authorization to commence litigation.

V. GENERAL ADR PROCEDURES GOVERNING PRO BONO EVALUATION, MEDIATION, NON-BINDING ARBITRATION, AND BINDING ARBITRATION

      A.    ADR Submissions

            The claimant's submissions (with the exception of the binding arbitration's written argument) will be reviewed by the ADR administrator before they are submitted to the pro bono evaluator, mediator or arbitrator. If they contain materials not previously submitted in support of the claim, then the Plan Trust claims department will review the additional information and determine the effect, if any, it would have on the Plan Trust's evaluation of the claim. In appropriate situations, a new offer may be made to the claimant.

            If an attorney or other agent represents the claimant, both the attorney and the claimant must also sign the Election and Agreement for Binding Arbitration. The attorney or agent may not sign in place of, or for, the claimant unless the claimant is incapacitated, incompetent or deceased and the attorney or agent has been designated legally to act on the claimant's behalf. Documentation of this legal designation will be required.

      B.    No Grouping or Bundling of Claims

            As a general matter, there shall be no grouping or bundling of claims by separate claimants at any stage of the ADR or arbitrations even if the claims are related and/or the claimants have the same counsel. Each claimant must proceed individually through the ADR and arbitration processes with all claims that claimant may have or represent. This provision is intended to separate claims of different exposed persons and has no effect upon multiple claims

                                                           EXHIBIT G TO THE PLAN


            brought by a claimant's representative, such as heirs of a deceased worker. However, the Plan Trust, in its sole discretion, may decide that it would be expeditious to allow the conduct of arbitration proceeding with respect to more than one claim of different exposed persons, provided that the arbitrator individually values each such claim in accordance with the valuation factors set forth in Section 6.2(b)(2) of the TDP, and the respective claimants' separate positions in the Plan Trust's FIFO Processing and Payment Queues are maintained.

      C.    No Ex Parte Communication

            There shall be no ex parte communication between the arbitrator or pro bono evaluator and any counsel or party in any matter. All correspondence between the arbitrator or pro bono evaluator and the parties will be facilitated by the Private Adjudication Center.

      D.    Claims and Defenses

            All available claims and defenses which exist under the law subject to the claimant's election under the TDP shall be available to both sides.

      E.    Costs of ADR

            1.    ADR expenses

                  The Plan Trust will pay the arbitrator's fee for non-binding or binding arbitration up to two thousand dollars ($2,000.00) per claim depending on the length of the hearing. The pro bono evaluator is a volunteer and thus no fee will be incurred. The Plan Trust will assume costs of meeting and hearing facilities for arbitration. Claimants will pay their costs and attorney fees, including any expenses incurred should the claimant testify.

            2.    Filing Fee

                  No filing fee is required of the claimant for any ADR selection, unless the Plan Trust with the consent of the TAC and the Futures Representative decide that it would be in the best interests of the Plan Trust and its beneficiaries to adopt such a fee.

      F.    Waiver of Objection to Rules Infraction

            Either party who continues with the pro bono evaluation, mediation, non-binding arbitration, or binding arbitration proceeding after knowing that any provision or requirement of the applicable rules has not been complied with, and who fails to state a timely objection in writing to the arbitrator, mediator or pro bono evaluator, shall be deemed to have waived the right to object. A timely objection by a claimant must be stated in writing and mailed to the Plan Trust with instructions to forward the objection to the Private Adjudication Center and to the arbitrator, mediator or pro bono evaluator. A timely objection by the Plan Trust will be mailed to the claimant and to the Private Adjudication Center with instructions to forward to the arbitrator, mediator or pro bono evaluator.

                                                           EXHIBIT G TO THE PLAN


      G.    Serving of Notices and Other Papers

            Each party to the ADR and arbitration agreements shall be deemed to have consented that any papers, notices, or processes necessary or proper for the initiation or continuation of ADR and Arbitration proceedings under these rules may be served upon such party as follows:

            1. By regular U.S. mail or overnight courier addressed to such party or their attorneys at their last known address;

            2. By facsimile transmission or electronic mail, if a copy of the transmitted papers is mailed addressed to the party or their attorney at their last known address within twenty-four (24) hours of the facsimile transmission or electronic mail; or,

            3. By personal service, within or without the state where the pro bono evaluation, mediation or arbitration is to be held, whether the party is within or without the United States of America.

      H.    Time Limits Triggered Upon Receipt

            1. Documents sent by U.S. mail under these rules shall be deemed received three (3) business days after the date of postmark. Documents sent via overnight mail shall be deemed received on the next business day after mailing.

            2. Documents sent via facsimile transmission or electronic mail shall be deemed received on the business day that the transmission is sent.

      I.    Exclusion of Liability

            Neither the Private Adjudication Center nor the mediator, nor the arbitrator nor pro bono evaluator shall be liable to any party for any act or omission in connection with any evaluation conducted under these rules.

      J. Relationship of Rules to Election Form for Pro Bono Evaluation, Request for Mediation, Non-binding Arbitration Agreement or Binding Arbitration Agreement

            These Rules shall be deemed a part of, and incorporated by reference in, every duly executed ADR agreement or arbitration agreement and shall be binding on all parties.

                                                           EXHIBIT G TO THE PLAN


      K.    Arbitrator/Mediator/Pro Bono Evaluator Immunity

            Arbitrators, mediators or pro bono evaluators who serve pursuant to these rules shall have the same immunity as judges for their official acts.

      L.    Jurisdiction

            Any dispute under these rules shall be subject to the jurisdiction of the United States Bankruptcy Court for the District of Delaware.

      M.    Statement of Confidentiality

            1. All ADR and arbitration proceedings and information relating to the proceeding will be confidential. Neither party shall disclose the information obtained during the proceedings, nor the valuation placed on the case by an arbitrator or pro bono evaluator, to anyone or use such information or valuation in any further proceeding except as necessary to maintain the Plan Trust's obligation to report to the Bankruptcy Court and to provide ongoing evaluation by the Plan Trust and TAC. Except for documents prepared by a non-party which are introduced as evidence before an arbitrator or pro bono evaluator, any document prepared by another party, attorney or other participant in anticipation of the ADR is privileged and shall not be disclosed to any court or arbitrator/pro bono evaluator or construed for any purpose as an admission against interest.

            2. All ADR and arbitration proceedings shall be deemed a settlement conference pursuant to Rule 408 of the Federal Rules of Evidence. Except by agreement of the parties, the parties will not introduce into evidence in any other proceedings the fact that there was an arbitration, the nature or amount of the award, and written submissions may not be used for purposes of showing accord and satisfaction or res judicata. In binding arbitration, the decision of the arbitrator may be admissible in the event the claimant improperly seeks to litigate the claim. The binding arbitration award shall be admissible in support of a motion to enjoin such litigation. No arbitrator or pro bono evaluator will ever be subpoenaed or otherwise required by any party or any third party, to testify or produce records, notes or work product in any future proceedings.

      N.    Amendments

            Except as otherwise ruled by the Bankruptcy Court, these rules, as they may from time to time be amended by the Plan Trustees with the consent of the TAC and the Futures Representative, will be binding on all parties in the form in which they are in force on the date the claimant signs the election agreement.

                                                           EXHIBIT G TO THE PLAN


      O.    Time Limits

            The time limits included in these procedures are to be strictly enforced. Any time limit set forth herein may be extended by agreement of the parties or for cause shown to the neutral party presiding over the particular ADR or arbitration proceeding. Any request for extension, however, shall first be made to the opposing party and then if the parties cannot agree, shall be submitted to the Private Adjudication Center who will request a ruling from the pro bono evaluator, mediator, or arbitrator as the case may be.

            Although the deadlines may be extended by agreement or for cause shown, failure to comply with a deadline without obtaining an extension may result in withdrawal of the claim. Promptly after a claimant fails to comply with a specified deadline without obtaining an extension, the Plan Trust shall send the claimant written notice of the failure to comply. If the claimant does not take any action on the claim, then thirty (30) days thereafter the claim will be deemed withdrawn under Section 6.3 of the TDP.

                              CONGOLEUM PLAN TRUST
                      ELECTION FORM FOR PRO BONO EVALUATION


      I, ___________________________________ ("Claimant"), Claim No.
_____________, hereby elect and agree to:

      Non-Binding document evaluation of my claim by an individual selected from a Panel of Pro Bono Evaluators who volunteered to serve at the request of the Plan Trust Advisory Committee pursuant to Section 6.9(b) of the TDP.

      Unless the box below is initialed, the undersigned waives anonymity of the claimant in the Pro Bono Evaluation of this claim. The Plan Trust encourages leaving this box blank and waiving anonymity so that medical records may be transmitted in their original form.


Dated: _____________________________, ______.


                                          ______________________________________
                                              Claimant or Claimant's Attorney


Accepted and Consented to:

CONGOLEUM PLAN TRUST

By: _________________________________

_______________________________ Title

Dated: ______________________________

STATE OF ______________________     )
                                    )  SS:
COUNTY OF ____________________      )


                            AFFIDAVIT OF COMPLETENESS

      I, ______________________________________, as the person [or legal representative of the person] who has filed a claim against the Congoleum Plan Trust, being duly sworn, depose and say:

      I have furnished all information which I wish to be considered in the valuation of claim number ______________________.

      I certify (or declare) under penalty of perjury, that the foregoing is true and correct.


                              By _____________________________________________
                                  Claimant or Legal Representative of Claimant


                                    Date _________________________


Sworn to before me this _______ day of __________________________, _______.


                                    ____________________________________________

                              CONGOLEUM PLAN TRUST
                           REQUEST FOR MEDIATION FORM


      I, ___________________________________ ("Claimant"), Claim No.
_____________, hereby elect and agree to:

      Attempt in good faith to resolve the dispute with the Plan Trust relating to my claim promptly by confidential Mediation under the terms set forth for Mediation procedure established by the Plan Trust under Sections 6.9(b) of the TDP. I have been provided with a copy of the rules relating to Mediation established by the Plan Trust. I understand and agree to abide by those rules in the course of the Mediation.


Dated: _____________________________, ______.


                                          ______________________________________
                                              Claimant or Claimant's Attorney


Accepted and Consented to:

CONGOLEUM PLAN TRUST

By: __________________________________

________________________________ Title

Dated: _______________________________

                                                           EXHIBIT G TO THE PLAN


                              CONGOLEUM PLAN TRUST
                         ELECTION FORM AND AGREEMENT FOR
                               BINDING ARBITRATION

      I, ___________________________________ ("Claimant"), Claim No.
_____________, hereby elect and agree to:

      Submit all disputes with the Plan Trust relating to my claim to Binding Arbitration under the terms set forth for Binding Arbitration procedure established by the Plan Trust under Section 6.9(a) of the TDP. I have been provided with a copy of the rules relating to Binding Arbitration established by the Plan Trust. I understand and agree to abide by those rules in the course of the Binding Arbitration. I understand that as a result of this agreement if accepted by the Plan Trust, I will waive my rights to litigate my claim in Court including the right to trial by jury and I will be bound by the arbitration award.


Dated: _____________________________, _______.


                                          _____________________________________
                                                        Claimant


                                          _____________________________________
                                                   Claimant's Attorney

                                          Claimant and attorney must both sign

Accepted and Consented to:

By accepting this agreement the Plan Trust waives its rights to litigate the claimant's claim in Court including the right to trial by jury and agrees to be bound by the arbitration award.


CONGOLEUM PLAN TRUST

By: __________________________________

________________________________ Title

Dated: _______________________________

                                                           EXHIBIT G TO THE PLAN


                              CONGOLEUM PLAN TRUST
                         ELECTION FORM AND AGREEMENT FOR
                             NON-BINDING ARBITRATION

      I, ___________________________________ ("Claimant"), Claim No.
_____________, hereby elect and agree to:

      Submit all disputes with the Plan Trust relating to my claim to Non-Binding Arbitration under the terms set forth for Non-Binding Arbitration procedure established by the Plan Trust under Section 6.9(a) of the TDP. I have been provided with a copy of the rules relating to Non-Binding Arbitration established by the Plan Trust. I understand and agree to abide by those rules in the course of the Non-Binding Arbitration.


Dated: _____________________________, _______.


                                          _____________________________________
                                             Claimant or Claimant's Attorney


Accepted and Consented to:


CONGOLEUM PLAN TRUST

By: __________________________________

________________________________ Title

Dated: _______________________________

                                                           EXHIBIT H TO THE PLAN


                              Exhibit H to the Plan
                               "The New Indenture"

                                                           EXHIBIT H TO THE PLAN


--------------------------------------------------------------------------------


                              CONGOLEUM CORPORATION

                        10% SENIOR SECURED NOTES DUE 2011



                                    INDENTURE



                           ---------------------------

                        Dated as of _______________, 2006

                                [HSBC BANK, USA]



                                     Trustee


--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

ARTICLE 1. DEFINITIONS AND INCORPORATION BY REFERENCE..........................1
        Section 1.01.   Definitions............................................1
        Section 1.02.   Other Definitions.....................................27
        Section 1.03.   Terms of TIA..........................................28
        Section 1.04.   Rules of Construction.................................28

ARTICLE 2. THE NOTES..........................................................29
        Section 2.01.   Form and Dating.......................................29
        Section 2.02.   Execution and Authentication..........................31
        Section 2.03.   Registrar and Paying Agent............................31
        Section 2.04.   Paying Agent to Hold Money in Trust...................32
        Section 2.05.   Holder Lists..........................................32
        Section 2.06.   Transfer and Exchange.................................32
        Section 2.07.   Replacement Notes.....................................36
        Section 2.08.   Outstanding Notes.....................................36
        Section 2.09.   Treasury Notes........................................37
        Section 2.10.   Temporary Notes.......................................37
        Section 2.11.   Cancellation..........................................37
        Section 2.12.   Defaulted Interest....................................38
        Section 2.13.   CUSIP Numbers.........................................38
        Section 2.14.   Computation of Interest...............................38

ARTICLE 3. REDEMPTION AND PREPAYMENT..........................................38
        Section 3.01.   No Optional Redemption................................38
        Section 3.02.   Offer to Purchase by Application of Excess Proceeds
                        and Net Loss Proceeds.................................38

ARTICLE 4. COVENANTS..........................................................41
        Section 4.01.   Payment of Notes......................................41
        Section 4.02.   Maintenance of Office or Agency.......................41
        Section 4.03.   Reports; Fiscal Year..................................41
        Section 4.04.   Compliance Certificate................................42
        Section 4.05.   Taxes.................................................43
        Section 4.06.   Stay, Extension and Usury Laws........................43
        Section 4.07.   Restricted Payments...................................43
        Section 4.08.   Dividend and Other Payment Restrictions Affecting
                        Subsidiaries..........................................44
        Section 4.09.   Incurrence of Indebtedness and Issuance of
                        Preferred Stock.......................................47
        Section 4.10.   Asset Sales...........................................49
        Section 4.11.   Events of Loss........................................51
        Section 4.12.   Transactions with Affiliates..........................52
        Section 4.13.   Liens.................................................52
        Section 4.14.   Corporate Existence...................................53
        Section 4.15.   Offer to Repurchase Upon Change of Control............53
        Section 4.16.   Payments for Consent..................................55

        Section 4.17.   Additional Subsidiary Guarantees......................55
        Section 4.18.   Conduct of Business...................................55
        Section 4.19.   Sale and Leaseback Transactions.......................55
        Section 4.20.   Maintenance of Insurance..............................56
        Section 4.21.   Limitation on Issuance of Capital Stock of
                        Restricted Subsidiaries...............................56
        Section 4.22.   Perfection of Security Interests......................56
        Section 4.23.   Consummation of Plan of Reorganization................56

ARTICLE 5. SUCCESSORS.........................................................57
        Section 5.01.   Merger, Consolidation, or Sale of Assets..............57
        Section 5.02.   Successor Corporation Substituted.....................58

ARTICLE 6. DEFAULTS AND REMEDIES..............................................58
        Section 6.01.   Events of Default.....................................58
        Section 6.02.   Acceleration..........................................60
        Section 6.03.   Collection of Indebtedness and Suits for
                        Enforcement by Trustee................................61
        Section 6.04.   Waiver of Past Defaults...............................62
        Section 6.05.   Control by Majority...................................63
        Section 6.06.   Limitation on Suits...................................63
        Section 6.07.   Rights of Holders of Notes to Receive Payment.........63
        Section 6.08.   Trustee May Enforce Claims Without Possession
                        of Notes..............................................63
        Section 6.09.   Trustee May File Proofs of Claim......................64
        Section 6.10.   Priorities............................................64
        Section 6.11.   Restoration of Rights and Remedies....................65
        Section 6.12.   Rights and Remedies Cumulative........................65
        Section 6.13.   Delay or Omission Not Waiver..........................65
        Section 6.14.   Undertaking for Costs.................................65

ARTICLE 7. TRUSTEE............................................................66
        Section 7.01.   Duties of Trustee.....................................66
        Section 7.02.   Rights of Trustee.....................................67
        Section 7.03.   Individual Rights of Trustee..........................68
        Section 7.04.   Trustee's Disclaimer..................................68
        Section 7.05.   Notice of Defaults....................................68
        Section 7.06.   Reports by Trustee to Holders of the Notes............69
        Section 7.07.   Compensation and Indemnity............................69
        Section 7.08.   Replacement of Trustee................................70
        Section 7.09.   Successor Trustee by Merger, Etc......................71
        Section 7.10.   Eligibility; Disqualification.........................71
        Section 7.11.   Preferential Collection of Claims Against Company.....71

ARTICLE 8. LEGAL DEFEASANCE AND COVENANT DEFEASANCE...........................71
        Section 8.01.   Option to effect Legal Defeasance or Covenant
                        Defeasance............................................71
        Section 8.02.   Legal Defeasance and Discharge........................72
        Section 8.03.   Covenant Defeasance...................................72
        Section 8.04.   Conditions to Legal or Covenant Defeasance............73
        Section 8.05.   Deposited Money and Government Securities to be
                        Held in Trust; Other Miscellaneous Provisions.........74
        Section 8.06.   Repayment to Company..................................74
        Section 8.07.   Reinstatement.........................................75

ARTICLE 9. AMENDMENT, SUPPLEMENT AND WAIVER...................................75
        Section 9.01.   Without Consent of Holders of Notes...................75
        Section 9.02.   With Consent of Holders of Notes......................76
        Section 9.03.   Compliance with Trust Indenture Act...................78
        Section 9.04.   Revocation and Effect of Consents.....................78
        Section 9.05.   Notation on or Exchange of Notes......................79
        Section 9.06.   Trustee to Sign Amendments, Etc.......................79

ARTICLE 10. SECURITY ARRANGEMENTS.............................................79
        Section 10.01.  Collateral and Security Documents.....................79
        Section 10.02.  Release of Collateral.................................82
        Section 10.03.  Specified Releases of Collateral......................82
        Section 10.04.  Opinions as to Recording..............................85
        Section 10.05.  Further Assurances and Security.......................86
        Section 10.06.  Authorization of Actions to be Taken by Collateral
                        Agent Under the Security Documents....................86
        Section 10.07.  Authorization of Receipt of Funds by the Trustee
                        Under the Security Documents..........................87
        Section 10.08.  Covenants of Collateral Agent with Respect to the
                        Exit Facility.........................................87

ARTICLE 11. SUBSIDIARY GUARANTEES.............................................87
        Section 11.01.  Guarantee.............................................87
        Section 11.02.  Limitation on Guarantor Liability.....................90
        Section 11.03.  Successors and Assigns................................90
        Section 11.04.  No Waiver.............................................90
        Section 11.05.  Guarantors May Consolidate, Etc., on Certain Terms....90
        Section 11.06.  Releases Following Sale of Assets or Capital Stock....91

ARTICLE 12. COLLATERAL ACCOUNT................................................91
        Section 12.01.  Collateral Account....................................91
        Section 12.02.  Withdrawal of Net Loss Proceeds.......................92
        Section 12.03.  Withdrawal of Net Proceeds to Fund an Asset Sale
                        Offer.................................................92
        Section 12.04.  Withdrawal of Trust Monies Pursuant to Section 4.10...93
        Section 12.05.  Investment of Trust Monies............................94
        Section 12.06.  Use of Trust Monies...................................95

ARTICLE 13. MISCELLANEOUS.....................................................95
        Section 13.01.  Trust Indenture Act Controls..........................95
        Section 13.02.  Notices...............................................95
        Section 13.03.  Communication by Holders of Notes with Other
                        Holders of Notes......................................96
        Section 13.04.  Certificate and Opinion as to Conditions Precedent....96
        Section 13.05.  Statements Required in Certificate or Opinion.........97
        Section 13.06.  Rules by Trustee and Agents...........................97
        Section 13.07.  No Personal Liability of Directors, Officers,
                        Employees and Stockholders............................98
        Section 13.08.  Governing Law.........................................98
        Section 13.09.  No Adverse Interpretation of Other Agreements.........98
        Section 13.10.  Successors............................................98
        Section 13.11.  Severability..........................................98
        Section 13.12.  Counterpart Originals.................................98
        Section 13.13.  Table of Contents, Headings, Etc......................98

EXHIBITS

Exhibit A     FORM OF NOTE

Exhibit B     FORM OF SUPPLEMENTAL INDENTURE

Exhibit C     FORM OF INTERCREDITOR AGREEMENT

Exhibit D     FORM OF SECURITY AGREEMENT



SCHEDULES

Schedule I    EXISTING AFFILIATE TRANSACTIONS

Schedule II   EXISTING INDEBTEDNESS

Schedule III  EXISTING INVESTMENTS

Schedule IV   EXISTING LIENS

                                                           EXHIBIT H TO THE PLAN


      INDENTURE dated as of _________, 2006 between Congoleum Corporation, a Delaware corporation (the "Company"), and [HSBC Bank, USA], a national banking association, as trustee (the "Trustee").

                             RECITALS OF THE COMPANY

      A. The Company and certain of its subsidiaries filed for reorganization (the "Bankruptcy") under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the District of New Jersey (the "Bankruptcy Court"); and

      B. By order, dated _____________, 2006, the Bankruptcy Court has confirmed the Company's plan of reorganization (the "Plan") in accordance with section 1129 of the Bankruptcy Code and such Plan has become effective as of _________, 2006; and

      C. As part of the Plan, the Company has agreed, inter alia, to issue $100.0 million aggregate principal amount of 10% Senior Secured Notes due 2011 (the "Notes") to holders of the Company's outstanding 8-5/8% Senior Notes Due 2008 (the "Old Notes") in exchange for all of the Company's outstanding Old Notes and obligations thereunder.

      All things necessary to make the Notes, when executed by the Company and authenticated and delivered hereunder and duly issued by the Company, the valid obligations of the Company, and to make this Indenture a valid agreement of the Company, in accordance with their and its terms, have been done.

      NOW, THEREFORE, THIS INDENTURE WITNESSETH:

      For and in consideration of the premises and the issuance of the Notes to the Holders (as defined herein), it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Notes, as follows:

                                   ARTICLE 1.
                   DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01. Definitions.

      "Acquired Debt" means, with respect to any specified Person,

      (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness Incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and

      (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

                                                           EXHIBIT H TO THE PLAN


      "Adjusted Net Assets" of a Guarantor at any date means the amount by which the fair value of the assets and property of such Guarantor exceeds the total amount of liabilities, including, without limitation, contingent liabilities (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date), but excluding liabilities under any Subsidiary Guarantee, of such Guarantor at such date.

      "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

      "Agent" means any Registrar, Paying Agent or co-registrar.

      "American Biltrite" means American Biltrite Inc., a Delaware corporation.

      "Applicable Procedures" means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

      "Asset Acquisition" means

      (iii) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person if, as a result of such Investment, such Person shall become a Restricted Subsidiary of the Company, or shall be merged, consolidated or amalgamated with or into the Company or any Restricted Subsidiary of the Company, or

      (iv) the acquisition by the Company or any Restricted Subsidiary of the Company of all or substantially all of the assets of any other Person or any division or line of business of any other Person.

      "Asset Sale" means

      (i) the sale, lease, transfer, exchange, conveyance or other disposition of any assets or rights (or a series of sales, leases, transfers, exchanges, conveyances or dispositions), including, without limitation, dispositions by way of transfer, exchange, merger, consolidation, amalgamation or sale and leaseback) other than sales of inventory in the ordinary course of business consistent with past practices (provided that the sale, lease, transfer, exchange, conveyance or other disposition of all or substantially all of the assets of the Company or of the Company and its Restricted Subsidiaries taken as a whole will be governed by Section 4.15 or
            Section 5.01, as applicable, and not by Section 4.10 hereof) and

      (ii) the issue or sale by the Company or any of its Restricted Subsidiaries of Equity Interests of any of the Company's Restricted Subsidiaries;

whether in a single transaction or a series of related transactions, which in the case of either clause (i) or (ii), (a) have a fair market value in excess of $500,000 or (b) have net proceeds in excess of $500,000.

Notwithstanding the foregoing, the following items shall not be deemed to be Asset Sales: (i) a transfer of assets by the Company to a Guarantor or by a Restricted Subsidiary to the Company or to another Restricted Subsidiary, (ii) an issuance or sale of Equity Interests by a Restricted Subsidiary to the Company or to a Wholly Owned Restricted Subsidiary, (iii) a Permitted Investment, (iv) transfers of Cash Equivalents and (v) the granting of a Permitted Lien.

      "Authority" means any national, federal, state, municipal or local government or quasi-government agency or authority.

      "Bankruptcy Law" means Title 11, U.S. Code or any similar federal, state or foreign law for the relief of debtors.

      "Beneficial Owner" shall be as defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act.

      "Board of Directors" means the Board of Directors of the Company, or any authorized committee of the Board of Directors.

      "Board Resolution" means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Trustee.

      "Business Day" means any day other than a Legal Holiday.

      "Capital Lease Obligation" of any Person means the obligation to pay rent or other payment amounts under a lease of (or other Indebtedness arrangements conveying the right to use) real or personal property of such Person which is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person in accordance with GAAP. The Stated Maturity of such obligation shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

      "Capital Stock" means:

      (i)   in the case of a corporation, corporate stock;

      (ii) in the case of an association or business entity, any and all share, interests, participations, rights or other equivalents (however designated) of corporate stock;

      (iii) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

      (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

      "Cash Equivalents" means:

      (i)   United States dollars;

      (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

      (iii) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the same time of acquisition thereof, having a credit rating of "A" or better from either S&P or Moody's;

      (iv) certificates of deposit, demand deposit accounts and Eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank or any United States branch of a foreign bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of "B" or better;

      (v) repurchase obligations with a term of not more than seven days for underlying securities of the types of describing clauses (ii), (iii) and (iv) above entered into with any financial institution meeting the qualifications specified in clause (iv) above;

      (vi) commercial paper having one of the two highest ratings obtainable from Moody's or S&P and, in each case, maturing within six months after the date of acquisition; and

      (vii) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (i) through (vi) of this definition.

      "Casualty" means, with respect to any Collateral, any loss of, damage to or destruction of all or any material part of such Collateral.

      "Change of Control" means the occurrence of any of the following:

      (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger, amalgamation or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than one or more Principals and their Related Parties;

      (ii) the consummation of any transaction (including, without limitation, any merger, consolidation or amalgamation) the result of which is that any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Principals and their Related Parties and other than American Biltrite so long as it continuously remains the Beneficial Owner of more than 50% of the Voting Stock of the Company (measured by voting power rather than number of shares), except that a person shall be deemed to have Beneficial Ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 50% of the Voting Stock of the Company (measured by voting power rather than number of shares); provided that the Plan Trust shall not be deemed to have Beneficial Ownership of Voting Stock of the Company as a result of its holding the New Convertible Security in the form in existence on the Effective Date;

      (iii) the Company consolidates, amalgamates or merges with or into another Person or any Person consolidates, amalgamates or merges with or into the Company, in either case under this clause (iii), in one transaction or a series of related transactions in which any of the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person immediately after giving effect to such issuance;

      (iv) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or

      (v) so long as American Biltrite continuously remains the Beneficial Owner of more than 50% of the Voting Stock of American Biltrite (measured by voting power rather than number of shares:

            (a) the sale, lease, transfer, conveyance or other disposition (other than by way of merger, amalgamation or consolidation), in one or a series of related transactions, of all or substantially all of the assets of American Biltrite taken as a whole to any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than one or more Principals and their Related Parties;

            (b) the consummation of any transaction (including, without limitation, any merger, consolidation or amalgamation) the result of which is that any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Principals and their Related Parties, becomes the Beneficial Owner, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 50% of the Voting Stock of American Biltrite (measured by voting power rather than number of shares);

            (c) American Biltrite consolidates, amalgamates or merges with or into another Person or any Person consolidates, amalgamates or merges with or into American Biltrite, in either case under this clause (v)(c), in one transaction or a series of related transactions in which any of the outstanding Voting Stock of American Biltrite is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of American Biltrite outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person immediately after giving effect to such issuance; or

            (d) the first day on which a majority of the members of the Board of Directors of American Biltrite are not Continuing Directors.

      "Clearstream" means Clearstream Banking, societe anonyme.

      "Collateral" means the collective reference to all assets, whether now owned or hereafter acquired, upon which a Lien is created or granted from time to time pursuant to any Security Document, including, without limitation, the Liens, if any, required to be granted pursuant to Section 4.10, 4.11, 4.21, 5.01, 10.1(c), 10.5 and 12.4 hereof; provided that in no event shall Collateral include the GHR/Kenesis Actions or any right or interest therein or proceeds thereof.

      "Collateral Account" means the collateral account established by the Trustee pursuant to Article 12 hereof.

      "Collateral Agent" means the Trustee, in its capacity as collateral agent under the Security Documents, until a successor collateral agent shall have become such pursuant to the Security Documents, and thereafter "Collateral Agent" shall mean such successor collateral agent.

      "Commission" means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or, if at any time after the execution of this instrument such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.

      "Common Stock" of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

      "Company" means Congoleum Corporation, a Delaware corporation, until a successor Person or Persons shall have become such pursuant to the applicable provisions of this Indenture and thereafter "Company" shall mean such successor Person.

      "Company Order" means a written request or order signed in the name of the Company by two Officers of the Company and delivered to the Trustee.

      "Condemnation" means any taking of the Collateral or any material part thereof, in or by condemnation, expropriation or similar proceeding, eminent domain proceedings, seizure or forfeiture, pursuant to any law, general or special, or by reason of the temporary requisition of the use or occupancy of the Collateral, or any part thereof, by any Authority.

      "Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus without duplication:

      (1) an amount equal to any unusual, non-recurring or extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

      (2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

      (3) the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

      (4) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), impairment and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period for the extent that such depreciation, amortization, impairment and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

      (5) non-recurring financing, advisory, attorney and other expenses incurred in connection with the Transactions and paid within 60 days after the Effective Date; minus

      (6) non-cash items increasing such Consolidated Net Income for such period, other than items that were accrued in the ordinary course of business, and minus

      (7) gains from purchases of indebtedness at a discount, in each case, on a consolidated basis and determined in accordance with GAAP.

      Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation and amortization and other non-cash charges and expenses of, a Restricted Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to the referent Person by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

      "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

      (1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

      (2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not bee obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, partners or members;

      (3) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;

      (4) the cumulative effect of a change in accounting principles shall be excluded;

      (5) any gain or loss realized on the termination of any employee pension benefit plan shall be excluded;

      (6) the Net Income of any Restricted Subsidiary shall be calculated after deducting preferred stock dividends payable by such Restricted Subsidiary to Persons other than the Company and its other Restricted Subsidiaries;

      (7) any gain (loss) realized upon the sale or other disposition of any property, plant or equipment of such Person or its consolidated Restricted Subsidiaries (including pursuant to any sale or leaseback transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any Capital Stock of any Person will be excluded;

      (8) any unrealized non-cash gains or losses or charges in respect of hedge or non-hedge derivatives (including those resulting from the application of FAS 133) will be excluded; and

      (9) any gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness of the Company and its Restricted Subsidiaries will be excluded.

      "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of

      (i) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date plus

      (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Subsidiaries (except, in each case, Permitted Investments).

      "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of a Person who

      (i) was a member of such Board of Directors on the date of this Indenture or

      (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

      "Corporate Trust Office" shall be at the address of the Trustee specified in Section 13.02 hereof or such other address as to which the Trustee may give notice to the Company.

      "Custodian" means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

      "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

      "Definitive Note" means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend, shall not contain certain phrases specified in Exhibit A to be for Global Notes only and shall not have the "Schedule of Exchanges of Interests in the Global Note" attached thereto.

      "Depositary" means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

      "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is 121 days after the date on which the Notes mature; provided, however, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.07 hereof. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

      "Effective Date" means the Effective Date as defined in the Plan.

      "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

      "Euroclear" means Euroclear Bank S.A./N.V., as operator of the Euroclear system.

      "Event of Loss" means, with respect to any Collateral, any (1) Casualty with respect to such Collateral, (2) Condemnation of such Collateral of (3) settlement in lieu of clause (2) above.

      "Exchange Act" means the Securities Exchange Act of 1934, as amended.

      "Existing Affiliate Transactions" means any transaction between the Company or any Subsidiary and any Affiliates of any of the foregoing contemplated by the Plan and in the agreements listed on Schedule I.

      "Existing Indebtedness" means Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Exit Facility, the Plan Trust Note and the New Convertible Security) in existence on the date of this Indenture and listed on Schedule II, until such amounts are repaid.

      "Exit Facility" means that certain [Credit Agreement,] dated as _________, 2006, by and among the Company and ___________________ and providing for __________, and any refinancing, extension, renewal, modification, restatement or replacement thereof in whole or in part, from time to time.

      "Fair Market Value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between an informed and willing seller and an informed and willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. The Fair Market Value of any non-cash Restricted Investment shall be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a Board Resolution delivered to the Trustee, such determination to be based upon an opinion or appraisal issued by an accounting firm, appraisal firm or investment banking firm of national standing if such Fair Market Value exceeds $5.0 million.

      "Fiscal Year" means the calendar year.

      "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries Incurs, assumes, Guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than revolving credit borrowings) or issues, repurchases or redeems Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the Calculation Date, then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such Incurrence, assumption, Guarantee, repayment, repurchase or redemption of Preferred Stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

      In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

      (1) Asset Acquisitions that have been made by the specified Person of any of its Restricted Subsidiaries, including through mergers, consolidations or otherwise, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period and the Consolidated Cash Flow for such reference period will be calculated giving pro forma effect to any expense and cost reductions that have occurred or, in the reasonable judgment of the chief financial officer of the Company, are reasonably expected to occur (regardless of whether those operating improvements or cost savings could then be reflected in pro forma financial statements prepared in accordance with Regulation S-X under the Securities Act or any other regulation or policy of the SEC related thereto);

      (2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

      (3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

      (4) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

      (5) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during the four-quarter period; and

      (6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

      "Fixed Charges" means, with respect to any specified Person for any period, the sum, without duplication, of:

      (1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings), and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

      (2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

      (3) any interest on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

      (4) all dividends, whether paid or accrued and whether or not in cash, on any series of Preferred Stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company.

      "Foreign Subsidiary" means any Restricted Subsidiary of the Company that was not formed under the laws of the United States or any state of the United States or the District of Columbia.

      "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

      "GHR/Kenesis Actions" has the meaning assigned to such term in the Plan.

      "GHR/Kenesis Litigation Trust" has the meaning assigned to such term in the Plan.

      "GHR Settlement Note" means ____________________________________________.

      "Global Notes" means, individually and collectively, the Notes in the form of Exhibit A hereto issued in accordance with Section 2.01 and Section 2.06.

      "Global Note Legend" means the legend set forth in Section 2.06, which is required to be placed on all Global Notes issued under this Indenture.

      "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

      "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person guaranteeing, or having the economic effect of guaranteeing, any Indebtedness or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person,

      (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to take-or-pay, or to maintain financial statement conditions or otherwise)

      (ii) to purchase property, securities or services for the purpose of assuring the holder of such Indebtedness of the payment of such Indebtedness, or

      (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation

(and "Guaranteed," and "Guaranteeing" shall have meanings correlative to the foregoing); provided, however, that the Guarantee by any Person shall not include endorsements by such Person for collection or deposit, in either case, in the ordinary course of business.

      "Guarantor" means any Restricted Subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of this Indenture, and its successors and assigns.

      "Hedging Obligations" means, with respect to any Person, the obligations of such Person under

      (i) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements entered into with one or more financial institutions and other arrangements or agreements designed to protect the Person entering into the agreement against fluctuations in interest rates with respect to Indebtedness incurred and not for purposes of speculation;

      (ii) foreign exchange contracts and currency protection agreements entered into with one or more financial institutions and designed to protect the Person entering into the agreement against fluctuations in currency exchange rates with respect to Indebtedness incurred and not for purposes of speculation; and

      (iii) any commodity futures contract, commodity option or other similar agreement or arrangement designed to protect against fluctuations in the price of commodities used, produced, processed or sold by the Person or any of its Restricted Subsidiaries at the time.

      "Holder" means a Person in whose name a Note is registered.

      "Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Indebtedness or other obligation including by acquisition of Restricted Subsidiaries or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "Incurrence", "Incurred" and "Incurring" shall have meanings correlative to the forgoing); provided that the accrual of interest (whether such interest is payable in cash or in kind) and the accretion of original issue discount shall not be deemed an Incurrence of Indebtedness; provided, that any Indebtedness of a Person existing at the time such Person becomes (after the Effective Date) a Subsidiary (whether by merger, consolidation, acquisition or otherwise) of the Company shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary of the Company, and any amendment, modification or waiver of any document pursuant to which Indebtedness was previously Incurred shall be deemed to be an Incurrence of Indebtedness unless such amendment, modification or waiver does not increase the principal or premium thereof; and provided further, however, that a change in GAAP that results in an obligation of such Person that exists at such time becoming Indebtedness shall not be deemed an Incurrence of such Indebtedness.

      "Indebtedness" means, with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent,

      (i)   every obligation of such Person for money borrowed;

      (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations Incurred in connection with the acquisition of property, assets or businesses;

      (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person (including reimbursement obligations with respect thereto);

      (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements), even if the rights and remedies of the seller under such agreement in the event of default are limited to repossession or sale of such property, but excluding trade accounts payable arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted;

      (v)   every Capital Lease Obligation of such Person;

      (vi)  Hedging Obligations of such Person;

      (vii) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on any asset or property (including, without limitation, leasehold interests and any other tangible of intangible property) of such Person, whether or not such Indebtedness is assumed by such Person or is not otherwise such Person's legal liability, provided that if the obligations so secured have not been assumed in full by such Person or are otherwise not such Person's legal liability in full, the amount of such Indebtedness for the purposes of this definition shall be limited to the lesser of the amount of the Indebtedness secured by such Lien or the Fair Market Value of the assets or property securing such Lien;

     (viii) all Indebtedness of others (including all dividends of other
            Persons the payment of which is) guaranteed, directly or indirectly, by such Person or that is otherwise its legal liability or which such Person has agreed contingently to supply or advance funds; and

      (ix) all Disqualified Stock issued by such Person and all preferred stock issued by Subsidiaries of such Person, with the amount of Indebtedness represented by such Disqualified Stock or preferred stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Stock or preferred stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or preferred stock, as the case may be, as if such stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Stock or preferred stock, such Fair Market Value shall be determined reasonably and in good faith by the board of directors of the issuer of such Disqualified Stock or preferred stock, as the case may be. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date, provided that the amount outstanding at any time of any Indebtedness issued with original issue discount is the full amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP.

      "Indenture" means this Indenture, as amended or supplemented from time to time by one or more indentures supplemental hereto entered into pursuant to the applicable provisions hereof.

      "Intercreditor Agreement" means an Intercreditor Agreement between the __________ as agent for itself and other lenders pursuant to the Exit Facility, and the Trustee and acknowledged by the Company, in substantially the form attached hereto as Exhibit C.

      "Interest Payment Date" means the Stated Maturity of an installment of interest on the Notes.

      "Investment" by any Person means any direct or indirect

      (i) loan, advance or other extension of credit or capital contribution (by means of transfers of cash or other property (valued at the Fair Market Value thereof as of the date of transfer) to others of payments for property or services for the account or use of others, or otherwise),

      (ii) purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by any other Person (whether by merger, consolidation, amalgamation or otherwise and whether or not purchased directly from the issuer of such securities or evidences of Indebtedness),

      (iii) guarantee or assumption of the Indebtedness of any other Person and

      (iv) all other items that would be classified as investments (including, without limitation, purchases of assets outside the ordinary course of business) on a balance sheet of such Person prepared in accordance with GAAP.

If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in
Section 4.08 hereof. The amount or any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

      "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions in The City of New York or the city in which the principal Corporate Trust Office of the Trustee is located are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

      "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

      "Maturity", when used with respect to any Note, means the date on which the principal of such Note becomes due and payable as therein or herein provided, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise.

      "Moody's" means Moody's Investors Service, Inc. or any successor to the rating agency business thereof.

      "Mortgages" means the mortgages granted pursuant to the Security Documents on certain of the Real Property owned or leased by the Company or the Guarantors.

      "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however,

      (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and

      (ii) any unusual, extraordinary or non-recurring gain (but not loss), together with any related provision for taxes on such unusual, extraordinary or non-recurring gain (but not loss).

      "Net Loss Proceeds" means, with respect to any Event of Loss, the proceeds in the form of (a) cash or Cash Equivalents and (b) insurance proceeds, condemnation awards or damages awarded by any judgment, in each case received by the Company from such Event of Loss net of:

      (1) reasonable out-of-pocket expenses and fees relating to such Event of Loss (including, without limitation, legal, accounting and appraisal and insurance adjuster fees);

      (2) all federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP as a consequence of such Event of Loss;

      (3) repayment of Indebtedness (other than Indebtedness evidenced by the Notes) that is secured by the property or assets that are the subject of such Event of Loss; and

      (4) appropriate amounts to be provided by the Company as a reserve, in accordance with GAAP, against any liabilities associated with such Event of Loss and retained by the Company after such Event of Loss, including, without limitation, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Event of Loss.

      "Net Proceeds" means the aggregate proceeds in the form of cash or Cash Equivalents received by the Company or any of its Restricted Subsidiaries (i) with respect to any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of:

      (a) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Sale;

      (b) all payments made on any Indebtedness which is secured by any assets subject to such Asset Sale, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law be repaid out of the proceeds from such Asset Sale;

      (c) all distributions and other payments required to be made to holders of minority interests in Subsidiaries or joint ventures as a result of such Asset Sale; and

      (d) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, or held in escrow, in either case for adjustment in respect of the sale price or for any liabilities associated with the assets disposed of in such Asset Sale and retained by the Company or any Restricted Subsidiary after such Asset Sale; provided, however, that any reduction in such reserve within twelve months following the consummation of such Asset Sale will be treated for all purposes of this Indenture and the Notes as a new Asset Sale at the time of such reduction with Net Proceeds equal to the amount of such reduction; and

(ii) with respect to the issuance or sale of Capital Stock, or options, warrants or rights to purchase Capital Stock, or Indebtedness, debt securities or Disqualified Stock that has been converted into or exchanged for Capital Stock, the proceeds of such issuance or sale in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations, net of:

      (a) all legal, accounting, investment banking, brokerage, consultation, underwriting and other fees and expenses actually incurred in connection with such issuance or sale, conversion or exchange, whether such proceeds are in cash or in other property (valued as determined reasonably and in good faith by the Board of Directors of the Company, as evidenced by a Board Resolution delivered to the Trustee, at the Fair Market Value thereof at the time of receipt),

      (b) in the case of any exchange, exercise, conversion or surrender of any outstanding Indebtedness, debt securities or Disqualified Stock of the Company of any Subsidiary for or into shares of Capital Stock of the Company consummated after the Effective Date, the amount of such Indebtedness, debt security or Disqualified Stock (or, if such Indebtedness, debt security or Disqualified Stock was issued at an amount less than the stated principal amount thereof, the accrued amount thereof as determined in accordance with GAAP) as reflected in the consolidated financial statements of the Company prepared in accordance with GAAP as of the most recent date next preceding the date of such exchange, exercise, conversion or surrender, plus any additional amount required to be paid by the holder of such Indebtedness, debt security or Disqualified Stock to the Company or to any Guarantor upon such exchange, exercise, conversion or surrender and less any and all payments made to the holders of such Indebtedness, debt security or Disqualified Stock,

      (c) any consolidated interest expense attributable to any Indebtedness or debt securities paid to the holders thereof prior to the conversion or exchange, and

      (d) taxes paid or payable as a result thereof, and all other expenses incurred by the Company in connection therewith,

provided that the exchange, exercise, conversion or surrender of any Indebtedness outstanding on the Effective Date which is subordinated (whether pursuant to its terms or by operation of law) to the Securities shall not be or be deemed to be included in Net Proceeds.

      "New Convertible Security" has the meaning assigned to such term in the Plan.

      "Notes" has the meaning assigned to it in the preamble to this Indenture.

      "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

      "Officer" means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer or the Senior Vice-President--Finance of such Person.

      "Officers' Certificate" means a certificate signed on behalf of the Company by two Officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, that meets the requirements of Sections 13.04 and 13.05 hereof.

      "Opinion of Counsel" means an opinion from legal counsel who is reasonably acceptable to the Trustee, that meets the requirements of Sections 13.04 and
13.05 hereof. The counsel may be an employee of or counsel to the Company, any Subsidiary of the Company or the Trustee.

      "Participant" means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to The Depositary Trust Company, shall include Euroclear and Clearstream).

      "Permitted Business" means (i) manufacturing and selling flooring products of all types, and (ii) businesses that are reasonably related thereto or reasonable extensions thereof.

      "Permitted Investments" means

      (a) any Investment in the Company or in a Restricted Subsidiary of the Company that is a Guarantor or a Foreign Subsidiary;

      (b)   any Investment in Cash Equivalents;

      (c) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment (i) such Person becomes a Restricted Subsidiary of the Company and a Guarantor or a Foreign Subsidiary or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company that is a Guarantor or a Foreign Subsidiary;

      (d) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.10 hereof;

      (e) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

      (f)   Hedging Obligations;

      (g) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (g) that are at the time outstanding, not to exceed $1.0 million;

      (h)   Guarantees issued in accordance with Section 4.09 of this Indenture;
            and

      (i) Investments in surety and performance bonds and prepaid expenses, negotiable instruments held for collection and lease, utility and worker's compensation, performance and other similar deposits;

      (j) any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates (including the GHR Settlement Note);

      (k) loans or advances to employees in the ordinary course of business or consistent with past practice not to exceed $500,000 in the aggregate at any one time outstanding;

      (l) receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

      (m) guarantees by the Company or any of its Restricted Subsidiaries of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by any Restricted Subsidiary in the ordinary course of business; and

      (n) Investments existing on the Closing Date and set forth on Schedule III hereto.

      "Permitted Liens" means

      (i) Liens on property or assets of the Company or any of the Guarantors securing the Exit Facility;

      (ii)  Liens in favor of the Company or the Guarantors, if any;

      (iii) Liens on property or assets of a Person existing at the time such Person is merged into or consolidated or amalgamated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger, consolidation or amalgamation and do not extend to any assets other than those of the Person merged into or consolidated or amalgamated with the Company or such Restricted Subsidiary;

      (iv) Liens on property or assets existing at the time of acquisition thereof or the acquisition of a Person owning such property or assets by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any assets other than the acquired property and accessions and additions thereto and proceeds thereof;

      (v) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature Incurred in the ordinary course of business;

      (vi) Liens to secure Capital Lease Obligations and mortgage financing or purchase money obligations of the type (but without reference to any restrictions on amount) described in clause (xiii) of the second paragraph of Section 4.09 that are permitted to be Incurred pursuant to the terms of this Indenture covering only the assets acquired with such Indebtedness and proceeds thereof, provided, however, that
            (a) the principal amount of any Indebtedness secured by such a Lien does not exceed 100% of such purchase price or cost, (b) such a Lien is created within 120 days of the construction, acquisition or improvement of such property and does not extend to or cover any other property other than such item of property and any improvements or accessions thereto and proceeds thereof and (c) the Incurrence of such Indebtedness is otherwise permitted by this Indenture;

      (vii) Liens existing on the date of this Indenture listed on Schedule IV;

     (viii) Liens for taxes, assessments or governmental charges or claims (other than any Lien imposed by the Employee Retirement Income Security Act of 1974, as amended) that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

      (ix) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

      (x) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

      (xi) pledges or deposits made in the ordinary course of business (A) in connection with leases, tenders, bids, statutory obligations, surety or appeal bonds, government contracts, performance bonds and similar obligations, or (B) in connection with workers' compensation, unemployment insurance and other social security legislation;

      (xii) Liens encumbering property or assets under construction arising from progress or partial payment by a customer of the Company or its Restricted Subsidiaries relating to such property or assets;

     (xiii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of customs duties in connection with the importation of goods;

      (xiv) any attachment or judgment Lien that does not constitute an Event of Default;

      (xv) Liens created for the benefit of (or to secure) the Notes (or the Subsidiary Guarantees);

      (xvi) Liens arising solely by virtue of any statutory or common law provisions relating to banker's Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained or deposited with a depositary institution; provided that: (a) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board, and (b) such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depositary institution;

     (xvii) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

    (xviii) Liens securing Hedging Obligations of the Company and its Restricted Subsidiaries;

      (xix) Liens on the GHR/Kenesis Actions securing the Plan Trust Note and the New Convertible Security;

      (xx) Liens to secure Indebtedness Incurred to extend, renew, refinance or refund (or successive extensions, renewals, refinancings or refundings), in whole or in part, Indebtedness secured by any Lien referred to in the foregoing clauses (i), (iii), (iv), (vi), (vii),
            (xiv) and (xvii) so long as such Lien does not extend to any other property and the principal amount of Indebtedness so secured is not increased;

      (xxi) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $1,000,000 at any one time outstanding and that
            (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Restricted Subsidiary;

     (xxii) Liens securing reimbursement obligations with respect to letters of credit incurred in the ordinary course of business and in accordance with this Indenture that encumber documents and other property relating to such letters of credit and the products and proceeds thereof; and

    (xxiii) Liens in favor of the Trustee arising under this Indenture.

      "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

      (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses Incurred in connection therewith);

      (ii) such Permitted Refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

      (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes or a Subsidiary Guarantee, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes or such Subsidiary Guarantee, as the case may be, on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

      (iv) such Indebtedness is Incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

      "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or agency or political subdivision thereof (including any subdivision or ongoing business of any such entity) or other entity.

      "Plan" has the meaning assigned to it in the preamble of this Indenture.

      "Plan Trust Note" has the meaning assigned to such term in the Plan.

      "Principals" means any or all of Richard G. Marcus, William M. Marcus and Roger S. Marcus.

      "Real Property" means any interest in any real property or any portion thereof whether owned in fee or leased or otherwise.

      "Regular Record Date" has the meaning set forth in Exhibit A attached hereto.

      "Related Party" with respect to any Principal means

      (A) any controlling holder of Equity Interests, 80% (or more) owned Subsidiary, or spouse or ex-spouse or immediate family member (in the case of an individual) of such Principal or

      (B) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (A) or (C) any investment fund, whether a limited partnership, limited liability corporation or corporation, or other entity managed and controlled by such Principal.

      "Responsible Officer," when used with respect to the Trustee, means any officer within the Corporate Trust Administration of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

      "Restricted Investment" means any Investment other than a Permitted Investment.

      "Restricted Subsidiary" means, with respect to any Person, each Subsidiary of such Person.

      "Securities Act" means the Securities Act of 1933, as amended.

      "Security Agreement" means the Security Agreement, dated as of the Closing Date, by and between the Company and the Collateral Agent in substantially the form attached hereto as Exhibit D.

      "Security Documents" means the Security Agreement, the Mortgages and any other document or agreement that secures the Notes or the Subsidiary Guarantees.

      "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc.

      "Senior Debt" means:

      (1) all Indebtedness of the Company or any of its Restricted Subsidiaries outstanding under the Exit Facility and all Hedging Obligations with respect thereto;

      (2) any other Indebtedness of the Company or any of its Restricted Subsidiaries permitted to be incurred under the terms of this Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Notes or any Subsidiary Guarantee; and

      (3) all Obligations with respect to the items listed in the preceding clauses (1) and (2).

Notwithstanding anything to the contrary in the preceding sentence, Senior Debt will not include:

      (a) any intercompany Indebtedness of the Company or any of its Subsidiaries to the Company or any of its Affiliates; or

      (b)   any Indebtedness that is incurred in violation of this Indenture.

For the avoidance of doubt, "Senior Debt" will not include any trade payables or taxes owed or owing by the Company or any Restricted Subsidiary.

      "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act and the Exchange Act, as such Regulation is in effect on the date of this Indenture.

      "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

      "Subsidiary" means, with respect to any Person,

      (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and

      (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or
            (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

      "Subsidiary Guarantee" means the Guarantee by each Guarantor of the Company's Obligations under this Indenture, the Security Documents and the Notes, executed pursuant to the provisions of this Indenture.

      "TIA" means the Trust Indenture Act of 1939 (15 U.S.C. ss.ss. 77aaa-77bbbb) as in effect on the date on which this Indenture is qualified under the TIA, except as provided in Section 9.03; provided, however, that in the event the Trust Indenture Act of 1939 is amended after such date, "TIA" means, to the extent required by any such amendment, the Trust Indenture Act of 1939 as so amended.

      "Transactions" means the transactions contemplated by the Plan.

      "Trust Monies" means all cash and Cash Equivalents received:

      (1) all Net Proceeds and, subject to the provisions of Section 4.11 hereof, all Net Loss Proceeds; or

      (2) as proceeds of any sale or other disposition of all or any part of the Collateral by or on behalf of the Trustee or any collection, recovery, receipt, appropriation or other realization of or from all or any part of the Collateral by or on behalf of the Trustee pursuant to this Indenture or any of the Security Documents or otherwise;

provided, however, that Trust Monies shall in no event include any property deposited with the Trustee for any redemption, legal defeasance or covenant defeasance of Notes, for the satisfaction and discharge of this Indenture or to pay the purchase price of Notes pursuant to a Change of Control Offer, an Asset Sale Offer or a Loss Proceeds Offer.

      "Trustee" means the party named as such above until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

      "Voting Stock" of any Person means Capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) at such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

      "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing

      (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by

      (ii)  the then outstanding principal amount of such Indebtedness.

      "Wholly Owned" means, when used with respect to any Subsidiary or Restricted Subsidiary of a Person, a Subsidiary (or Restricted Subsidiary, as appropriate) of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors, qualifying shares) shall at the time be owned by such Person or by one or more wholly owned Subsidiaries (or Wholly Owned Restricted Subsidiaries, as appropriate) of such Person and one or more Wholly Owned Subsidiaries (or Wholly Owned Restricted Subsidiaries, as appropriate) of such Person.

Section 1.02. Other Definitions.

                                                                      Defined
       Term                                                          in Section
       ----                                                          ----------

       "Affiliate Transaction"....................................      4.12
       "Asset Sale Offer".........................................      4.10
       "DTC"......................................................      2.03
       "Change of Control Offer"..................................      4.15
       "Change of Control Payment"................................      4.15
       "Change of Control Payment Date"...........................      4.15
       "Change of Control Purchase Price".........................      4.15
       "Covenant Defeasance"......................................      8.03
       "Event of Default".........................................      6.01
       "Excess Loss Proceeds"....................................       4.11
       "Excess Proceeds"..........................................      4.10
       "Legal Defeasance".........................................      8.02

                                                                      Defined
       Term                                                          in Section
       ----                                                          ----------

       "Loss Proceeds Offer"......................................      4.11
       "Loss Proceeds Offer Amount"...............................      4.11
       "Loss Proceeds Offer Trigger Date".........................      4.11
       "Offer Amount".............................................      4.10
       "Offer Period".............................................      3.09
       "Paying Agent".............................................      2.03
       "Permitted Debt"...........................................      4.09
       "Purchase Date"............................................      3.09
       "Registrar"................................................      2.03
       "Released Collateral"......................................     10.06
       "Released Trust Monies"....................................     12.04
       "Replacement Assets".......................................      4.10
       "Restricted Payments"......................................      4.07
       "Senior Secured Debt"......................................      4.11
       "Subject Property".........................................      4.11

Section 1.03. Terms of TIA.

      Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.

      The following TIA terms used in this Indenture have the following meanings:

      "indenture securities" means the Notes;

      "indenture security Holder" means a Holder of a Note;

      "indenture to be qualified" means this Indenture;

      "indenture trustee" or "institutional trustee" means the Trustee; and

      "obligor" on the Notes and the Subsidiary Guarantees means the Company and the Guarantors, respectively, and any successor obligor upon the Notes and the Subsidiary Guarantees, respectively.

      All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by Commission rule under the TIA have the meanings so assigned to them.

Section 1.04. Rules of Construction.

      Unless the context otherwise requires:

            (1) a term has the meaning assigned to it;

            (2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP (whether or not such is indicated herein), and, except as otherwise herein expressly provided, the term "generally accepted accounting principles" with respect to any computation required or permitted hereunder shall mean such accounting principles as are generally accepted in the United States as consistently applied by the Company on the Effective Date;

            (3) "or" is not exclusive;

            (4) words in the singular include the plural, and in the plural include the singular;

            (5) unless otherwise specifically set forth herein, all calculations or determinations of a Person shall be performed or made on a consolidated basis in accordance with GAAP but shall not include the accounts of Unrestricted Subsidiaries, except to the extent of dividends and distributions actually paid to the Company or a Restricted Subsidiary;

            (6) the words "herein", "hereof" and "hereunder" and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision;

            (7) unless the context otherwise requires, any reference to a "Clause," and "Article" or a "Section", or to an "Exhibit" or a "Schedule", refers to a Clause, an Article or Section of, or to an Exhibit or a Schedule attached to, this Indenture, as the case may be;

            (8) unless the context otherwise requires, any reference to a statute, rule or regulation refers to the same (including any successor statute, rule or regulation thereto) as it may be amended from time to time;

            (9) unless otherwise expressly provided herein, the principal amount of any preferred stock shall be greater of (i) the maximum liquidation value of such preferred stock or (ii) the maximum mandatory redemption or mandatory repurchase price with respect to such preferred stock; and

            (10) provisions apply to successive events and transactions.

                                   ARTICLE 2.
                                   THE NOTES

Section 2.01. Form and Dating.

      (a) General. The Notes and the Trustee's certificate of authentication shall be substantially in the form of Exhibit A hereto. The Notes may have notations, legends, endorsements required by law, stock exchange rule or usage. Each Note shall be dated the date of its authentication. The Notes shall be in denominations of $1000 and integral multiples thereof.

      The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Company and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

      Upon their original issuance, Notes shall be issued in the form of one or more Global Notes registered in the name of DTC, as Depositary, or its nominee and deposited with the Trustee, as Custodian for DTC, for credit by DTC to the respective accounts of beneficial owners of the Notes represented thereby (or such other accounts as they may direct).

      (b) Global Notes. Notes issued in global form shall be substantially in the form of Exhibit A attached hereto (including the Global Note Legend thereon and the "Schedule of Exchanges of Interests in the Global Note" attached thereto). Each Global Note shall represent such of the outstanding Notes as shall be specified therein and each shall provide that it shall represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

      Except as set forth in Section 2.06 hereof, the Global Notes may be transferred, in whole and not in part, only by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary, or a nominee of such successor Depositary.

      (c) Book-Entry Provisions. This Section 2.01(c) shall apply only to Global Notes deposited with or on behalf of the Depositary.

      The Company shall execute and the Trustee shall, in accordance with this
Section 2.01(c), authenticate and deliver the Global Notes that (i) shall be registered in the name of the Depositary or the nominee of the Depositary and
(ii) shall be delivered by the Trustee to the Depositary or pursuant to the Depositary's instructions or held by the Custodian.

      Participants shall have no rights either under this Indenture with respect to any Global Note held on their behalf by the Depositary or by the Custodian as custodian for the Depositary or under such Global Note, and the Depositary may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Participants, the operation of customary practices of such Depositary governing the exercise of the rights of an owner of a beneficial interest in any Global Note.

      (d) Definitive Notes. Notes issued in definitive form shall be substantially in the form of Exhibit A attached hereto (but without the Global Note Legend thereon, without certain phrases specified in Exhibit A to be for Global Notes only and without the "Schedule of Exchanges of Interests in the Global Note" attached thereto) and shall be printed, typewritten, lithographed or engraved or produced by any combination of these methods or may be produced by any other method permitted by the rules of any securities exchange on which the Notes may be listed, as evidenced by the execution of such Notes.

      (e) Provisions Applicable to Forms of Notes. The Notes may also have such additional provisions, omissions, variations or substitutions as are not inconsistent with the provisions of this Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with this Indenture, any applicable law or with any rules made pursuant thereto or with the rules of any securities exchange or governmental agency or as may be determined consistently herewith by the Officers of the Company executing such Notes, as conclusively evidenced by their execution of such Notes. All Notes will be otherwise substantially identical except as provided herein.

      Subject to the provisions of this Article 2, a Holder of a Global Note may grant proxies and otherwise authorize any Person to take any action that a Holder is entitled to take under this Indenture or the Notes.

Section 2.02. Execution and Authentication.

      An Officer shall sign the Notes for the Company by manual or facsimile signature. The Company's seal shall be reproduced on the Notes and may be in facsimile form.

      If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

      A Note shall not be valid until authenticated by the manual signature of the Trustee. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

      The Trustee shall, upon a Company Order, authenticate Notes for original issue up to the aggregate principal amount of $100.0 million. The aggregate principal amount of Notes outstanding at any time may not exceed such amount except as provided in Section 2.07 hereof.

      The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Company.

Section 2.03. Registrar and Paying Agent.

      The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange ("Registrar") and an office or agency where Notes may be presented for payment ("Paying Agent"). The Registrar shall keep a register of the Notes and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional paying agents. The term "Registrar" includes any co-registrar and the term "Paying Agent" includes any additional paying agent. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

      The Company initially appoints The Depository Trust Company ("DTC") to act as Depositary with respect to the Global Notes.

      The Company initially appoints the Trustee to act as the Registrar and Paying Agent and to act as Custodian with respect to the Global Notes.

      The Company shall, prior to each Regular Record Date, notify the Paying Agent of any wire transfer instructions for payments that it receives from Holders.

Section 2.04. Paying Agent to Hold Money in Trust.

      The Company shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal of or interest on the Notes, and will notify the Trustee of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary) shall have no further liability for the money. If the Company or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee shall serve as Paying Agent for the Notes.

Section 2.05. Holder Lists.

      The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA ss. 312(a). If the Trustee is not the Registrar, the Company shall furnish to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes and the Company shall otherwise comply with TIA ss. 312(a).

Section 2.06. Transfer and Exchange.

      (a) Transfer and Exchange of Global Notes. (i) Except as provided in this
Section 2.06 and the sections of the Indenture referenced herein, notwithstanding any other provision in this Indenture, no Global Note may be exchanged in whole or in part for Definitive Notes, and no transfer of a Global
Note in whole or in part may be registered, in the name of any Person other than the Depositary for such Global Notes or a nominee thereof unless (i) such Depositary or the Trustee has notified the Company that the Depository is (A) unwilling or unable to continue as Depositary for such Global Notes or (B) has ceased to be clearing agency registered as such under the Exchange Act, and in either case the Company fails to appoint a successor Depositary within 90 days of such notice, (ii) the Company executes and delivers to the Trustee a Company Order stating that it elects to cause the issuance of the Notes in definitive form and that all Global Notes shall be exchanged in whole for Definitive Notes (in which case such exchange shall be effected by the Trustee) or (iii) there shall have occurred and be continuing an Event of Default with respect to the Notes. Notwithstanding the foregoing provisions of this Section 2.06(a), Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a); however, beneficial interests in a Global Note may be transferred and exchanged as provided in
Section 2.06(b) or (d) hereof.

      (b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures.

            (i) If any Global Note is to be exchanged for other Notes or cancelled in whole, it shall be surrendered by or on behalf of the Depositary or its nominee to the Trustee, as Registrar, for exchange or cancellation as provided in this Article 2. If any Global Note is to be exchanged for other Notes or cancelled in part, or if another Note is to be exchanged in whole or in part for a beneficial interest in any Global Note, then either (i) such Global Note shall be so surrendered for exchange or cancellation as provided in this Article 2 or (ii) the principal amount thereof shall be reduced or increased by an amount equal to the portion thereof to be so exchanged or cancelled, or equal to the principal amount of such other Note to be so exchanged for a beneficial interest therein, as the case may be, by means of an appropriate endorsement made on the Global Notes by the Trustee, as Custodian, whereupon the Trustee, in accordance with the Applicable Procedures, shall instruct the Depositary or its authorized representative to make a corresponding adjustment to its records. Upon any such surrender or adjustment of a Global Note, the Trustee shall, as provided in this
      Article 2, authenticate and deliver any Notes issuable in exchange for such Global Note (or any portion thereof) to or upon the order of, and registered in such names as may be directed by, the Depositary or its authorized representative. Upon the request of the Trustee in connection with the occurrence of any of the events specified in Section 2.06(a), the Company shall promptly make available to the Trustee a reasonable supply of Definitive Notes that are not in the form of Global Notes. The Trustee shall be entitled to rely upon any order, direction or request of the Depositary or its authorized representative which is given or made pursuant to this Article 2 if such order, direction or request is given or made in accordance with the Applicable Procedures and in accordance with all applicable laws. Every Note authenticated and delivered upon registration of transfer of, or in exchange for or in lieu of, a Global Note or any portion thereof, whether pursuant to this Article 2 or otherwise, shall be authenticated and delivered in the form of, and shall be, a Global Note, unless such Note is registered in the name of a Person other than the Depositary for such Global Note or a nominee thereof.

            (ii) The Depositary or its nominee, as registered owner of a Global Note, shall be the Holder of such Global Note for all purposes under this Indenture and the Notes and owners of beneficial interests in a Global Note shall hold such interests pursuant to the Applicable Procedures. Accordingly, any such owner's beneficial interest in a Global Note will be shown only on, and the transfer of such interest shall be effected only through, records maintained by the Depositary or its nominee or its Participants.

      (c) Global Note Legend. Each Global Note shall bear a legend in substantially the following form:

            THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS NOTE MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A NOTE REGISTERED, AND NO TRANSFER OF THIS NOTE IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

            UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

      (d) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or cancelled in whole and not in part, each such Global Note shall be returned to or retained and cancelled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global
Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction to reflect such increase.

      (e) General Provisions Relating to Transfers and Exchanges.

      Subject to the other provisions of this Indenture regarding restrictions on transfer, upon surrender for registration of transfer of any Note at any office or agency of the Company designated pursuant to Section 4.02 for such purpose, the Company shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferee or transferees, one or more new Notes of any authorized denominations, of a like aggregate principal amount and bearing such restrictive legends as may be required by this Indenture.

            (i) At the option of the Holder, and subject to the other provisions of this Section 2.06, Notes may be exchanged for other Notes of any authorized denominations, of a like aggregate principal amount and bearing such restrictive legends as may be required by this Indenture upon surrender of the Notes to be exchanged at any such office or agency. Whenever any Notes are so surrendered for exchange, the Company shall execute, the Trustee shall authenticate and make available for delivery, the Notes which the Holder making the exchange is entitled to receive.

            (ii) Every Note presented or surrendered for registration of transfer or for exchange shall (if so required by the Company or the Registrar) be duly endorsed, or be accompanied by a written instrument of transfer, in form satisfactory to the Company and the Registrar, duly executed by the Holder thereof or his attorney duly authorized in writing.

            (iii) No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.08, 3.09, 4.10, 4.11, 4.15 and 9.05 hereof).

            (iv) The Registrar shall not be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

            (v) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

            (vi) The Registrar shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part or (C) to register the transfer of or to exchange a Note between a record date and the next succeeding Interest Payment Date.

            (vii) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

            (viii) The Trustee shall authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.

Section 2.07. Replacement Notes.

      If any mutilated Note is surrendered to the Trustee or the Company and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Company shall issue and the Trustee, upon receipt of a Company Order, shall authenticate a replacement Note if the Trustee's requirements are met. If required by the Trustee or the Company, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Company may charge for its expenses in replacing a Note.

      In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Company in its discretion may, instead of issuing a new Note, pay such Note.

      Upon the issuance of any new Note under this Section, the Company and the Trustee (without duplication) may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee and reasonable attorneys' fees) connected therewith.

      Every replacement Note is an additional obligation of the Company and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

      The provisions of this Section are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

Section 2.08. Outstanding Notes.

      The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note; however, Notes held by the Company or a Subsidiary of the Company shall not be deemed to be outstanding for purposes of Section 3.08 hereof.

      If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

      If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

      If the Paying Agent (other than the Company, a Subsidiary of the Company or an Affiliate of any thereof) holds, on a redemption date or Maturity, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.09. Treasury Notes.

      In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company, or by any Affiliate of the Company, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that the Trustee knows are so owned shall be so disregarded.

      Notwithstanding the foregoing, with respect to any Global Note, nothing herein shall prevent the Company, the Trustee, or any agent of the Company or the Trustee, from giving effect to any written certification, proxy or other authorization furnished by a Depositary or impair, as between a Depositary and holders of beneficial interests in any Global Note the operation of customary practices governing the exercise of the rights of the Depositary as Holder of such Global Note.

Section 2.10. Temporary Notes.

      Until certificates representing Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of a Company Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Company considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Company shall prepare and the Trustee shall, as soon as practicable upon its receipt of a Company Order, authenticate definitive Notes in exchange for temporary Notes.

      Holders of temporary Notes shall be entitled to all of the benefits of this Indenture.

Section 2.11. Cancellation.

      The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall destroy cancelled Notes (subject to the record retention requirement of the Exchange
Act). Certification of the destruction of all cancelled Notes shall be delivered to the Company. The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12. Defaulted Interest.

      If the Company defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Company shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Company shall fix or cause to be fixed each such special record date and payment date, provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) shall mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

Section 2.13. CUSIP Numbers.

      The Company in issuing the Notes may use "CUSIP" numbers (if then generally in use), and, if so, the Trustee shall use "CUSIP" numbers in notices as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice and that reliance may be placed only on the other identification numbers printed on the Notes and any such redemption shall not be affected by any defect in or omission of such numbers. The Company will promptly notify the Trustee of any change in the "CUSIP" numbers.

Section 2.14. Computation of Interest.

      Interest on the Notes shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

                                   ARTICLE 3.
                            REDEMPTION AND PREPAYMENT

Section 3.01. No Optional Redemption.

      The Notes are not optionally redeemable at any time.

Section 3.02. Offer to Purchase by Application of Excess Proceeds and Net Loss Proceeds.

      In the event that, pursuant to Section 4.10 or Section 4.11 hereof, the Company shall be required to commence an Asset Sale Offer or a Loss Proceeds Offer, it shall follow the procedures specified below. The Asset Sale Offer or Loss Proceeds Offer shall be made to all Holders and all holders of the Indebtedness of the Company or the Subsidiaries that is pari passu with the Notes or the Subsidiary Guarantee in question that contains provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets or that is Senior Secured Debt in the case of an Event of Loss.

      An Asset Sale Offer or Loss Proceeds Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the "Offer Period"). No later than five Business Days after the termination of the Offer Period (the "Purchase Date"), the Company shall purchase the principal amount of Notes required to be purchased pursuant to Section 4.10 or Section 4.11 or, if less than the Offer Amount or Loss Proceeds Offer Amount has been tendered, all Notes tendered in response to the Asset Sale Offer or the Loss Proceeds Offer, as applicable. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

      If the Purchase Date is on or after a Regular Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Asset Sale Offer or the Loss Proceeds Offer, as applicable.

      Upon the commencement of an Asset Sale Offer or Loss Proceeds Offer, the Company shall send, by first class mail, a notice to the Trustee and each of the Holders. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer or the Loss Proceeds Offer, as applicable. The notice shall contain (i) the most recent annual and quarterly financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the documents required to be filed with the Trustee pursuant to Section 4.03(a) of this Indenture (which requirements may be satisfied by delivery of such documents together with the Asset Sale Offer or Loss Proceeds Offer, as applicable), (ii) a description of material developments as found in press releases and public filings in the Company's business subsequent to the date of the latest of such financial statements referred to in clause (i), (iii) a description of the events requiring the Company to make the Asset Sale Offer or the Loss Proceeds Offer, and (iv) any other information required by applicable law to be included therein. The notice, which shall govern the terms of the Asset Sale Offer or the Loss Proceeds Offer, as applicable, shall also state:

      (a) that the Asset Sale Offer or the Loss Proceeds Offer is being made pursuant to this Section 3.02 and Section 4.10 or Section 4.11 hereof and the length of time the Asset Sale Offer or Loss Proceeds Offer, as applicable, shall remain open;

      (b) the Offer Amount or the Loss Proceeds Offer Amount, the purchase price and the Purchase Date;

      (c) that any Note not tendered or accepted for payment shall continue to accrue interest;

      (d) that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer or the Loss Proceeds Offer, as applicable, shall cease to accrue interest after the Purchase Date;

      (e) that Holders electing to have a Note purchased pursuant to an Asset Sale Offer or the Loss Proceeds Offer, as applicable, may only elect to have all of such Note purchased and may not elect to have only a portion of such Note purchased;

      (f) that Holders electing to have a Note purchased pursuant to any Asset Sale Offer or Loss Proceeds Offer, shall be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, or transfer by book-entry transfer, to the Company, a depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

      (g) that Holders shall be entitled to withdraw their election if the Company, the depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

      (h) that, if the aggregate principal amount of Notes surrendered by Holders exceeds the Offer Amount or the Loss Proceeds Offer Amount, as applicable, the Company shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $1,000, or integral multiples thereof, shall be purchased); and

      (i) that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

      On or prior to 10:00 a.m. New York City time, on any Purchase Date, the Company shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price of and accrued interest on all Notes to be redeemed on that date. The Trustee or the Paying Agent shall promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption price of, and accrued interest on, all Notes to be redeemed.

      On or before the Purchase Date, the Company shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount or the Loss Proceeds Offer Amount, as applicable, of Notes or portions thereof tendered pursuant to the Asset Sale Offer or the Loss Proceeds Offer, as applicable, or if less than the Offer Amount or the Loss Proceeds Offer Amount has been tendered, all Notes tendered, and shall deliver to the Trustee an Officers' Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.02. The Company, the Depositary or the Paying Agent, as the case may be, shall promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company shall promptly issue a new Note, and the Trustee, upon receipt of a Company Order from the Company, shall authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company shall publicly announce the results of the Asset Sale Offer or the Loss Proceeds Offer, as applicable, on the Purchase Date.

                                   ARTICLE 4.
                                    COVENANTS

Section 4.01. Payment of Notes.

      The Company shall pay or cause to be paid the principal of and interest on the Notes on the dates and in the manner provided in the Notes. Principal and interest shall be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, (i) holds as of 10:00 a.m. New York City Time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal and interest then due and (ii) is not prohibited from paying such money to the Holders.

      The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to 2% per annum in excess of the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including interest that accrues after, or would have accrued but for, the commencement of a proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

Section 4.02. Maintenance of Office or Agency.

      The Company shall maintain in the Borough of Manhattan, The City of New York, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

      The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in the Borough of Manhattan, The City of New York for such purposes. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

      The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.03.

Section 4.03. Reports; Fiscal Year.

      (a) Whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company shall furnish to the Trustee and the Holders of Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the

Commission on Forms 10-Q and 10K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports, in each case within the time periods specified in the Commission's rules and regulations. In addition, whether or not required by the rules and regulations of the Commission, the Company shall file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

      (b) Any materials required to be furnished to Holders of Notes by this
Section 4.03 shall discuss, in reasonable detail, either on the face of the financial statements included therein or in the footnotes thereto and in any Management's Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

      (c) The Company shall not, and shall not permit any of its Subsidiaries, to change the date of the end of its Fiscal Year from December 31.

Section 4.04. Compliance Certificate.

      (a) The Company and each Guarantor (to the extent that such Guarantor is so required under the TIA) shall deliver to the Trustee, within [120] days after the end of each Fiscal Year, an Officers' Certificate stating that a review of the activities of the Company and its Subsidiaries during the preceding Fiscal Year has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Company has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which scheduled payments on account of the principal of or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto.

      (b) The Company shall, so long as any of the Notes are outstanding, deliver to the Trustee, forthwith upon and in any event within 5 Business Days after any Officer's becoming aware of any Default or Event of Default, an Officers' Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

Section 4.05. Taxes.

      The Company shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

Section 4.06. Stay, Extension and Usury Laws.

      The Company and each of the Guarantors covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07. Restricted Payments.

      The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or to the Company or a Restricted Subsidiary of the Company); (ii) purchase, redeem or otherwise acquire or retire for value (including; without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company; (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes or a Subsidiary Guarantee, except a payment of interest or principal at Stated Maturity or any payments made with the proceeds of the GHR/Kenesis Actions or otherwise from the GHR/Kenesis Litigation Trust; or (iv) make any Restricted Investments, (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments").

      The foregoing provisions shall not prohibit (i) the redemption, repurchase, retirement, defeasance or other acquisition of any Indebtedness that is subordinated to the Notes or Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of, other Equity Interests of the Company (other than any Disqualified Stock); (ii) the defeasance, redemption, repurchase or other acquisition of Indebtedness that is subordinated to the Notes with the net cash proceeds from an Incurrence of Permitted Refinancing Indebtedness; (iii) the payment of any dividend (in cash or otherwise) by a Restricted Subsidiary of the Company to the holders of its common Equity

Interests on a pro rata basis; (iv) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Subsidiary of the Company held by any member of the Company's (or any of its Subsidiaries') management pursuant to any management equity subscription agreement, stock option agreement or employment agreement, provided that the purchase price is paid with the proceeds to the Company of key man life or disability insurance policies purchased by the Company specifically to finance any such repurchase, redemption or other acquisition; (v) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any member of the Company's (or any of its Restricted Subsidiaries') management pursuant to any management equity subscription agreement, stock option agreement, or employment agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests of the Company or any Restricted Subsidiary shall not exceed $200,000 in any twelve-month period and no Default or Event of Default shall have occurred and be continuing immediately after such transaction; (vi) upon the occurrence of a Change of Control or an Asset Sale and within 60 days after the completion of the offer to repurchase the Notes pursuant to the covenants described under Section 3.09,
4.10 and 4.15, any purchase, repurchase, redemption, defeasance, acquisition or other retirement for value of Indebtedness subordinated to the Notes or a Subsidiary Guarantee required pursuant to the terms thereof at a purchase price not to exceed 101% of the outstanding principal amount thereof, plus accrued and unpaid interest thereon, if any, as a result of such Change of Control, and at a purchase price not to exceed 100% of the outstanding principal amount, plus accrued and unpaid interest thereon, if any, as a result of an Asset Sale; provided, however, that at the time of such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, no Default or Event of Default shall have occurred and be continuing (or would result therefrom); (vii) payments made to American Biltrite pursuant to the Business Relations Agreement dated as of March 11, 1993, by and between American Biltrite and the Company, as amended to the date of this Indenture or (viii) the payment of amounts due in lieu of compensation under the Personal Services Agreement dated as of March 11, 1993, by and between American Biltrite and the Company, as amended to the date of this Indenture, provided that any incentive fees payable shall be approved by a majority of the disinterested directors of the Company.

Section 4.08. Dividend and Other Payment Restrictions Affecting Subsidiaries.

      (a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to

            (i) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries,

            (ii) make loans or advances to the Company or any of its Restricted Subsidiaries or

            (iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

      (b) However, the foregoing restrictions will not apply to encumbrances or restrictions existing under or by reason of

            (i) Existing Indebtedness, the Plan Trust Note and the New Convertible Security, each as in effect on the date of this Indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the agreements governing the Existing Indebtedness as in effect on the date of this Indenture,

            (ii) the Exit Facility as in effect as of the date of this Indenture and any amendments, modifications, refundings, replacements, renewals or supplements thereof; provided that such amendments, modifications, refundings, replacements, renewals or supplements are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the Exit Facility as in effect on the date of this Indenture as determined in good faith by the Company's Board of Directors,

            (iii) this Indenture, the Security Documents and the Notes,

            (iv)  applicable law,

            (v) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was Incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be Incurred,

            (vi) customary non-assignment provisions in leases, licenses and other contracts entered into in the ordinary course of business and consistent with past practices,

            (vii) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) of Section 4.08(a) above on the property so acquired,

           (viii) any agreement for the sale of a Subsidiary or a substantial portion of such Subsidiary's assets that restricts distributions or transfers of assets by that Subsidiary pending its sale,

            (ix) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced as determined in good faith by the Company's Board of Directors,

            (x)   Liens permitted to be incurred under the provisions of Section
                  4.13 that limit the right of the debtor to dispose of the assets subject to such Liens,

            (xi) provisions limiting the disposition or distribution of assets or property in, or transfer of Capital Stock of, joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into (a) in the ordinary course of business, consistent with past practice or (b) with the approval of the Company's Board of Directors, which limitations are applicable only to the assets, property or Capital Stock that are the subject of such agreements,

            (xii) the issuance of preferred stock by a Restricted Subsidiary or the payment of dividends thereon in accordance with the terms thereof; provided that issuance of such preferred stock is permitted pursuant Section 4.09 hereof and the terms of such preferred stock do not expressly restrict the ability of a Restricted Subsidiary to pay dividends or make any other distributions on its Capital Stock (other than requirements to pay dividends or make or liquidation preferences on such Preferred Stock prior to paying any dividends or making any other distributions on such other Capital Stock),

           (xiii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest,

            (xiv) encumbrances or restrictions contained in Hedging Obligations permitted from time to time under this Indenture,

            (xv) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business, and

            (xvi) any agreement or instrument governing Indebtedness permitted to be Incurred under this Indenture; provided that the terms and conditions of any restrictions and encumbrances, taken as a whole, are not more restrictive than those contained in this Indenture.

Section 4.09. Incurrence of Indebtedness and Issuance of Preferred Stock.

      The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur or otherwise become directly or indirectly liable, contingently or otherwise, with respect to any Indebtedness (including Acquired Debt) and that the Company shall not issue any Disqualified Stock and shall not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may Incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock and the Company's Restricted Subsidiaries may Incur Indebtedness or issue preferred stock if (i) as of the date of such proposed Incurrence or issuance (the "Calculation Date") the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.25 to 1 and (ii) no Default or Event of Default shall have occurred and be continuing at the time of the Incurrence of such additional Indebtedness or the issuance of such Disqualified Stock or preferred stock or shall occur as a result of such Incurrence or issuance.

      The provisions of the first paragraph of this Section 4.09 will not apply to the Incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

            (i) the Incurrence by the Company and any Guarantor of Indebtedness and letters of credit (with letters of credit being deemed to have a principal amount equal to the stated amount thereof) and other obligations under the Exit Facility in an aggregate principal amount that does not exceed at any one time $30,000,000 less the aggregate amount of all Net Proceeds of Asset Sales and Net Loss Proceeds of Events of Loss applied to repay Indebtedness under such Exit Facility pursuant to Section 4.10 or
      Section 4.11 hereof (other than temporary paydowns pending final application of such Net Proceeds or Net Loss Proceeds);

            (ii) the Incurrence by the Company of the Plan Trust Note and the New Convertible Security;

            (iii) the Incurrence by the Company of the Existing Indebtedness;

            (iv) the Incurrence by the Company of Indebtedness represented by the Notes in an aggregate principal amount not to exceed $100.0 million and any Subsidiary Guarantees issued in connection therewith;

            (v) the Incurrence by the Company or any Guarantor of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that is permitted by this Indenture to be Incurred under the first paragraph hereof or clauses (iii) and (iv) or this clause (v);

            (vi) the Incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

                  (a) if the Company or any Guarantor is the obligor on such
            Indebtedness and the payee is not the Company or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes, in the case of the Company, or the Subsidiary Guarantee, in the case of a Guarantor; and

                  (b) (1) any subsequent issuance or transfer of Equity
            Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (2) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (vi);

            (vii) the issuance by any of the Company's Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of shares of Preferred Stock; provided, however, that:

                  (a) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Company or a Restricted Subsidiary of the Company; and

                  (b) any sale or other transfer of any such preferred stock to a Person that is neither the Company nor a Restricted Subsidiary of the Company,

      will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause
      (vii);

            (viii) the Incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business;

            (ix) the Guarantee by the Company or any Guarantor of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this Section 4.09; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes (in the case of the Company) or a Subsidiary Guarantee (in the case of a Guarantor), then the Guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

            (x) Indebtedness consisting of the financing of insurance premiums in customary amounts consistent with the operations and business of the Company and its Restricted Subsidiaries;

            (xi) the Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from agreements of the Company or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Capital Stock of a Subsidiary, provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received or to be received by the Company and its Restricted Subsidiaries in connection with such disposition;

            (xii) the Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of bid, performance, surety and similar bonds issued for the account of the Company and any of its Restricted Subsidiaries in the ordinary course of business, including Guarantees and obligations of the Company or any of its Restricted Subsidiaries with respect to letters of credit supporting such obligations (in each case, other than on obligation for money borrowed); and

            (xiii) the Incurrence by the Company or any Guarantor of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness Incurred to refund, refinance or replace any Indebtedness Incurred pursuant to this clause (xiii), not to exceed $5 million.

      The Company will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Company or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes or the applicable Subsidiary Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

      For purposes of determining compliance with this Section 4.09, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xiii) above or is entitled to be Incurred pursuant to the first paragraph of this Section 4.09, the Company shall, in its sole discretion, classify at the time of Incurrence such item of Indebtedness, in any manner that complies with this Section 4.09. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an Incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this Section 4.09; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued (to the extent not already included in Fixed Charges).

Section 4.10. Asset Sales.

      The Company shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a Board Resolution) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash; provided that the amount of (x) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet) of the Company or any Restricted

Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or the Subsidiary Guarantees) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability and (y) in the case of any Asset Sale constituting the transfer (by merger or otherwise) of all of the Capital Stock of a Restricted Subsidiary, any liabilities (as shown on such Restricted Subsidiary's most recent balance sheet) of such Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or the Subsidiary Guarantees) that will remain outstanding after such transfer and will not be a liability of the Company or any other Restricted Subsidiary of the Company following such transfer and (z) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are within 30 days of the receipt thereof converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash for purposes of this provision. To the extent that the assets which are the subject of any Asset Sale constitute Collateral, all proceeds thereof shall, to the extent permitted by law, be subject to a perfected Lien in favor of the Collateral Agent, and to the extent permitted by the Exit Facility, all Net Proceeds from such an Asset Sale shall be deposited in the Collateral Account.

      Within 270 days after the receipt of any Net Proceeds from an Asset Sale, the Company or its Restricted Subsidiary, as applicable, may apply such Net Proceeds, at its option, (a) to repay Senior Debt, or (b) to invest in [inventory], the making of a capital expenditure or the acquisition of other long-term assets for use in a Permitted Business ("Replacement Assets"). Pending the final application of any such Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by this Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph and within the time specified in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $5.0 million, the Company will be required to make a pro rata offer to all Holders of Notes and any holders of other Indebtedness that is pari passu with the Notes or the Subsidiary Guarantee in question and that requires such an offer and contains provisions similar to those set forth in this Indenture with respect to offers (an "Asset Sale Offer"), to purchase or redeem with the proceeds of sales of assets in accordance with Section 3.02, the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest to the date of purchase, in accordance with the procedures set forth in this Indenture. To the extent that any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes tendered into such Asset Sale Offer surrendered by Holders thereof exceeds the amount of Excess Proceeds allocated for the Notes (the "Offer Amount"), the Trustee shall select the Notes to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

Section 4.11. Events of Loss.

      In the event of an Event of Loss with respect to any Collateral, the Company or the affected Guarantor, as the case may be, will, subject to the terms of the Exit Facility, apply the Net Loss Proceeds from such Event of Loss, within 180 days after receipt, at its option:

      (1) to the rebuilding, repair, replacement or construction of improvements to the affected property (the "Subject Property"); or

      (2) to make capital expenditures with respect to Collateral or to acquire properties or long-term assets that will constitute Collateral and be used or useful in the Permitted Business of the Company or any of its Restricted Subsidiaries;

      provided that if during such 180-day period the Company or a Restricted Subsidiary enters into a definitive agreement committing it to apply such Net Loss Proceeds in accordance with the requirements of clause (1) or (2) or if the application of such Net Loss Proceeds is part of a project authorized by the Board of Directors of the Company in good faith that will take longer than 180 days (but in no event longer than 270 days in the aggregate) to complete, and such project has begun, such 180-day period will be extended with respect to the amount of Net Loss Proceeds so committed until required to be paid in accordance with such agreement (or, if earlier, until termination of such agreement) or until completion of such project, as the case may be. Pending the final application of Net Loss Proceeds, the Company or any Restricted Subsidiary shall deposit such Net Loss Proceeds in the Collateral Account to the extent permitted by the Exit Facility; provided that the Company is not required to deposit up to $1,000,000 of such Net Loss Proceeds for 30 days after the receipt thereof, so long as on the 31st day after such receipt funds in an amount equal to the amount of Net Loss Proceeds not previously deposited in the Collateral Account are deposited in such Collateral Account.

      Any Net Loss Proceeds from an Event of Loss that are not applied or invested as provided in the first sentence of the preceding paragraph and within the time specified in the first sentence of the preceding paragraph will be deemed to constitute "Excess Loss Proceeds." When the aggregate amount of Excess Loss Proceeds exceeds $5.0 million (such date, the "Loss Proceeds Offer Trigger Date"), the Company will make an offer to all Holders and the holders of any other Senior Debt that is equally and ratably secured by the Subject Property (the "Senior Secured Debt") and the terms of which require that an offer be made to all holders of such Senior Secured Debt (a "Loss Proceeds Offer") to purchase the maximum principal amount of Notes (and Senior Secured Debt) that may be purchased out of such Excess Loss Proceeds, at an offer price in cash in an amount equal to 100% of their principal amount plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on a Regular Record Date to receive interest on the relevant Interest Payment Date in accordance with the procedures set forth in this Indenture).

      If the aggregate principal amount of Notes surrendered by Holders exceeds the Excess Loss Proceeds to be used to purchase Notes (the "Loss Proceeds Offer Amount"), the Trustee shall select the Notes to be purchased on a pro rata basis. Notwithstanding anything to the contrary in the foregoing, the Company may commence a Loss of Proceeds Offer prior to the expiration of 270 days after the occurrence of an Event of Loss. If any Excess Loss Proceeds remain after the consummation of any Loss Proceeds Offer, the Company may use those Excess Loss Proceeds for any purpose not otherwise prohibited by this Indenture. Upon completion of such offer to purchase, the amount of Excess Loss Proceeds shall be reset at zero.

      The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to a Loss Proceeds Offer. To the extent that the provisions of any applicable securities laws or regulations conflict with the provisions of this Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.11 by virtue thereof.

Section 4.12. Transactions with Affiliates.

      The Company shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless
(i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee
(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $500,000, a Board Resolution certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, unless such Affiliate Transaction involves a sale of an asset or assets in a single transaction not related to any other Affiliate Transaction, an opinion as to the fairness to the Trustee for the benefit of the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing. Notwithstanding the foregoing, the following items shall not be deemed to be Affiliate Transactions: (i) any employment agreement entered into by the Company or any of its Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Subsidiary, (ii) transactions between or among the Company and/or its Restricted Subsidiaries, (iii) payment of reasonable directors fees to Persons who are not otherwise Affiliates of the Company, (iv) any sale or other issuance of Equity Interests (other than Disqualified Stock) of the Company, (v) Existing Affiliate Transactions and (vi) any transactions permitted by Section 4.07 hereof.

Section 4.13. Liens.

      The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, securing Indebtedness or trade payables, except Permitted Liens.

Section 4.14. Corporate Existence.

      Subject to Article 5 hereof, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its corporate existence, and the corporate, partnership or other existence of each of its Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Subsidiary and
(ii) the rights (charter and statutory), licenses and franchises of the Company and its Subsidiaries; provided, however, that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Subsidiaries, if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Notes.

Section 4.15. Offer to Repurchase Upon Change of Control.

      (a) Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon (the "Change of Control Purchase Price"), to the date of purchase (the "Change of Control Payment Date"). If the Change of Control Payment Date is on or after a Regular Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such Regular Record Date, and no additional interest shall be payable to Holders who validly tender Notes pursuant to the Change of Control Offer in respect of such Interest Payment Date.

      (b) Within thirty days following any Change of Control, the Company shall mail a notice to each Holder, with a copy of such notice to the Trustee. The notice, which shall govern the terms of the Change of Control Offer, shall state, among other things:

                  (i) that a Change of Control has occurred and a Change of
            Control Offer is being made as provided for herein that each Holder has the right to require the Company to purchase such Holder's Notes at the Change of Control Purchase Price, and that, although Holders are not required to tender their Notes, all Notes that are validly tendered shall be accepted for payment;

                  (ii) the circumstances giving rise to the Change of Control;

                  (iii) the Change of Control Purchase Price and the Change of
            Control Payment Date, which will be no earlier than 30 days and no later than 60 days after the date such notice is mailed;

                  (iv) that any Note accepted for payment pursuant to the Change of Control Offer (and duly paid for on the Change of Control Payment
            Date) shall cease to accrue interest, after the Change of Control Payment Date;

                  (v) that any Notes (or portions thereof) not validly tendered shall continue to accrue interest;

                  (vi) that any Holder electing to have a Note purchased
            pursuant to any Change of Control Offer shall be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, or transfer by book entry transfer, to the Company, a depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three (3) Business Days before the Change of Control Payment Date;

                  (vii) that Holders shall be entitled to withdraw their
            election if the Company, the depositary or the Paying Agent, as the case may be, receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

                  (viii) the instructions and any other information necessary to enable Holders to tender their Notes (or portions thereof) and have such Notes (or portions thereof) purchased pursuant to the Change of Control Offer; and

                  (ix) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes; provided that such new Note must be equal to $1,000 principal amount and integral multiples thereof.

      (c) On the Change of Control Payment Date, the Company shall, to the extent lawful, (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being repurchased by the Company. The Paying Agent shall promptly (but in any case not later than five days after the Change of Control Payment Date) mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unrepurchased portion of the Notes surrendered, if any; provided that each such new Note shall be in a principal amount of $1,000 or an integral multiple thereof.

      (d) Upon surrender and cancellation of a Definitive Note that is purchased in part pursuant to the Change of Control Offer, the Company shall promptly issue and the Trustee shall authenticate and mail (or cause to be transferred by book entry) to the surrendering Holder of such Definitive Note, a new Definitive Note equal in principal amount to the unpurchased portion of such surrendered Definitive Note; provided that each such new Definitive Note shall be in a principal amount of $1,000 or an integral multiple thereof. Upon surrender of a

Global Note that is purchased in part pursuant to a Change of Control Offer, the Paying Agent shall forward such Global Note to the Trustee who shall make a notation on Schedule of Exchanges of Interests thereof to reduce the principal amount of such Global Note to an amount equal to the unpurchased portion of such Global Note, as provided in Section 2.06 hereof. The Company shall publicly announce the results of the Change of Control Offer on the Change of Control Payment Date. For purposes of this Section 4.15, the Trustee shall act as the Paying Agent.

      (e) Notwithstanding anything to the contrary in this Section 4.15, the Company shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this
Section 4.15 hereof and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

      (f) The Company shall comply with the requirements of Rules 13e-4 and 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with this Section 4.15, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.15 by virtue thereof.

Section 4.16. Payments for Consent.

      Neither the Company nor any of its Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is paid to all Holders of the Notes.

Section 4.17. Additional Subsidiary Guarantees.

      If the Company or any of its Restricted Subsidiaries shall acquire or create a Subsidiary other than a Foreign Subsidiary after the date of this Indenture, then such newly acquired or created Subsidiary shall become a Guarantor and execute and deliver a Supplemental Indenture substantially in the form of Exhibit B hereto and applicable Security Documents and deliver an Opinion of Counsel, in accordance with the terms of this Indenture.

Section 4.18. Conduct of Business.

      The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, engage in any business other than a Permitted Business; provided, however, that the Company may continue the business of any Restricted Subsidiary that was engaged in on the Effective Date or on the date of acquisition thereof, as the case may be.

Section 4.19. Sale and Leaseback Transactions.

      The Company shall not, and shall not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction.

Section 4.20. Maintenance of Insurance.

      The Company shall, and the Company shall cause its Restricted Subsidiaries to, keep at all times all of its properties which are of an insurable nature insured (which may include self-insurance) against loss or damage with insurers believed by the Company to be financially sound and reputable to the extent that property of similar character is usually so insured by corporations similarly situated and owning like properties in accordance with good business practice. To the extent that the Company and its Restricted Subsidiaries are required to maintain insurance by the Exit Facility, the Company will have satisfied its obligations under this Section 4.20 if it complies with the insurance covenants contained in the Exit Facility. The Company shall deliver contemporaneously with the delivery of any certificates of insurance to the agent or lenders party to the Exit Facility a copy of such certificates of insurance.

Section 4.21. Limitation on Issuance of Capital Stock of Restricted
Subsidiaries.

      The Company will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants, or other rights to purchase shares of such Capital Stock) except: (i) to the Company or a Wholly Owned Restricted Subsidiary of the Company; (ii) issuances of director's qualifying shares or sales to foreign nationals of shares of Capital Stock of foreign Restricted Subsidiaries, to the extent required by applicable law; or (iii) issuances or sales of Common Stock of a Restricted Subsidiary so long as immediately after giving effect to the issuance or sale, the Restricted Subsidiary would no longer constitute a Restricted Subsidiary, provided that (x) the proceeds therefrom shall be treated as proceeds from an Asset Sale in accordance with Section 4.10 and (y) any Investment in any Person remaining after giving effect to the issuance or sale would have been permitted to be made under Section 4.08 if made on the date of the issuance or sale.

Section 4.22. Perfection of Security Interests.

      The Company shall preserve the Liens granted under the Security Documents and undertake all actions which are required by applicable law that are necessary or appropriate in the reasonable judgment of the Trustee or the Collateral Agent to (a) maintain the Liens of the Collateral Agent in the Collateral in full force and effect at all times (including the priority thereof), and (b) preserve and protect the Collateral and protect and enforce the Company's rights and title and the rights of the Collateral Agent to the Collateral, including, without limitation, the making or delivery of all filings and recordations, the payment of fees and other charges and the issuance of supplemental documentation for such purposes.

Section 4.23. Consummation of Plan of Reorganization.

      No provision of this Indenture shall prevent the Company and its Restricted Subsidiaries from consummating the Plan and the transactions contemplated thereby.


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

                                   ARTICLE 5.
                                   SUCCESSORS

Section 5.01. Merger, Consolidation, or Sale of Assets.

      (a) The Company shall not consolidate, amalgamate or merge with or into (whether or not the Company is the surviving corporation) or continue in another jurisdiction; or sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless

                  (i) the Company is the surviving corporation or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

                  (ii) except in the case of a merger, consolidation or
            amalgamation of the Company with or into a Wholly Owned Restricted Subsidiary of the Company, the entity or Person formed by or surviving any such consolidation, merger or amalgamation (if other than the Company) or the entity or Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes, this Indenture and the Security Documents pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee;

                  (iii) immediately after such transaction no Default or Event of Default exists; and

                  (iv) except in the case of a merger, consolidation or
            amalgamation of the Company with or into a Wholly Owned Restricted Subsidiary of the Company, the Company or the entity or Person formed by or surviving any such consolidation, merger or amalgamation (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made (A) shall have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (B) shall, immediately after such transaction after giving pro forma effect thereto and any related financial transaction as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of Section 4.09 hereof, and

                  (v) the Company or the surviving entity shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of this Indenture and that all conditions precedent in this Indenture relating to such transaction have been satisfied.


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

      For purposes of the foregoing, (i) the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company; and (ii) any Collateral transferred to the transferee shall (a) continue to constitute Collateral under this Indenture and the Security Documents, (b) be subject to the Lien in favor of the Trustee for the benefit of the Holders (or in favor of the Collateral Agent for the benefit of the Trustee and the Holders), and (c) not be subject to any Lien other than Permitted Liens. The Company shall not lease its properties and assets substantially as an entity to any Person.

Section 5.02. Successor Corporation Substituted.

      Upon any consolidation or merger, or any sale, assignment, transfer, conveyance or other disposition of all or substantially all of the assets of the Company in accordance with Section 5.01 hereof, the successor corporation formed by such consolidation or into or with which the Company is merged or to which such sale, assignment, transfer, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, conveyance or other disposition, the provisions of this Indenture referring to the "Company" shall refer instead to the successor corporation and not to the Company), and may exercise every right and power of the Company under this Indenture with the same effect as if such successor Person had been named as the Company herein; provided, however, that the predecessor Company shall not be relieved from the obligation to pay the principal of and interest on the Notes except in the case of a sale of all of the Company's assets that meets the requirements of Section 5.01 hereof.

                                   ARTICLE 6.
                              DEFAULTS AND REMEDIES

Section 6.01. Events of Default.

      An "Event of Default" occurs if:

      (a) the Company defaults for 30 days in the payment when due of interest on the Notes;

      (b) the Company defaults in the payment when due of principal of the Notes;

      (c) failure by the Company or any of its Subsidiaries to comply with any of the provisions of Section 4.07 or 4.15 or Article 5;

      (d) the Company or any of its Subsidiaries fails to comply with any other covenant, representation, warranty or other agreement in this Indenture, the Notes or the Security Documents and such failure continues for 30 days after written notice to the Company by the Trustee or to the Company and the Trustee by Holders of at least 25% in aggregate principal amount of outstanding Notes, each such notice specifying such default or breach and that is a "Notice of Default" hereunder;


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

      (e) (i) a default occurs and is continuing under the Plan Trust Note or the New Convertible Security; or (ii) a default occurs under any other mortgage, indenture (other than the Plan Trust Note or the New Convertible Security or as referred to in clauses (a) and (b) above), debt security or instrument under which there may be issued or by which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists or is created after the date of this Indenture, which default results in the failure to pay such Indebtedness at its Stated Maturity or in the acceleration of such Indebtedness prior to its express maturity and, in each case under this clause (ii), the amount of such Indebtedness, whether principal, premium or interest, together with the amount of any other such Indebtedness which has not been so paid or the maturity of which has been so accelerated, aggregates [$2.0] million or more (other than Existing Indebtedness to the extent it is secured by or paid by the drawing against a letter of credit permitted to be issued under this Indenture);

      (f) a final judgment or final judgments for the payment of money are entered by a court or courts of competent jurisdiction against the Company or any of its Restricted Subsidiaries and such judgment or judgments remain undischarged for a period (during which execution shall not be effectively stayed) of 30 days; provided that the aggregate of all such undischarged judgments exceeds [$2.0] million (net of any amounts that a reputable and creditworthy insurance company has acknowledged liability for in writing;

      (g) the Company or any of its Significant Subsidiaries that is a Restricted Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, pursuant to or within the meaning of Bankruptcy Law:

                  (i) commences a voluntary case,

                  (ii) consents to the entry of an order for relief against it in an involuntary case,

                  (iii) consents to the appointment of a custodian of it or for all or substantially all of its property,

                  (iv) makes a general assignment for the benefit of its
            creditors,

                  (v) generally is not paying its debts as they become due; or

      (h) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

                  (i) is for relief against the Company or any of its
            Significant Subsidiaries that is a Restricted Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary in an involuntary case;

                  (ii) appoints a custodian of the Company or any of its
            Significant Subsidiaries that is a Restricted Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary or for all or substantially all of the property of the Company or any of its Significant Subsidiaries that is a Restricted Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary; or

                  (iii) orders the liquidation of the Company or any of its
            Significant Subsidiaries that is a Restricted Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days;

      (i) the Liens created by the Security Documents shall at any time not constitute valid and perfected Liens on the Collateral intended to be covered thereby (to the extent perfection by filing, registration, recordation or possession is required herein or therein) in favor of the Collateral Agent, free and clear of all other Liens (other than Permitted Liens), or, except for expiration in accordance with its terms or amendment, modification, waiver, termination or release in accordance with the terms of this Indenture, any of the Security Documents shall for whatever reason be terminated or cease to be in full force and effect, if in either case, such default continues for [15] days after written notice to the Company by the Trustee or to the Company and the Trustee by Holders of at least 25% in aggregate principal amount of outstanding Notes (each such notice specifying such default or breach and stating that such notice is a "Notice of Default" hereunder), or the enforceability thereof shall be contested by the Company or any Subsidiary Guarantor;

      (j) failure of the Company to make, when due, any transfer, delivery, pledge, assignment or grant of Collateral required to be made by it and such failure continues unremedied for ten Business Days after notice of such failure is given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the outstanding Notes; or

      (k) except as permitted by this Indenture, any Subsidiary Guarantee is held in any judicial proceeding to be unenforceable or invalid in any material respect or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee.

Section 6.02. Acceleration.

      If any Event of Default (other than an Event of Default specified in clause (g) or (h) of Section 6.01 hereof with respect to the Company, any Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary) occurs and is continuing, the Trustee by a written notice to the Company or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes by a written notice to the Company and the Trustee may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, if an Event of Default specified in clause (g) or (h) of Section 6.01 hereof occurs with respect to the Company, any of its Significant Subsidiaries or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, all outstanding Notes shall be due and payable without further action or notice. Holders of the Notes may not enforce this Indenture, the Security Documents or the Notes except as provided in this Indenture. In the event of a declaration of acceleration because an Event or Default set forth in clause (e)(ii) of Section 6.01 has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (e)(ii) of Section 6.01 shall be remedied or cured or waived by the holders of the relevant Indebtedness within 30 days after such event of default; provided that no judgment or decree for the payment of the money due on Notes has been obtained by the Trustee as provided in this Indenture.

      At any time after such a declaration of acceleration has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee as hereinafter provided in this Article, the Holders of at least a majority in aggregate principal amount of the outstanding Notes, by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if:

            (1) the Company has paid or deposited with the Trustee a sum sufficient to pay:

                  (A) the principal of any Notes which have become due otherwise than by such declaration of acceleration (including any Notes required to have been purchased on a Change of Control Payment Date or a Purchase Date pursuant to a Change of Control Offer, an Offer to Purchase or a Loss Proceeds Offer, as applicable, made by the Company) and, to the extent that payment of such interest is lawful, any interest thereon at the rate provided therefor in the Notes;

                  (B) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate provided therefor in
            Section 4.01 and the Notes, and all sums paid or advanced by the Trustee hereunder and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel and any other amount due under Section 7.07; and

            (2) all Events of Default, other than the non-payment of the principal of or interest on, the Notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in
      Section 6.04.

      No such rescission shall affect any subsequent default or impair any right consequent thereon.

Section 6.03. Collection of Indebtedness and Suits for Enforcement by Trustee.

      The Company covenants that if there is:

      (1) a default in the payment of any interest on any Note when such interest becomes due and payable and such default continues for a period of 30 days, or


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

      (2) a default in the payment of the principal of any Note at the Maturity thereof or, with respect to any Note required to have been purchased pursuant to a Change of Control Offer, an Offer to Purchase or a Loss Proceeds Offer made by the Company, at the Change of Control Payment Date or Purchase Date thereof, as applicable, the Company will, upon demand of the Trustee, pay to it, for the benefit of the Holders of such Notes, the whole amount then due and payable on such Notes for principal and interest, and, to the extent that payment of such interest shall be legally enforceable, interest on any overdue principal and on any overdue interest, at the rate provided therefore in Section 4.01 hereof and the Notes, and, in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel and any amounts due the Trustee under Section 7.07 hereof.

      If the Company fails to pay such amounts forthwith upon such demand, the Trustee, in its own name and as trustee of an express trust, may institute a judicial proceeding for the collection of the sums so due and unpaid, may prosecute and such proceeding to judgment or final decree and may enforce the same against the Company or any other obligor upon the Notes and collect the moneys adjudged or decreed to be payable in the manner provided by law out of the property and assets of the Company or any other obligor upon the Notes, wherever situated.

      If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal and interest on the Notes or to enforce the performance of any provision of the Notes, the Security Documents or this Indenture. The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04. Waiver of Past Defaults.

      Subject to Section 6.07 and Section 9.02 hereof, Holders of not less than a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of and interest on the Notes (including any waiver obtained in connection with a purchase of, tender offer or exchange offer for Notes) (provided, however, that the Holders of at least a majority in aggregate principal amount of then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration). Upon such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05. Control by Majority.

      Holders of at least a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines may be unduly prejudicial to the rights of other Holders of Notes or that may result in the incurrence of liability by the Trustee.

Section 6.06. Limitation on Suits.

      A Holder of a Note may pursue a remedy with respect to this Indenture or the Notes only if:

      (a) the Holder of a Note gives to the Trustee written notice of a continuing Event of Default;

      (b) the Holders of at least 25% in aggregate principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

      (c) such Holder of a Note or Holders of Notes offer and, if requested, provide to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense;

      (d) the Trustee does not comply with the request within 60 days after receipt of the request and the offer and, if requested, the provision of indemnity; and

      (e) during such 60-day period the Holders of a majority in aggregate principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with the request.

      A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

Section 6.07. Rights of Holders of Notes to Receive Payment.

      Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder, except that no Holder shall have the right to institute any such suit, if and to the extent that the institution or prosecution thereof or the entry of judgment therein would under applicable law result in the surrender, impairment, waiver, or loss of the Liens of the Security Documents upon any property or assets subject to the Liens.

Section 6.08. Trustee May Enforce Claims Without Possession of Notes.

      All rights of action and claims under this Indenture or the Notes may be prosecuted and enforced by the Trustee without the possession of any of the Notes or the production thereof in any proceeding relating thereto, and any such proceeding instituted by the Trustee shall be brought in its own name as trustee of an express trust, and any recovery of judgment shall, after provision for the payment of the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any amounts due the Trustee under
Section 7.07 hereof, be for the ratable benefit of the Holders of the Notes in respect of which such judgment has been recovered.

Section 6.09. Trustee May File Proofs of Claim.

      The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under
Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10. Priorities.

      If the Trustee collects any money pursuant to this Article, it shall, subject to Article 12, pay out the money in the following order:

      First: to the Trustee, its agents and attorneys for amounts due under
Section 7.07 hereof, including payment of all compensation, expense and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

      Second: to Holders of Notes for amounts due and unpaid on the Notes for principal and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal and interest, respectively; and

      Third: to the Company or any Guarantors or to such other party as a court of competent jurisdiction shall direct.

      The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

Section 6.11. Restoration of Rights and Remedies.

      If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture, the Subsidiary Guarantees or the Security Documents and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceeding, the Company, the Guarantors, if any, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding had been instituted.

Section 6.12. Rights and Remedies Cumulative.

      Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in the last paragraph of Section 2.07, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.13. Delay or Omission Not Waiver.

      No delay or omission of the Trustee or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

Section 6.14. Undertaking for Costs.

      In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys' fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.

                                   ARTICLE 7.
                                     TRUSTEE

Section 7.01. Duties of Trustee.

      (a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs; provided that if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise the rights or powers under this Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security against loss, liability or expense satisfactory to the Trustee in its sole discretion.

      (b) Except during the continuance of an Event of Default:

                  (i) the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and the Security Documents and no others, and no implied covenants or obligations shall be read into this Indenture or the Security Documents against the Trustee; and

                  (ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture but need not verify the contents thereof.

      (c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

                  (i) this paragraph does not limit the effect of paragraph (b)
            of this Section;

                  (ii) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

                  (iii) the Trustee shall not be liable with respect to any
            action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

      (d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to this Section 7.01 and Section 7.02.

      (e) No provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability. The Trustee shall be under no obligation to exercise any of its rights and powers under this Indenture or the Security Documents at the request of any Holders, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

      (f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02. Rights of Trustee.

      (a) In connection with the Trustee's rights and duties under this Indenture, the Trustee may conclusively rely, and shall be fully protected in acting or refraining from acting, upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

      (b) Before the Trustee acts or refrains from acting under this Indenture, it may require an Officers' Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers' Certificate or Opinion of Counsel. The Trustee may consult with counsel and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

      (c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

      (d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

      (e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by an Officer of the Company.

      (f) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture or the Security Documents at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

      (g) Except with respect to Section 4.01 hereof, the Trustee shall have no duty to inquire as to the performance of the Company's covenants in Article 4 hereof. In addition, the Trustee shall not be deemed to have knowledge of any Default or Event of Default except (i) any Event of Default occurring pursuant to Sections 6.01(a), 6.01(b) and 4.01 or (ii) any Default or Event of Default of which the Trustee shall have received written notification or obtained actual knowledge.


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

      (h) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee may, in its discretion, make such further inquiry or investigation into such facts or matters as it may see fit and if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company personally or by agent or attorney.

      (i) The Trustee is not required to give any bond or surety with respect to the performance of its duties or the exercise of its powers under this Indenture.

      (j) In the event the Trustee receives inconsistent or conflicting requests and indemnity from two or more groups of Holders of Notes, each representing less than the aggregate principal amount of Notes outstanding required to take any action thereunder, the Trustee, in its sole discretion may determine what action, if any, shall be taken.

      (k) The Trustee's immunities and protections from liability and its right to indemnification in connection with the performance of its duties under this Indenture shall extend to the Trustee's officers, directors, agents, attorneys and employees. Such immunities and protections and right to indemnification, together with the Trustee's right to compensation, shall survive the Trustee's resignation or removal, the discharge of this Indenture and final payments of the Notes.

      (l) The permissive right of the Trustee to take actions permitted by this Indenture shall not be construed as an obligation or duty to do so.

Section 7.03. Individual Rights of Trustee.

      The Trustee may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest (as defined in the TIA) it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as trustee or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11 hereof.

Section 7.04. Trustee's Disclaimer.

      The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Company's use of the proceeds from the Notes or any money paid to the Company or upon the Company's direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05. Notice of Defaults.

      If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee shall mail to Holders of Notes a notice of the Default or Event of Default within 90 days after such Default or Event of Default becomes known to the Trustee. Except in the case of a Default or Event of Default relating to the payment of principal of or interest on any Note, the Trustee may withhold the notice if it determines that withholding the notice is in the interests of the Holders of the Notes.


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

Section 7.06. Reports by Trustee to Holders of the Notes.

      Within 60 days after each May 15 beginning with the May 15 following the date of this Indenture, and for so long as Notes remain outstanding, the Trustee shall mail to the Holders of the Notes a brief report dated as of such reporting date that complies with TIA ss. 313(a) (but if no event described in TIA ss.313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with TIA ss. 313(b)(2). The Trustee shall also transmit by mail all reports as required by TIA ss. 313(c).

      A copy of each report at the time of its mailing to the Holders of Notes shall be mailed to the Company and filed with the Commission and each stock exchange, if any, on which the Notes are listed in accordance with TIA ss. 313(d). The Company shall promptly notify the Trustee when the Notes are listed on any stock exchange.

Section 7.07. Compensation and Indemnity.

      The Company shall pay to the Trustee from time to time reasonable compensation for its acceptance of this Indenture and services hereunder. The Trustee's compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee's agents and counsel.

      The Company and the Guarantors shall jointly and severally indemnify the Trustee and each of its officers, directors, employees and agents for, and hold the same harmless against, any and all losses, liabilities or expenses (including, without limitation, reasonable attorneys' fees) incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Company (including this Section 7.07) and defending itself against any claim (whether asserted by the Company or any Holder or any other person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its negligence or bad faith. The Trustee shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder. At the Trustee's sole discretion, the Company shall defend the claim with counsel reasonably satisfactory to the Trustee and the Trustee shall cooperate in the defense at the Company's expense. The Trustee may have separate counsel and the Company shall pay the reasonable fees and expenses of such counsel. The Company need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld.


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

      The obligations of the Company and the Guarantors under this Section 7.07 shall survive the resignation of the Trustee and/or the satisfaction and discharge or termination of this Indenture.

      To secure the Company's payment obligations in this Section, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien shall survive the resignation of the Trustee and/or the satisfaction and discharge or termination of this Indenture.

      When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(g) or (h) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

      The Trustee shall comply with the provisions of TIA ss. 313(b)(2) to the extent applicable.

Section 7.08. Replacement of Trustee.

      A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee's acceptance of appointment as provided in this Section.

      The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company. The Holders of Notes of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing. The Company may remove the Trustee if:

      (a) the Trustee fails to comply with Section 7.10 hereof;

      (b) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

      (c) a custodian or public officer takes charge of the Trustee or its property; or

      (d) the Trustee becomes incapable of acting.

      If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

      If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company, or the Holders of Notes of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.


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

      If the Trustee, after written request by any Holder of a Note who has been a Holder of a Note for at least six months, fails to comply with Section 7.10, such Holder of a Note may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

      A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders of the Notes. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section
7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company's obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee.

Section 7.09. Successor Trustee by Merger, Etc.

      If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee.

Section 7.10. Eligibility; Disqualification.

      There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has (or in the case of a corporation included in a bank holding company, the bank holding company and related entities has) a combined capital and surplus of at least $100 million as set forth in its most recent published annual report of condition.

      This Indenture shall always have a Trustee who satisfies the requirements of TIA ss.ss. 310(a)(1), (2) and (5). The Trustee is subject to TIA ss. 310(b).

Section 7.11. Preferential Collection of Claims Against Company.

      The Trustee is subject to TIA ss. 311(a), excluding any creditor relationship listed in TIA ss. 311(b). A Trustee who has resigned or been removed shall be subject to TIA ss. 311(a) to the extent indicated therein.

                                   ARTICLE 8.
                    LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01. Option to effect Legal Defeasance or Covenant Defeasance.

      The Company may, at the option of its Board of Directors evidenced by a resolution set forth in an Officers' Certificate, at any time, elect to have either Section 8.02 or 8.03 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article Eight.


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

Section 8.02. Legal Defeasance and Discharge.

      Upon the Company's exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Company shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from its Obligations with respect to all outstanding Notes on the date the conditions set forth below are satisfied (hereinafter, "Legal Defeasance"). For this purpose, Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be "outstanding" only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in (a) and (b) below, and the Company and the Guarantors, if any, shall be deemed to have satisfied all their respective other obligations under the Notes, this Indenture, the Subsidiary Guarantees and the Security Documents, and the Subsidiary Guarantees and the Security Documents and all Collateral shall be released (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of outstanding Notes to receive payments in respect of the principal of and interest on such Notes when such payments are due, solely from the trust fund described in Section 8.04 hereof,
(b) the Company's Obligations with respect to such Notes under Article 2 and
Section 4.02 hereof, (c) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company's obligations in connection therewith and
(d) this Article Eight. Subject to compliance with this Article Eight, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

Section 8.03. Covenant Defeasance.

      Upon the Company's exercise under Section 8.01 hereof of the option applicable to this Section 8.03, (i) the Company and the Guarantors, if any, shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from their respective obligations under the covenants contained in Sections 4.03, 4.05, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13,
4.15, 4.17, 4.18, 4.19, 4.20, 4.21 and 4.22, and clause (iv) of Section 5.01 hereof and (ii) the occurrence of an event specified in Section 6.01(c) (with respect to Sections 4.07, 4.08, 4.09, 4.10, 4.11, 4.15 or 4.21, clause (iv) of
Section 5.01), 6.01(d) (with respect to any of Sections 4.03, 4.05, 4.12, 4.13, 4.17, 4.18, 4.19, 4.20 and 4.21 hereof), 6.01(e), 6.01(f), 6.01(g), 6.01(i) and
6.01(j) shall not be deemed to be an Event of Default on and after the date the conditions set forth in Section 8.04 are satisfied (hereinafter, "Covenant Defeasance"), and the Notes shall thereafter be deemed not "outstanding" for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed "outstanding" for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby.


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

Section 8.04. Conditions to Legal or Covenant Defeasance.

      The following shall be the conditions to the application of either Section
8.02 or 8.03 hereof to the outstanding Notes:

      (a) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in United States dollars, noncallable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of and interest on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to Stated Maturity or to a particular redemption date;

      (b) in the case of an election under Section 8.02 hereof, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of this Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

      (c) in the case of an election under Section 8.03 hereof, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

      (d) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Sections 6.01(g) or 6.01(h) hereof is concerned, at any time in the period ending on the 121st day after the date of deposit;

      (e) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Company or any of its Subsidiaries is bound including, without limitation, the Exit Facility;

      (f) the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that after the 121st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

      (g) the Company shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over any other creditors of the Company with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others; and

      (h) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 8.05. Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.

      Subject to Section 8.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the "Trustee") pursuant to Section 8.04 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal and interest, but such money need not be segregated from other funds except to the extent required by law.

      The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

      Anything in this Article Eight to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the request of the Company any money or non-callable Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(a) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06. Repayment to Company.

      Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of or interest on any Note and remaining unclaimed for two years after such principal or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter, as a secured creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Company.

Section 8.07. Reinstatement.

      If the Trustee or Paying Agent is unable to apply any United States dollars or non-callable Government Securities in accordance with Section 8.02 or
8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company's and the Guarantors' Obligations under this Indenture, the Notes, the Subsidiary Guarantees and the Security Documents shall be revived and reinstated as though no deposit had occurred pursuant to Section
8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, however, that, if the Company or a Guarantor makes any payment of principal of or interest on any Note following the reinstatement of its obligations, the Company or such Guarantor shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

                                   ARTICLE 9.
                        AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01. Without Consent of Holders of Notes.

      Notwithstanding Section 9.02 of this Indenture, the Company, the Guarantors, if any, and the Trustee may amend or supplement this Indenture, the Notes, the Security Documents or the Intercreditor Agreement without the consent of any Holder of a Note:

            (1) to evidence the succession of another Person to the Company or a Guarantor and the assumption by any such successor of the covenants of the Company herein and in the Notes, the Security Documents and the Intercreditor Agreement and of such Guarantor contained herein and in the Security Documents; or

            (2) to add to the covenants of the Company or the Guarantors for the benefit of the Holders, or to surrender any right or power herein conferred upon the Company or the Guarantors; or

            (3) to comply with any requirements of the Commission in order to effect or maintain the qualification of this Indenture under the TIA; or

            (4) to cure any ambiguity, to correct or supplement any provision herein or in the Security Documents which may be inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Indenture or the Security Documents which shall not be inconsistent with the provisions of this Indenture; provided that such action pursuant to this clause (4) shall not adversely affect the interests of the Holders in any material respect;

            (5) to evidence and provide for the acceptance and appointment hereunder of a successor Trustee with respect to the Notes;

            (6) to mortgage, pledge, hypothecate or grant a Lien in favor of the Collateral Agent for the benefit of Trustee and the Holders of the Notes as additional security for the payment of principal of and interest on the Notes by the Company or on the Subsidiary Guarantees by the Guarantors under this Indenture in any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or in which a Lien is required to be granted to the Collateral Agent, pursuant to this Indenture or the Security Documents;

            (7) to add Guarantees with respect to the Notes, to secure the Notes or to release Guarantors from Subsidiary Guaranties as provided by the terms of this Indenture; or

            (8)   to add additional Events of Default.

Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental Indenture, and upon receipt by the Trustee of the documents described in Section
7.02 hereof, the Trustee shall join with the Company and the Guarantors, if any, in the execution of any amended or supplemental Indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental Indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

Section 9.02. With Consent of Holders of Notes.

      Except as provided below in this Section 9.02, the Company, the Guarantors, if any, and the Trustee may amend or supplement this Indenture, the Notes, any Subsidiary Guarantees, the Security Documents and the Intercreditor Agreement with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding voting as a single class (including, without limitation, consents obtained in connection with a purchase of, tender offer or exchange offer for, Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture or the Notes may be waived with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including consents obtained in connection with a purchase of, tender offer or exchange offer for, Notes). Section 2.08 hereof shall determine which Notes are considered to be "outstanding" for purposes of this Section 9.02.

      The Company may not fix any day as the record date for the purpose of determining the Holders entitled to give or take any request, demand, authorization, direction, notice, consent, waiver or other action, or to vote on any action, authorized or permitted to be given or taken by Holders prior to the first date of any solicitation of a Holder made by any Person in respect of any such action, or, in the case of any such vote, prior to such vote.

      Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental Indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee shall join with the Company and the Guarantors, if any, in the execution of such amended or supplemental Indenture unless such amended or supplemental Indenture directly affects the Trustee's own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental Indenture.

      It shall not be necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

      After an amendment, supplement or waiver under this Section becomes effective, the Company shall mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental Indenture or waiver. Subject to Sections 6.04 and 6.07 hereof, the Holders of a majority in aggregate principal amount of the Notes then outstanding voting as a single class may waive compliance in a particular instance by the Company with any provision of this Indenture or the Notes. However, without the consent of each Holder affected, an amendment or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

            (1) change the Stated Maturity of the principal of, or any installment of interest on, any Note, or reduce the principal amount thereof or the rate of interest thereon, or change the place of payment where, or the coin or currency in which, any Note or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date or, in the case of a Change of Control Offer, an Asset Sale Offer or a Loss Proceeds Offer which has been made, on or after the applicable Change of Control Payment Date or Purchase Date), or

            (2) reduce the percentage in principal amount of the outstanding Notes, the consent of whose Holders is required for any such supplemental indenture, or the consent of whose Holders is required for any waiver (of compliance with certain provisions of this Indenture or certain defaults hereunder and its consequences) provided for in this Indenture, or

            (3)   modify any of the provisions of this Section, Section 6.02,
                  Section 6.04 or Section 6.07, except to increase any such percentage or to provide that certain other provisions of this Indenture cannot be modified or waived without the consent of the Holders of each outstanding Note affected thereby, or


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            (4)   after the Company's obligation to purchase Notes arises
                  thereunder, amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate an Asset Sale Offer with respect to any Asset Sale that has been consummated or make and consummate a Loss Proceeds Offer in the event of an Event of Loss or, after such Change of Control or Event of Loss has occurred or such Asset Sale has been consummated, modify any of the provisions or definitions with respect thereto;

            (5) modify or change any provision of this Indenture or the related definitions affecting the subordination or ranking of the Notes or any Guarantee in a manner which adversely affects the Holders; provided, however, that the ranking of the Notes shall not be deemed to be affected solely by virtue of any change to or release of the Collateral as permitted under this Indenture and the Security Documents;

            (6) release any Guarantor that is a Significant Subsidiary from any of its obligations under its Guarantee or this Indenture otherwise than in accordance with the terms of this Indenture; or

            (7) release all or substantially all of the Collateral from the Liens under this Indenture and the Security Documents (except as specifically provided therein or in this Indenture).

Section 9.03. Compliance with Trust Indenture Act.

      Every amendment or supplement to this Indenture or the Notes shall be set forth in an amended or supplemental Indenture that complies with the TIA as then in effect.

Section 9.04. Revocation and Effect of Consents.

      Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder's Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.


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Section 9.05. Notation on or Exchange of Notes.

      The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of a Company Order, authenticate new Notes that reflect the amendment, supplement or waiver.

      Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06. Trustee to Sign Amendments, Etc.

      The Trustee shall sign any amended or supplemental Indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee.

      The Company may not sign an amendment or supplemental Indenture until the Board of Directors approves it. In executing any amended or supplemental indenture, the Trustee shall be entitled to receive and (subject to Section 7.01 hereof) shall be fully protected in relying upon, in addition to the documents required by Section 12.04 hereof, an Officers' Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture.

                                   ARTICLE 10.
                              SECURITY ARRANGEMENTS

Section 10.01. Collateral and Security Documents.

      (a) To secure the due and punctual payment of principal of and interest on the Notes by the Company when and as the same shall be due and payable, whether on an Interest Payment Date, at Stated Maturity, by acceleration, call for redemption, upon a Change of Control Offer or an Offer to Purchase, or otherwise, and interest on the overdue principal of and interest (to the extent permitted by law), on the Notes and performance of all other Obligations of the Company and the Guarantors, if any, to the Holders of the Notes, the Trustee or the Collateral Agent under this Indenture, the Notes, the Subsidiary Guarantees, and the Security Documents, according to the terms hereunder or thereunder, each of the Company has entered into, and pursuant to Sections 4.10, 4.11, 4.21, 5.01, 10.01(c), 10.05 and 12.04, each of the Company and the Guarantors, if any, will enter into, the Security Documents, to create the security interests with respect to the Collateral (except to the extent that granting such Liens is precluded by the provisions or the documents evidencing the Exit Facility as in effect on the Effective Date). The Trustee, the Collateral Agent, the Guarantors and the Company hereby acknowledge and agree that the Collateral Agent holds the Collateral in trust for the benefit of the Holders and the Trustee, among others, pursuant to the terms of the Security Documents.

      (b) Each Holder, by accepting a Note, agrees to all of the terms and provisions of the Security Documents (including, without limitation, the provisions providing for foreclosure and release of Collateral) as the same may be in effect or may be amended from time to time in accordance with the terms thereof and hereof, and authorizes and directs the Trustee, in its capacity as


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Collateral Agent, to perform their respective obligations and exercise their respective rights under the Security Documents in accordance therewith; provided, however, that if any provisions of the Security Documents limit, qualify or conflict with the duties imposed by the provisions of the TIA, the TIA will control.

      (c) Concurrently with (i) a Person becoming a Guarantor, (ii) the acquisition by the Company or any Restricted Subsidiary of any assets or property other than Real Property of the type which constitutes Collateral with a Fair Market Value in excess of $100,000 individually or in the aggregate (provided that only 65% of capital stock of any first-tier Foreign Subsidiary need be subject to a Lien), (iii) the acquisition by the Company or any Restricted Subsidiary of Real Property constituting fee-owned Real Property with a Fair Market Value in excess of $2.5 million or the acquisition of Real Property constituting leased property with an aggregate rent in excess of $200,000 in any twelve-month period, or (iv) a Lien on any asset of the Company or its Restricted Subsidiaries being granted in favor of the Exit Facility, the Company shall, or shall cause the applicable Restricted Subsidiary to, among other things:

            (1) in the case of personal property, execute and deliver to the Trustee such Uniform Commercial Code financing statements or take such other actions as shall be necessary or desirable to perfect and protect the Trustee's Lien on and security interest in such assets or property and the first priority thereof (subject only to Permitted Liens);

            (2) in the case of Real Property [other than the existing Office Lease unless Exit Facility obtains a Lien thereon], execute and deliver to the Trustee:

                  (a) a Mortgage, under which the Company or such Restricted Subsidiary shall grant to the Collateral Agent a first priority lien on and security interest in such Real Property and any related fixtures (subject only to Collateral Liens);

                  (b) survey (for fee-owned Real Property) and title insurance (provided that (i) any mortgagee title insurance policy in respect of any owned Real Property shall include additional endorsements for survey, public road access and so-called comprehensive coverage, if available, and
                        (ii) with regard to Real Property acquired after the Effective Date, any survey shall be sufficient for the title insurance company to issue the so-called comprehensive endorsement to the title insurance policy and remove the standard survey exception from the title insurance policy), covering any Real Property that is owned by such Restricted Subsidiary in an amount at least equal to the purchase price of such Real Property;

                  (c)   UCC fixture filings; and

                  (d)   such other documents of the type described in Section
                        4.22 of this Indenture; and


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            (3)   upon request of the Trustee, promptly deliver to the Trustee
                  Opinions of Counsel as to the enforceability and perfection of such Liens and security interests.

      (d) As more fully set forth in, and subject to the provisions of, the Security Documents and the Intercreditor Agreement, the Holders, and the Trustee and the Collateral Agent on behalf of such Holders, will have rights in and to the Collateral that are subject to the rights that have been or may be created in favor of the holders of other Indebtedness and obligations of the Company.

      (e) As among the Holders, the Collateral shall be held for the equal and ratable benefit of the Holders without preference, priority or distinction of any thereof over any other.

      (f) With respect to the Trustee acting as Collateral Agent, the Trustee
(i) shall not be deemed to have breached its fiduciary duty as Trustee to the Holders as a result of the performance of its duties as Collateral Agent to the extent it acts in compliance with the Security Documents and (ii) shall not be liable to the Holders for any such action or inaction. The rights and interests created under this Indenture shall be subject to the terms of the Security Documents.

      (g) The Company and each Guarantor will do or cause to be done all such acts and things as may be necessary or proper, or as may be required by the provisions of the Security Documents to which it is a party, to assure and confirm to the Trustee, in its capacity as Collateral Agent, the Liens on the Collateral contemplated by the Security Documents to which it is a party, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes and each Subsidiary Guarantee secured thereby, as applicable, according to the intent and purposes herein and therein expressed. The Company will take, as required by applicable law, any and all actions required to cause the Security Documents to create and maintain, as security for the Obligations of the Company under this Indenture and the Notes and the Security Documents to which it is a party, valid and enforceable, perfected (except as expressly provided herein and therein) Liens in and on all the Collateral in favor of the Collateral Agent for the benefit of the Trustee and for the equal and ratable benefit of the Holders of the Notes. Each Guarantor will take, as required by applicable law, any and all actions required to cause the Security Documents to which it is a party to create and maintain for its Obligations under each Subsidiary Guarantee and the Security Document related thereto, valid and enforceable, perfected (except as expressly provided herein or therein), Liens in favor of the Collateral Agent for the benefit of the Trustee and for the equal and ratable benefit of the Holders of the Notes.

      (h) The Collateral Agent is authorized to file UCC-1 Financing Statements and all other necessary documentation to perfect the Liens hereunder on behalf of each of the Company and the Guarantors and for the benefit of the Trustee and the Holders. Each of the Company and the Guarantors agrees that such financing statements may describe the Collateral in the same manner as described in the Security Documents or as "all assets" or "personal property" of such Grantor or contain such other descriptions of the Collateral as the Collateral Agent, in its sole judgment, deems necessary or advisable. Each of the Company and the Guarantors hereby ratifies each such financing statement and any and all financing statements filed prior to the date of this Indenture by the Collateral Agent.


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Section 10.02. Release of Collateral.

      Collateral may be released from the Liens created by the Security Documents at any time or from time to time, and the Security Documents may be terminated, in accordance with the provisions of the Security Documents or in accordance with this Indenture. In addition, upon the request of the Company pursuant to an Officers' Certificate and Opinion of Counsel certifying that all conditions precedent hereunder have been met, the Trustee will release Collateral that is sold, conveyed, or disposed of in compliance with the provisions of this Indenture. Upon receipt of such Officers' Certificate and Opinion of Counsel, the Trustee will execute, deliver and acknowledge any necessary or proper instruments of termination or release to evidence the release of any Collateral permitted to be release pursuant to this Indenture or the Collateral Documents. The release of any Collateral from the terms hereof and of the Security Documents or the release of, in whole or in part, the Liens created by the Security Documents, or the termination of the Security Documents, will not be deemed to impair the Liens on the Collateral in contravention of the provisions hereof if and to the extent that the Liens on Collateral are released, or the Security Documents are terminated, pursuant to this Indenture or the applicable Security Documents. The Trustee and each of the Holders acknowledge that a release of Collateral or a Lien in accordance with the terms of the Security Documents will not be deemed for any purpose to be an impairment of the Lien on the Collateral in contravention of the terms of this Indenture. To the extent applicable, the Company and each obligor on the Notes shall cause ss. 314(d) of the TIA relating to the release of property or securities from the Lien hereof and of the Security Documents to be complied with. Any certificate or opinion required by ss. 314(d) of the TIA may be made by an officer of the Company, except in cases which ss. 314(d) of the TIA requires that such certificate or opinion be made by an independent person. In releasing any Collateral pursuant to the terms of the Indenture, including the provisions of
Section 10.07(a) hereof, or any Security Document, the Trustee shall be entitled to receive, and shall be fully protected in relying upon, in addition to the documents required by Section 13.04, an Officers' Certificate certifying that such release is authorized or permitted by this Indenture and the Security Documents and the Intercreditor Agreement and that all conditions precedent, if any, to such release have been satisfied.

Section 10.03. Specified Releases of Collateral.

      (a) The Company shall be entitled to obtain a full release of all of the Collateral from the Liens of this Indenture and of the Security Documents upon payment in full of all principal, premium, if any, and interest, if any, on the Notes and of all other Obligations for the payment of money due and owing to the Trustee or the Holders under this Indenture, the Notes, the Subsidiary Guarantees and the Security Documents, or upon compliance with the conditions precedent set forth in Article 8 hereof for Legal Defeasance or Covenant Defeasance. Upon such payment or upon delivery by the Company to the Trustee of an Officers' Certificate and an Opinion of Counsel, each to the effect that such conditions precedent have been complied with (and which may be the same Officers' Certificate and Opinion of Counsel required by Article 7 hereof), together with such documentation, if any, as may be required by the TIA (including, without limitation, TIA Section 314(d)) or reasonably required by the Trustee prior to the release of such Collateral, the Trustee shall forthwith take all action that is necessary or reasonably requested by the Company (in each case at the expense of the Company) to release and reconvey to the Company or a Guarantor without recourse all of the Collateral, and shall deliver such


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Collateral in its possession to the Company or a Guarantor and shall execute and deliver to the Company releases and satisfactions, in recordable form, to the extent reasonably requested by the Company.

      (b) The Company shall be entitled to obtain a release of, and the Trustee shall release, items of Collateral subject to a sale or disposition (other than Trust Monies constituting Net Proceeds from an Asset Sale of Collateral, which Trust Monies are subject to release from the Lien of the Security Documents as provided under Article 12 hereof) (the "Released Collateral") upon compliance with the conditions precedent that the Company shall have delivered to the Trustee the following:

            (i)   a Company Order requesting release of Released Collateral and

                  (A)   specifically describing the proposed Released
                        Collateral,

                  (B) certifying that the sale of such Released Collateral complies with the terms and conditions of this Indenture, including, without limitation, Section 4.10 hereof if the sale of such Released Collateral constitutes an Asset Sale, and

                  (C) in the event that there is to be a substitution of property for the Collateral subject to the Asset Sale, specifying the property intended to be substituted for the Collateral to be disposed of;

            (ii)  an Officers' Certificate certifying that

                  (A)   such sale covers only the Released Collateral,

                  (B) such sale complies with the terms and conditions of this Indenture, including, without limitation, Section 4.10 hereof,

                  (C) all Net Proceeds from the sale of any of the Released Collateral will be applied pursuant to the terms and conditions of this Indenture, including, without limitation, Section 4.10 hereof,

                  (D) all conditions precedent in this Indenture and the Security Documents to such release have been complied with,

                  (E) no Default pursuant to clause (a) or (b) of Section 6.01 hereof or Event of Default is in effect or continuing on the date thereof, and

                  (F) the release of the Collateral will not result in a Default or Event of Default;

            (iii) the Net Proceeds and other property received as consideration from the Asset Sale, together with such instruments of conveyance, assignment and transfer, if any, as may be necessary to subject to the Lien of the Security Documents all the right, title and interest of the Company or a Guarantor, as the case may be, in and to such property (to the extent required by this Indenture and the Security Documents);


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

            (iv) all documentation required by the TIA (including, without limitation, TIA Section 314(d)), if any, prior to the release by the Trustee of the Released Collateral, and, in the event there is to be a concurrent substitution of property for the Collateral subject to the Asset Sale, all documentation required by the TIA to effect the substitution of such new Collateral and to subject such new Collateral to the Lien of the relevant Security Documents, and all documents required by
                  Section 10.01 hereof with respect to such new Collateral;

            (v) an Opinion of Counsel substantially to the effect that all conditions precedent herein and under any of the Security Documents relating to the release of such Collateral have been complied with; and

            (vi) if the Collateral to be released is only a portion of a discrete parcel of real property, an Opinion of Counsel or an endorsement to any title insurance policy insuring the Lien in favor of the Trustee created by a Mortgage on such Real Property confirming that after such release, the Lien of such Mortgage continues unimpaired as a first priority perfected Lien upon the remaining Real Property, subject only to Permitted Liens.

      Upon compliance by the Company with the conditions precedent set forth above, the Trustee shall cause to be released and reconveyed to the Company without recourse the Released Collateral and shall deliver any such Released Collateral in its possession to the Company and shall execute and deliver to the Company at the Company's expense releases and satisfactions, in recordable form, to the extent reasonably requested by the Company.

      (c) The Company shall be entitled to obtain a release of, and the Trustee shall release, items of Collateral subject to an Event of Loss (other than Trust Monies constituting Net Loss Proceeds from an Event of Loss with respect to Collateral, which Trust Monies are subject to release from the Lien of the Security Documents as provided under Article 12 hereof) upon compliance with the conditions precedent that the Company shall have delivered to the Trustee the following:

            (i)   an Officers' Certificate of the Company certifying that

                  (A) such release covers only Collateral subject to an Event of Loss,

                  (B) if applicable, that such property has been taken by Condemnation,

                  (C) in the case of a taking by Condemnation, that the award for the property so taken has become final and that an appeal from such award is not advisable in the interests of the Company or the Holders, and


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

                  (D) that all conditions precedent herein and in the Security Documents provided for relating to such release have been complied with;

            (ii) the Net Loss Proceeds and other property received in respect of the Event of Loss, together with such instruments of conveyance, assignment and transfer, if any, as may be necessary to subject to the Lien of this Indenture and the Security Documents all the right, title and interest of the Company in and to such property (to the extent required by this Indenture and the Security Documents);

            (iii) all documentation required by the TIA (including, without limitation, TIA Section 314(d)), if any, prior to the release by the Trustee of the Released Collateral, and, in the event there is to be a concurrent substitution of property for the Collateral subject to the Event of Loss, all documentation required by the TIA to effect the substitution of such new Collateral and to subject such new Collateral to the Lien of the relevant Security Documents, and all documents required by
                  Section 10.01 hereof with respect to such new Collateral;

            (iv) an Opinion of Counsel substantially to the effect that all conditions precedent herein and under any of the Security Documents relating to the release of such Collateral have been complied with; and

            (v) if the Collateral to be released is only a portion of a discrete parcel of Real Property, an Opinion of Counsel or an endorsement to any title insurance policy insuring the Lien in favor of the Trustee created by a Mortgage on such Real Property confirming that after such release, the Lien of such Mortgage continues unimpaired as a first priority perfected Lien upon the remaining Real Property, subject only to Permitted Liens.

      In any proceedings for the Condemnation of any Collateral, the Trustee may be represented by counsel who may be counsel for the Company.

      Upon compliance by the Company with the conditions precedent set forth above, the Trustee shall cause to be released and reconveyed without recourse to the Company the Collateral which is the subject of such Event of Loss, and shall deliver such Collateral in its possession to the Company and shall execute and deliver to the Company at the Company's expense releases and satisfactions, in recordable form, to the extent reasonably requested by the Company.

Section 10.04. Opinions as to Recording.

      (a) The Company represents that is has caused or will promptly cause to be executed and delivered, filed and recorded and covenants that it and the Guarantors, if any, will promptly cause to be executed and delivered and filed and recorded, all instruments and documents, and represents that it has done and will do or will cause to be done all such acts and other things, at the Company's expense, as applicable, as are necessary to subject the applicable Collateral to valid Liens and to perfect those Liens to the extent contemplated by the Security Documents. Each of the Company and the Guarantors, if any,


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

shall, as promptly as practicable, cause to be executed and delivered, filed and recorded all instruments and do all acts and other things as may be required by law to perfect, maintain and protect the Liens under the applicable Security Documents to which it is party (except as otherwise expressly provided herein and therein) to the extent contemplated by the Security Documents.

      (b) The Company shall furnish to the Trustee and the Collateral Agent promptly after the execution and delivery of this Indenture an Opinion of Counsel either (i) stating that in the opinion of such counsel all action has been taken with respect to the recording, registering and filing of this Indenture, financing statements or other instruments or otherwise necessary to make effective the Liens intended to be created by the Security Documents and reciting the details of such action, or (ii) stating that, in the opinion of such counsel, no such action is necessary to make such Lien effective. Such Opinion of Counsel shall cover the necessity for recordings, registrations and filings required in all relevant jurisdictions. Such Opinion of Counsel may contain such qualifications, assumptions and limitations as are customary for such opinions.

      (c) The Company and the Guarantors, if any, shall furnish to the Trustee and the Collateral Agent within three months after each anniversary of the Effective Date, an Opinion of Counsel, dated as of such date, stating either that (i) in the opinion of such counsel, all action has been taken with respect to the recording, registering, filing, re-recording, re-registering and refilling of all supplemental indentures, financing statements, continuation statements or other instruments of further assurance or otherwise as is necessary to maintain the effectiveness of the Liens intended to be created by the Security Documents and reciting the details of such action or (ii) in the opinion of such counsel, no such action is necessary to maintain the effectiveness of such Liens. Such opinion of counsel shall cover the necessity of recordings, registrations, filing, re-recordings, re-registrations and refilings in all relevant jurisdictions.

      (d) The Company and the Guarantors shall otherwise comply with the provisions of ss. 314(b) and, as applicable ss.ss. 314(c), (d) and (e) of the TIA.

Section 10.05. Further Assurances and Security.

      The Company and the Guarantors, if any, will execute, acknowledge and deliver to the Trustee, at the Company's and/or such Guarantor's expense, at any time and from time to time such further assignments, transfers, assurances or other instruments as may be reasonably required to effectuate the terms of this Indenture and the Security Documents, and will at any time and from time to time do or cause to be done all such acts and things as may be necessary or proper, or as may be reasonably required by the Trustee, to assure and confirm to the Trustee, in its capacity as Collateral Agent, the Liens in the Collateral contemplated hereby and by the Security Documents, all to the extent contemplated by the Security Documents.

Section 10.06. Authorization of Actions to be Taken by Collateral Agent Under the Security Documents.

      The Trustee, in its capacity as Collateral Agent, may, in its sole discretion and without the consent of the Holders, on behalf of the Holders, take all actions it deems necessary or appropriate in order to (a) enforce any of the terms of the Security Documents and (b) collect and receive any and all amounts payable in respect of the obligations of the Company and the Guarantors hereunder. The Trustee, in its capacity as Collateral Agent, shall have the power to institute and to maintain such suits and proceedings as such Person may deem expedient to prevent any impairment of the Collateral by any acts that may be unlawful or in violation of the Security Documents or this Indenture, and such suits and proceedings as the Trustee may deem expedient to preserve or protect its interests and the interests of the Holders in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other government enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders or of the Trustee).

Section 10.07. Authorization of Receipt of Funds by the Trustee Under the Security Documents.

      The Trustee, in its capacity as Collateral Agent, is authorized to receive any funds for the benefit of the Holders distributed under the Security Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture and the Security Documents.

Section 10.08. Covenants of Collateral Agent with Respect to the Exit Facility.

      The Trustee, in its capacity as Collateral Agent, and any successor Collateral Agent, hereby agrees that it shall, upon the written request of the Company, either:

                  (1) enter into the Intercreditor Agreement with regard to the
            Exit Facility to effectuate the priority of the Liens granted under the Exit Facility over the Liens of the Collateral Agent with respect to the Collateral to the extent contemplated herein; or

                  (2) release its Lien with respect to Collateral to the extent required under the Intercreditor Agreement.

                                   ARTICLE 11.
                              SUBSIDIARY GUARANTEES

Section 11.01. Guarantee.

      Subject to this Article 11, any Restricted Subsidiary, which in accordance with Section 4.17 or Section 11.05 hereof is required in the future to guarantee the Obligations of the Company and to execute and deliver a Supplemental Indenture substantially in the form of Exhibit C hereto hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes, the Security Documents or the Obligations of the Company hereunder or thereunder, that: (a) the principal of and interest on the Notes (including, without limitation, any interest that accrued after, or would accrue but for, the commencement of a proceeding of the type described in Section 6.01(g) or
(h)) and any fees, expenses and other amounts owing under this Indenture will be duly and punctually paid in full when due, whether at Stated Maturity, by acceleration, mandatory redemption, call for redemption, upon a Change of


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Control Offer, an Asset Sale Offer, a Loss Proceeds Offer or otherwise, and interest on the overdue principal and (to the extent permitted by law) interest, if any, on the Notes and any other amounts due in respect of the Notes and the Security Documents, and all other Obligations of the Company, including the Company's Obligations to the Holders of the Notes under this Indenture, the Notes and the Security Documents and all Obligations of the Subsidiary Guarantors under this Indenture, the Security Documents and the Subsidiary Guarantees, whether nor or hereafter existing, will be promptly paid in full or performed, all strictly in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other Obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay in full or perform the same immediately, all strictly in accordance with the terms of the Notes, this Indenture and the Security Documents. An Event of Default under this Indenture or the Notes shall constitute an Event of Default under each Subsidiary Guarantee, and shall entitle the Holders to accelerate the Obligations of each Subsidiary Guarantor hereunder in the same manner and to the same extent as the Obligations of the Company. Each Subsidiary Guarantee is intended to be superior to or pari passu in right of payment with all Indebtedness of the respective Guarantor and each Guarantor's Obligations are independent of any Obligation of the Company or any other Guarantor. Each Guarantor further agrees that the Obligations may be extended or renewed, in whole or in part, without notice or further assent from such Guarantor, and that each Guarantor will remain bound under this Article 11 notwithstanding any extension or renewal of any Obligation.

      Each Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes, this Indenture or the Security Documents, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenant that this Subsidiary Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and this Indenture. Each Guarantor waives notice of any default under the Notes or the Obligations. The obligations of each Guarantor hereunder shall not be affected by (a) the failure of any Holder, Trustee or the Collateral Agent to assert any claim or demand or to enforce any right or remedy against the Company or any other Person under this Indenture, the Notes, or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes, the Security Documents or any other agreement; (d) the release of any security held by any Holder, the Collateral Agent or the Trustee for the Obligations or any of them; (e) the failure of any Holder, the Trustee or the Collateral Agent to exercise any right or remedy against any other guarantor of the Obligations; or (f) any change in the ownership of such Guarantor.

      Each Guarantor further agrees that its Subsidiary Guaranty herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder or the Trustee to any security held for payment of the Obligations.

      If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid by either to the Trustee or such Holder, this Subsidiary Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

      Until such time as the Notes and the other Obligations of the Company guaranteed hereby have been satisfied in full, each Guarantor hereby irrevocably waives any claim or other rights that it may now or hereafter acquire against the Company or any other Guarantor that arise from the existence, payment, performance or enforcement of such Guarantor's Obligations under its Subsidiary Guarantee including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Holders, the Trustee or the Collateral Agent against the Company or any other Guarantor or any security, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Issuer or any other Guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right. If any amount shall be paid to such Guarantor in violation of the preceding sentence at any time prior to the later of the payment in full of the Notes and all other amounts payable under this Indenture and each Subsidiary Guarantee upon the Stated Maturity of the Notes, such amount shall be held in trust for the benefit of the Holders and the Trustee and shall forthwith be paid to the Trustee to be credited and applied to the Notes and all other amounts payable under each Subsidiary Guarantee, whether matured or unmatured, in accordance with the terms of this Indenture, or to be held as security for any Obligations or other amounts payable under any Subsidiary Guarantee thereafter arising.

      Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the waiver set forth in this Section 11.01 is knowingly made in contemplation of such benefits. Each Guarantor further agrees that, as between it, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the Obligations guaranteed hereby may be accelerated as provided in Article 6 for the purposes of each Subsidiary Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed hereby, and (y) in the event of any acceleration of such Obligations guaranteed hereby as provided in Article 6, such Obligations (whether or not due and payable) shall, forthwith become due and payable by the Guarantor for the purposes of each Subsidiary Guarantee.

      A Guarantor that makes a distribution or payment under its Subsidiary Guarantee shall be entitled to contribution from each other Guarantor in a pro rata amount based on the Adjusted Net Assets of each such other Guarantor for all payments, damages and expenses incurred by that Guarantor in discharging the Company's Obligations with respect to the Notes and this Indenture or any other Guarantor with respect to its Subsidiary Guarantee, so long as the exercise of such right does not impair the rights of the Holders of the Notes under the Subsidiary Guarantees.

      Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys' fees) incurred by the Trustee or any Holder in enforcing any rights under this Section 11.01.

Section 11.02. Limitation on Guarantor Liability.

      Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Subsidiary Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Subsidiary Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the Obligations of such Guarantor under its Subsidiary Guarantee and this
Article 11 shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the Obligations of such other Guarantor under this Article 11, result in the obligations of such Guarantor under its Subsidiary Guarantee not constituting a fraudulent transfer or conveyance. Each Guarantor that makes a payment or distribution under its Subsidiary Guarantee shall be entitled to a contribution from each other Guarantor in a pro rata amount based on the Adjusted Net Assets of each such other Guarantor.

Section 11.03. Successors and Assigns.

      This Article 11 shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred upon that party in this Indenture and in the Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Indenture.

Section 11.04. No Waiver.

      Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Article 11 shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article 11 at law, in equity, by statute or otherwise.

Section 11.05. Guarantors May Consolidate, Etc., on Certain Terms.

      No Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another corporation, Person or other entity whether or not affiliated with such Guarantor unless (i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor, pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under the Notes, the Security Documents and the Indenture; (ii) immediately after giving effect to such transaction, no Default or Event of Default exists; and (iii) except in the case of a merger of a Guarantor with or into another Guarantor or a merger of a Guarantor with or into the Company, the Company would be permitted by virtue of the Company's pro forma Fixed Charge Coverage Ratio, immediately after giving effect to such transaction, to Incur at least $1.00 of additional Indebtedness pursuant to the terms of the first paragraph of Section 4.09 hereof.

Section 11.06. Releases Following Sale of Assets or Capital Stock.

      In the event of a sale or other disposition of all of the assets of any Guarantor (other than to the Company, another Guarantor or a Restricted Subsidiary), by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Capital Stock of any Guarantor (other than to, the Company, another Guarantor or a Restricted Subsidiary), then such Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the Capital Stock of such Guarantor) or the entity acquiring the property (in the event of a sale or other disposition of all of the assets of such Guarantor) will be released and relieved of any obligations under its Subsidiary Guarantee and any such acquiring entity will not be required to assume any obligations of such Guarantor under the applicable Subsidiary Guarantee; provided that such sale or other disposition complies with all applicable provisions of this Indenture including, without limitation,
Section 4.10 and this Article 11.

      Any Guarantor not released from its obligations under its Subsidiary Guarantee shall remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article 11.

                                   ARTICLE 12.
                               COLLATERAL ACCOUNT

Section 12.01. Collateral Account.

      On the Effective Date there shall be established and, at all times hereafter until the Obligations of the Company under this Indenture, the Notes and the Security Documents are discharged or defeased in accordance with this Indenture, there shall be maintained by the Company with the Trustee, the Collateral Account. The Collateral Account shall be established and maintained with the Trustee at its Corporate Trust Office and designated in the name of Congoleum Corporation, subject to the security interest in favor of the Trustee. To the extent permitted by the Exit Facility and the Intercreditor Agreement, all Trust Monies shall be deposited in the Collateral Account and thereafter shall be held by and under the control of the Trustee for its benefit and for the benefit of the Holders as a part of the Collateral and, upon any entry upon or sale or other disposition of the Collateral or any part thereof pursuant to any of the Security Documents, said Trust Monies shall be applied in accordance with Section 6.10 hereof; but prior to any such entry, sale or other disposition, all or any part of the Trust Monies held by the Trustee may be withdrawn, and shall be released, paid or applied by the Trustee in accordance with the terms of this Article 12.


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

Section 12.02. Withdrawal of Net Loss Proceeds.

      To the extent that any Trust Monies consist of Net Loss Proceeds, such Trust Monies may be withdrawn by the Company and shall be paid by the Trustee upon a Company Request delivered to the Trustee to be applied for any purpose permitted by Section 4.11 upon receipt by the Trustee of the following:

      (a) An Officers' Certificate, dated not more than 30 days prior to the date of the application for the withdrawal and payment of such Trust Monies setting forth:

            (i) that such funds are being used in accordance with Section 4.11 for the purposes briefly described in such Officers' Certificate; and

            (ii) that all conditions precedent herein provided for relating to such withdrawal and application have been complied with;

      (b) All documentation required under the TIA (including, without limitation, TIA Section 314(d)); and

      (c) an Opinion of Counsel substantially to the effect that:

            (i)   upon the basis of the accompanying documents specified in this
                  Section 12.02, all conditions precedent herein provided for relating to such withdrawal and application have been complied with; and

            (ii) that the relevant Security Documents create a Lien in favor of the Trustee and, to the extent that such Lien is a security interest in any such Collateral that may be perfected under the relevant UCC, that such security interest in such Collateral will be perfected upon consummation of the transaction.

      Upon compliance with the foregoing provisions of this Section 12.02 and
Section 12.01 hereof, the Trustee shall, upon receipt of a Company request, pay to the Company or its designee an amount of Net Loss Proceeds constituting Trust Monies equal to the amount stated in the Officers' Certificate required by clause (i) of paragraph (a) of this Section 12.02.

Section 12.03. Withdrawal of Net Proceeds to Fund an Asset Sale Offer.

      To the extent that any Trust Monies consist of Net Proceeds of Collateral received by the Trustee pursuant to the provisions of Section 4.10 hereof and an Asset Sale Offer has been made in accordance therewith, such Trust Monies may be withdrawn by the Company and shall be paid by the Trustee to the Paying Agent for application in accordance with Sections 3.02 and 4.10 hereof upon a Company Notice to the Trustee and upon receipt by the Trustee of the following:

      (a) An Officers' Certificate, dated not more than three Business Days prior to the Purchase Date stating:

            (i) that no Event of Default shall have occurred and be continuing after giving effect to such application;

            (ii) (x) that such Trust Monies constitute Net Cash Proceeds of Collateral, (y) that pursuant to and in accordance with
                  Section 4.10 hereof, the Company has made an Asset Sale Offer and (z) the amount of Net Cash Proceeds to be applied to the repurchase of the Notes pursuant to the Asset Sale Offer;

            (iii) the Payment Date; and

            (iv) that all conditions precedent herein provided for relating to such application of Trust Monies have been complied with; and

      (b) All documentation, if any, required under TIA Section 314(d).

      Upon compliance with the foregoing provisions of this Section 12.03, the Trustee shall apply the Trust Monies as directed and specified by such Company Notice, subject to Sections 3.02 and 4.10 hereof.

Section 12.04. Withdrawal of Trust Monies Pursuant to Section 4.10.

      In the event the Company intends to utilize Net Proceeds of an Asset Sale of Collateral (the "Released Trust Monies") in a manner provided for in the first sentence of the second paragraph of Section 4.10, such Net Proceeds constituting Trust Monies may be withdrawn by the Company and shall be paid by the Trustee to the Company upon receipt by the Trustee of the following:

      (a) A Notice signed by the Company which shall (i) refer to this Section 12.04, and (ii) describe with reasonable particularity the Replacement Assets to be invested in or the Senior Debt to be repaid with respect to the Released Trust Monies;

      (b) An Officers' Certificate certifying that (i) such Trust Monies constitute Net Proceeds of Collateral, and (ii) all conditions precedent herein to such release have been complied with;

      (c) All documentation required under the TIA (including, without limitation, TIA Section 314(d));

      (d) If any Replacement Asset is Real Property, the Company or the appropriate Guarantor shall also deliver to the Trustee a mortgage, policy of title insurance, survey and documents of the type described in Section 10.01(c), in each case in form and substance satisfactory to the Trustee;

      (e) If any Replacement Asset is personal property constituting Collateral, the Company or the appropriate Guarantor shall deliver to the Trustee:

            (i) a Security Document or an amendment to an existing Security Document and such financing statements and other instruments, if any, necessary to create and perfect the Lien of any applicable Security Document on such personal property interest; and

            (ii) evidence of payment or a closing statement indicating payments to be made by the Company or the appropriate Guarantor of all filing fees, recording charges and/or transfer taxes, if any, and other costs and expenses, including reasonable legal fees and disbursements of one counsel for the Trustee (and any local counsel), that may be incurred to validly and effectively subject the Replacement Asset to the Lien of any Security Document; and

      (f) An Opinion of Counsel substantially to the effect that:

            (i) all conditions precedent herein provided for relating to such application of Trust Monies have been complied with; and

            (ii) to the extent that such Replacement Assets constitute Collateral and were acquired with Net Proceeds of Collateral, the relevant Security Documents create a Lien in favor of the Trustee on such Replacement Assets and, to the extent that such Lien is a security interest in any such Replacement Assets that may be perfected under the relevant UCC, that such security interest in such Replacement Assets will be perfected upon consummation of such acquisition.

      Upon compliance with the foregoing provisions, the Trustee shall apply the Released Trust Monies as directed and specified by the Company.

Section 12.05. Investment of Trust Monies.

      So long as no Default or Event of Default shall have occurred and be continuing, all or any part of any Trust Monies held by the Trustee shall from time to time be invested or reinvested by the Trustee in any Cash Equivalents pursuant to a Company Order, which shall specify the Cash Equivalents in which such Trust Monies shall be invested and shall certify that such investments constitute Cash Equivalents and the Trustee shall sell any such Cash Equivalent only upon receipt of such a Company request specifying the particular Cash Equivalent to be sold. So long as no Default or Event of Default shall have occurred and be continuing, any interest or dividends accrued, earned or paid on such Cash Equivalents (in excess of any accrued interest or dividends paid at the time of purchase) that may be received by the Trustee shall be forthwith paid to the Company. Such Cash Equivalents shall be held by the Trustee as a part of the Collateral, subject to the same provisions hereof as the cash used by it to purchase such Cash Equivalents.

      The Trustee shall not be liable or responsible for any loss resulting from such investments or sales except only for its own negligent action, its own negligent failure to act or its own willful misconduct in complying with this
Section 12.05.

Section 12.06. Use of Trust Monies.

      Prior to the delivery of an Acceleration Notice in accordance with Section
6.02 hereof, the Trustee shall apply Trust Monies not required to be applied to fund a Net Proceeds Offer or a Loss Proceeds Offer to such purposes and in such manner that is not prohibited by this Indenture (including, without limitation, to the payment of the principal of, premium, and interest on, any Notes, on any redemption date or at Maturity or to the redemption thereof or the purchase thereof upon tender or in the open market or at private sale or upon any exchange or in any one or more of such ways, including, without limitation, pursuant to a Change of Control Offer), as the Company shall request in writing.

      Any Trust Monies and any cash deposited with the Trustee for the payment of accrued interest shall not, after compliance with the foregoing provisions of this Section, be deemed to be part of the Collateral or Trust Monies.

                                   ARTICLE 13.
                                  MISCELLANEOUS

Section 13.01. Trust Indenture Act Controls.

      If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA Section 318(c), the imposed duties shall control.

Section 13.02. Notices.

      Any notice or communication by the Company, any Guarantor or the Trustee to the others is duly given if in writing and delivered in person or mailed by first class mail (registered or certified, return receipt requested), telex, telecopier or overnight courier guaranteeing next day delivery, to the other's address.

      If to the Company and/or any Guarantor:

      3705 Quakerbridge Road
      Mercerville, New Jersey 08619
      Attention: Howard N. Feist III
      Fax: (609) 584-3555

      With a copy to:

      Pillsbury Winthrop Shaw Pittman LLP
      1540 Broadway
      New York, NY  10036-4039
      Attention: Richard L. Epling, Esq.
                 Robin L. Spear, Esq.
      Fax: (212) 858-1000


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

      If to the Trustee:

      with a copy to:

      The Company, any Guarantor or the Trustee, by notice to the others may designate additional or different addresses for subsequent notices or communications.

      All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when answered back, if telexed; when receipt acknowledged, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight courier guaranteeing next day delivery.

      Any notice or communication to a Holder shall be mailed by first class mail, certified or registered, return receipt requested, or by overnight courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Any notice or communication shall also be so mailed to any Person described in TIA ss. 313(c), to the extent required by the TIA. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

      If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

      If the Company mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent, if any, at the same time.

Section 13.03. Communication by Holders of Notes with Other Holders of Notes.

      Holders may communicate pursuant to TIA ss. 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Registrar and anyone else shall have the protection of TIA ss. 312(c).

Section 13.04. Certificate and Opinion as to Conditions Precedent.

      Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee:

      (a) an Officers' Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 13.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

      (b) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 13.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

      In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such eligible and qualified Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.

      Any certificate or opinion of an Officer of the Company may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel, unless such Officer knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to the matters upon which his certificate or opinion is based are erroneous. Any certificate or opinion of counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an officer or officers of the Company stating the information on which counsel is relying unless such counsel knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to such matters are erroneous.

      Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Indenture, they may, but need not, be consolidated and form one instrument.

Section 13.05. Statements Required in Certificate or Opinion.

      Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA ss. 314(a)(4)) shall comply with the provisions of TIA ss. 314(e) and shall include:

      (a) a statement that the Person making such certificate or opinion has read such covenant or condition;

      (b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

      (c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

      (d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Notwithstanding any provision of this Indenture, any Note or any Security Document to the contrary, any Opinion of Counsel delivered hereunder may contain such qualifications, assumptions and limitations as are customary for such opinions.

Section 13.06. Rules by Trustee and Agents.

      The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 13.07. No Personal Liability of Directors, Officers, Employees and Stockholders.

      No past, present or future director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or such Guarantor under the Notes, the Subsidiary Guarantees, this Indenture, the Security Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 13.08. Governing Law.

      THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE SUBSIDIARY GUARANTEES, WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 13.09. No Adverse Interpretation of Other Agreements.

      This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 13.10. Successors.

      All agreements of the Company in this Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors.

Section 13.11. Severability.

      In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the remaining provisions shall not in any way be affected or impaired thereby.

Section 13.12. Counterpart Originals.

      The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 13.13. Table of Contents, Headings, Etc.

      The Table of Contents and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

                         [SIGNATURES ON FOLLOWING PAGES]

                                    SIGNATURES

                                    CONGOLEUM CORPORATION

                                    By:     __________________________________
                                    Name:
                                    Title:


                                    [HSBC BANK, USA], as Trustee

                                    By:     __________________________________
                                    Name:
                                    Title:

                                   EXHIBIT A-1
                                 (Face of Note)

      [IF THE NOTE IS A GLOBAL NOTE, THEN INSERT: THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS NOTE MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A NOTE REGISTERED, AND NO TRANSFER OF THIS NOTE IN WHOLE ORIN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.]

      [IF THE NOTE IS A GLOBAL NOTE AND THE DEPOSITORY TRUST COMPANY IS TO BE THE DEPOSITARY THEREFOR, THEN INSERT: UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN]

                              CONGOLEUM CORPORATION

                       10 % SENIOR SECURED NOTES DUE 2011

                                                         CUSIP No. [_____ _____]

No. __________

$____________

      Congoleum Corporation, a corporation duly organized and existing under the laws of Delaware (herein called the "Company", which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to __________, or registered assigns, the principal sum of _______________ Dollars (such amount the "principal amount" of this Note) [IF THE NOTE IS A GLOBAL NOTE, THEN INSERT -- , or such other principal amount as may be set forth in the records of the Trustee as referred to in accordance with the Indenture,] on __________, 2011 at the office or agency of the Company in the Borough of Manhattan, The City of New York, State of New York, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest semi-annually on _________ and _________ of each year (each, an "Interest Payment Date"), on said principal sum at the rate per annum specified below, at such office or agency, in like coin or currency, from the _________ or _________, as the case may be, to which interest on the Notes has been paid preceding the date thereof (unless the date thereof is a _________ or a

_________ to which interest has been paid, in which case from the date thereof) until payment of said principal sum has been made or duly provided for. This Note shall bear interest at the rate of 10% per annum until the principal hereof is paid or made available for payment. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

      The interest is so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on the record date for such interest, which shall be the _______________ or _______________ (the "Regular Record Date") (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on the relevant Regular Record Date and may either be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on a special record date for the payment of such Defaulted Interest to be fixed by the Trustee in accordance with Section 2.12 of the Indenture, notice whereof shall be given to Holders of Notes not less than 10 days prior to such special record date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

      Reference is hereby made to the further provisions of this Note set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

      Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated:  __________, _____.


                                    CONGOLEUM CORPORATION


                                    By: __________________________________
                                        Name:
                                        Title:


                                    (SEAL)

This is one of the [Global] Notes referred to in the within-mentioned Indenture:

[HSBC BANK, USA],
as Trustee


By: _____________________________
    Name:
    Title:

                                 (Back of Note)

                        10% SENIOR SECURED NOTES DUE 2011

      Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

      1. Indenture. This Note is one of a duly authorized issue of Notes of the Company designated as its 10% Senior Secured Notes due 2011 (herein called the "Notes"), issued under an Indenture, dated as of [_________], 2006 (herein called the "Indenture", which term shall have the meaning assigned to in such instrument), between the Company and [HSBC Bank, USA], as Trustee (herein called the "Trustee", which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Guarantors, if any, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

      2. Method of Payment. The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the applicable Regular Record Date next preceding the Interest Payment Date, even if such Notes are cancelled after such Regular Record Date and on or before such Interest Payment Date, except as provided in
Section 2.12 of the Indenture with respect to defaulted interest. Principal and interest on the Notes will be payable at the office or agency of the Company maintained for such purpose or, at the option of the Company, payment of interest may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of Notes; provided that all payments of principal and interest with respect to Notes the Holders of which have given wire transfer instructions to the Company prior to the Regular Record Date will be required to be made by wire transfer of immediately available funds within the United States to the accounts specified by the Holders thereof. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

      3. Paying Agent and Registrar. Initially, [HSBC Bank, USA], the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

      4. Security. The payment of principal of and interest on Notes is secured by the Liens of the Security Documents pursuant to, and subject to the terms of the Indenture, the Security Agreement and the other Security Documents.

      5. Redemption. The Notes are not subject to redemption at any time.

      6. Prepayments. Except as set forth in Paragraph 6 below, the Company shall not be required to make mandatory redemption payments with respect to the Notes.

      7. Repurchase at Option of Holder.

      (a) If there is a Change of Control, each Holder of Notes will have the right to require the Company to make an offer (a "Change of Control Offer") to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of purchase (the "Change of Control Payment"). Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the circumstances giving rise to the Change of Control and offering to repurchase Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 13e-4 and Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.

      (b) If the Company or a Restricted Subsidiary consummates any Asset Sale, when the aggregate amount of Excess Proceeds exceeds $5.0 million, the Company will be required to make an offer to all Holders of Notes and to the extent required by the terms thereof, an offer to the holders of any other Indebtedness of the Company that is pari passu with the Notes or Indebtedness of a Restricted Subsidiary that is pari passu with its Subsidiary Guarantee and containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with proceeds of sales of assets (an "Asset Sale Offer"), to purchase the maximum principal amount of Notes that may be purchased with the amount of Excess Proceeds allocated for the Notes at an offer price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes tendered into such Asset Sale Offer surrendered by Holders thereof exceeds the amount of Excess Proceeds allocated for the Notes, the Trustee shall select the Notes to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

      (c) Any Net Loss Proceeds from an Event of Loss with respect to Collateral that are not applied or invested as provided in the first sentence of Section
4.11 of the Indenture within the time periods set forth therein will be deemed to constitute "Excess Loss Proceeds." When the aggregate amount of Excess Loss Proceeds exceeds $5.0 million (such date, the "Loss Proceeds Offer Trigger Date"), the Company will make an offer to all Holders and the holders of any Senior Secured Debt the terms of which require that an offer be made to all holders of such Senior Secured Debt (a "Loss Proceeds Offer") on a date (the "Payment Date") not less than 25 days following the 180th day after the Event of Loss, or the 271st day after the Event of Loss if the Company had determined such longer period was applicable in accordance with Section 4.11 of the Indenture, the maximum principal amount of Notes (and Senior Secured Debt) that may be purchased out of such Excess Loss Proceeds at an offer price in cash in an amount equal to 100% of the principal amount of Notes and Senior Secured Indebtedness to be purchased, plus accrued and unpaid interest (including, if any) thereon, if any, to the date of purchase (subject to the right of Holders of record on a Regular Record Date to receive interest, if any, on the relevant

Interest Payment Date in accordance with the procedures set forth herein). If the aggregate principal amount of Notes surrendered by Holders exceeds the Excess Loss Proceeds to be used to purchase Notes, the Trustee shall select the Notes to be purchased on a pro rata basis. To the extent that the aggregate amount of Notes tendered pursuant to a Loss Proceeds Offer is less than the Loss Proceeds Offer Amount, the Company may apply any remaining Excess Loss Proceeds to any purpose consistent with the Indenture and, following the consummation of each Loss Proceeds Offer, the Excess Loss Proceeds shall be reset to zero. Notwithstanding anything to the contrary in the foregoing, the Company may commence a Loss Proceeds Offer prior to the expiration of 270 days after the occurrence of an Event of Loss.

      8. Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $1000 and integral multiples of $1000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company or the Registrar is not required to transfer or exchange any Note selected for redemption. Also, the Company or the Registrar is not required to transfer or exchange any Notes for a period of 15 days before a selection of Notes to be redeemed.

      9. Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

      10. Amendment, Supplement and Waiver. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the Guarantors and the rights of the Holders of the Notes under the Indenture and the Security Documents at any time by the Company, the Guarantors and the Trustee with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes. The Indenture also contains provisions permitting the Holders of at least a majority in aggregate principal amount of the Notes at the time outstanding, on behalf of the Holders of all the Notes, to waive compliance by the Company with certain provisions of the Indenture and the Security Documents and certain past defaults under the Indenture and its consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of the Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

      11. Defaults and Remedies. Events of Default include in summary form: (i) default for 30 days in the payment when due of interest on the Notes; (ii) default in payment when due of principal on the Notes; (iii) failure by the Company or any of its Subsidiaries to comply with Section 4.07, or 4.15 or
Article 5 of the Indenture; (iv) failure by the Company or any of its Subsidiaries for 30 days after written notice to comply with any of its other agreements in the Indenture, the Notes or the Security Documents; (v) a continuing default occurs under the Plan Trust Note or the New Convertible Security, or a default under any other mortgage, indenture, debt security or instrument (other than the Plan Trust Note or the New Convertible Security or as referred to in clauses (i) and (ii) above) under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists or is created after the date of the Indenture, which default results in the failure to pay such Indebtedness at its Stated Maturity or in the acceleration of such Indebtedness prior to its express maturity and, in each case involving such Indebtedness other than the Plan Trust Note or the New Convertible Security, the amount of any such Indebtedness, whether principal, premium or interest, together with the amount of any other such Indebtedness which has been not so paid or the majority of which has been so accelerated, aggregates $2.0 million or more (other than Existing Indebtedness to the extent it is secured by or paid by the drawing against a letter of credit permitted to be issued under the Indenture); (vi) failure by the Company or any Restricted Subsidiaries to pay final judgments aggregating in excess of $2.0 million (net of any amounts that a reputable and creditworthy insurance company has acknowledged liability for in writing), which judgments are not paid, discharged or stayed for a period of 30 days; (vii) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries that is a Restricted Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary as set forth in the Indenture; (viii) the Liens created by the Security Documents shall at any time not constitute valid and perfected Liens on the Collateral intended to be covered thereby (to the extent perfection by filing, registration, recordation or possession is required herein or therein) in favor of the Collateral Agent, free and clear of all other Liens (other than Permitted Liens), or, except for expiration in accordance with its terms or amendment, modification, waiver, termination or release in accordance with the terms of this Indenture, any of the Security Documents shall for whatever reason be terminated or cease to be in full force and effect, if in either case, such default continues for [15] days after written notice, or the enforceability thereof shall be contested by the Company or any Subsidiary Guarantor; (ix) failure of the Company to make, when due, any transfer, delivery, pledge, assignment or grant of Collateral required to be made by it and such failure continues unremedied for ten Business Days after notice of such failure is given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the then outstanding Notes; or
(x) except as permitted by the Indenture, any Subsidiary Guarantee is held in any judicial proceeding to be unenforceable or invalid in any material respect or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee. If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency as set forth in the Indenture, with respect to the Company, any Significant Subsidiary that is a Restricted Subsidiary or any group of Restricted Subsidiaries, that taken together would constitute a Significant Subsidiary, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of at least a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest. The Holders of at least a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes. The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required, within 5 Business Days of any Officer becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

      12. Trustee Dealings with Company. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

      13. No Recourse Against Others. A director, officer, employee, incorporator or stockholder, of the Company or any Guarantor, as such, shall not have any liability for any obligations of the Company or any Guarantor under the Notes, the Subsidiary Guarantees, the Indenture, the Security Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

      14. Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

      15. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

      16. CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other. identification numbers placed thereon.

      The Company will furnish to any Holder upon written request and without charge a copy of the Indenture, the Intercreditor Agreement and/or the Security Document. Requests may be made to:

________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________

                                 ASSIGNMENT FORM

To assign this Note, fill in the form below: (I) or (we) assign and transfer this Note to

________________________________________________________________________________
                  (Insert assignee's soc. sec. or tax I.D. no.)

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________
              (Print or type assignee's name, address and zip code)

and irrevocably appoint ________________________________________________________

to transfer this Note on the books of the Company. The agent may substitute another to act for him.

________________________________________________________________________________

Date: __________________

                                    Your Signature: __________________________
                                    (Sign exactly as your name appears on the face of this Note)

SIGNATURE GUARANTEE.

________________________________________
Participant in a Recognized Signature
Guarantee Medallion Program

                       OPTION OF HOLDER TO ELECT PURCHASE

      If you want to elect to have this Note purchased by the Company pursuant to Sections 3.02 and 4.10, Sections 3.02 and 4.11 or Section 4.15 of the Indenture, check the box below:

      [_] Sections 3.02 and 4.10   [_] Sections 3.02 and 4.11   [_] Section 4.15

      If you want to elect to have only part of the Note purchased by the Company pursuant to Sections 3.02 and 4.10, Sections 3.02 and 4.11 or Section
4.15 of the Indenture, state the amount you elect to have purchased: $__________


Date: ____________               Your Signature: _______________________________
                                 (Sign exactly as your name appears on the Note)

                                 Tax Identification No: ________________________


SIGNATURE GUARANTEE.


_____________________________________
Participant in a Recognized Signature
Guarantee Medallion Program

            SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE/1/

      The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

--------------------------------------------------------------------------------
                   AMOUNT OF      AMOUNT OF        PRINCIPAL        SIGNATURE
                  DECREASE IN    INCREASE IN     AMOUNT OF THIS         OF
                   PRINCIPAL      PRINCIPAL       GLOBAL NOTE       AUTHORIZED
                   AMOUNT OF      AMOUNT OF        FOLLOWING        OFFICER OF
    DATE OF       THIS GLOBAL    THIS GLOBAL     SUCH DECREASE      TRUSTEE OR
    EXCHANGE          NOTE           NOTE        (OR INCREASE)      CUSTODIAN
    --------          ----           ----        -------------      ---------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

----------
/1/ This should be included only if the Note is issued in global form.

                                    EXHIBIT B

                         FORM OF SUPPLEMENTAL INDENTURE
                    TO BE DELIVERED BY SUBSEQUENT GUARANTORS


      Supplemental Indenture (this "Supplemental Indenture"), dated as of _______________, among _______________ (the "Guaranteeing Subsidiary"), a subsidiary of Congoleum Corporation (or its permitted successor), a Delaware corporation (the "Company"), the Company, the other Guarantors (as defined in the Indenture referred to herein) and [HSBC Bank, USA], as trustee under the indenture referred to below (the "Trustee").

                                   W I T N E S S E T H

      WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the "Indenture"), dated as of ________, 2006 providing for the issuance of an aggregate principal amount of up to $100.0 million of 10% Senior Secured Notes due 2011 (the "Notes");

      WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Company's Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the "Subsidiary Guarantee"); and

      WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

      NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Agreement to Guarantee. The Guaranteeing Subsidiary hereby agrees as follows:

      (a) Along with all Guarantors named in the Indenture, to jointly and severally Guarantee to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of the Indenture, the Notes or the obligations of the Company hereunder or thereunder, that:

            (i) the principal of and interest on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

            (ii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately.

      (b) The obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.

      (c) The following is hereby waived: diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever.

      (d) This Subsidiary Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes, the Security Documents and the Indenture.

      (e) If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors, or any custodian, Trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid by either to the Trustee or such Holder, this Subsidiary Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

      (f) The Guaranteeing Subsidiary shall not be entitled to any right of subrogation in relation to the Holders in respect of any Obligations guaranteed hereby until payment in full of all Obligations guaranteed hereby.

      (g) As between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the Obligations guaranteed hereby may be accelerated as provided in Article 6 of the Indenture for the purposes of this Subsidiary Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 6 of the Indenture, such Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Subsidiary Guarantee.

      (h) The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Guarantee.

3. Execution and Delivery. Each Guaranteeing Subsidiary agrees that the Subsidiary Guarantees shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Subsidiary Guarantee.

4. Guaranteeing Subsidiary May Consolidate, Etc. on Certain Terms.

      (a) The Guaranteeing Subsidiary may not consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another corporation, Person or entity whether or not affiliated with such Guarantor unless:

            (i) the Person formed by or surviving any such consolidation or merger (if other than a Guarantor or the Company) unconditionally assumes all the obligations of such Guarantor, pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under the Notes, the Indenture and the Subsidiary Guarantee on the terms set forth herein or therein;

            (ii) immediately after giving effect to such transaction, no Default or Event of Default exists; and

            (iii) except in the case of a merger of a Guarantor with or into another Guarantor or a merger of a Guarantor with or into the Company, the Company would be permitted by virtue of the Company's pro forma Fixed Charge Coverage Ratio, immediately after giving effect to such transaction, to Incur at least $1.00 of additional Indebtedness pursuant to the terms of the first paragraph of Section 4.09 of the Indenture.

      (b) In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor corporation, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Subsidiary Guarantee endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of the Indenture to be performed by the Guarantor, such successor corporation shall succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. Such successor corporation thereupon may cause to be signed any or all of the Subsidiary Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee. All the Subsidiary Guarantees so issued shall in all respects have the same legal rank and benefit under the Indenture as the Subsidiary Guarantees theretofore and thereafter issued in accordance with the terms of the Indenture as though all of such Subsidiary Guarantees had been issued at the date of the execution hereof.

      (c) Except as set forth in Articles 4 and 5 of the Indenture, and notwithstanding clauses (a) and (b) above, nothing contained in the Indenture or in any of the Notes shall prevent any consolidation or merger of a Guarantor with or into the Company or another Guarantor, or shall prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Company or another Guarantor.

5. Releases.

      (a) In the event of a sale or other disposition of all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Capital Stock of any Guarantor (other than to the Company or another Guarantor), then such Guarantor (in the event of a sale or other disposition, by way of merger, consolidation or otherwise, of all of the Capital Stock of such Guarantor (other than to the Company or another Guarantor)) or the entity acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) will be released and relieved of any Obligations under its Subsidiary Guarantee and the Security Documents and any such acquiring entity will not be required to assume any Obligations of such Guarantor under the applicable Subsidiary Guarantee and the Security Documents; provided that such sale or other disposition complies with all applicable provisions of the Indenture including, without limitation, Section 4.10 hereof. Upon delivery by the Company to the Trustee of an Officers' Certificate and an Opinion of Counsel to the effect that such sale or other disposition was made by the Company in accordance with the provisions of the Indenture, including without limitation Section 4.10 of the Indenture, the Trustee shall execute any documents reasonably required in order to evidence the release of any Guarantor from its obligations under its Subsidiary Guarantee.

      (b) Any Guarantor not released from its Obligations under its Subsidiary Guarantee shall remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Guarantor under the Indenture as provided in Article 11 of the Indenture.

6. No Recourse Against Others. No past, present or future director, officer, employee, incorporator, stockholder or agent of the Guaranteeing Subsidiary, as such, shall have any liability for any obligations of the Company or any Guaranteeing Subsidiary under the Notes, any Subsidiary Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

7. New York Law to Govern. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

8. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

9. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

10. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Company.

      IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated: ____________, _____

                                    [Guaranteeing Subsidiary]

                                    By: ______________________________________
                                        Name:
                                        Title:

                                    CONGOLEUM CORPORATION

                                    By: ______________________________________
                                        Name:
                                        Title:

                                    [Other Guarantors]

                                    By: ______________________________________
                                        Name:
                                        Title:

                                    [HSBC BANK, USA], as Trustee

                                    By: ______________________________________
                                        Name:
                                        Title:

                                                           EXHIBIT I TO THE PLAN


                              Exhibit I to the Plan
                    "GHR/Kenesis Litigation Trust Agreement"

                                                           EXHIBIT I TO THE PLAN


                           LITIGATION TRUST AGREEMENT

      This LITIGATION TRUST AGREEMENT, dated as of the date set forth on the signature page hereof and effective as of the Effective Date (this "Agreement"), is by and among Congoleum Corporation, Congoleum Sales, Inc. and Congoleum Fiscal, Inc. (collectively referred to as the "Debtors," "Congoleum," or the "Settlors"), the debtors and debtors-in-possession in Case No. 03-51524 in the United States Bankruptcy Court for the district of New Jersey; the Futures
Representative; the Asbestos Claimants' Committee and [           ], as Trustee
(the "Trustee").

                                    RECITALS

      WHEREAS, on or about [           ], the United States Bankruptcy Court
for the District of New Jersey (the "Bankruptcy Court") entered an order confirming the Eleventh Modified Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code of Congoleum Corporation, et al. and the Asbestos Claimants' Committee, dated as of October 23, 2006 (as it may thereafter be amended, restated or otherwise modified, the "Plan"); and

      WHEREAS, pursuant to the Plan, (i) the GHR/Kenesis Actions and (ii) proceeds realized from the prosecution of the GHR/Kenesis Actions (the "Proceeds") have been, on the date hereof, assigned to the GHR/Kenesis Litigation Trust created by this Agreement, on behalf of and for the benefit of Reorganized Congoleum pursuant to the Plan (the "Beneficiary"), by the Debtors in accordance with section 1123(b)(3)(B) of the Bankruptcy Code; and

      WHEREAS, the GHR/Kenesis Litigation Trust is being created pursuant to this Agreement for the purposes set forth in Section 6.1(o) of the Plan; and

      WHEREAS, pursuant to Section 6.1(o) of the Plan, the Debtors have granted, assigned, transferred, conveyed and delivered to the Trustee, on behalf of and for the benefit of the Beneficiary, control of all of the Debtors' right, title and interest in the GHR/Kenesis Actions and to the Proceeds; and

      WHEREAS, pursuant to Section 6.1(o) of the Plan, the costs of the GHR/Kenesis Litigation Trust shall be funded by a one time capital contribution (the "Initial Contribution") of $600,000 to be made from the proceeds of the Asbestos Insurance Settlement Agreement with Liberty Mutual Insurance Company on, or as soon as practicable after, the Effective Date; and

      WHEREAS, the Bankruptcy Court shall have original but not exclusive jurisdiction over the GHR/Kenesis Litigation Trust, the Trustee, the GHR/Kenesis Actions and the Trust Assets, as provided herein.

                              DECLARATION OF TRUST

      NOW THEREFORE, in order to declare the terms and conditions hereof, and in consideration of the Recitals, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions of the Plan and this Agreement, the Debtors have executed this Agreement and absolutely and irrevocably assign to the Trustee, and to its successors and assigns, on behalf of and for the benefit of the Beneficiary, the Initial Contribution and all right, title and interest of Reorganized Congoleum in the GHR/Kenesis Actions and the Proceeds;

                                                           EXHIBIT I TO THE PLAN


      TO HAVE AND TO HOLD unto the Trustee and its successors in trust;

      PROVIDED, HOWEVER, that upon termination of the GHR/Kenesis Litigation Trust in accordance with Section 4.01 hereof, this Agreement shall cease, terminate and be of no further force and effect.

      IT IS HEREBY FURTHER COVENANTED AND DECLARED, that the GHR/Kenesis Actions and the Proceeds, the Initial Contribution and all other property held from time to time by the Trustee under this Agreement and any earnings thereon (collectively, the "Trust Assets") are to be held and applied by the Trustee solely for the benefit of the Beneficiary and for no other party, subject to the further covenants, conditions and terms hereinafter set forth.

                                    ARTICLE I
                                   DEFINITIONS

      1.01 Certain Terms Defined. Terms defined in the Plan, and not otherwise defined herein, shall, when used herein (including in the Recitals hereto), have the meanings ascribed to such terms in the Plan.

      1.02 Meanings of Other Terms. Except where the context otherwise requires, words importing the masculine gender include the feminine and the neuter, if appropriate, words importing the singular number shall include the plural number and vice versa and words importing persons shall include firms, associations, corporations and other entities. All references herein to Articles, Sections and other subdivisions, unless referring specifically to the Plan or provisions of the Bankruptcy Code, Bankruptcy Rules or other law, statute or regulation, refer to the corresponding Articles, Sections and other subdivisions of this Agreement, and the words herein and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or subdivisions of this Agreement.

                                   ARTICLE II
                              TRUSTEE'S ACCEPTANCE

      2.01 Acceptance. The Trustee accepts the GHR/Kenesis Litigation Trust created by this Agreement and the transfer and assignment to the GHR/Kenesis Litigation Trust, on behalf of and for the benefit of the Beneficiary, of the Initial Contribution, the GHR/Kenesis Actions and the Proceeds as set forth in the Plan, and agrees to observe and perform the GHR/Kenesis Litigation Trust, upon and subject to the terms and conditions set forth herein and in the Plan.

      2.02 Purpose of Trust. The sole purpose of this Agreement is to implement Sections 6.1(o) and (p) of the Plan by providing for the vesting in the Trustee of the ownership of and the responsibility for the protection and conservation of the Trust Assets on behalf of and for the benefit of the Beneficiary. Such responsibility shall be limited to the retention, prosecution, direction, settlement, collection and enforcement of the GHR/Kenesis Actions by the Trustee on behalf of and for the benefit of the Beneficiary, including the powers with respect thereto set forth in Article VII hereof; the collection of the Proceeds, the temporary investment thereof and other Trust moneys, including, but not limited to, the Initial Contribution, as provided in Section 7.03 hereof, the payment of the costs and expenses of the GHR/Kenesis Actions, the making of any other payments provided to be made from the GHR/Kenesis Litigation Trust as set forth in the Plan and this Agreement and the distribution of the Proceeds, any income earned thereon and other Trust moneys to the Beneficiary in accordance with the provisions of the Plan and this Agreement.

                                                           EXHIBIT I TO THE PLAN


      2.03 Incidents of Ownership. The Beneficiary shall be the sole beneficiary of the GHR/Kenesis Litigation Trust and the Trustee shall retain only such incidents of ownership as are necessary to undertake the actions and transactions authorized herein on their behalf.

                                   ARTICLE III
                                   BENEFICIARY

      3.01 Beneficial Interests. The interest of the Beneficiary in the Trust Assets (the "Beneficial Interest") shall be 100% of the Trust Assets after the payment of the fees and expenses of the Trustee; provided, however, that the Distributable Proceeds (as defined in Section 4.03 herein) are hereby pledged to the Plan Trust by the Beneficiary and the Trustee to secure the Beneficiary's obligations under the Plan Trust Note and the New Convertible Security, and such Distributable Proceeds shall be used as follows: (i) first, to pay principal and accrued interest under the Plan Trust Note until such time as the Plan Trust Note has been paid in full; (ii) second, to pay principal and accrued interest under the New Convertible Security until such time as the New Convertible Security has been paid in full or is no longer outstanding; provided, however, that the New Convertible Security shall not be satisfied in full or retired before the Reset Date and any proceeds of the GHR/Kenesis Actions that are received by the Plan Trust on account of the New Convertible Security prior to the Reset Date shall be held by the Plan Trust in an interest bearing account and applied to amounts outstanding under the New Convertible Security immediately after the Reset Date; and (iii) thereafter, any remaining or further Distributable Proceeds shall be paid to the Beneficiary.

      3.02 Rights of Beneficiary. Except as expressly provided hereunder, the Beneficiary shall have no title to, right to, possession of, management of or control of the GHR/Kenesis Litigation Trust or the Trust Assets. The whole title to all the GHR/Kenesis Litigation Trust's assets shall be vested in the Trustee and the sole interest of the Beneficiary shall be the rights and benefits given under this Agreement and the Plan.

      3.03 Blocked Account. All Distributable Proceeds shall be deposited in and held in an account that is subject to a blocked or control account agreement in favor of the Plan Trust in form and substance sufficient to perfect the Plan Trust's security interest in such Distributable Proceeds and otherwise reasonably acceptable to the Plan Trust.

      3.04 Further Assurances. Each of the Beneficiary and the GHR/Kenesis Litigation Trust agree that from time to time it will execute and deliver all further instruments and documents, and take all further action, that may be necessary, or that the Plan Trust may reasonably request, in order to perfect and protect the security interest granted or purported to be granted in Section
3.01 hereof or to enable the Plan Trust to exercise and enforce its rights and remedies with respect to any of the Trust Assets (after payment of fees and reimbursement of expenses of the GHR/Kenesis Litigation Trust) upon an Event of Default under, and as defined in, the Plan Trust Note or an Event of Default under, and as defined in, the New Convertible Security.

                                                           EXHIBIT I TO THE PLAN


                                   ARTICLE IV
                        DURATION AND TERMINATION OF TRUST

      4.01 Duration. The existence of the GHR/Kenesis Litigation Trust shall terminate on the earlier of: (a) the date on which all of the Trust Assets have been liquidated and the proceeds thereof distributed to or on behalf of the Beneficiary, or (b) two years after the Effective Date; provided, however, that the Trustee may extend the term of the GHR/Kenesis Litigation Trust, provided that he receives Bankruptcy Court approval for cause within six months after the beginning of the extended term. Notwithstanding anything to the contrary in this Agreement, in no event shall the Trustee unduly prolong the duration of the GHR/Kenesis Litigation Trust, and the Trustee shall at all times endeavor to prosecute, direct, settle or compromise expeditiously the GHR/Kenesis Actions, so as to distribute the Trust Assets to or on behalf of the Beneficiary and terminate the GHR/Kenesis Litigation Trust as soon as practicable in accordance with this Agreement.

      4.02 Termination by Beneficiary. The GHR/Kenesis Litigation Trust may not be terminated at any time by the Beneficiary.

      4.03 Continuance of Trust for Winding Up. After the termination of the GHR/Kenesis Litigation Trust and solely for the purpose of liquidating and winding up the affairs of the GHR/Kenesis Litigation Trust, the Trustee shall continue to act as such until its duties have been fully performed. Upon distribution of all Proceeds and any investment income earned on Trust Assets not used to pay expenses associated with prosecution of the GHR/Kenesis Actions (collectively, the "Distributable Proceeds") and any remaining moneys or other assets after termination of the GHR/Kenesis Litigation Trust and liquidation of any remaining Trust Assets, the Trustee shall retain the books, records and files which shall have been delivered to or created by the Trustee. At the Trustee's discretion, all of such records and documents may be destroyed at any time after six years from the distribution of all Distributable Proceeds (unless such records and documents are necessary to fulfill the Trustee's obligations pursuant to Section 5.06 hereunder). Except as otherwise specifically provided herein, upon the distribution of all Distributable Proceeds, the Trustee shall be deemed discharged and have no further duties or obligations hereunder except to account to the GHR/Kenesis Litigation Trust Advisory Committee (the "Litigation Trust Advisory Committee") as provided in Section 5.03 hereof and as may be imposed on the Trustee by virtue of Section 5.06 and Article VI hereof.

                                    ARTICLE V
                         ADMINISTRATION OF TRUST ESTATE

      5.01 Payment of Claims, Expenses and Liabilities. The Trustee shall pay from the Trust Assets all claims, expenses, charges, liabilities and obligations of the GHR/Kenesis Litigation Trust as contemplated by this Agreement and as required by law.

                                                           EXHIBIT I TO THE PLAN


      5.02 Distributions. (a) The Trustee shall make distributions to the Plan Trust on behalf of the Beneficiary of the Distributable Proceeds in accordance with the provisions of this Agreement at each such time as the Trustee has available at least $5,000 in Distributable Proceeds for distribution to the Beneficiary; provided, however, that, notwithstanding the foregoing, the Trustee must make a distribution of all Distributable Proceeds to the Plan Trust on behalf of the Beneficiary at least once per year after taking into account any payments that must be made in accordance with Section 5.01 hereof and after retaining such moneys as it determines is necessary to pay the on-going costs and expenses of prosecuting the GHR/Kenesis Actions, provided, further, that, notwithstanding the preceding clause, the Trustee must distribute at least 50% of the Distributable Proceeds on an annual basis to the Plan Trust on behalf of the Beneficiary. Notwithstanding any provision herein to the contrary, the Trustee shall make a final distribution of the Distributable Proceeds to the Plan Trust or, after satisfaction of all of the Beneficiary's obligations under the Plan Trust Note and the New Convertible Security to the Plan Trust, then to the Beneficiary, as applicable, and any remaining trust moneys and other Trust Assets in accordance with the terms of this Agreement prior to the termination of the GHR/Kenesis Litigation Trust in accordance with Section 4.01 hereof. All Distributions shall be used to satisfy the Beneficiary's obligations to the Plan Trust under the Plan Trust Note and the New Convertible Security and, thereafter, shall be paid to the Beneficiary in accordance with Article III of this Agreement.

      5.03 Reports. The Trustee shall file with the Bankruptcy Court: (a) unaudited quarterly financial reports and an audited annual financial report regarding the financial condition and results of operation of the GHR/Kenesis Litigation Trust, and (b) a quarterly report concerning the status of all GHR/Kenesis Actions which have been filed with a court of competent jurisdiction. The Trustee shall provide a copy of such reports to the members of the Litigation Trust Advisory Committee.

      5.04 Notice of Change of Address. The Beneficiary shall be responsible for providing the Trustee with written notice of any change in address. The Trustee is not obligated to make any effort to determine the correct address of the Beneficiary.

      5.05 Fiscal Year. The fiscal year of the GHR/Kenesis Litigation Trust shall be the calendar year.

      5.06 Books and Records. The Trustee shall maintain, in respect of the GHR/Kenesis Litigation Trust, books and records relating to the assets and the income of the GHR/Kenesis Litigation Trust and the payment of expenses of the GHR/Kenesis Litigation Trust, in such detail and for such period of time as may be necessary to enable it to make full and proper reports in respect thereof in accordance with the provisions of Section 5.03 and Article VI hereof and to comply with applicable provisions of law.

      5.07 Cash Payments. All payments required to be made by the Trustee to or on behalf of the Beneficiary shall be made in Cash denominated in U.S. dollars and, if in check form, drawn on a domestic bank selected by the Trustee.

      5.08 Litigation Trust Advisory Committee. The Litigation Trust Advisory Committee shall consist of three (3) members; one member being appointed by each of the Plan Trustees, the Reorganized Debtors and the Futures Representative effective as of the Effective Date. The Litigation Trust Advisory Committee shall serve in a fiduciary capacity representing the interests of the Beneficiary to carry out the terms of this Litigation Trust Agreement and the Plan.

                                                           EXHIBIT I TO THE PLAN


                                   ARTICLE VI
                                   TAX MATTERS

      6.01 For all federal income tax purposes, the Beneficiary will be treated as the grantor and deemed owner of the GHR/Kenesis Litigation Trust. The Trustee will file returns for the GHR/Kenesis Litigation Trust as a grantor trust pursuant to Section 1.671-4(a) of the Income Tax Regulations and will issue to the Beneficiary appropriate tax forms and statements required under the IRC and Treasury Regulations to permit the Beneficiary to report and pay tax on its share of the GHR/Kenesis Litigation Trust's taxable income.

      6.02 For all federal income tax purposes, the GHR/Kenesis Actions and the right to receive the Proceeds will be treated by the Debtors, Reorganized Congoleum, Beneficiary and the Trustee as having had no value at the time of their transfer to the GHR/Kenesis Litigation Trust on behalf and for the benefit of the Beneficiary and their pledge (with respect to the Collateral, as that term is defined in the Pledge Agreement) by the Beneficiary to the Plan Trust.

      6.03 The Trustee will take such actions as are necessary to make certain that all of the GHR/Kenesis Litigation Trust's taxable income (including, but not limited to, all Proceeds and earnings, if any, on Trust Assets) will be subject to federal income tax on a current basis.

                                  ARTICLE VII
                    POWERS OF AND LIMITATIONS ON THE TRUSTEE

      7.01 Powers of the Trustee. Without limiting, but subject to the remaining provisions herein, the Trustee shall be expressly authorized to:

            (a) execute any documents and take any other actions related to, or in connection with, the liquidation of the Trust Assets and the exercise of the Trustee's powers granted herein;

            (b) hold legal title to any and all rights of the Beneficiary in or arising from the Trust Assets;

            (c) protect and enforce the rights to the Trust Assets vested in the Trustee by this Agreement by any method deemed appropriate including, without limitation, by judicial proceedings or pursuant to any applicable bankruptcy, insolvency, moratorium or similar law and general principles of equity;

            (d) have exclusive power to prosecute and enforce the GHR/Kenesis Actions;

            (e) have exclusive power to settle or otherwise compromise the GHR/Kenesis Actions, subject, however, to Bankruptcy Court approval;

                                                           EXHIBIT I TO THE PLAN


            (f) file, if necessary, any and all tax information returns with respect to the GHR/Kenesis Litigation Trust and pay taxes properly payable by the GHR/Kenesis Litigation Trust, if any, and make distributions to or on behalf of the Beneficiary net of such taxes;

            (g) make all necessary filings in accordance with any applicable law, statute or regulation, including, but not limited to, the Securities Exchange Act of 1934;

            (h) determine and satisfy any and all ordinary course liabilities created, incurred or assumed by the GHR/Kenesis Litigation Trust,

            (i) pay all ordinary course expenses and make all other payment relating to the GHR/Kenesis Litigation Trust;

            (j) retain and pay professionals, including but not limited to attorneys, necessary to carry out its obligations hereunder;

            (k) invest moneys received by the GHR/Kenesis Litigation Trust or otherwise held by the GHR/Kenesis Litigation Trust in accordance with Section
7.03 hereof; and

            (l) in the event that the Trustee determines that the Beneficiary or the GHR/Kenesis Litigation Trust may, will or have become subject to adverse tax consequences, in its sole discretion, take such actions that will, or are intended to, alleviate such adverse tax consequences.

      7.02 Limitations on Trustee. (a) The Trustee shall not at any time, on behalf of the GHR/Kenesis Litigation Trust or the Beneficiary, enter into or engage in any trade or business.

            (b) No part of the Trust Assets shall be used or disposed of by the Trustee in furtherance of any trade or business. The Trustee shall, on behalf of the GHR/Kenesis Litigation Trust, hold the GHR/Kenesis Litigation Trust out as a trust in the process of liquidation and not as an investment company. The Trustee shall be restricted to the prosecution, enforcement and settlement on behalf of and for the benefit of the Beneficiary of the GHR/Kenesis Actions, the payments and distribution of the Proceeds for the purposes set forth in this Agreement and the conservation and protection of the Trust Assets and the administration thereof in accordance with the provisions of this Agreement.

      7.03 Investment of Trust Moneys. The Trustee shall invest the moneys received by the GHR/Kenesis Litigation Trust or otherwise held in the Trust Estate in (i) short-term certificates of deposit or money market accounts maintained by or issued by domestic banks having in excess of $1 billion in capital and surplus and one of the two highest ratings given by both Moody's and Standard & Poors, (ii) insured demand deposit accounts or certificates of deposit maintained by or issued by any savings institution or commercial bank insured by the United States government or any agency thereof and (iii) short-term marketable direct obligations of, or guaranteed as to principal and interest by, the United States government or any agency thereof provided, however, that the maturities of any of the foregoing shall not exceed 30 days.

                                                           EXHIBIT I TO THE PLAN


                                  ARTICLE VIII
                             CONCERNING THE TRUSTEE

      8.01 Generally. The Trustee accepts and undertakes to discharge the GHR/Kenesis Litigation Trust created by this Agreement upon the terms and conditions hereof. The Trustee shall exercise such of the rights and powers vested in it by this Agreement, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of its own affairs. No provisions of this Agreement shall be construed to relieve the Trustee from liability for its own reckless or its own intentional or willful and wanton misconduct resulting in personal gain, except that:

            (a) the Trustee shall not be liable for any action taken in good faith in reliance upon the advice of professionals;

            (b) the Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Trustee; and

            (c) the Trustee shall not be liable for any error of judgment made in good faith.

      8.02 Reliance by Trustee. Except as otherwise provided in this Agreement:

            (a) the Trustee may rely and shall be protected in acting upon any resolution, statement, instrument, opinion, report, notice, request, consent, order or other paper or document reasonably believed by the Trustee to be genuine and to have been signed or presented by the proper party or parties;

            (b) the Trustee may consult with independent legal counsel to be selected by it and the advice or opinion of such counsel shall be full and complete personal protection to the Trustee and agents of the GHR/Kenesis Litigation Trust in respect of any action taken or suffered by it in good faith and in reliance on, or in accordance with, such advice or opinion; and

            (c) persons dealing with the Trustee shall look only to the Trust Assets to satisfy any liability incurred by the Trustee to such person in carrying out the terms of this Agreement, and the Trustee shall have no personal or individual obligation to satisfy any such liability.

      8.03 Liability to Third Persons. The Beneficiary shall not be subject to any liability whatsoever, in tort, contract or otherwise, to any person in connection with the Trust Assets or the affairs of the GHR/Kenesis Litigation Trust, and no Trustee or agent of the GHR/Kenesis Litigation Trust shall be subject to any personal liability whatsoever, in tort, contract or otherwise, to any person in connection with the Trust Assets or the affairs of this Trust, except for its own recklessness or its own intentional or willful and wanton misconduct resulting in personal gain; and all such persons shall look solely to the Trust Assets for satisfaction of claims of any nature arising in connection with affairs of the GHR/Kenesis Litigation Trust.

      8.04 Nonliability of Trustee for Acts of Others. Nothing contained in this Trust Agreement shall be deemed to be an assumption by the Trustee of say of the liabilities, obligations or duties of any of the other parties hereto or of the Debtors or Reorganized Congoleum; and shall not be deemed to be or contain a covenant or agreement by the Trustee to assume or accept any such liability, obligation or duty. Any successor Trustee may accept and rely upon any accounting made by or on behalf of any predecessor Trustee hereunder, and any statement or representation made as to the assets comprising the Trust Assets or as to any other fact bearing upon the prior administration of the GHR/Kenesis Litigation Trust. A Trustee shall not be liable for having accepted and relied upon such accounting, statement or representation if it is later proved to be incomplete, inaccurate or untrue. A Trustee or successor Trustee shall not be liable for any act or omission of any predecessor Trustee, nor have a duty to enforce any claims against any predecessor Trustee on account of any such act or omission.

                                                           EXHIBIT I TO THE PLAN


      8.05 Indemnity. The Trustee, the employees, officers, directors and principals of the GHR/Kenesis Litigation Trust, and the members of the Litigation Trust Advisory Committee (collectively, the "Indemnified Parties") shall be indemnified by the GHR/Kenesis Litigation Trust from any losses, claims, damages, liabilities or expenses (including, without limitation, reasonable attorneys' fees, disbursements and related expenses) which the Indemnified Parties may incur or to which the Indemnified Parties may become subject in connection with any action, suit, proceeding or investigation brought by or threatened against the Indemnified Parties on account of the acts or omissions of the Indemnified Parties in their capacities as the Trustee, employees, officers, directors and principals of the GHR/Kenesis Litigation Trust and members of the Litigation Trust Advisory Committee, respectively, including, without limitation, the GHR/Kenesis Actions, provided, however, that the GHR/Kenesis Litigation Trust shall not be liable to indemnify the Indemnified Parties for any of its acts or omissions constituting fraud, gross negligence or willful misconduct, and, provided further, that nothing in this
Section 8.05 shall be deemed to restrict the Trustee's right to receive an indemnity based on acts or omissions taken in accordance with the provisions of Sections 8.01 and 8.02 hereof. Notwithstanding any provision herein to the contrary, the Indemnified Parties shall be entitled to obtain advances from the GHR/Kenesis Litigation Trust to cover their expenses of defending themselves in any action brought against them as a result of the acts or omissions of the Indemnified Parties in their capacities as the Trustee, employees, officers, directors and principals of the GHR/Kenesis Litigation Trust and members of the Litigation Trust Advisory Committee, respectively, provided, however, that the Indemnified Parties receiving such advances shall repay the amounts so advanced to the GHR/Kenesis Litigation Trust upon the entry of a Final Order finding that such Indemnified Parties were not entitled to any indemnity under the provisions of this Section 8.05.

      8.06 Bond. The Trustee shall serve without bond.

                                   ARTICLE IX
                             COMPENSATION OF TRUSTEE

      9.01 Amount of Compensation. The Trustee shall receive compensation for its services in accordance with the terms set forth in that certain letter
agreement dated as of [           ] between the Debtors and the Trustee.

      9.02 Expenses. The Trustee shall be entitled to reimburse itself from the GHR/Kenesis Litigation Trust for all reasonable out-of-pocket expenses actually incurred by it in the performance of its duties in accordance with this Agreement.

                                                           EXHIBIT I TO THE PLAN


                                   ARTICLE X
                         TRUSTEE AND SUCCESSOR TRUSTEES

      10.01 Generally. The Trustee shall initially be [           ]. The Trustee
represents that it is a [limited liability corporation] organized under the laws of the State of Delaware. If the Trustee shall ever change its name or reorganize, reincorporate or merge with or into or consolidate with any other entity, such Trustee shall be deemed to be a continuing entity and shall continue to act as a Trustee hereunder with the same liabilities, duties, powers, rights, titles, discretion and privileges as are herein specified for a Trustee.

      10.02 Resignation or Removal. The Trustee may resign and be discharged from the trusts hereby created by giving at least 30 days prior written notice thereof to the Beneficiary. Such resignation shall become effective on the later to occur of (a) the date specified in such written notice, or (b) the effective date of the appointment of a successor Trustee in accordance with Section 10.04 hereof and such successor's acceptance of such appointment.

      10.03 Removal. The Trustee may be removed, with or without cause, by the vote of Litigation Trust Advisory Committee. Such resignation shall become effective on the later to occur of (a) the date such action is taken by the Litigation Trust Advisory Committee, or (b) the effective date of the appointment of a successor Trustee in accordance with Section 10.04 hereof and such successor's acceptance of such appointment, but in no event more than thirty days after action is taken by the Litigation Trust Advisory Committee.

      10.04 Appointment of Successor. In the event of the death, resignation, removal, incompetency, bankruptcy or insolvency of the Trustee, a vacancy shall be deemed to exist and a successor shall be appointed by a majority vote of the Litigation Trust Advisory Committee and such appointment shall be confirmed by order of the Bankruptcy Court entered within sixty (60) days of such appointment.

      10.05 Acceptance of Appointment by Successor Trustee. The death, resignation, removal, incompetency, bankruptcy or insolvency of the Trustee shall not operate to terminate the GHR/Kenesis Litigation Trust created by this Agreement or to revoke any existing agency created pursuant to the terms of this Agreement or invalidate any action theretofore taken by the Trustee. Any successor Trustee appointed hereunder shall execute an instrument accepting its appointment and shall deliver one counterpart thereof to the Bankruptcy Court for filing, and, in case of the Trustee's resignation, to the retiring Trustee. Thereupon, such successor shall, without any further act, become vested with all the liabilities, duties, power, rights, title, discretion and privileges of its predecessor in the GHR/Kenesis Litigation Trust with like effect as if originally named Trustee and shall be deemed appointed pursuant to Section 1123(b) (3) (B) of the Bankruptcy Code to retain and enforce the GHR/Kenesis Actions for the benefit of the Beneficiary; provided, however, that the successor's appointment shall be confirmed by order of the Bankruptcy Court entered within sixty (60) days of the date of his, her or its appointment. The retiring Trustee shall duly assign, transfer and deliver to such successor all property and money held by such retiring Trustee hereunder and shall, as directed by the Bankruptcy Court or reasonably requested by such successor, execute and deliver an instrument or instruments conveying and transferring to such successor upon the trust herein expressed, all the liabilities, duties, powers, rights, title, discretion and privileges of such retiring Trustee.

                                                           EXHIBIT I TO THE PLAN


                                   ARTICLE XI
                           CONCERNING THE BENEFICIARY

      11.01 No Suits by Beneficiary. No Beneficiary shall have any right by virtue of any provision of this Agreement to institute any action or proceeding at law or in equity against any party other than the Trustee upon or under or with respect to the Trust Assets.

      11.02 Requirement of Undertaking. The Trustee may request the Bankruptcy Court to require, in any suit for the enforcement of any right or remedy under this Agreement, or in any suit against the Trustee for any action taken or omitted by it as Trustee, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, including reasonable attorneys' fees, against any party litigant in such suit; provided, however, that the provisions of this Section 11.02 shall not apply to any suit by the Trustee.

                                  ARTICLE XII
                                  JURISDICTION

      The parties agree that the Bankruptcy Court shall have jurisdiction over the GHR/Kenesis Litigation Trust, the Trustee, the GHR/Kenesis Actions and the remaining Trust Assets, including, without limitation, jurisdiction to determine all controversies and disputes arising under or in connection with this Agreement. Nevertheless, the Trustee shall have power and authority to bring any action in any court of competent jurisdiction to prosecute the GHR/Kenesis Actions.

                                  ARTICLE XIII
                            MISCELLANEOUS PROVISIONS

      13.01 Construction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and the United States of America; provided that the GHR/Kenesis Litigation Trust and any interpretation or enforcement of the provisions of this Agreement shall be subject to the jurisdiction of the Bankruptcy Court as contemplated by Article XII hereof. The Trustee's interpretation of the provisions of this Agreement and the provisions of the Plan as they relate to the prosecution of the GHR/Kenesis Actions shall be deemed conclusive in the absence of a contrary interpretation of the Bankruptcy Court.

      13.02 Severability. In the event any provision of this Agreement or the application thereof to any person or circumstances shall be determined by Final Order of a court of proper jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of such provision to persons or circumstances or in jurisdictions other than those as to or in which it is held invalid or unenforceable, shall not be affected thereby, and each provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

      13.03 Cooperation. Reorganized Congoleum shall provide the Trustee, at no cost to the Trustee, the GHR/Kenesis Litigation Trust or the Beneficiary, with such access to its books, records and employees as the Trustee may reasonably request for the purpose of performing its duties and exercising its duties hereunder, including, without limitation, to assist the Trustee in prosecuting the GHR/Kenesis Actions.

                                                           EXHIBIT I TO THE PLAN


      13.04 Notices. Any notice or other communication required or permitted to be made in accordance with this Agreement shall be in writing and shall be deemed to have been sufficiently given, for all purposes, if delivered personally or by telecopier or other telegraphic means or mailed by first class mail:

            (i) if to the Trustee, to: [                         ].


            (ii) if to the Beneficiary, to: Howard N. Feist III, Congoleum Corporation, 3500 Quakerbridge Road, P.O. Box 3127, Mercerville, New Jersey 08619; Fax: (609) 584-3685; with a copy to Pillsbury Winthrop Shaw Pittman LLP, 1540 Broadway, New York, New York 10036, Attn: Richard L. Epling, Esq.; Fax:
(212) 858-1500.

            (iii) if to the Plan Trustees to: [                              ].

            (iv) if to the Futures Representative to: R. Scott Williams, Esq., Haskell Slaughter Young & Rediker, L.L.C., 2001 Park Place North, Suite 1400, Birmingham, AL 35203; Fax: (205) 324-1133; with a copy to Orrick, Herrington & Sutcliffe LLP, 3050 K Street, N.W., Washington, DC 20007, Attn: Richard Wyron, Esq.; Fax: (202) 339-8500.

      13.05 Headings. The headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

      13.06 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

                                                           EXHIBIT I TO THE PLAN


      IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be duly executed by their respective officers and the Trustee herein has executed this Agreement, as Trustee, effective as of the date first above written.

                                    The Trustee


                                    By: ________________________________
                                        Name:
                                        Title:

                                    Congoleum Corporation


                                    By: ________________________________
                                        Name:
                                        Title:

                                    Congoleum Sales, Inc.


                                    By: ________________________________
                                        Name:
                                        Title:

                                    Congoleum Fiscal, Inc.


                                    By: ________________________________
                                        Name:
                                        Title:

                                    The Futures Representative


                                    By: ________________________________
                                        Name:
                                        Title:

                                    The Plan Trustees


                                    By: ________________________________
                                        Name:
                                        Title:

                                    By: ________________________________
                                        Name:
                                        Title:

                                    By: ________________________________
                                        Name:
                                        Title:

                                                           EXHIBIT J TO THE PLAN


                              Exhibit J to the Plan
                           "New Convertible Security"

THIS NOTE AND THE SHARES ISSUABLE ON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE FEDERAL SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES LAW. THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT, AND NEITHER THIS NOTE NOR ANY SHARES ISSUABLE ON CONVERSION THEREOF MAY BE TRANSFERRED, SOLD OR OFFERED FOR SALE, IN WHOLE OR IN PART, UNLESS (1) THERE IS AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITY UNDER THE ACT AND QUALIFICATION UNDER ANY APPLICABLE STATE SECURITIES LAW, (2) SUCH TRANSFER IS MADE IN COMPLIANCE WITH RULE 144 UNDER THE ACT AND PURSUANT TO QUALIFICATION UNDER ANY APPLICABLE STATE SECURITIES LAW OR EXEMPTION THEREFROM, OR (3) THERE IS AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO CONGOLEUM CORPORATION THAT SUCH REGISTRATION AND QUALIFICATION ARE NOT REQUIRED AS TO SAID TRANSFER, SALE OR OFFER.

FOR PURPOSES OF SECTIONS 1272, 1273 AND 1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, THIS NOTE IS BEING ISSUED WITH ORIGINAL ISSUE DISCOUNT ("OID"). IN ADDITION, THIS NOTE IS SUBJECT TO U.S. TREASURY REGULATIONS GOVERNING CONTINGENT PAYMENT DEBT INSTRUMENTS. THE BORROWER AGREES TO PROVIDE PROMPTLY TO THE HOLDER OF THIS NOTE, UPON WRITTEN REQUEST, THE AMOUNT OF OID, ISSUE DATE, YIELD TO MATURITY, COMPARABLE YIELD AND PROJECTED PAYMENT SCHEDULE. ANY SUCH WRITTEN REQUEST SHOULD BE SENT TO REORGANIZED CONGOLEUM, 3500 QUAKERBRIDGE ROAD, P.O. BOX 3127, MERCERVILLE, NEW JERSEY 08619-0127, ATTENTION:
CHIEF FINANCIAL OFFICER.

                          SUBORDINATED CONVERTIBLE NOTE

                                                                        [Date]

      FOR VALUE RECEIVED, the undersigned, CONGOLEUM CORPORATION, a Delaware corporation (the "Borrower"), hereby unconditionally promises to pay to the order of the Congoleum Plan Trust created pursuant to the Plan referred to below (the "Plan Trust"), in lawful money of the United States and in immediately available funds as and when due in accordance with the terms set forth herein, the principal sum of Two Million Seven Hundred Thirty-Eight Thousand Two Hundred Thirty-Four Dollars and Seventy-Five Cents ($2,738,234.75) (the "Original Principal Amount"), as the Original Principal Amount may be increased on the Reset Date (as defined in the Plan referred to below) (the "Outstanding Principal Amount").

                                                           EXHIBIT J TO THE PLAN


                                    RECITALS

      A. On or about [_____________], the United States Bankruptcy Court for the District of New Jersey (the "Bankruptcy Court") entered an order confirming the Eleventh Modified Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code of Congoleum Corporation, et al., and the Asbestos Claimants' Committee, dated as of October 23, 2006 (as it may thereafter be amended, restated or otherwise modified, the "Plan"), filed by the Debtors and the Asbestos Claimants' Committee (as such term is defined in the Plan). Certain capitalized terms used in this Note are defined in Section 11 hereof; capitalized terms used in this Note and not defined shall have the respective meanings ascribed to them in the Plan.

      B. Pursuant to the Plan, the Borrower is required to issue this Subordinated Convertible Note (this "Note") to the Plan Trust.

      C. This Note will be secured by the Borrower's right to Distributable Proceeds (as defined in the GHR/Kenesis Litigation Trust Agreement, "Distributable Proceeds") in accordance with the terms of the Pledge Agreement.

      D. [Concurrently herewith this Note is being subordinated to (i) the Obligations (as such term is defined in the [Amended Credit Agreement]) under the [Amended Credit Agreement or other working capital exit facility], pursuant to that certain [Subordination Agreement] dated as of even date herewith executed by the Plan Trust in favor of [___________], as lender under the [Amended Credit Agreement or other working capital exit facility], and (ii) the Obligations (as such term is defined in the New Indenture) under the New Indenture, pursuant to that certain [Subordination Agreement] dated as of even date herewith executed by the Plan Trust in favor of [__________], as Trustee for the benefit of the holders of the New Senior Notes.]

      In consideration of the foregoing, the parties hereto hereby agree as follows:

                                    AGREEMENT

1.    Maturity Date; Prepayment; Redemption of Note.

      1.1 Unless the Conversion contemplated by Section 7 shall have previously occurred, the Outstanding Principal Amount of this Note, and all unpaid interest thereon, are due in full on [_______________](1) (the "Maturity Date").

      1.2 Notwithstanding the foregoing, Distributable Proceeds disbursed from the GHR/Kenesis Litigation Trust shall be remitted by the GHR/Kenesis Litigation Trustee to the Plan Trust on behalf of the Borrower and, so long as all principal and interest under the Plan Trust Note shall have been paid in full, applied by the Plan Trust as a prepayment of the obligations under this Note as follows: (i)

----------
(1)   Insert 15th anniversary of the Effective Date.

                                                           EXHIBIT J TO THE PLAN


            first, to the prepayment of any accrued and unpaid interest under this Note, until such interest is paid in full and (ii) second, to the prepayment of the Outstanding Principal Amount of this Note. Notwithstanding the foregoing, if the Plan Trust shall receive any Distributable Proceeds on account of this Note prior to the Reset Date, the Plan Trust shall hold such amounts in an interest bearing account and, immediately following the Reset Date, shall apply such proceeds (and any interest thereon) to this Note as contemplated by the immediately preceding sentence.

      1.3 Prior to the Reset Date, this Note may not be prepaid in full. After the Reset Date, the Borrower may prepay this Note, in whole or in part, without premium or penalty, upon at least two Business Days' written notice to the Plan Trust.

      1.4 At the option of the Plan Trust, on and after [___________](2) (the "Tenth Anniversary") and prior to any Conversion, the Plan Trust may require the Borrower to prepay this Note, in whole or in part (each, an "Optional Redemption"), without premium or penalty, upon at least two Business Days' written notice from the Plan Trust to the Borrower. The Borrower shall pay to the Plan Trust the amount specified for prepayment in such notice of Optional Redemption on the date specified in such notice (provided that such date shall not be sooner than two Business Days after the date of such notice).

2.    Potential Increase in Outstanding Principal Amount on Reset Date.

      2.1 The Outstanding Principal Amount shall be subject to increase on the Reset Date in an amount, if any, by which the Re-Measurement Value, as defined below, exceeds the Original Principal Amount (such excess amount, the "Additional Principal Amount"). The "Re-Measurement Value" shall equal the product of (a) 36% multiplied by (b) the product of (i) the total number of shares of all classes of common stock of the Borrower outstanding on a fully diluted basis (assuming all securities exercisable for or convertible into common stock (other than this Note) have been so exercised or converted) as of the close of business on the Reset Date multiplied by (ii) the average trading price per share of the Borrower's Class A Common Stock (or such other class of common stock of the Borrower that has been registered under the Act, or the Securities Exchange Act of 1934, as amended, and is listed for trading on a national securities exchange in the United States, if such Class A Common Stock is not so registered and listed) at the close of trading for the 90 consecutive Trading Days ending on the Reset Date (as adjusted for any stock dividends, splits or combinations, or transactions of similar effect); provided, however, that if none of the Borrower's common stock is listed for trading on a national securities exchange in the United States for the relevant measurement period, the Re-Measurement Value shall equal the product of (a) 36% multiplied by (b) the product of (i) the total number of all classes of shares of common stock of the Borrower outstanding on a fully diluted basis (assuming all securities exercisable for or convertible into common stock (other than this Note) have been so exercised or converted) as of the close of business on the Reset Date multiplied by (ii) the

----------
(2)   Insert 10th anniversary of the Effective Date.

                                                           EXHIBIT J TO THE PLAN


            average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), per share of Class A Common Stock (or such other class of common stock of the Borrower that is so reported, if the Class A Common Stock is not so reported) for each Trading Day over the 90 consecutive Trading Day period ending on the Reset Date (as adjusted for any stock dividends, splits or combinations, or transactions of similar effect), or if none of the Borrower's common stock is so reported for the relevant measurement period, the Re-Measurement Value shall equal the product of 36% multiplied by the equity valuation of the Borrower as of the Reset Date, as determined by the Board of Directors of the Borrower in good faith.

      2.2 Within fifteen Business Days after the First Indicated Date, the Plan Trust shall give written notice to the Borrower as to whether it has selected or rejected the First Indicated Date as the Reset Date, provided, however, if the Plan Trust fails to give such notice, the Plan Trust shall be deemed to have rejected the First Indicated Date as the Reset Date. If the Plan Trust has selected the First Indicated Date as the Reset Date then, on the Business Day immediately succeeding receipt of such notice, the Outstanding Principal Amount of this Note shall be automatically deemed to equal the sum of (i) the Original Principal Amount and (ii) the Additional Principal Amount. If, within fifteen Business Days after the First Indicated Date, the Plan Trust has rejected the First Indicated Date as the Reset Date or fails to select the First Indicated Date as the Reset Date, then the Second Indicated Date shall be the Reset Date and, on the Business Day immediately succeeding the Second Indicated Date, the Outstanding Principal Amount of this Note shall be automatically deemed to equal the sum of (i) the Original Principal Amount and (ii) the Additional Principal Amount.

      2.3 If the Reset Date (whether occurring on the First Indicated Date or the Second Indicated Date) shall result in an increase in the Outstanding Principal Amount of this Note, then the Borrower shall, as soon as reasonably practicable after the Reset Date, execute an allonge to this Note modifying this Note to set forth a principal amount equal to such new amount, and deliver such allonge to the Plan Trust.

3.    Interest.

      3.1 The Borrower agrees to pay interest on the Outstanding Principal Amount semi-annually in arrears on [February 1 and August 1] (each an "Interest Payment Date") of each year, commencing with [February 1, 2007], at the rate of 9% per annum; provided that, if this Note shall be outstanding on the Tenth Anniversary, the interest rate applicable to this Note shall be reduced to 5% per annum effective on and after the Tenth Anniversary. Interest will be calculated on the basis of a 360-day year, consisting of twelve 30-day months.

      3.2 In no event shall the interest rate payable under this Note exceed the highest rate permissible under any applicable law; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate at any time exceeds the maximum

                                                           EXHIBIT J TO THE PLAN


            allowable under applicable law, then the Borrower shall be liable only for the payment of such maximum as allowed by law, and payment received from the Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the Outstanding Principal Amount to the extent of such excess.

4. Payments Generally. Payments of principal, interest and any other amount due hereunder shall be made to the Plan Trust in dollars, by wire transfer of immediately available funds, to the account set forth in Exhibit A attached hereto, or to such other account designated from time to time for such payments by the Plan Trust in a written notice to the Borrower. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

5. Conditions. Acceptance of this Note by the Plan Trust is subject to the receipt by the Plan Trust, in each case in form and substance reasonably acceptable to the Plan Trust, of the following:

      5.1 this Note, the Pledge Agreement, the GHR/Kenesis Litigation Trust Agreement, the Wachovia Subordination Agreement and the Indenture Subordination Agreement, in each case duly executed by the parties thereto;

      5.2 with respect to the Borrower, (i) its certificate of incorporation and bylaws; (ii) a certificate of good standing as of a recent date; and (iii) resolutions authorizing the Loan Documents to which the Borrower is party, in each case certified by an appropriate officer of the Borrower;

      5.3 an incumbency certificate of the Borrower with respect to the officer(s) of the Borrower authorized to execute the Loan Documents to which the Borrower is party; and

      5.4 appropriate UCC lien searches as to the Borrower, none of which shall evidence Liens not permitted by this Note.

6.    Covenants. So long as this Note shall be outstanding, the Borrower shall:

[Note: All covenants are open pending determination of covenants applicable to the Amended Credit Agreement and New Indenture, final forms of which will be filed prior to the Confirmation Hearing.]

      6.1 [preserve and maintain its corporate existence and good standing in the state of its formation;]

      6.2 [keep adequate records and books of account, in which full and correct entries shall be made in accordance with GAAP of all financial transactions of the Borrower;]

                                                           EXHIBIT J TO THE PLAN


      6.3 [comply with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property except (1) where failure to do so could not reasonably be expected to have a material and adverse effect on the Borrower's business or operations or Borrower's ability to pay this Note and (2) for taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established to the extent required by GAAP;]

      6.4 [maintain, with financially sound and reputable insurance companies or associations, insurance on such of its property in at least such amounts and against such risks as are usually insured against in the same general area by companies engaged in the same or a similar business;]

      6.5 [not create, incur, assume or suffer to exist any Liens upon the Collateral, other than (i) the Lien on the Collateral granted to the Plan Trust under the Pledge Agreement, (ii) the Lien on the Collateral granted to the Plan Trust in support of the Plan Trust Note and (iii) Liens for taxes, assessments and governmental charges that are not yet delinquent or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which adequate reserves have been established or other provisions have been made in accordance with GAAP;]

      6.6 [provide prompt written notice of any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto, if applicable;]

      6.7 [not declare or make, or agree to declare or make, directly or indirectly, any dividend or other distribution on its capital stock, or incur any obligation (contingent or otherwise) to do so; ]

      6.8 [not engage in any sale, transfer or other disposition (by way of merger, casualty, condemnation or otherwise) of all or substantially all of assets of the Borrower; and ]

      6.9 [not create, incur, assume or permit to exist any Indebtedness, except Indebtedness outstanding on the Effective Date after consummation of the transactions contemplated by the Plan to occur on the Effective Date and]

7.    Conversion.

      7.1 Upon the occurrence and at any time during the continuance of an Event of Default under Section 8.1(ii) hereof, the Plan Trust shall have the right, but not the obligation, to convert the Outstanding Principal Amount, and all accrued and unpaid interest and original issue discount (as calculated for United States federal income tax purposes) thereon (which will be deemed paid in full), into the Designated Amount of Borrower's Class A Common Stock (the "Conversion"). Any exercise of such right by the Plan Trust shall be

                                                           EXHIBIT J TO THE PLAN


            by delivery to the Borrower of a written notice of conversion in the form of Exhibit B attached hereto not less than five Business Days prior to the date specified in such notice as the date upon which the Conversion shall occur (the "Conversion Date"). Notwithstanding any provision herein to the contrary, no Conversion shall take place until after the Reset Date has occurred.

      7.2 On the Conversion Date, the Borrower shall issue the Designated Amount of Class A Common Stock to the Plan Trust and deliver to the Plan Trust one or more share certificates evidencing, in the aggregate, such issued Designated Amount of Class A Common Stock. No fractional shares of Class A Common Stock shall be issued hereunder; instead, the number of shares issued upon Conversion shall be rounded up to the nearest whole share.

      7.3 Delivery on the Conversion Date to the Plan Trust of the Designated Amount of Class A Common Stock shall be against delivery to the Borrower of this Note, marked "cancelled". No interest shall accrue on the Conversion Date, or on any date thereafter. On and after the Conversion Date, the Collateral shall no longer secure any obligations in respect of this Note and this Note shall be deemed satisfied in full and no longer outstanding (it being understood that the Pledge Agreement shall continue in effect in accordance with its terms as security for the Plan Trust Note, and the Collateral pledged thereunder to secure the Plan Trust Note shall not be released or limited as a result of the Conversion). The Plan Trust shall execute such releases, UCC terminations, and similar documents, and take such actions, as the Borrower shall reasonably request to evidence that the Collateral is no longer securing any obligation under this Note.

      7.4 Unless and until the Conversion shall occur, the Borrower will reserve from its authorized and unissued Class A Common Stock a sufficient number of shares to provide for the issuance of the Designated Amount of Class A Common Stock upon Conversion. The Borrower represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable. The Borrower agrees that its issuance of this Note shall constitute full authority to its officers, agents, and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the Designated Amount of Class A Common Stock upon Conversion.

      7.5 If the Borrower at any time shall, by reclassification or otherwise, change its Class A Common Stock into securities of a different class or classes, this Note shall thereafter be deemed to evidence the right to purchase the class of securities receivable by holders of Class A Common Stock as the result of such change, provided that, notwithstanding the foregoing, the Conversion shall always result in the issuance of stock of the Borrower giving the Plan Trust the voting and economic interest contemplated by the defined term Designated Amount contained in Section 11 hereof.

      7.6 The Plan Trust acknowledges that it has been advised by the Borrower that neither this Note nor any stock which may be issued pursuant hereto have been registered under the Act, and that this Note is

                                                           EXHIBIT J TO THE PLAN


            being issued and the stock issuable upon Conversion may be issued on the basis of Section 1145 of the Bankruptcy Code. The Plan Trust acknowledges that it has been informed by the Borrower of, or is otherwise familiar with, the nature of the limitations imposed by the Act and the rules and regulations thereunder on the transfer of securities.

      7.7 Unless registered pursuant to the provisions of the Act, the certificate(s) issued upon any Conversion shall bear the following legend, in addition to any other legends that may be applicable to such stock at such time:

                  "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT OR SUCH OTHER LAWS."

      7.8 Subject to Section 6.10 of the Plan, any documentary, stamp or similar issue or transfer tax due as a result of the issuance of shares upon Conversion shall be payable by the Plan Trust.

8. Events of Default. If any of the following events (each an "Event of Default") shall occur and be continuing:

      8.1 (i) the Borrower shall fail to make any payment of principal under this Note when due, or (ii) the Borrower shall fail to pay any interest hereunder within 30 days after the applicable Interest Payment Date; or

      8.2 any representation or warranty made to the Plan Trust by the Borrower herein or in the Pledge Agreement shall prove to have been incorrect or misleading in any material respect when made; or

      8.3 the Borrower shall default in the observance or performance of any covenant contained in this Note or the Pledge Agreement and such default shall continue unremedied for a period of 30 days after written notice thereof from the Plan Trust to the Borrower; or

      8.4 (x) the Borrower shall fail to pay at maturity or shall default in the obligation to pay the principal of, interest on, or any other payment obligation when due on one or more classes of its Indebtedness (other than this Note), having, individually or in the aggregate, an outstanding principal amount in excess of [$7,500,000] which permits the acceleration of the maturity of such Indebtedness, [(y) the Borrower shall be [in default] under the Amended Credit Agreement or the New Indenture,] or (z) in the case of a default

                                                           EXHIBIT J TO THE PLAN


            other than a payment default referred to in clause (x) or other default referred to in clause (y), when one or more classes of its Indebtedness (other than this Note), having, individually or in the aggregate, an outstanding principal amount in excess of [$7,500,000] is payable prior to its stated maturity by or on behalf of the holders thereof; or

      8.5 a court of competent jurisdiction shall enter a decree or order for relief in respect of the Borrower in an involuntary case under any applicable bankruptcy, insolvency or other similar state or federal law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Borrower or for any substantial part of the property of the Borrower or ordering the winding up or liquidation of the affairs of the Borrower and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

      8.6 the Borrower shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar state or federal law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Borrower or for any substantial part of the property of the Borrower, or the Borrower shall make any general assignment for the benefit of creditors; or

      8.7 the entry by a court of competent jurisdiction of one or more judgments or orders against the Borrower or any of its respective property or assets in an aggregate amount in excess of $5,000,000 that are not covered by insurance written by third parties, which judgments or orders have not been vacated, discharged, satisfied or stayed pending appeal within 60 days from the entry thereof; or

      8.8 the Lien created under the Pledge Agreement shall for any reason (other than pursuant to the terms thereof or due to an act or omission by the Plan Trust), cease to be a valid and perfected first priority (except as permitted by Section 6.5) Lien in any material portion of the Collateral, and such default shall continue unremedied for a period of 10 days after written notice thereof from the Plan Trust to the Borrower;

then, the Plan Trust may, by notice to the Borrower, declare the Outstanding Principal Amount, and all interest thereon, to be forthwith due and payable, whereupon the Outstanding Principal Amount and all such interest shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided that, with respect to the occurrence of an Event of Default described in clauses 8.5 or 8.6 above, the Outstanding Principal Amount and all interest thereon shall automatically become due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower.

                                                           EXHIBIT J TO THE PLAN


9.    Representations.

      9.1   The Borrower represents and warrants to the Plan Trust as follows:

            9.1.1 The Borrower is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. The Borrower is in compliance with all laws, rules and regulations applicable to it, except where the failure to be in compliance could not reasonably be expected to have a material and adverse effect on the Borrower's business or operations.

            9.1.2 The execution, delivery and performance by the Borrower of the
                  Loan Documents to which it is party are within its powers, have been duly authorized by all necessary corporate action and do not contravene any applicable law, rule, regulation or order binding on or affecting the Borrower.

            9.1.3 Except for the Confirmation Order, no authorization, approval or other action by, or notice to or filing with, any governmental authority is required for the due execution, delivery and performance by the Borrower of the Loan Documents to which it is party;

            9.1.4 Each Loan Document to which the Borrower is party is the legal, valid and binding obligation of the Borrower, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

            9.1.5 The Borrower is not an "investment company", or a company
                  "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

      9.2   The Plan Trust represents and warrants to the Borrower as follows:

            9.2.1 The Plan Trust will be acquiring this Note for its own account and not with a view to distribution of this Note or any stock issued upon Conversion. The Plan Trust understands that this Note has not been registered under the Act or under any state securities laws and may not be sold or transferred unless it is subsequently registered under the Act and any applicable state or other securities laws, or unless exemptions from registration under such laws are available and complied with.

10. Amendments. No amendment or waiver of any provision of this Note, or consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Plan Trust and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

                                                           EXHIBIT J TO THE PLAN


11.   Definitions.

      Capitalized terms not otherwise defined herein or in the Plan shall have the following respective meanings:

      "Act": as defined in Section 7.7.

      "Bankruptcy Code": Title 11 of the United States Code, 11 U.S.C.ss.ss.101, et seq., as amended.

      "Borrower": as defined in the preamble hereto.

      "Capitalized Lease Obligation": an obligation under a lease that is required to be classified and accounted for as a capital lease obligation under GAAP and, for purposes of this Note, the amount of such obligation at any date shall be the capitalized amount of such obligation at such date, determined in accordance with such principles.

      "Capital Stock": any and all shares, interests, participation or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), any and all warrants, options or rights to purchase or any other securities convertible into any of the foregoing.

      "Class A Common Stock": shares of Class A common stock, par value $0.01 per share, of the Borrower.

      "Collateral": all of the property subject to the Lien created by the Pledge Agreement.

      "Default": any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

      "Designated Amount": with respect to a Conversion, the number of shares of Class A Common Stock of the Borrower (with all Class B Common Stock converted to Class A Common Stock) that, when combined with the number of shares of New Class A Common held by the Plan Trust immediately prior to the Conversion Date, result in the Plan Trust being the beneficial owner of (i) 51% of the Borrower's voting Capital Stock outstanding on a fully diluted basis immediately after the Conversion on the Conversion Date and (ii) 51% of the economic interest in the Borrower's Capital Stock outstanding on a fully diluted basis immediately after the Conversion on the Conversion Date.

      "Event of Default": as defined in Section 8.

      "GAAP": generally accepted accounting principles in the United States in effect from time to time.

      "Indebtedness": with respect to any Person, at any date, any of the following, without duplication, (i) any liability, contingent or otherwise, of such Person (A) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (B) evidenced by a note, bond, debenture or similar instrument or letters of credit

                                                           EXHIBIT J TO THE PLAN


(including a purchase money obligation) or (C) for the payment of money relating to a Capitalized Lease Obligation or other obligation (whether issued or assumed) relating to the deferred purchase price of property; (ii) all conditional sale obligations and all obligations under any title retention agreement (even if the rights and remedies of the seller under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business that are not overdue by 120 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (iii) all obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction entered into in the ordinary course of business; (iv) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on any asset or property (including, without limitation, leasehold interests and any other tangible or intangible property) of such Person, whether or not such Indebtedness is assumed by such Person or is not otherwise such Person's legal liability, provided that if the obligations so secured have not been assumed in full by such Person or are otherwise not such Person's legal liability in full, the amount of such indebtedness for the purposes of this definition shall be limited to the lesser of the amount of the Indebtedness secured by such Lien or the fair market value of the assets or property securing such Lien; and (v) all Indebtedness of others guaranteed, directly or indirectly, by such Person or that is otherwise its legal liability or which such Person has agreed to purchase or repurchase or in respect of which such Person has agreed contingently to supply or advance funds. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date, provided that the amount outstanding at any time of any Indebtedness issued with original issue discount is the full amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP.

      "Indenture Subordination Agreement": that certain [Subordination Agreement] dated as of even date herewith executed by the Plan Trust in favor of [__________], as Trustee for the benefit of the holders of the New Senior Notes, as it may be amended or otherwise modified from time to time in accordance with the terms thereof.

      "Interest Payment Date": as defined in Section 3.1.

      "Lien": with respect to any Person, any mortgage, pledge, lien, encumbrance, easement, restriction, covenant, right-of-way, charge or adverse claim affecting title or resulting in an encumbrance against real or personal property of such Person, or a security interest of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option, right of first refusal or other similar agreement to sell, in each case securing obligations of such Person and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute or statutes) of any jurisdiction other than to reflect ownership by a third party of property leased to such Person under a lease that is not in the nature of a conditional sale or title retention agreement).

                                                           EXHIBIT J TO THE PLAN


      "Loan Documents": this Note, the Pledge Agreement, the Wachovia Subordination Agreement, the Indenture Subordination Agreement, and any other agreement made by the Borrower in connection herewith.

      "Pledge Agreement": that certain Pledge Agreement executed by the Borrower in favor of the Plan Trust, as it may be amended or otherwise modified from time to time in accordance with the terms thereof.

      "Wachovia Subordination Agreement": that certain [Subordination Agreement] dated as of even date herewith executed by the Plan Trust in favor of Wachovia, as lender under the Amended Credit Agreement, as it may be amended or otherwise modified from time to time in accordance with the terms thereof.

12. Notices. Any notice or demand which by any provision of this Note is required or permitted to be given or served to or on the Borrower shall be given or served by (i) delivery in person, (ii) telecopy (confirmed by copy sent by first-class mail) or (iii) certified or registered mail, return receipt requested, in each case addressed to Congoleum Corporation, 3500 Quakerbridge Road, Mercerville, New Jersey 08619, Attention: Chief Financial Officer (Telecopy No.: (609) 584-3555), or to such other address as the Borrower may notice to the Plan Trust in writing in accordance with the provisions hereof. Any notice, direction, request or demand by the Borrower to or upon the Plan Trust shall be deemed to have been sufficiently given or made, for all purposes, if given or served by one of the methods described in the first sentence of this Section, addressed to [insert contact information for Plan Trust], or to such other address as the Plan Trust may notice to the Borrower in writing in accordance with the provisions hereof.

13. No Waiver; Remedies. No failure on the part of the Plan Trust to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein are cumulative and not exclusive of any remedies provided by law.

14. Binding Effect; Assignment. This Note shall be binding upon and inure to the benefit of the Plan Trust and its successors and assigns, provided that the Plan Trust may not assign, transfer or encumber this Note without the prior written consent of the Borrower. The Borrower may not assign, transfer or encumber this Note or any of its rights or obligations hereunder without the prior written consent of the Plan Trust.

15. Governing Law. THIS NOTE SHALL BE DEEMED TO BE A CONTRACT UNDER THE LAWS OF THE STATE OF DELAWARE, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS (OTHER THAN CHOICE OF LAW RULES) OF SAID STATE. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW JERSEY STATE COURT SITTING IN NEW JERSEY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF

                                                           EXHIBIT J TO THE PLAN


      SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH UNITED STATES FEDERAL OR NEW JERSEY STATE COURT. THE BORROWER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDINGS IN SUCH RESPECTIVE JURISDICTIONS. THE BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY COURT IN OR OF THE STATE OF NEW JERSEY BY THE DELIVERY OF COPIES OF SUCH PROCESS TO THE BORROWER, AT ITS ADDRESS SPECIFIED IN SECTION 12 HEREOF OR BY CERTIFIED MAIL DIRECT TO SUCH ADDRESS.

16. Integration. This Note sets forth the entire agreement between the Borrower and the Plan Trust relating to the subject matter hereof.

      IN WITNESS WHEREOF, the Borrower and the Plan Trust have caused this Note to be executed by their respective duly authorized representatives, as of the date first above written.

                                   CONGOLEUM CORPORATION, a
                                   Delaware corporation

                                   By: ___________________________________
                                   Name: _________________________________
                                   Title: ________________________________


                                   CONGOLEUM PLAN TRUST


                                   By: _________________________________,
                                       as Trustee

                                   By: _________________________________,
                                       as Trustee

                                   By: _________________________________,
                                       as Trustee

                                    EXHIBIT A

                    WIRE TRANSFER INSTRUCTIONS FOR PLAN TRUST

                                    EXHIBIT B
                              NOTICE OF CONVERSION

Congoleum Corporation
3500 Quakerbridge Road
Mercerville, New Jersey 08619
Attention: Chief Financial Officer

(Telecopy No.: (609) 584-3555)


The Plan Trust hereby exercises it right to convert the outstanding principal and interest under the Subordinated Convertible Note of Congoleum Corporation (the "Note"). The Conversion Date shall be [______________].

Attached hereto is the original Note, which has been marked "cancelled" by the Plan Trust.


Dated: _____________, ____

                                   CONGOLEUM PLAN TRUST


                                   By: _________________________________,
                                       as Trustee

                                   By: _________________________________,
                                       as Trustee

                                   By: _________________________________,
                                       as Trustee

                                                           EXHIBIT K TO THE PLAN


                              Exhibit K to the Plan
                                "Plan Trust Note"

                     SUBORDINATED PLAN TRUST PROMISSORY NOTE

$[__________]                                                           [Date]

      FOR VALUE RECEIVED, the undersigned, CONGOLEUM CORPORATION, a Delaware corporation (the "Borrower"), hereby unconditionally promises to pay to the order of the Congoleum Plan Trust created pursuant to the Plan referred to below (the "Plan Trust"), in lawful money of the United States and in immediately available funds as and when due in accordance with the terms set forth herein, the principal sum of [______________________] ($[___________]) (the "Loan").

                                    RECITALS

      A. On or about [_____________], the United States Bankruptcy Court for the District of New Jersey (the "Bankruptcy Court") entered an order confirming the Eleventh Modified Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code of Congoleum Corporation, et al., and the Asbestos Claimants' Committee, dated as of October 23, 2006 (as it may thereafter be amended, restated or otherwise modified, the "Plan"), filed by the Debtors and the Asbestos Claimants' Committee (as such term is defined in the Plan). Certain capitalized terms used in this Note are defined in Section 9 hereof; capitalized terms used in this Note and not defined shall have the respective meanings ascribed to them in the Plan.

      B. Pursuant to the Plan, the Plan Trust is required to make the Loan to the Borrower, and the Borrower is required to issue this Subordinated Plan Trust Promissory Note (this "Note") to the Plan Trust.

      C. This Note will be secured by the Borrower's right to Distributable Proceeds (as defined in the GHR/Kenesis Litigation Trust Agreement, "Distributable Proceeds") in accordance with the terms of the Pledge Agreement.

      D. Concurrently herewith this Note is being subordinated to (i) the Obligations (as such term is defined in the [Amended Credit Agreement]) under the [Amended Credit Agreement or other working capital exit facility], pursuant to that certain [Subordination Agreement] dated as of even date herewith executed by the Plan Trust in favor of [_________], as lender under the [Amended Credit Agreement or other working capital exit facility], and (ii) the Obligations (as such term is defined in the New Indenture) under the New Indenture, pursuant to that certain [Subordination Agreement] dated as of even date herewith executed by the Plan Trust in favor of [__________], as Trustee for the benefit of the holders of the New Senior Notes.

      In consideration of the foregoing, the parties hereto hereby agree as follows:

                                    AGREEMENT

                                                           EXHIBIT K TO THE PLAN


1. Repayment of Loan.

      (a) The principal amount of the Loan and all unpaid interest thereon are due in full on December 31, 2011 (the "Maturity Date"). Notwithstanding the foregoing, Distributable Proceeds disbursed from the GHR/Kenesis Litigation Trust shall be remitted by the GHR/Kenesis Litigation Trustee to the Plan Trust on behalf of the Borrower and applied by the Plan Trust as a prepayment of the obligations under this Note as follows: (i) first, to the prepayment of any accrued and unpaid interest on the Loan, until such interest is paid in full and
(ii) second, to the prepayment of the outstanding principal balance of the Loan.

      (b) The Borrower may, at any time and from time to time, prepay the Loan, in whole or in part, without premium or penalty, upon at least two Business Days' written notice to the Plan Trust.

2. Interest (a) The Borrower agrees to pay interest on the Loan semi-annually in arrears on [February 1 and August 1] (each an "Interest Payment Date") of each year, commencing with [February 1, 2007], at the rate of 10% per annum. Interest will be calculated on the basis of a 360-day year, consisting of twelve 30-day months.

      (b) In no event shall the interest rate payable under this Note exceed the highest rate permissible under any applicable law; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate at any time exceeds the maximum allowable under applicable law, then the Borrower shall be liable only for the payment of such maximum as allowed by law, and payment received from the Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Loan to the extent of such excess.

3. Payments Generally. Payments of principal, interest and any other amount due hereunder shall be made to the Plan Trust in dollars, by wire transfer of immediately available funds, to the account set forth in Exhibit 1 attached hereto, or to such other account designated from time to time for such payments by the Plan Trust in a written notice to the Borrower. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

4. Representations and Warranties. The Borrower represents and warrants to the Plan Trust as follows:

      (a) The Borrower is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. The Borrower is in compliance with all laws, rules and regulations applicable to it, except where the failure to be in compliance could not reasonably be expected to have a material and adverse effect on the Borrower's business or operations.

      (b) The execution, delivery and performance by the Borrower of the Loan Documents to which it is party are within its powers, have been duly authorized by all necessary corporate action and do not contravene any applicable law, rule, regulation or order binding on or affecting the Borrower.

                                                           EXHIBIT K TO THE PLAN


      (c) Except for the Confirmation Order, no authorization, approval or other action by, or notice to or filing with, any governmental authority is required for the due execution, delivery and performance by the Borrower of the Loan Documents to which it is party;

      (d) Each Loan Document to which the Borrower is party is the legal, valid and binding obligation of the Borrower, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

      (e) The Borrower is not an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

5. Conditions to Loan. The agreement of the Plan Trust to make the Loan is subject to the receipt by the Plan Trust, in each case in form and substance reasonably acceptable to the Plan Trust, of the following:

      (a) this Note, the Pledge Agreement, the GHR/Kenesis Litigation Trust Agreement, the Wachovia Subordination Agreement and the Indenture Subordination Agreement, in each case duly executed by the parties thereto;

      (b) with respect to the Borrower, (i) its certificate of incorporation and bylaws; (ii) a certificate of good standing as of a recent date; and (iii) resolutions authorizing the Loan Documents to which the Borrower is party, in each case certified by an appropriate officer of the Borrower;

      (c) an incumbency certificate of the Borrower with respect to the officer(s) of the Borrower authorized to execute the Loan Documents to which the Borrower is party; and

      (d) appropriate UCC lien searches as to the Borrower, none of which shall evidence Liens not permitted by this Note.

6. Covenants. So long as the Loan shall be outstanding, the Borrower shall:

[Note: All covenants are open pending determination of covenants applicable to the Amended Credit Agreement and New Indenture, final forms of which will be filed prior to the Confirmation Hearing.]

      (a) [preserve and maintain its corporate existence and good standing in the state of its formation;]

      (b) [keep adequate records and books of account, in which full and correct entries shall be made in accordance with GAAP of all financial transactions of the Borrower;]

      (c) [comply with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property except (1) where failure to do so could not reasonably be

                                                           EXHIBIT K TO THE PLAN


expected to have a material and adverse effect on the Borrower's business or operations or Borrower's ability to pay the Loan and (2) for taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established to the extent required by GAAP;]

      (d) [maintain, with financially sound and reputable insurance companies or associations, insurance on such of its property in at least such amounts and against such risks as are usually insured against in the same general area by companies engaged in the same or a similar business;]

      (e) [not create, incur, assume or suffer to exist any Liens upon the Collateral, other than (i) the Lien on the Collateral granted to the Plan Trust under the Pledge Agreement, (ii) the Lien on the Collateral granted to the Plan Trust in support of the New Convertible Security and (iii) Liens for taxes, assessments and governmental charges that are not yet delinquent or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which adequate reserves have been established or other provisions have been made in accordance with GAAP;]

      (f) [provide prompt written notice of any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto, if applicable;]

      (g) [use the proceeds of the Loan only for working capital purposes;]

      (h) [not declare or make, or agree to declare or make, directly or indirectly, any dividend or other distribution on its capital stock, or incur any obligation (contingent or otherwise) to do so;]

      (i) [not engage in any sale, transfer or other disposition (by way of merger, casualty, condemnation or otherwise) of all or substantially all of assets of the Borrower; and]

      (j) [not create, incur, assume or permit to exist any Indebtedness, except Indebtedness outstanding on the Effective Date after consummation of the transactions contemplated by the Plan to occur on the Effective Date and [propose appropriate basket]]

7. Events of Default. If any of the following events (each an "Event of Default") shall occur and be continuing:

      (a) the Borrower shall fail to make any payment of principal of the Loan when due, or shall fail to pay any interest on the Loan within 30 days after the applicable Interest Payment Date; or

      (b) any representation or warranty made to the Plan Trust by the Borrower herein or in the Pledge Agreement shall prove to have been incorrect or misleading in any material respect when made; or

                                                           EXHIBIT K TO THE PLAN


      (c) the Borrower shall default in the observance or performance of any covenant contained in this Note or the Pledge Agreement and such default shall continue unremedied for a period of 30 days after written notice thereof from the Plan Trust to the Borrower; or

      (d) (x) the Borrower shall fail to pay at maturity or shall default in the obligation to pay the principal of, interest on, or any other payment obligation when due on one or more classes of its Indebtedness (other than the Loan), having, individually or in the aggregate, an outstanding principal amount in excess of [$7,5000,000] which permits the acceleration of the maturity of such Indebtedness, [(y) the Borrower shall be [in default] under the Amended Credit Agreement or the New Indenture,] or (z) in the case of a default other than a payment default referred to in clause (x) or other default referred to in clause
(y), when one or more classes of its Indebtedness (other than the Loan), having, individually or in the aggregate, an outstanding principal amount in excess of [$7,500,000] is payable prior to its stated maturity by or on behalf of the holders thereof; or

      (e) a court of competent jurisdiction shall enter a decree or order for relief in respect of the Borrower in an involuntary case under any applicable bankruptcy, insolvency or other similar state or federal law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Borrower or for any substantial part of the property of the Borrower or ordering the winding up or liquidation of the affairs of the Borrower and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

      (f) the Borrower shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar state or federal law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Borrower or for any substantial part of the property of the Borrower, or the Borrower shall make any general assignment for the benefit of creditors; or

      (g) the entry by a court of competent jurisdiction of one or more judgments or orders against the Borrower or any of its respective property or assets in an aggregate amount in excess of $5,000,000 that are not covered by insurance written by third parties, which judgments or orders have not been vacated, discharged, satisfied or stayed pending appeal within 60 days from the entry thereof; or

      (h) the Lien created under the Pledge Agreement shall for any reason (other than pursuant to the terms thereof or due to an act or omission by the Plan Trust), cease to be a valid and perfected first priority (except as permitted by Section 6(e)) Lien in any material portion of the Collateral, and such default shall continue unremedied for a period of 10 days after written notice thereof from the Plan Trust to the Borrower;

then, the Plan Trust may, by notice to the Borrower, declare the Loan and this Note, and all principal thereunder and interest thereon, to be forthwith due and payable, whereupon the Loan and this Note and all such principal and interest shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided that, with respect to the occurrence of an Event of

                                                           EXHIBIT K TO THE PLAN


Default described in clauses (e) or (f) above, the Loan, this Note and all interest thereon shall automatically become due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower.

8. Amendments. No amendment or waiver of any provision of this Note, or consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Plan Trust and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

9. Definitions.

      Capitalized terms not otherwise defined herein or in the Plan shall have the following respective meanings:

      "Borrower": as defined in the preamble hereto.

      "Capitalized Lease Obligation": an obligation under a lease that is required to be classified and accounted for as a capital lease obligation under GAAP and, for purposes of this Note, the amount of such obligation at any date shall be the capitalized amount of such obligation at such date, determined in accordance with such principles.

      "Collateral": all of the property subject to the Lien created by the Pledge Agreement.

      "Default": any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

      "dollars": or "$" means lawful money of the United States of America.

      "Event of Default": as defined in Section 7.

      "GAAP": generally accepted accounting principles in the United States in effect from time to time.

      "Indebtedness": with respect to any Person, at any date, any of the following, without duplication, (i) any liability, contingent or otherwise, of such Person (A) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (B) evidenced by a note, bond, debenture or similar instrument or letters of credit (including a purchase money obligation) or (C) for the payment of money relating to a Capitalized Lease Obligation or other obligation (whether issued or assumed) relating to the deferred purchase price of property; (ii) all conditional sale obligations and all obligations under any title retention agreement (even if the rights and remedies of the seller under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business that are not overdue by 120 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (iii) all obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction entered into in the ordinary course of business; (iv) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on any asset or property (including, without limitation,

                                                           EXHIBIT K TO THE PLAN


leasehold interests and any other tangible or intangible property) of such Person, whether or not such Indebtedness is assumed by such Person or is not otherwise such Person's legal liability, provided that if the obligations so secured have not been assumed in full by such Person or are otherwise not such Person's legal liability in full, the amount of such indebtedness for the purposes of this definition shall be limited to the lesser of the amount of the Indebtedness secured by such Lien or the fair market value of the assets or property securing such Lien; and (v) all Indebtedness of others guaranteed, directly or indirectly, by such Person or that is otherwise its legal liability or which such Person has agreed to purchase or repurchase or in respect of which such Person has agreed contingently to supply or advance funds. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date, provided that the amount outstanding at any time of any Indebtedness issued with original issue discount is the full amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP.

      "Indenture Subordination Agreement": that certain [Subordination Agreement] dated as of even date herewith executed by the Plan Trust in favor of [__________], as Trustee for the benefit of the holders of the New Senior Notes, as it may be amended or otherwise modified from time to time in accordance with the terms thereof.

      "Interest Payment Date": as defined in Section 2.

      "Lien": with respect to any Person, any mortgage, pledge, lien, encumbrance, easement, restriction, covenant, right-of-way, charge or adverse claim affecting title or resulting in an encumbrance against real or personal property of such Person, or a security interest of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option, right of first refusal or other similar agreement to sell, in each case securing obligations of such Person and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute or statutes) of any jurisdiction other than to reflect ownership by a third party of property leased to such Person under a lease that is not in the nature of a conditional sale or title retention agreement).

      "Loan Documents": this Note, the Pledge Agreement, the Wachovia Subordination Agreement, the Indenture Subordination Agreement, and any other agreement made by the Borrower in connection herewith.

      "Loan": as defined in the preamble to this Note.

      "Pledge Agreement": that certain Pledge Agreement executed by the Borrower in favor of the Plan Trust, as it may be amended or otherwise modified from time to time in accordance with the terms thereof.

      "Wachovia Subordination Agreement": that certain [Subordination Agreement] dated as of even date herewith executed by the Plan Trust in favor of Wachovia, as lender under the Amended Credit Agreement, as it may be amended or otherwise modified from time to time in accordance with the terms thereof.

                                                           EXHIBIT K TO THE PLAN


10. Notices. Any notice or demand which by any provision of this Note is required or permitted to be given or served to or on the Borrower shall be given or served by (i) delivery in person, (ii) telecopy (confirmed by copy sent by first-class mail) or (iii) certified or registered mail, return receipt requested, in each case addressed to Congoleum Corporation, 3500 Quakerbridge Road, Mercerville, New Jersey 08619, Attention: Chief Financial Officer (Telecopy No.: (609) 584-3555), or to such other address as the Borrower may notice to the Plan Trust in writing in accordance with the provisions hereof. Any notice, direction, request or demand by the Borrower to or upon the Plan Trust shall be deemed to have been sufficiently given or made, for all purposes, if given or served by one of the methods described in the first sentence of this Section, addressed to [insert contact information for Plan Trust], or to such other address as the Plan Trust may notice to the Borrower in writing in accordance with the provisions hereof.

11. No Waiver; Remedies. No failure on the part of the Plan Trust to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein are cumulative and not exclusive of any remedies provided by law.

12. Binding Effect; Assignment. This Note shall be binding upon and inure to the benefit of the Plan Trust and its successors and assigns, provided that the Plan Trust may not assign, transfer or encumber this Note without the prior written consent of the Borrower. The Borrower may not assign, transfer or encumber this Note or any of its rights or obligations hereunder without the prior written consent of the Plan Trust.

13. Governing Law. THIS NOTE SHALL BE DEEMED TO BE A CONTRACT UNDER THE LAWS OF THE STATE OF DELAWARE, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS (OTHER THAN CHOICE OF LAW RULES) OF SAID STATE. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW JERSEY STATE COURT SITTING IN NEW JERSEY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH UNITED STATES FEDERAL OR NEW JERSEY STATE COURT. THE BORROWER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDINGS IN SUCH RESPECTIVE JURISDICTIONS. THE BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY COURT IN OR OF THE STATE OF NEW JERSEY BY THE DELIVERY OF COPIES OF SUCH PROCESS TO THE BORROWER, AT ITS ADDRESS SPECIFIED IN SECTION 10 HEREOF OR BY CERTIFIED MAIL DIRECT TO SUCH ADDRESS.

                                                           EXHIBIT K TO THE PLAN


14. Integration. This Note, the other Loan Documents and the Plan set forth the entire agreement between the Borrower and the Plan Trust relating to the subject matter hereof.

      IN WITNESS WHEREOF, the Borrower and the Plan Trust have caused this Subordinated Plan Trust Promissory Note to be executed by their respective duly authorized representatives, as of the date first above written.


                                   CONGOLEUM CORPORATION, a
                                   Delaware corporation


                                   By: ____________________________________
                                   Name: __________________________________
                                   Title: _________________________________

                              CONGOLEUM PLAN TRUST


                                   By: __________________________________,

                                   as Trustee

                                   By: __________________________________,
                                   as Trustee

                                   By: __________________________________,
                                   as Trustee


Acknowledged and Agreed to:

GHR/Kenesis Litigation Trust

By: _____________________________
        as trustee

                                                           EXHIBIT L TO THE PLAN


                              Exhibit L to the Plan
                               "Pledge Agreement"

                                                           EXHIBIT L TO THE PLAN


                                PLEDGE AGREEMENT

      This Pledge Agreement (this "Agreement"), dated as of [_____________], is made by CONGOLEUM CORPORATION, a Delaware corporation (the "Pledgor"), in favor of the CONGOLEUM PLAN TRUST created pursuant to the Plan referred to below (the "Plan Trust").

                                    Recitals

      A. On or about [_____________], the United States Bankruptcy Court for the District of New Jersey (the "Bankruptcy Court") entered an order confirming the Eleventh Modified Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code of Congoleum Corporation, et al., and the Asbestos Claimants' Committee, dated as of October 2, 2006 (as it may thereafter be amended, restated or otherwise modified, the "Plan"), filed by the Debtors and the Asbestos Claimants' Committee (as such term is defined in the Plan). Capitalized terms used in this Agreement and not defined shall have the respective meanings ascribed to them in the Plan.

      B. Pursuant to the Plan, (i) the GHR/Kenesis Actions and (ii) proceeds realized from the prosecution of the GHR/Kenesis Actions have been, on the date hereof, assigned to the GHR/Kenesis Litigation Trust (the "Trust"), on behalf of and for the benefit of the Pledgor.

      C. Also pursuant to the Plan, the Pledgor is concurrently herewith issuing in favor of the Plan Trust (i) the Plan Trust Note and (ii) the New Convertible Security. The Plan requires the Pledgor to secure its obligations under the Plan Trust Note and the New Convertible Security by granting to the Plan Trust a security interest in, and lien on, the Collateral (as defined below).

      In consideration of the foregoing, the parties hereto hereby agree as follows:

                                    AGREEMENT

      1. Definitions. Unless the context otherwise requires, terms defined in the Uniform Commercial Code of the State of Delaware (the "Uniform Commercial Code") and not otherwise defined in this Agreement or in the Plan shall have the meanings defined for those terms in the Uniform Commercial Code.

      2. Grant of Security. The Pledgor hereby assigns and pledges to the Plan Trust, and hereby grants to the Plan Trust a security interest in, all of the Pledgor's right, title and interest in and to all Distributable Proceeds (as defined in the GHR/Kenesis Litigation Trust Agreement), whether now owned or hereafter acquired, whether now or hereafter existing and wherever located (the "Collateral").

      3. Security for Obligations. This Agreement and the pledges made and security interests granted herein secure the prompt payment and full performance of all obligations of the Pledgor now or hereafter existing under the Plan Trust Note and the New Convertible Security, whether for principal, interest or otherwise, including, without limitation, all obligations of the Pledgor now or hereafter existing under this Agreement, and all interest that accrues at the then applicable rate specified in the Plan Trust Note or the New Convertible Security, as applicable, on all or any part of any of such obligations after the filing of any petition or pleading against the Pledgor for a proceeding under any bankruptcy or related law (collectively, the "Secured Obligations").

      4. Representations and Warranties. The Pledgor represents and warrants as set forth below.

            (a) Agreement Authorized; No Consents. The execution, delivery and performance by the Pledgor of this Agreement are within its powers, have been duly authorized by all necessary corporate action and do not contravene any applicable law, rule, regulation or order binding on or affecting the Pledgor. Except for the Confirmation Order and the filing of an appropriate UCC-1 Financing Statement (the "UCC-1 Financing Statement") covering the Collateral with the office of the Secretary of State of the State of Delaware, no authorization, approval or other action by, or notice to or filing with, any governmental authority is required for the due execution, delivery and performance by the Pledgor of this Agreement.

            (b) Legal Name of Pledgor, Etc. As of the Effective Date, Pledgor's exact legal name and state of incorporation are as set forth in the Pledgor's signature block to this Agreement.

            (c) Ownership of Collateral. As of the Effective Date, the Pledgor is the legal and beneficial owner of the Collateral.

            (d) Agreement Binding and Enforceable. This Agreement is the legal, valid and binding obligation of the Pledgor, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

            (e) Valid and Perfected Security Interest. This Agreement and the filing of the UCC-1 Financing Statement with the Secretary of State of the State of Delaware creates a valid and perfected security interest in the Collateral, securing the payment of the Secured Obligations.

      5. Further Assurances.

            (a) The Pledgor agrees that from time to time it will execute and deliver all further instruments and documents, and take all further action, that may be necessary, or that the Plan Trust may reasonably request, in order to perfect and protect the security interest granted or purported to be granted hereby or to enable the Plan Trust to exercise and enforce its rights and remedies hereunder with respect to any of the Collateral.

            (b) The Pledgor hereby authorizes the Plan Trust to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of the Pledgor where permitted by law. A photocopy or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

      6. Legal Name. The Pledgor will not change its legal name or state of incorporation except upon not less than 10 days' prior notice to the Plan Trust and prior compliance with all applicable requirements of Section 5 hereof necessary to perfect the Plan Trust's security interest hereunder.

      7. Transfers and Other Liens. The Pledgor will not (i) sell, assign or otherwise dispose of any of the Collateral or (ii) create or permit to exist any Lien on the Collateral except for the security interest created by this Agreement.

      8. Remedies. If (i) any Event of Default under, and as defined in, the Plan Trust Note, or (ii) any Event of Default under, and as defined in, the New Convertible Security, occurs and is continuing, the provisions set forth below shall apply.

            (a) The Plan Trust may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all of the rights and remedies of a secured party on default under the Uniform Commercial Code (whether or not the Uniform Commercial Code applies to the affected Collateral).

            (b) The proceeds resulting from the collection, liquidation, sale or other disposition of the Collateral shall be applied first, to the satisfaction of the Secured Obligations in the order set forth in the Plan Trust Note and the New Convertible Security and second, any surplus remaining after the satisfaction of the Secured Obligations to be paid over to the Pledgor.

            (c) The Plan Trust may exercise any and all rights and remedies of the Pledgor with respect to the Collateral, including any and all rights of the Pledgor to demand or otherwise require payment by the GHR/Kenesis Litigation Trustee of the Distributable Proceeds (as defined in the GHR/Kenesis Litigation Trust Agreement) in accordance with the terms of the GHR/Kenesis Litigation Trust Agreement.

      9. Amendments, Etc. No amendment or waiver of any provision of this Pledge Agreement, or consent to any departure by the Pledgor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Plan Trust and the Pledgor, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

      10. No Waiver; Remedies. No failure on the part of the Plan Trust to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, and no single or partial exercise of any right hereunder shall preclude any other or further exercise thereof or the exercise of any other right. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

      11. Binding Effect; Assignment. This Agreement shall inure to the benefit of the Plan Trust and its successors and assigns, provided that the Plan Trust may not assign, transfer or encumber this Agreement without the prior written consent of the Pledgor. The Pledgor may not assign, transfer or encumber this Agreement or its rights or obligations hereunder without the prior written consent of the Plan Trust.

      12. Governing Law. THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT UNDER THE LAWS OF THE STATE OF DELAWARE, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS (OTHER THAN CHOICE OF LAW RULES) OF SAID STATE. THE PLEDGOR HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW JERSEY STATE COURT SITTING IN NEW JERSEY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE PLEDGOR HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH UNITED STATES FEDERAL OR NEW JERSEY STATE COURT. THE PLEDGOR IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDINGS IN SUCH RESPECTIVE JURISDICTIONS. THE PLEDGOR IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY COURT IN OR OF THE STATE OF NEW JERSEY BY THE DELIVERY OF COPIES OF SUCH PROCESS TO THE PLEDGOR, AT ITS ADDRESS SPECIFIED IN SECTION 13 HEREOF OR BY CERTIFIED MAIL DIRECT TO SUCH ADDRESS.

      13. Notices. Any notice which by any provision of this Agreement is required or permitted to be given or served to or on the Pledgor shall be given or served by (i) delivery in person, (ii) telecopy (confirmed by copy sent by first-class mail) or (iii) certified or registered mail, return receipt requested, in each case addressed to Congoleum Corporation, 3500 Quakerbridge Road, Mercerville, New Jersey 08619, Attention: Chief Financial Officer (Telecopy No.: (609) 584-3555), or to such other address as the Pledgor may notice to the Plan Trust in writing in accordance with the provisions hereof. Any notice, direction, request or demand by the Pledgor to or upon the Plan Trust shall be deemed to have been sufficiently given or made, for all purposes, if given or served by one of the methods described in the first sentence of this Section, addressed to [insert contact information for Plan Trust], or to such other address as the Plan Trust may notice to the Pledgor in writing in accordance with the provisions hereof.

      14. Release of Pledgor. This Agreement and all obligations of the Pledgor hereunder and all security interests granted hereby shall be released and terminated when all Secured Obligations have been paid in full in cash. Upon such release and termination, all rights in and to the Collateral shall automatically revert to the Pledgor, and the Plan Trust shall return any Collateral in its possession to the Pledgor, and shall endorse, execute, deliver, record and file all instruments and documents, and do all other acts and things, reasonably required for the return of the Collateral to the Pledgor and to evidence or document the release of the security interests arising under this Agreement, all as requested by the Pledgor.

                                                           EXHIBIT L TO THE PLAN


      IN WITNESS WHEREOF, the Pledgor has executed this Agreement by its duly authorized representative as of the date first written above.

                                   PLEDGOR

                                   CONGOLEUM CORPORATION, a
                                   Delaware corporation

                                   By: __________________________________
                                   Name: ________________________________
                                   Title: _______________________________


Accepted and Agreed to as of
this ___ day of __________,
200_ on behalf of the
GHR/Kenesis Litigation Trust:

_____________________________
as Trustee


Accepted and Agreed to as of
this ___ day of __________,
200_ on behalf of the
Congoleum Plan Trust:

_____________________________
as Trustee

_____________________________
as Trustee

_____________________________
as Trustee